Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137296
TO THE SHAREHOLDERS OF
LEXINGTON CORPORATE PROPERTIES TRUST AND
NEWKIRK REALTY TRUST, INC.

After careful consideration, the board of trustees of Lexington Corporate Properties Trust, or Lexington, and the board of directors of Newkirk Realty Trust, Inc., or Newkirk, have determined that the merger of the two companies is in the best interests of our respective shareholders and have approved a merger agreement authorizing the merger of Newkirk with and into Lexington. We are sending you this joint proxy statement/prospectus to ask you to vote FOR the approval of the merger, and to cordially invite you to attend special meetings of the companies to be held at the dates, times and places set forth below.

The boards of both Newkirk and Lexington believe the merger represents a strategic combination that will create one of the largest and best-positioned net lease REITs in the United States. The combined company will own more than 350 properties located across 44 states with a presence in the nation’s premier growth markets and will have a high-quality and diversified tenant base. Moreover, both boards believe that the combination will create a well-capitalized platform with significantly increased scale and liquidity. We believe this financial flexibility coupled with a highly-experienced management team will enable the combined company to exploit a wide range of equity and debt investment opportunities, including institutional joint ventures and acquisitions of large portfolios and other real estate companies, and pursue both traditional and opportunistic single tenant related lines of business for direct ownership or in joint ventures with other capital sources. For these reasons the boards of both companies believe that the merger of Newkirk and Lexington holds the potential to significantly enhance long-term growth opportunities thereby creating substantial value for shareholders.

If the merger is completed, Newkirk stockholders will receive Lexington common shares in exchange for their shares of Newkirk common stock. Each share of Newkirk common stock will be converted into the right to receive 0.80 Lexington common shares. The value of the Lexington common shares to be received by Newkirk stockholders is dependent on the market price of Lexington common shares at the time of the merger as the exchange ratio is fixed. Upon completion of the merger and based on the number of Lexington common shares and shares of Newkirk common stock outstanding on October 13, 2006, we estimate, assuming redemption of all operating partnership units for Lexington common shares but not the conversion of Lexington’s 6.50% Series C Cumulative Convertible Preferred Stock, that Newkirk’s former stockholders and operating partnership unitholders will own approximately 46.7%, and Lexington shareholders and operating partnership unitholders will own approximately 53.3%, of the combined company on a fully diluted basis. There will also be a 0.80 for 1 reverse split of the units of Newkirk Master Limited Partnership (which we refer to as MLP units) so that after the merger each MLP unit will be redeemable at the holder’s option for cash, based on the value of one Lexington common share, or, at Lexington’s option, for one Lexington common share. Lexington’s shareholders will continue to own their existing shares. Lexington common shares are listed on the New York Stock Exchange under the symbol “LXP.” Upon completion of the merger, Lexington will change its name to Lexington Realty Trust, and Newkirk common stock, which is listed on the New York Stock Exchange under the symbol “NKT,” will be delisted.

If the merger is completed, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make a one-time special dividend/distribution of $0.17 per Lexington common share/operating partnership unit to the holders thereof on a record date on or prior to the completion of the merger. Following the merger, although annual cash dividends will continue to be set at the sole discretion of Lexington’s board of trustees, we anticipate that Lexington’s annual cash dividend will be increased to $1.50 per share.

Lexington will hold a special meeting of shareholders and Newkirk will hold a special meeting of stockholders in order to obtain those approvals necessary to consummate the merger and to approve certain other matters as described in this joint proxy statement/prospectus. At the Lexington special meeting, Lexington will ask its common shareholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of Lexington common shares and the amendment and restatement of Lexington’s Declaration of Trust in connection with the merger, and to vote on the other Lexington special meeting matters described in this joint proxy statement/prospectus. At the Newkirk special meeting, Newkirk will ask its voting stockholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and to vote on the other Newkirk special meeting matters described in this joint proxy statement/prospectus.

More information about Lexington, Newkirk and the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully, including “Risk Factors — Risks Relating to the Merger” for a discussion of the risks relating to the merger. You may obtain additional information about Lexington and Newkirk from the documents that each company has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Your vote is very important. We cannot complete the merger without the affirmative vote of at least a majority of the votes entitled to be cast by the holders of (a) the outstanding Lexington common shares, and (b) the outstanding shares of Newkirk common stock and the Newkirk special voting preferred stock, voting together as a class. In order for the merger to proceed, the stockholders of Newkirk must approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the other Newkirk special meeting matters, and the Lexington shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger, the issuance of Lexington common shares and the amendment and restatement of Lexington’s Declaration of Trust and the other Lexington special meeting matters.

Whether or not you plan to attend the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card as promptly as possible or, if you are a Lexington common shareholder, by submitting your proxy or voting instructions by telephone or Internet. If you do not return or submit the proxy or vote in person at the Newkirk special meeting or the Lexington special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. The enclosed proxy card contains instructions regarding voting. The dates, times and places of the special meetings are as follows:

For Lexington:	For Newkirk:
11:30 a.m. (local time) on November 20, 2006	10:00 a.m. (local time) on November 20, 2006
at the offices of	at the offices of
Paul Hastings Janofsky & Walker LLP	Katten Muchin Rosenman LLP
75 E. 55th Street	575 Madison Avenue
New York, New York 10022	New York, New York 10022

We are very excited about the combined company’s future and the opportunities the proposed merger brings to both Newkirk stockholders and Lexington shareholders, and we thank you for your consideration and continued support.

/s/ T. Wilson Eglin	/s/ Michael L. Ashner
T. Wilson Eglin	Michael L. Ashner
Chief Executive Officer, President and Chief	Chairman and Chief Executive Officer
Operating Officer	Newkirk Realty Trust, Inc.
Lexington Corporate Properties Trust

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 16, 2006, and will first be mailed to Newkirk stockholders and Lexington shareholders on or about October 18, 2006.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Lexington” refers to Lexington Corporate Properties Trust and its consolidated subsidiaries and “Newkirk” refers to Newkirk Realty Trust, Inc. and its consolidated subsidiaries. This joint proxy statement/prospectus incorporates important business and financial information about Lexington from documents that it has filed with the Securities and Exchange Commission, referred to as the SEC, but that have not been included in or delivered with this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates the annual report on Form 10-K/A of Lexington for the fiscal year ended December 31, 2005 and the quarterly reports on Form 10-Q of Lexington for the quarters ended March 31, 2006 and June 30, 2006. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information.”

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at “www.sec.gov.”

In addition, Lexington’s SEC filings are available to the public on Lexington’s website, www.lxp.com, and Newkirk’s SEC filings are available to the public on Newkirk’s website, www.newkirkreit.com. Information contained on Lexington’s website, Newkirk’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Lexington will provide you with copies of this information relating to Lexington, without charge, if you request them in writing or by telephone from:

Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attention: Investor Relations
Telephone: (212) 692-7200

Newkirk will provide you with copies of this information relating to Newkirk, without charge, if you request them in writing or by telephone from:

Newkirk Realty Trust, Inc.
7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114
Attention: Investor Relations
Telephone: (617) 570-4680

If you would like to request documents, please do so by November 13, 2006, in order to receive them before the special meetings.

Lexington has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Lexington, and Newkirk has supplied all information contained in this joint proxy statement/prospectus relating to Newkirk.

NEWKIRK REALTY TRUST, INC.
7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Newkirk special meeting”) of NEWKIRK REALTY TRUST, INC., a Maryland corporation, will be held at the 11th Floor Conference Center in the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, on November 20, 2006 at 10:00 a.m. local time, to consider and act upon the following:

(1) To consider and vote on the approval of the Agreement and Plan of Merger, dated as of July 23, 2006, by and among Lexington Corporate Properties Trust and Newkirk Realty Trust, Inc., as amended, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus and the transactions contemplated thereby, including the merger of Newkirk with and into Lexington;

(2) The adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposals; and

(3) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of shares of common stock, par value $0.01 per share, of record at the close of business on October 13, 2006 and NKT Advisors, LLC, as the holder of Newkirk’s Special Voting Preferred Stock, shall be entitled to receive notice of, and to vote at, the Newkirk special meeting, and at any adjournment or postponement thereof. In the joint proxy statement/prospectus, we refer to the Newkirk common stock and the Newkirk special voting preferred stock, collectively, as the Newkirk voting stock.

IT IS IMPORTANT THAT YOUR NEWKIRK VOTING STOCK BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES BY:

MARKING, SIGNING, DATING AND PROMPTLY RETURNING the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States).

Any proxy or instruction may be revoked at any time before its exercise at the special meeting. Please authorize your proxy as instructed above so that your shares of common stock will be represented and voted at the special meeting.

By order of the Board of Directors,

/s/  Carolyn B. Tiffany
Carolyn B. Tiffany
Secretary

LEXINGTON CORPORATE PROPERTIES TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Lexington Corporate Properties Trust:

Lexington will hold a special meeting of its shareholders at 11:30 a.m. local time, on November 20, 2006, at the New York offices of Paul, Hastings, Janofsky & Walker LLP, located at 75 East 55th Street, New York, New York 10022, unless postponed or adjourned to a later date. The Lexington special meeting will be held for the following purposes:

(1) To consider and vote on the approval of the Agreement and Plan of Merger, dated as of July 23, 2006, by and among Lexington Corporate Properties Trust and Newkirk Realty Trust, Inc., as amended, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger of Newkirk with and into Lexington, the adoption of the Amended and Restated Declaration of Trust (a copy of which is attached as Annex B) and the issuance of Lexington common shares under and as contemplated by the merger agreement;

(2) The adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the proposals; and

(3) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of record of Lexington common shares at the close of business on October 13, 2006, the record date for the Lexington special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting.

IT IS IMPORTANT THAT YOUR LEXINGTON COMMON SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES IN ONE OF THE FOLLOWING WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States);

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card (this call is free in the United States and Canada) and follow the recorded instructions; or

•	VISIT THE INTERNET WEBSITE shown on the enclosed proxy card and follow the instructions provided to authorize your proxy to vote through the Internet.

Any proxy or instruction may be revoked at any time before its exercise at the special meeting. Please authorize your proxy using one of the methods set forth above so that your common shares will be represented and voted at the special meeting.

By Order of the Board of Trustees,

/s/  Paul R. Wood
Paul R. Wood
Vice President, Chief Accounting Officer and Secretary

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

About the Merger

Q:	Why am I receiving this document?

A:	Lexington’s board of trustees and Newkirk’s board of directors have each approved an agreement and plan of merger (which we refer to as the merger agreement) between Lexington Corporate Properties Trust (which we refer to as Lexington) and Newkirk Realty Trust, Inc. (which we refer to as Newkirk). The merger agreement provides for the merger of Newkirk with and into Lexington (which we refer to as the merger).

The Lexington common shares to be issued in the merger cannot be issued without the approval of the Lexington common shareholders, and the merger cannot be completed without the approval of the Lexington common shareholders and the Newkirk voting stockholders. Lexington and Newkirk will hold separate special meetings of their respective common shareholders and voting stockholders to obtain these approvals. This document is the joint proxy statement for Lexington and Newkirk to solicit proxies for their respective special meetings. It is also the prospectus of Lexington regarding the Lexington common shares of beneficial interest, par value $0.0001 per share (which we refer to as Lexington common shares), to be issued under and as contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about the proposed merger and the special meetings of Lexington and Newkirk, and you should read it carefully.

Q:	Why are Lexington and Newkirk proposing the merger?

A:	The board of trustees of Lexington and the board of directors of Newkirk believe that the merger represents a strategic combination that will be in the best interests of their respective shareholders and will achieve key elements of both companies’ strategic business plans. The combined company will own more than 350 properties located across 44 states with a presence in the nation’s premier growth markets and a high quality and diversified tenant base. The boards expect that the combined company will have significantly increased equity market capitalization and a conservative balance sheet, which the boards expect will provide greater financial flexibility and liquidity. Both boards believe that this financial flexibility coupled with a highly experienced management team will enable the combined company to exploit a wide range of investment opportunities and pursue both traditional and opportunistic single tenant related lines of business. The boards of both companies believe that the combined resources of our companies will create additional and more significant opportunities for long-term growth and value-creation than either company could achieve independently. To review each of our reasons for the merger in greater detail, please see “The Merger — Recommendation of Lexington’s Board of Trustees and Lexington’s Reasons for the Merger” and “The Merger — Recommendation of Newkirk’s Board of Directors and Newkirk’s Reasons for the Merger.”

Q:	What will Newkirk common stockholders receive in the merger?

A:	Newkirk common stockholders will receive 0.80 of a Lexington common share for each outstanding share of Newkirk common stock, par value $0.01 per share (which we refer to as Newkirk common stock), they own immediately prior to the consummation of the merger. Cash will be paid instead of issuing fractional shares. In this joint proxy statement/prospectus, we refer sometimes to the Lexington common shares to be issued in the merger as the merger consideration.

Q:	Will Newkirk Master Limited Partnership units currently redeemable for Newkirk common stock be redeemable for Lexington common shares?

A:	Yes. After the merger, the Newkirk Master Limited Partnership (which we refer to as the MLP) will become a subsidiary of Lexington and renamed the Lexington Master Limited Partnership and the MLP units will be redeemable for Lexington common shares. In order to give effect to the exchange ratio in the merger, there will be a 0.80 for 1 reverse split of MLP units upon consummation of the merger.

Thereafter each MLP unit may be redeemed at the holder’s option for cash, based on the value of one Lexington common share, or, at Lexington’s option, for one Lexington common share.

Q:	What will Lexington common shareholders receive in the merger?

A:	Lexington common shareholders will not receive any additional shares in connection with the merger. Each Lexington common share held by Lexington common shareholders will continue to represent one Lexington common share after the consummation of the merger. If the merger is completed, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make a one-time special dividend/distribution of $0.17 per Lexington common share/operating partnership unit to the holders thereof on a record date on or prior to the completion of the merger, whether or not any such shareholders voted to approve the merger. In addition, in the event Newkirk pays a dividend to maintain its REIT status or avoid imposition of entity-level income or excise taxes under the Code, in an amount in excess of its regular quarterly dividend, Lexington may make a corresponding dividend/distribution equal to 125% of the excess.

Q:	If the merger is completed, when can Newkirk stockholders expect to receive the merger consideration for their shares of Newkirk common stock?

A:	Promptly after the merger is completed, holders of Newkirk common stock at the time the merger is completed will receive detailed instructions regarding the surrender of their stock certificates. Such holders should not send their stock certificates to Lexington or anyone else until they receive these instructions. The exchange agent will arrange for the payment of the merger consideration to be sent to holders of Newkirk common stock as promptly as practicable following receipt of their stock certificates and other required documents.

Q:	What happens if the market price of Lexington common shares or Newkirk common stock changes before the closing of the merger?

A:	No change will be made to the 0.80 exchange ratio for the exchange of Newkirk common stock for Lexington common shares in the merger. Because the exchange ratio is fixed, the value of the consideration to be received by Newkirk common stockholders in the merger will depend upon the market price of Lexington common shares at the time of the merger.

Q:	Who will own Lexington common shares after the closing of the merger?

A:	Based on the number of Lexington common shares and operating partnership units and shares of Newkirk common stock and operating partnership units outstanding as of October 13, 2006, the record date for the special meetings, immediately after the closing of the merger, current Newkirk common stockholders and unitholders in The Newkirk Master Limited Partnership (who we refer to as MLP unitholders) will beneficially own approximately 46.7% and current Lexington common shareholders and unitholders in Lexington’s operating partnerships will beneficially own approximately 53.3%, of the then-outstanding Lexington common shares (assuming redemption of operating partnership units for Lexington common stock but not conversion of Lexington’s 6.50% Series C Cumulative Convertible Preferred Stock).

Q:	Is the percentage of voting shares that Newkirk stockholders and MLP unitholders will hold following the merger the same as their ownership percentage?

A:	No. As part of the merger, Newkirk’s special voting preferred stock will be converted into a share of special voting preferred stock of Lexington initially entitled to 36,000,000 votes on each matter submitted to Lexington shareholders. This voting share will be beneficially owned by the holders of MLP units that were outstanding as of November 7, 2005 (which we refer to as voting MLP units) and will entitle such MLP unitholders to direct the voting of this share. Unitholders in Lexington’s operating partnerships do not have such a voting right. Accordingly, based on Lexington common shares and Newkirk common stock and voting MLP units outstanding as of the record date, Newkirk stockholders and MLP unitholders will be entitled to cast and/or direct approximately 49.2% of Lexington’s voting stock.

v

Q:	On what am I being asked to vote and what is the Board’s recommendation?

A:	Lexington common shareholders. You are being asked to approve the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Lexington’s board of trustees has approved the merger agreement, the merger and the related transactions, including the Amended and Restated Declaration of Trust (a copy of which is attached hereto as Annex B) and the Amended and Restated By-laws (a copy of which is attached as Annex C) and declared that the merger agreement, the merger and the related transactions are advisable and fair to, and in the best interests of, Lexington and its shareholders. Lexington’s board of trustees recommends that Lexington common shareholders vote “FOR” approval of the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Newkirk voting stockholders. You are being asked to vote to approve the merger agreement, the merger and the related transactions.

The merger agreement also provides for the amendment and restatement of the Agreement of Limited Partnership of The Newkirk Master Limited Partnership (which we refer to as the MLP partnership agreement) to provide for, among other things, the substitution of a Lexington subsidiary as the general partner of the MLP, a 0.80 for 1 reverse split of MLP units and for the redemption of each MLP unit, either in cash or Lexington common shares, based on the value of one Lexington common share. You are not being asked to vote on the amendment and restatement of the MLP partnership agreement, which will be voted on separately by the MLP unitholders. Holders of more than a majority of the outstanding MLP units have either entered into agreements to vote in favor of the amendment or disclosed their intention to vote in favor of the amendment.

Newkirk’s board of directors has approved the merger agreement, the merger and the related transactions and declared that the merger agreement, the merger and the related transactions are advisable and fair to, and in the best interests of, Newkirk and its stockholders. Newkirk’s board of directors recommends that Newkirk voting stockholders vote “FOR” the approval of the merger agreement, the merger and the related transactions. Beneficial owners of approximately 46.3% of Newkirk’s voting stock have agreed to vote in favor of the merger.

Q:	How soon after the special meetings will the merger occur?

A:	We are working to complete the merger as soon as possible. A number of conditions must be satisfied before we can do so, including approval of the Lexington common shareholders and the Newkirk voting stockholders. Assuming that all of the conditions to the merger will be satisfied beforehand, we currently intend to complete the merger on or about December 29, 2006, unless we mutually agree to accelerate the closing date.

Q:	Who will manage Lexington after the merger?

A:	Lexington’s board of trustees will be increased from nine to 11 members at the effective time of the merger and will include seven current Lexington trustees, Michael L. Ashner, who is currently the Chairman and Chief Executive Officer of Newkirk, Clifford Broser and Richard Frary, who are currently members of Newkirk’s board of directors, and William J. Borruso, who is currently serving as a director of Lexington Strategic Asset Corp., a subsidiary of Lexington. Current Lexington trustees Seth M. Zachary and Stanley R. Perla will resign from Lexington’s board of trustees as of the effective time of the merger. Lexington’s existing management team will be joined by Michael L. Ashner and Lara Johnson, Newkirk’s Executive Vice President, who collectively will manage the operations of Lexington after the merger.

Q:	What will my dividends be before and after the merger?

A:	Newkirk’s regular quarterly dividend on Newkirk common stock is currently $0.40 per share. Following the merger it is expected that Lexington, at the sole discretion of Lexington’s board of trustees, will pay quarterly dividends of $0.375 per share, which, from a Newkirk common stockholder’s perspective, would be equivalent to a quarterly distribution of $0.30 per share based on the exchange ratio of 0.80 Lexington shares for each Newkirk share. Until the merger is completed, Newkirk common stockholders will continue to receive regular quarterly dividends as authorized by Newkirk’s board of directors and declared by Newkirk. The merger agreement permits Newkirk to pay a regular quarterly cash dividend in an amount not to exceed $0.40 per share of Newkirk common stock. Newkirk currently intends to continue to pay regular quarterly dividends for any quarterly period that ends before the closing of the merger. Also, Newkirk may declare and pay, if necessary, a dividend equal to the amount necessary to maintain the REIT status of Newkirk and avoid any imposition of entity-level income or excise taxes under the Internal Revenue Code (which we refer to as the Code). Furthermore, in the event Lexington makes a dividend to maintain its REIT status or avoid taxes, in an amount in excess of its regularly quarterly dividend (other than the Lexington special dividend discussed below), Newkirk may make a corresponding dividend equal to 80% of the excess.

Lexington’s regular quarterly dividend on Lexington common shares is currently $0.365 per share. Lexington common shareholders will continue to receive regular dividends as authorized by Lexington’s board of trustees and declared by Lexington. The merger agreement permits Lexington to pay regular quarterly cash dividends in an amount not to exceed $0.365 per Lexington common share. Lexington currently intends to continue to pay regular quarterly dividends. Also, Lexington may declare and pay, if necessary, a dividend equal to the amount necessary to maintain the REIT status of Lexington and avoid imposition of entity-level income or excise taxes under the Code. Furthermore, in the event Newkirk makes a dividend to maintain its REIT status or avoid taxes, in an amount in excess of its regularly quarterly dividend, Lexington may make a corresponding dividend equal to 125% of the excess. In addition, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make a one-time special dividend/distribution of $0.17 per Lexington common share/operating partnership unit to the holders thereof on a record date on or prior to the completion of the merger. We refer to this one-time special dividend as the Lexington special dividend.

The merger agreement provides that Lexington and Newkirk will coordinate the declaration, record and payment dates of any dividends in respect of their respective common shares (other than the Lexington special dividend described above). This coordination reflects the intention of Lexington and Newkirk that the holders of Lexington common shares and shares of Newkirk common stock not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Lexington common shares received in the merger.

Prior to the closing of the merger, each of Newkirk and Lexington will declare and set a record date prior to the closing for a pro rata dividend based on the number of days that have elapsed during the current quarter and the amount of their regular quarterly dividend.

After the closing of the merger, former holders of Newkirk common stock that receive Lexington common shares in the merger will receive the dividends payable to all holders of Lexington common shares with a record date after the closing, for the period from the closing date through the end of the quarter, provided they continue to own their shares through the record date. Upon closing, at the sole discretion of Lexington’s board of trustees, Lexington is expected to increase its annual dividend to $1.50 per Lexington common share, or $0.375 per Lexington common share per quarter.

Upon the closing of the merger, former holders of Newkirk common stock will cease receiving any distributions or dividends on all shares of Newkirk common stock held before the merger, other than any unpaid distributions or dividends declared by Newkirk before the closing of the merger.

For additional discussion of dividends, please see “The Merger Agreement — Coordination of Dividends.”

Q:	Do Lexington common shareholders and Newkirk common stockholders have appraisal rights in connection with the merger?

A:	No. Lexington and Newkirk are both formed under Maryland law. Under Maryland law, because Lexington’s common shares and Newkirk’s common stock are each listed on a national securities exchange, Lexington common shareholders and Newkirk common stockholders do not have dissenters’ rights of appraisal in connection with the merger.

Q:	What will be the U.S. federal income tax consequences of the merger to the Newkirk stockholders?

A:	The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code so that, assuming the merger does qualify, you will not recognize any gain or loss upon the exchange of your Newkirk common stock for Lexington common shares in the merger, but you will recognize gain (or loss) for U.S. federal income tax purposes as a result of the merger to the extent of any cash received in lieu of fractional shares.

Tax matters are complicated and the tax consequences of the merger to Newkirk stockholders may vary depending on a Newkirk stockholder’s particular circumstances. Newkirk stockholders should consult their own tax advisors regarding the tax consequences of the merger to them. For further information concerning the U.S. federal income tax consequences of the merger, please see “Material Federal Income Tax Consequences of the Merger.”

About the Special Meetings

Q:	Where and when are the special meetings?

A:	Lexington common shareholders. The Lexington special meeting will take place at the New York offices of Paul, Hastings, Janofsky & Walker LLP (which we refer to as Paul Hastings), located at 75 East 55th Street, New York, New York 10022, on November 20, 2006, at 11:30 a.m. local time.

Newkirk voting stockholders. The Newkirk special meeting will take place at the New York offices of Katten Muchin Rosenman LLP (which we refer to as Katten Muchin), located at 575 Madison Avenue, New York, New York 10022 on November 20, 2006, at 10:00 a.m. local time.

Q:	Who is entitled to vote?

A:	Holders of record of Lexington common shares and Newkirk voting stock, as applicable, at the close of business on October 13, 2006, the record date for the Lexington and Newkirk special meetings, are entitled to vote at their respective special meetings. On that date, there were 53,110,833 Lexington common shares outstanding and entitled to vote and 19,375,000 shares of Newkirk common stock outstanding and entitled to vote as well as 45,000,000 votes entitled to be cast by the Newkirk special voting preferred stock.

Q:	How do I cast my vote?

A:	If you are a Lexington common shareholder or a Newkirk voting stockholder of record, you may vote in person at your special meeting or submit a proxy for your special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you are a Lexington common shareholder, you may also instruct the proxy holders how to vote by telephone or through the internet by following the instructions on your proxy card.

Q:	What vote is required?

A:	Lexington common shareholders. Approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement, requires the affirmative vote of at least a majority of the votes entitled to be cast by holders of Lexington common shares at the Lexington special meeting. The affirmative vote of a majority of the votes cast by the holders of the

Lexington common shares voting either in person or by proxy at the Lexington special meeting is required to approve, if necessary, the extension of the solicitation period and the adjournment of the Lexington special meeting.

Newkirk voting stockholders. The affirmative vote in person or by proxy of at least a majority of the votes entitled to be cast by holders of shares of Newkirk voting stock at the Newkirk special meeting is required to approve the merger agreement, the merger and the related transactions. The affirmative vote of a majority of the votes cast by the holders of the Newkirk voting stock voting either in person or by proxy at the Newkirk special meeting is required to approve, if necessary, the extension of the solicitation period and the adjournment of the Newkirk special meeting. Beneficial owners of approximately 46.3% of Newkirk’s voting stock have agreed to vote in favor of the merger.

Q:	Can I change my vote after I have granted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at your special meeting by following the procedures set forth under the applicable section of this joint proxy statement/prospectus entitled “The Lexington Special Meeting — How You May Revoke Your Proxy Instructions” and “The Newkirk Special Meeting — How You May Revoke Your Proxy Instructions.”

Q:	What happens if I am a Lexington common shareholder and I do not indicate how I want to vote, do not vote or abstain from voting on the Lexington proposals?

A:	If you are a Lexington common shareholder and you sign and send in your proxy but do not indicate how you want to vote on the proposals, your proxy will be voted in favor of all of the proposals on which a vote will take place at the special meeting. If you do not submit your proxy and do not attend the Lexington special meeting, your shares will not count towards a quorum, and if a quorum is present, your shares will have the effect of a vote against the merger proposal. Abstentions and broker non-votes will count towards a quorum but will not be counted as votes cast and will have the effect of a vote against the merger proposal. Abstentions and broker-non votes will have no effect on the proposal for the extension of the solicitation period and the adjournment of the Lexington special meeting.

Q:	What happens if I am a Newkirk voting stockholder and I do not indicate how I want to vote, do not vote or abstain from voting on the merger?

A:	If you are a Newkirk voting stockholder and you sign and send in your proxy but do not indicate how you want to vote on the merger, your proxy will be voted in favor of the proposal to approve the merger agreement, the merger and the related transactions. If you do not submit your proxy and do not attend the Newkirk special meeting, your shares will not count towards a quorum, and if a quorum is present, your shares will have effect of a vote against the merger proposal. Abstentions and broker non-votes will count towards a quorum but will not be counted as votes cast and will have the effect of a vote against the merger proposal. Abstentions and broker-non votes will have no effect on the proposal for the extension of the solicitation period and the adjournment of the Newkirk special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	It depends. Your broker will NOT vote your Lexington common shares or Newkirk voting stock with respect to the merger proposal unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides you. Your broker MAY vote your Lexington common shares or shares of Newkirk common stock with respect to the extension of the solicitation period and the adjournment of the special meeting.

Q:	Should I send in my Newkirk stock certificates now?

A:	No. If you hold any Newkirk stock certificates evidencing Newkirk common stock, you will receive written instructions for exchanging those Newkirk stock certificates for the merger consideration. You may not have received any stock certificates because your Newkirk securities were not directly registered. The written instructions you will receive will also advise you what to do if your securities were directly registered.

How to Get More Information

Q:	Who can answer my questions?

A:	Lexington common shareholders. Lexington common shareholders who have questions about the merger or want additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Investor Relations, Lexington Corporate Properties Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Telephone (212) 692-7200.

Newkirk voting stockholders. Newkirk voting stockholders who have questions about the merger or want additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Investor Relations, Newkirk Realty Trust, Inc., 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114, Telephone (617) 570-4680.

Lexington common shareholders and Newkirk voting stockholders can also contact our proxy solicitation agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers, including the information relating to Newkirk set forth in Annex F, for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Lexington into this joint proxy statement/prospectus. Unless we have otherwise stated, all references in this joint proxy statement/prospectus to Lexington are to Lexington Corporate Properties Trust, all references to Newkirk are to Newkirk Realty Trust, Inc., and all references to the MLP are to The Newkirk Master Limited Partnership. For more information about Lexington and Newkirk, including where you can find the incorporated information free of charge, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

The Companies

Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200
www.lxp.com

Lexington is a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. Lexington’s common shares, and beneficial interests classified as preferred stock (which we refer to as Lexington’s preferred shares) of which Lexington has two classes outstanding, 8.05% Series B Cumulative Redeemable Preferred Stock, or Series B Preferred Shares, and 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, are traded on the New York Stock Exchange under the symbols “LXP,” “LXP — pb” and “LXP — pc”, respectively. Lexington’s primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Most of Lexington’s properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance. As of June 30, 2006, Lexington had ownership interests in 191 properties, located in 39 states and the Netherlands which contained an aggregate of approximately 40.2 million net rentable square feet of space. 70 of these properties, which contained approximately 15.7 million net rentable square feet of space, were held through non-consolidated joint ventures with third parties. Approximately 97.8% of the 40.2 million net rentable square feet of space was subject to a lease.

Lexington elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1993. If Lexington qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its shareholders.

Lexington grows its portfolio primarily by acquiring properties from: (i) corporations and other entities in sale-leaseback transactions; (ii) developers of newly-constructed properties built to suit the needs of a corporate tenant; and (iii) sellers of properties subject to an existing lease. Lexington has diversified its portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady rental revenue growth with low volatility. Lexington believes that this diversification should help insulate it from regional recession, industry specific downturns and price fluctuations by property type. As part of its ongoing efforts, Lexington expects to continue to effect portfolio and individual property acquisitions and dispositions, expand existing properties, attract investment grade and other quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable. Additionally, Lexington enters into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

Through a wholly-owned taxable REIT subsidiary, Lexington acts as the external advisor to Lexington Strategic Asset Corp., or LSAC, a specialty investment company of which Lexington owns approximately 32% of the fully diluted outstanding common stock. LSAC seeks to make investments in: (i) general purpose real estate net leased to unrated or below investment grade credit tenants; (ii) net leased special purpose real estate located in the United States, such as medical buildings, theaters, hotels and auto dealerships; (iii) net leased properties located in the Americas outside of the United States with rent payments denominated in United States dollars, with such properties typically leased to U.S. companies; (iv) specialized facilities in the United States supported by net leases or other contracts where a significant portion of the facility’s value is in equipment or other improvements, such as power generation assets and cell phone towers; and (v) net leased equipment and major capital assets that are integral to the operations of LSAC’s tenants and LSAC’s real estate investments.

If you want to find more information about Lexington, please see the section entitled “Where You Can Find More Information.”

Newkirk Realty Trust, Inc.
7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114
Attention: Investor Relations
Telephone: (617) 570-4680
www.newkirkreit.com

Newkirk is a Maryland corporation which has elected to be taxed as a REIT under Sections 856 through 860 of the Code. Newkirk was formed in July 2005 and began operations in November 2005 when it acquired, upon consummation of its initial public offering, the general partner interest and a 30.1% ownership interest in the MLP. All of Newkirk’s operations are conducted and all assets are held through the MLP. Newkirk’s shares of common stock are traded on the New York Stock Exchange under the symbol “NKT.”

Newkirk’s primary business is the acquisition, ownership, management and strategic disposition of single-tenant and net-leased assets. Newkirk currently has significant liquidity and actively seeks to acquire both conventional and opportunistic single tenant and net lease properties and related assets, including debt secured by these types of real estate assets. As of July 15, 2006, Newkirk’s primary assets were its interests in 166 real properties, almost all of which were net leased to a single tenant and were located in 32 states and contained an aggregate of 16,816,667 square feet. Newkirk also held: (i) a 50% interest in 111 Debt Holdings LLC, a joint venture formed to acquire and originate loans secured, directly and indirectly, by real estate assets; (ii) subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of its properties as well as other properties; (iii) limited partnership interests in various partnerships that own commercial net leased properties; (iv) an interest in a management company that provides services to other real estate partnerships; (v) ground leases, remainder interests or the right to acquire remainder interests in various properties; and (vi) miscellaneous other assets.

Newkirk’s affairs are currently managed by NKT Advisors, LLC (which we refer to as NKT Advisors), its external advisor, under the supervision of its executive officers and board of directors. For providing advisory services to Newkirk, NKT Advisors is entitled to a base management fee which is paid quarterly and is based on the outstanding equity of Newkirk and the MLP, with a minimum annual fee of $4,800,000, as well as an incentive management fee based on the results of operations of the MLP. In turn, NKT Advisors subcontracts for certain services with Winthrop Realty Partners, L.P. The Chief Executive Officer of both NKT Advisors and Winthrop Realty Partners is Michael L. Ashner, who is also Newkirk’s Chairman and Chief Executive Officer. The advisory agreement with NKT Advisors will be terminated on the closing of the merger.

Since its initial public offering, Newkirk’s primary long-term business objectives have been to increase funds from operations, cash flow available for distribution to its stockholders and net asset value per share. At the time of its initial public offering, most of Newkirk’s properties had contractual primary term rental rates that were significantly above market and renewal rates significantly below the primary term rental rates. In addition, leases on approximately 14,000,000 square feet were scheduled to expire over the period extending through 2009. As a result, Newkirk anticipated that over this period its funds from operations and cash flow attributable to existing properties would decline. For the short-term, Newkirk has sought to actively manage its lease rollover and reduce the impact of the built in step down in cash flow and funds from operations with new rents derived from portfolio growth through acquisitions.

From the closing of Newkirk’s initial public offering in November 2005 through July 31, 2006, Newkirk renewed and/or leased an aggregate of 2,480,000 square feet of space. Although it is not actively seeking to sell properties, during this period Newkirk has sold or agreed to sell approximately 3,436,000 square feet of space. Accordingly, a total of 5,916,000 square feet of space with leases scheduled to expire by the end of 2009 was relet or sold during this period. In the same period, Newkirk acquired 879,000 square feet of industrial space for approximately $31,000,000, office properties containing 994,000 square feet for approximately $108,000,000 and acquired or committed to acquire in its 111 Debt Holdings LLC joint venture $150,600,000 of debt assets. Together these investments represent portfolio acquisitions of over $289,000,000 since its initial public offering.

If you want to find more information about Newkirk, please see the section entitled “Where You Can Find More Information.”

The Special Meetings

Lexington Special Meeting; Quorum and Required Vote (see page 31)

The Lexington special meeting will be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, located at 75 East 55th Street, New York, New York 10022, at 11:30 a.m. local time on November 20, 2006. At the Lexington special meeting, holders of Lexington common shares will consider and vote on the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of the Lexington common shares, requires the affirmative vote of the holders of at least a majority of the Lexington common shares entitled to vote on the proposal.

The affirmative vote of a majority of the votes cast by the holders of Lexington common shares present in person or by proxy at the special meeting is necessary to adjourn the meeting and to extend the period for solicitation of shareholder votes.

The holders of a majority of the outstanding common shares entitled to vote at the Lexington special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Lexington special meeting. All Lexington common shares represented at the Lexington special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Abstentions by holders of Lexington common shares will not be counted as votes cast. Thus, such abstentions will have the effect of a vote against the merger proposal but will have no effect on the proposal for extension of the solicitation process or the adjournment of the special meeting.

Under the listing requirements of the New York Stock Exchange, or NYSE, brokers who hold Lexington common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the merger and the issuance of Lexington common shares under and as contemplated by the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Lexington common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not be counted as votes cast at the Lexington special meeting and will have the effect of a vote against the merger proposal but will have no effect on the proposal to adjourn the meeting.

Proxy Solicitation Costs (See page 32)

Lexington will pay the cost of soliciting proxies for the Lexington special meeting. In addition to solicitation by mail, certain trustees, officers and regular employees of Lexington and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. Lexington may also reimburse brokerage firms and other persons representing the beneficial owners of its stock for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. MacKenzie Partners, Inc., a proxy-soliciting firm, has been retained to assist Lexington in the solicitation of proxies, for which MacKenzie Partners, Inc. will be paid $10,500.

Newkirk Special Meeting; Quorum and Required Vote (see page 33)

The Newkirk special meeting will be held at the New York offices of Katten Muchin Rosenman LLP, located at 575 Madison Avenue, New York, New York 10022 at 10:00 a.m. local time on November 20, 2006. At the Newkirk special meeting, holders of Newkirk voting stock will consider and vote on a proposal to approve the merger agreement, the merger and the related transactions.

Approval of the merger agreement, the merger and the related transactions requires the affirmative vote in person or by proxy of at least a majority of the votes entitled to be cast by holders of the shares of Newkirk voting stock at the Newkirk special meeting.

The holders of shares of Newkirk voting stock entitled to cast at least a majority of the votes at the Newkirk special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Newkirk special meeting. All shares of Newkirk voting stock represented at the Newkirk special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Abstentions by holders of Newkirk voting stock will not be counted as votes cast. Thus, such abstentions will have the effect of a vote against the merger proposal but will have no effect on the proposal for extension of the solicitation process or the adjournment of the special meeting.

The affirmative vote of a majority of the votes cast by the holders of Newkirk voting stock voting in person or by proxy at the special meeting is necessary to adjourn the meeting and to extend the period for solicitation of stockholder votes.

Broker non-votes, as discussed above, will not be counted as votes cast at the Newkirk special meeting and will have the effect of a vote against the merger proposal but will have no effect on the proposal to adjourn the meeting.

The Merger

The merger contemplates that Newkirk will merge with and into Lexington, with Lexington as the surviving company. The surviving company will change its name to Lexington Realty Trust.

Treatment of Newkirk Common Stock (see page 70)

In the merger, each share of Newkirk common stock shall be converted into the right to receive 0.80 of a Lexington common share.

No change will be made to the 0.80 exchange ratio for the exchange of Newkirk common stock for Lexington common shares in the merger. Because the exchange ratio is fixed, the value of the consideration to be received by Newkirk common stockholders in the merger will depend upon the market price of Lexington common shares at the time of the merger.

Newkirk common stockholders will not receive any fractional Lexington common shares in the merger. After taking into account all shares of Newkirk common stock delivered by them, Lexington will pay Newkirk common stockholders cash in lieu of any fraction of a Lexington common share in an amount equal to such fraction multiplied by the average closing prices of Lexington common shares quoted on the NYSE for the five trading day period ending on the trading date immediately prior to the closing date of the merger.

Conversion of Newkirk Special Voting Preferred Stock (See page 81)

NKT Advisors is the holder of the outstanding share of Newkirk special voting preferred stock, which entitles NKT Advisors to vote on all matters for which holders of Newkirk common stock are entitled to vote. The number of votes that NKT Advisors is entitled to cast in respect of the Newkirk special voting preferred stock is currently 45,000,000. As voting MLP units are redeemed by Newkirk at the option of an MLP unitholder, the number of votes that NKT Advisors is entitled to cast in respect of its Newkirk special voting preferred stock is decreased by an equivalent number. NKT Advisors has agreed to cast its votes in respect of the Newkirk special voting preferred stock in proportion to the direction it receives from holders of voting MLP units, subject to certain limitations.

In the merger, the outstanding share of Newkirk special voting preferred stock will be converted into one share of Lexington special voting preferred stock, which is not entitled to dividends, but does entitle NKT Advisors to vote on all matters for which holders of Lexington common shares are entitled to vote. The number of votes that NKT Advisors will be entitled to vote in respect of the Lexington special voting preferred stock will be adjusted to reflect the 0.80 exchange ratio to initially equal 36,000,000. As voting MLP units are redeemed by Lexington at the option of an MLP unitholder, the number of Lexington votes that NKT Advisors will be entitled to cast will be decreased by an equivalent number. Following the merger, NKT Advisors will continue to be obligated to cast its votes in respect of the Lexington special voting preferred stock in proportion to the votes it receives from holders of voting MLP units, subject to certain limitations. However, at any time that Vornado Realty Trust, Inc. (which we refer to as Vornado) and its affiliates are prohibited from directing the vote of their MLP units, NKT Advisors will be able to cast the votes with respect to the Lexington special voting preferred stock relating to such MLP units in its sole discretion.

Payment of Dividends (See page 73)

Between the signing of the merger agreement and the closing of the merger, Lexington and Newkirk will align their record and payment dates in connection with the payment of their regular quarterly dividends.

Newkirk’s regular quarterly dividend on its common stock is currently $0.40 per share. Following the merger, it is expected that Lexington, at the sole discretion of Lexington’s board of trustees, will pay quarterly dividends of $0.375 per share, which, from a Newkirk common shareholder’s perspective, would be equivalent to a quarterly distribution of $0.30 per share based on the exchange ratio of 0.80 Lexington shares for each Newkirk share. Until the merger is completed, Newkirk common stockholders will continue to receive regular quarterly dividends as authorized by Newkirk’s board of directors and declared by Newkirk. The merger agreement permits Newkirk to pay a regular quarterly cash dividend in an amount not to exceed $0.40 per share of Newkirk common stock. Newkirk currently intends to continue to pay regular quarterly dividends for any quarterly period that ends before the closing of the merger. Also, Newkirk may declare and pay, if necessary, a dividend in the amount necessary to maintain the REIT status of Newkirk and avoid any imposition of entity-level income or excise taxes under the Code. Furthermore, in the event Lexington makes a dividend to maintain its REIT status or avoid taxes, in an amount in excess of its regular quarterly dividend (other than the Lexington special dividend discussed below), Newkirk may make a corresponding dividend equal to 80% of the excess.

Lexington’s regular quarterly dividend on its common shares is $0.365 per share. Lexington common shareholders will continue to receive regular dividends as authorized by Lexington’s board of trustees and declared by Lexington. The merger agreement permits Lexington to pay regular quarterly cash dividends in an amount not to exceed $0.365 per Lexington common shares. Lexington currently intends to continue to pay regular quarterly dividends. Also, Lexington may declare and pay, if necessary, a dividend in the amount necessary to maintain the REIT status of Lexington and avoid imposition of entity-level or excise taxes under the Code. Furthermore, in the event Newkirk makes a dividend to maintain its REIT status or avoid taxes, in an amount in excess of its regular quarterly dividend, Lexington may make a corresponding dividend equal to 125% of the excess. In addition, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make the one-time Lexington special dividend/distribution of $0.17 per common share/operating partnership unit to the holders thereof on a record date prior to the completion of the completion of the merger.

Each of Newkirk and Lexington will declare and set a record date prior to the closing for a pro rata dividend based on the number of days that have elapsed during the current quarter and the amount of their regular quarterly dividend.

After the closing of the merger, former holders of Newkirk common stock that receive Lexington common shares in the merger will receive the dividend payable to all holders of Lexington common shares with a record date after the closing, for the period from the closing date through the end of the quarter, provided they continue to own their shares through the record date. Upon closing, at the sole discretion of Lexington’s board of trustees, Lexington is expected to increase its annual dividend to $1.50 per Lexington common share, or $0.375 per Lexington common share per quarter.

Upon the closing of the merger, former holders of Newkirk common stock will cease receiving any distributions or dividends on all shares of Newkirk common stock held before the merger, other than any unpaid distributions or dividends declared by Newkirk before the closing of the merger.

Recommendation of Lexington’s Board of Trustees and Lexington’s Reasons for the Merger (see page 44)

Lexington’s board of trustees has approved the merger agreement, the merger and the related transactions and declared that the merger agreement, the merger and the related transactions, including the amendment and restatement of the Declaration of Trust are advisable and fair to, and in the best interests of, Lexington and its shareholders, and have approved the amendment and restatement of the By-laws.

Lexington’s board of trustees recommends that Lexington common shareholders vote “FOR” approval of the merger agreement, the merger and the related transactions, the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

You should refer to the factors considered by Lexington’s board of trustees in making its decision to approve the merger agreement, the merger and the related transactions and to recommend to Lexington’s shareholders the approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

On the record date for the Lexington special meeting, a total of 2,418,108, or approximately 4.6%, of the outstanding Lexington common shares entitled to vote at the Lexington special meeting were held by Lexington trustees, executive officers and their respective affiliates, all of whom Lexington expects will vote their shares for the approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Recommendation of Newkirk’s Board of Directors and Newkirk’s Reasons for the Merger (see page 47)

Newkirk’s board of directors has approved the merger agreement, the merger and the related transactions and declared that the merger agreement, the merger and the related transactions are advisable and fair to, and in the best interests of, Newkirk and its stockholders.

Newkirk’s board of directors recommends that Newkirk voting stockholders vote “FOR” the approval of the merger agreement, the merger and the related transactions.

You should refer to the factors considered by Newkirk’s board of directors in making its decision to approve the merger agreement, the merger and the related transactions and to recommend to the Newkirk voting stockholders the approval of the merger agreement, the merger and the related transactions.

On the record date for the Newkirk special meeting, a total of 16,778,947 or approximately 26.1%, of the votes entitled to be cast at the Newkirk special meeting were held by Newkirk directors, executive officers and their respective affiliates.

As of October 13, 2006, Michael L. Ashner, the Chairman and Chief Executive Officer of Newkirk, Apollo Real Estate Investment Fund III, L.P. (which we refer to as Apollo), AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, and WRT Realty L.P., held a total of 29,831,908 or approximately 46.3%, of the outstanding Newkirk voting shares and have agreed to vote all Newkirk voting shares held by them in favor of the merger. Newkirk expects that all of its other directors, executive officers and their respective affiliates will also vote their shares in favor of the merger agreement, the merger and the related transactions. WRT Realty L.P. is the operating partnership of Winthrop Realty Trust, a New York Stock Exchange listed real estate investment trust (which we refer to as Winthrop), of which Michael L. Ashner is chief executive officer.

Interests of Lexington’s Executive Officers, Trustees and Certain Security Holders in the Merger (see page 65)

The executive officers of Lexington may have been entitled to payments in connection with the consummation of the merger under the terms of their employment agreements with Lexington. Each of these executive officers has waived his rights, on a one-time basis in connection with the merger, with respect to such payments.

We believe these waivers align the interests of the executive officers of Lexington with the interests of the other Lexington common shareholders with respect to the merger.

Interests of Newkirk’s Executive Officers, Directors and Certain Security Holders in the Merger (see page 66)

In considering the recommendation of Newkirk’s board of directors with respect to the merger agreement, the merger and the related transactions, you should be aware that some of the Newkirk executive officers, directors and security holders have interests in the merger that are different from, or in addition to, the interests of other Newkirk common stockholders. These interests include:

•	the appointment of Mr. Ashner, the current Chairman and Chief Executive Officer of Newkirk, as Executive Chairman and Director of Strategic Transactions of Lexington pursuant to an employment agreement to be signed upon completion of the merger;

•	the receipt by NKT Advisors of $12.5 million for terminating its advisory agreement with Newkirk and the MLP. Vornado, an affiliate of Newkirk board member and Lexington board designee Clifford Broser, as well as a significant security holder of Newkirk, owns a 20% interest in NKT Advisors and will be entitled to receive up to $2.5 million of the termination fee being paid to NKT Advisors. Winthrop will receive $4.4 million of the $12.5 million payment for termination of Newkirk’s advisory agreement with NKT Advisors. Mr. Ashner is Chairman and Chief Executive Officer of NKT Advisors and Chief Executive Officer of Winthrop and he and other executive officers of Newkirk own a 28% minority economic interest in NKT Advisors and a 7.3% interest in Winthrop;

•	the early termination of a lock up agreement restricting the sale of 4,375,000 shares of Newkirk common stock owned by Winthrop. As of September 1, 2006, 468,750 of the shares owned by Winthrop were subject to forfeiture during a period expiring on November 7, 2008 and, upon closing of the merger, the forfeiture provisions will terminate. If the merger does not occur, these shares will be released from the forfeiture restrictions at the rate of 17,361 shares per month;

•	the continuation for one year of existing property management agreements between Winthrop Management LP, an affiliate of Mr. Ashner, and the MLP and the retention of Winthrop Management LP as a property manager on all properties acquired by Lexington during that period where a property manager is retained;

•	the granting by Lexington of exemptions from its 9.8% ownership limitation to two significant security holders in Newkirk, Apollo and its affiliates and Vornado Realty L.P., an affiliate of Vornado. Apollo and Vornado were each previously granted ownership waivers by Newkirk in connection with Newkirk’s initial public offering. Clifford Broser, a Newkirk director and a Lexington trustee designee, is affiliated with Vornado;

•	the early termination of lock up agreements with respect to shares of Newkirk common stock issuable to certain officers and directors of Newkirk with respect to approximately 747,542 post-reverse split MLP units. The lock up agreement restricting the sale of common shares by Mr. Ashner will continue in full effect;

•	the continued indemnification of current directors and officers of Newkirk and NKT Advisors under the merger agreement and the provision of directors’ and officers’ liability insurance to these individuals and this entity; and

•	the entry into the voting agreements described below.

Newkirk’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the related transactions and in making their recommendation.

Voting Agreements (see page 80)

Apollo, AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty L.P. and Michael L. Ashner have each entered into a voting agreement with Lexington which requires each of them to vote all Newkirk voting shares and MLP units beneficially owned by each of them as of the record date for the Newkirk special meeting in favor of the merger proposal (and against competing proposals). These voting agreements terminate on the earlier to occur of: (i) the date of the consummation of the merger; (ii) the date of the termination of the merger agreement in accordance with its terms; (iii) the date upon which Newkirk’s board of directors publicly withdraws its recommendation of the merger; and (iv) the date upon which Newkirk’s board of directors publicly recommends or approves any alternative acquisition transaction.

As of October 13, 2006, Apollo, AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty L.P. and Michael L. Ashner and his affiliates collectively held a total of 29,831,908 or approximately 46.3%, of the outstanding Newkirk voting shares.

Registration Rights Agreement (see page 82)

Lexington has agreed to assume identified registration rights obligations of Newkirk after consummation of the merger, including the registration rights of MLP unitholders. Lexington has agreed that holders of registration rights under such agreements will have substantially the same rights after the merger with respect to the registration of the Lexington common shares that such holders may receive in the merger or upon conversion of their MLP units into Lexington common shares.

Exclusivity Agreement (see page 80)

Newkirk will assign its rights to Lexington under an exclusivity agreement pursuant to which Michael L. Ashner is obligated to offer exclusively to Newkirk each “net lease business opportunity” offered to or generated by Mr. Ashner during the exclusivity period. The termination of Mr. Ashner’s obligations to offer such business opportunities to Lexington will be triggered if Mr. Ashner’s employment with Lexington is terminated other than for “cause” (as defined in the employment agreement between Lexington and Mr. Ashner) or if Mr. Ashner terminates his employment with Lexington for “Good Reason” (as defined in such employment agreement), or on the six month anniversary of the later of (i) the date on which Mr. Ashner ceases to be an officer of Lexington and (ii) the date on which Mr. Ashner ceases to be a trustee of Lexington.

“Net lease business opportunity” is defined as any investment in real property or assets related thereto, other than certain specified excluded investments, which relate solely to:

•	a property that is either (a) triple net leased or (b) one in which a single tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months;

•	management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return;

•	securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the two requirements listed above; and

•	all re-tenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto.

Amendments to Lexington’s Governing Documents in the Merger (see page 91)

If the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement, are approved by Lexington’s shareholders at the Lexington special meeting, Lexington’s declaration of trust will be amended and restated in the merger as marked in the Amended and Restated Declaration of Trust (a copy of which is attached as Annex B). The Amended and Restated Declaration of Trust will be the declaration of trust of Lexington from the effective time of the merger until the same is amended or supplemented in accordance with its terms and Maryland law. In connection with the merger, Lexington’s board of trustees amended Lexington’s By-laws as shown in the annotated Amended and Restated By-laws (a copy of which is attached as Annex C). The Amended and Restated By-laws will be the By-laws of Lexington until it is amended in accordance with its terms and Maryland law. We encourage you to read the Amended and Restated Declaration of Trust and the Amended and Restated By-laws because they are the legal documents that govern your rights as Lexington shareholders after the merger.

Opinions of Financial Advisors

Opinion of Lexington’s Financial Advisor (see page 49)

Wachovia Capital Markets, LLC (which we refer to as Wachovia Securities), has provided its opinion to Lexington’s board of trustees dated as of July 23, 2006, that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio of 0.80 Lexington common shares for every one share of Newkirk common stock is fair to Lexington from a financial point of view.

Opinion of Newkirk’s Financial Advisor (see page 58)

Newkirk’s board of directors received an opinion from Bear, Stearns & Co. Inc. (which we refer to as Bear Stearns), its financial advisor, dated as of July 23, 2006, that, as of that date, and subject to and based on the various assumptions and qualifications set forth in such opinion, the ratio of 0.80 Lexington common shares for every one share of Newkirk common stock pursuant to the merger agreement and the receipt of cash in lieu of fractional Lexington common shares is fair to the public holders of Newkirk common stock who are not entering into voting or other types of agreements with Newkirk or Lexington in connection with the merger from a financial point of view.

The Merger Agreement

The merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger. The merger agreement has been included in this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide you with any factual information about Lexington or Newkirk.

What We Need to Do to Complete the Merger (see page 74)

Lexington and Newkirk will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

•	the approval by Newkirk voting stockholders of the merger agreement, the merger and the related transactions;

•	the approval by the Lexington common shareholders of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement;

•	the approval for listing on the New York Stock Exchange of the Lexington common shares to be issued under and as contemplated by the merger agreement (which approval was obtained on October 10, 2006);

•	the absence of legal prohibitions to the merger;

•	the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the accuracy of each company’s representations and warranties;

•	the performance by each company of its obligations under the merger agreement;

•	the absence of any material adverse effect on Lexington or Newkirk between July 23, 2006 and the date on which the merger is completed;

•	the receipt of legal opinions from counsel to each company as to the qualification of the merger as a reorganization under the Internal Revenue Code and as to each company’s qualification as a REIT under the Internal Revenue Code; and

•	approval of the amended and restated MLP partnership agreement.

The parties have agreed that the closing will be delayed until on or about December 29, 2006 notwithstanding the approval of the merger agreement by shareholders of both companies and the satisfaction of the other closing conditions on an earlier date, which we refer to as the satisfaction date. The parties may mutually agree to accelerate the closing. If the closing is delayed, the accuracy of each company’s representations and warranties and the absence of any material adverse effect on either company, need only be satisfied as of the satisfaction date.

Lexington and Newkirk Prohibited from Soliciting Other Offers (see page 77)

Each of Lexington and Newkirk has agreed not to solicit, initiate, encourage or knowingly take any other action to facilitate any inquiries or other action by a third party that could reasonably be expected to lead to an alternative acquisition, including:

•	any merger or business combination (other than the merger discussed in this joint proxy statement/prospectus) involving either Lexington or Newkirk;

•	any sale of 25% or more of the assets of either Lexington or Newkirk; or

•	any tender offer or exchange offer for 25% or more of the voting power of outstanding equity securities of either Lexington or Newkirk.

Termination of the Merger Agreement; Fees and Expenses (see page 78)

Lexington and Newkirk can agree to terminate the merger agreement at any time, even after shareholder and stockholder approvals have been obtained. In addition, either Lexington or Newkirk can terminate the merger agreement if any of the following occurs:

•	the merger is not completed on or before March 31, 2007, other than due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	a legal prohibition to the merger has become final and non-appealable;

•	a breach by the other party of any of its representations, warranties or agreements under the merger agreement such that a condition to completing the merger cannot be satisfied by the earlier of March 31, 2007 or 60 days after delivery of notice of such breach; or

•	the necessary approval of the other party’s shareholders or stockholders is not obtained at the other party’s special meeting.

Notwithstanding the foregoing, once the satisfaction date has occurred, neither Lexington nor Newkirk will thereafter be able to terminate the merger agreement on account of a breach by the other party of its representations and warranties under the merger agreement.

The merger agreement provides that Lexington or Newkirk may be required to reimburse up to $5.0 million of the other party’s expenses if the merger agreement is terminated under specified circumstances. The merger agreement also provides that under specified circumstances, if the merger agreement is terminated and a party to the merger agreement enters into a definitive agreement with respect to an alternative acquisition transaction with a third party within six months of termination, that party may be required to pay the other party a termination fee of $25 million. The termination fee will be reduced by the amount of any prior expense reimbursement fee paid by the party that is required to pay the termination fee.

Other Information

MLP Unit Reverse Split and Amendment and Restatement of the MLP Agreement (see page 85)

Concurrently with the merger, the MLP partnership agreement will be amended and restated to substitute a subsidiary of Lexington as the general partner and provide that, among other things, MLP units, which are currently redeemable at the option of the holder for cash based on the value of a share of Newkirk common stock or, at Newkirk’s option, in Newkirk common stock, will be redeemable at the option of the holder for cash based on the value of a common share of Lexington, or, if Lexington elects, on a one-for-one basis for common shares of Lexington, in each case after giving effect to a 0.80 for 1 reverse split of outstanding units.

Material Federal Income Tax Consequences (see page 86)

The merger is intended to qualify as a reorganization under the Code, so that, assuming the merger does qualify, Newkirk stockholders will not recognize any gain or loss upon the exchange of their Newkirk common stock for shares of Lexington stock in the merger, but they will recognize gain (or loss) for U.S. federal income tax purposes as a result of the merger to the extent of any cash received in lieu of fractional shares. No gain or loss will be recognized by Lexington or its shareholders.

For further information concerning the U.S. federal income tax consequences of the merger, please see “Material Federal Income Tax Consequences of the Merger.” Because the tax consequences of the merger are complex and may vary depending on the particular circumstances of a Newkirk stockholder, each Newkirk stockholder is urged to consult its own tax advisors for a full understanding of the tax consequences of the merger.

Dissenters Rights of Appraisal (see page 67)

Neither Lexington common shareholders nor Newkirk common stockholders have dissenters’ rights of appraisal in connection with the merger.

Regulatory Matters (see page 67)

Neither Lexington nor Newkirk is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Lexington or Newkirk in connection with the merger.

Stock Exchange Listing and Related Matters (see page 67)

Lexington will list the Lexington common shares to be issued to holders of shares of Newkirk common stock in connection with the merger on the NYSE. After the closing of the merger, there will be no further trading in Newkirk common stock and Newkirk will delist its common stock from the NYSE and will file a Form 15 to deregister its common stock for purposes of the Securities Exchange Act of 1934, as amended.

Accounting Treatment (see page 68)

The merger will be treated as a purchase for financial accounting reporting purposes. This means that Lexington will record all assets acquired and all liabilities assumed at their estimated fair values at the time the merger is completed.

Newkirk is a Variable Interest Entity (VIE), due to the MLP unitholders having a voting interest. As a result of being a VIE, 100% of the assets and liabilities are recorded at their estimated fair values including the related impact to minority interest.

In particular, the fair value of the real estate acquired is allocated to land, building and improvements, above-market and below-market leases and other value of in-place leases, based in each case on their fair values.

The fair value of land, building and improvements and fixtures and equipment is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the purchase price to the fair value of the above-market and below-market in-place leases, the values are based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease values are recorded as part of the deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases including any periods covered by a bargain lease renewal. Above-market leases are recorded as part of real estate and amortized as a direct charge against rental revenue over the non-cancelable primary portion of the respective leases.

The aggregate value of acquired in-place lease intangibles, is measured by the excess (i) the purchase price paid for a property over (ii) the estimated fair value of the property as if vacant, determined as set forth above. The value of the in-place lease intangibles is amortized to expense over the remaining non-cancelable periods of the respective leases.

Differences in Rights of Lexington Common Shareholders and Newkirk Common Stockholders (see page 95)

The rights of Newkirk common stockholders are currently governed by the Maryland General Corporation Law and Newkirk’s Charter and By-laws. Following the merger, the rights of former Newkirk common stockholders who receive Lexington common shares will be governed by the Maryland REIT Law and Lexington’s Declaration of Trust and By-laws, both as amended and restated as annexed to this joint proxy statement/prospectus. There are important differences in the rights of Newkirk common stockholders and Lexington common shareholders with respect to voting requirements and various other matters.

Selected Historical Consolidated Financial Data

The following information is provided to assist you in your analysis of the financial aspects of the merger. This information has been derived from the audited consolidated financial statements for the years ended December 31, 2001 through 2005 of each of Lexington and Newkirk (or its predecessor, the MLP) and from the unaudited consolidated financial statements for the six months ended June 30, 2005 and 2006 of each of Lexington and Newkirk (or its predecessor, the MLP).

This information is only a summary. You should read it along with, as applicable, Lexington’s or Newkirk’s historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lexington’s annual reports on Form 10-K or 10-K/A and the consolidated financial statements of Newkirk contained in Annex F, quarterly reports on Form 10-Q, current reports on Form 8-K, Newkirk’s registration statement on Form S-11 and other information on file with the Securities and Exchange Commission and, in the case of Lexington, are incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information”. Operating results for the six months ended June 30, 2006 are not necessarily indicative of results for the year ending December 31, 2006. For a discussion of certain factors that may materially affect the comparability of the selected historical financial information or cause the data reflected herein not be indicative of Lexington’s and Newkirk’s future financial condition or results of operations, please see “Risk Factors.”

For Lexington

	Years Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
	(In thousands, except per share data)					(In thousands, except
						per share data)

Total gross revenues	$197,132	$143,364	$105,974	$85,093	$74,602	$105,657	$85,325
Expenses applicable to revenues	(94,400)	(49,684)	(33,696)	(25,760)	(21,594)	(55,863)	(36,295)
Interest and amortization expense	(65,065)	(44,857)	(34,168)	(32,354)	(29,416)	(35,446)	(27,782)
Income from continuing operations	18,192	35,293	24,411	22,409	15,180	10,263	18,172
Total discontinued operations	14,503	9,514	9,238	8,186	2,882	21,335	7,303
Net income	32,695	44,807	33,649	30,595	18,062	31,598	25,475
Net income allocable to common shareholders	16,260	37,862	30,257	29,902	15,353	23,380	17,257
Income from continuing operations per common share — basic	0.04	0.61	0.62	0.80	0.64	0.04	0.20
Income from continuing operations per common share — diluted	0.04	0.59	0.61	0.79	0.63	0.04	0.20
Income from discontinued operations — basic	0.29	0.20	0.27	0.31	0.15	0.41	0.15
Income from discontinued operations — diluted	0.29	0.21	0.27	0.30	0.14	0.41	0.13
Net income per common share — basic	0.33	0.81	0.89	1.11	0.79	0.45	0.35
Net income per common share — diluted	0.33	0.80	0.88	1.09	0.77	0.45	0.33
Cash dividends declared per common share	1.445	1.410	1.355	1.325	1.290	0.73	0.72
Net cash provided by operating activities	105,457	90,736	68,883	56,834	40,750	53,784	50,417
Net cash used in investing activities	(643,777)	(202,425)	(295,621)	(106,166)	(63,794)	(22,092)	(622,518)

	Years Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
	(In thousands, except per share data)					(In thousands, except
						per share data)

Net cash provided by (used in) financing activities	444,878	242,723	228,986	47,566	32,115	(30,889)	467,524
Ratio of earnings to combined fixed charges and preferred dividends	1.15	1.57	1.59	1.82	1.47	1.27	1.50
Real estate assets, net	1,641,927	1,227,262	1,001,772	779,150	714,047	1,619,398	1,699,403
Investments in non-consolidated entities	191,146	132,738	69,225	54,261	48,764	186,391	159,387
Total assets	2,160,232	1,697,086	1,207,411	902,471	822,153	2,140,997	2,184,249
Mortgages, notes payable and credit facility, including discontinued operations	1,170,560	765,909	551,385	491,517	455,771	1,156,975	1,235,004
Shareholders’ equity	891,310	847,290	579,848	332,976	266,713	887,334	860,170
Preferred share liquidation preference	234,000	214,000	79,000	—	25,000	234,000	234,000

For Newkirk

The following financial data are derived from Newkirk’s audited consolidated financial statements as of December 31, 2005 and for the period from November 7, 2005 to December 31, 2005 and from the Newkirk Master Limited Partnership’s (the “Predecessor”) audited consolidated financial statements for the period from January 1, 2005 to November 6, 2005 and as of and for the years ended December 31, 2004, 2003 and 2002 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC (“Previous Predecessor Entity”) as of and for the year ended December 31, 2001.

	The					The Previous
	Company(1)	The Predecessor(2)				Predecessor
	Period	Period
	November 7,	January 1,					Six Months	Six Months
	2005 to	2005 to	Year Ended	Year Ended	Year Ended	Year Ended	Ended	Ended
	December 31,	November 6,	December 31,	December 31,	December 31,	December 31,	June 30,	June 30,
	2005	2005	2004	2003	2002	2001(3)	2006	2005
	(In thousands, except per share data)

Total revenues	$31,739	$177,452	$211,679	$225,942	$216,688	$258,975	$116,121	$104,670
Income from continuing operations before minority interest	1,626	40,753	86,456	91,054	88,425	102,049	43,815	34,136
Income from continuing operations	144	24,815	67,972	72,757	77,740	46,387	12,176	24,824
Income from discontinued operations	1,205	18,356	69,836	72,407	45,122	3,224	2,450	1,035
Net income	1,349	43,171	137,808	145,164	122,862	49,611	14,626	25,859
Net income per common share	0.07	—	—	—	—	—	0.63	—
Weighted average common shares outstanding	19,375	—	—	—	—	—	19,375	—
Distribution declared per share	0.27	—	—	—	—	—	0.80	—
Net cash provided by operating activities	29,445	113,018	154,372	160,802	146,070	—	81,744	74,967
Net cash provided by (used in) investing activities	(40,066)	60,788	92,103	61,392	11,080	—	(180,145)	(69)
Net cash provided by (used in) financing activities	125,872	(135,558)	(257,861)	(214,834)	(123,698)	—	(27,810)	(82,144)
Real estate investments, net of accumulated depreciation	943,992	—	1,032,797	1,129,237	1,203,890	1,001,321	1,012,917	974,139
Total assets	1,345,084	—	1,237,129	1,384,094	1,476,623	1,476,922	1,428,054	1,178,120
Total debt	770,786	—	907,339	1,104,231	1,238,494	1,024,539	801,600	844,522
Partners’ equity	—	—	203,785	98,864	(6,104)	257,518	—	209,116
Stockholders’ equity	176,041	—	—	—	—	—	177,154	—

(1)	Represents historical financial data of Newkirk as adjusted for material discontinued operations.

(2)	Represents historical financial data for the Newkirk Master Limited Partnership and its subsidiaries as adjusted for material discontinued operations.

(3)	The combined consolidated balance sheet at December 31, 2001 and the combined consolidated operating results for the year ended December 31, 2001 are not comparable to the consolidated balance sheet data at December 31, 2002 and the consolidated operating data results for the year ended December 31, 2002. The Previous Predecessor Entity amounts include assets that were not transferred to the Newkirk Master Limited Partnership and certain discontinued operations, and the Newkirk Master Limited Partnership amounts include assets that were contributed to the Newkirk Master Limited Partnership by partners other than the Previous Predecessor Entity.

Selected Unaudited Pro Forma Consolidated Financial and Other Data

The following table shows information about Lexington’s financial condition and results of operations, including per share data, after giving effect to the consummation of the merger. The table sets forth the information as if the merger had become effective on June 30, 2006, with respect to the balance sheet information, and as of January 1, 2005, with respect to the income statement information. The pro forma financial data presented are based on the purchase method of accounting.

The information is based on, and should be read together with, the historical financial statements, including the notes thereto, of Lexington that have been presented in prior filings with the SEC, the consolidated financial statements of Newkirk included in Annex F and the more detailed unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.”

We anticipate the merger to provide the combined company with financial benefits that include cost savings and additional revenue opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Lexington/Newkirk
	Pro Forma Combined
	Year Ended	Six Months Ended
	December 31,	June 30,
	2005	2006
	(Unaudited, dollars in thousands)

Total gross revenues	$332,892	$183,722
Expenses applicable to revenues	(172,028)	(97,304)
Interest and amortization expense	(125,722)	(60,695)
Income from continuing operations	9,224	13,293
Income (loss) from continuing operations per common share — basic	(0.11)	0.08
Income (loss) from continuing operations per common share — diluted	(0.24)	0.08
Real estate assets, net		3,037,065
Investments in non-consolidated entities		224,637
Total assets		4,366,769
Mortgages, notes payable and credit facility payable		1,952,686
Shareholders’ equity		1,194,904

Comparative Per Share Data

The following table presents, for the periods indicated, selected historical per share data for Lexington common shares and Newkirk common stock, as well as unaudited pro forma per share amounts for the Lexington common shares and unaudited pro forma per share equivalent amounts for the Newkirk common stock, assuming the issuance of 15,500,000 Lexington common shares in the merger. The pro forma amounts included in the table below are presented as if the merger had been effective for the periods presented, and are based on the purchase method of accounting.

You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Lexington and Newkirk, incorporated into this joint proxy statement/prospectus by reference (in the case of Lexington), and the unaudited pro forma combined financial information and accompanying discussions and notes beginning on page F-1. Please see “Where You Can Find More Information”. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of or for the periods presented may have been different had the companies actually been combined as of or during those periods.

	Six Months Ended	Year Ended
	June 30,	December 31,
	2006	2005

Lexington — Historical
Income from continuing operations per common share — basic	$0.04	$0.04
Income from continuing operations per common share — diluted	0.04	0.04
Book value per share at period end	12.32	12.60
Newkirk — Historical
Income per basic share from continuing operations	$0.63	$0.39
Income per diluted share from continuing operations	0.63	0.39
Book value per share at period end	9.14	9.09
Unaudited Pro Forma Combined
Income (loss) from continuing operations per common share — basic	$0.08	$(0.11)
Income (loss) from continuing operations per common share — diluted	0.08	(0.24)
Book value per share at June 30, 2006	14.02	N/A
Unaudited Pro Forma Combined — Newkirk Equivalents (A)
Income (loss) from continuing operations per common share — basic	$0.06	$(0.09)
Income (loss) from continuing operations per common share — diluted	0.06	(0.19)
Book value per share at June 30, 2006	11.22	N/A

(A)	Represents unaudited pro forma combined amounts multiplied by the exchange ratio of 0.80 of a Lexington common share for each outstanding share of Newkirk common stock.

Market Prices and Dividend Information

Lexington common shares are traded on the New York Stock Exchange under the symbol “LXP.” Newkirk common stock is traded on the New York Stock Exchange under the symbol “NKT.” The following table shows, for the periods indicated: (i) the high and low sales prices per Lexington common share and per share of Newkirk common stock as reported on the New York Stock Exchange and (ii) the cash dividends paid per Lexington common share and per share of Newkirk common stock.

	Lexington Common Shares				Newkirk Common Stock(1)
	High	Low	Dividends		High	Low	Dividends

2005
First Quarter	$23.90	$20.17	$0.36		—	—	—
Second Quarter	$24.47	$21.68	$0.36		—	—	—
Third Quarter	$25.26	$21.50	$0.36		—	—	—
Fourth Quarter	$23.78	$20.26	$0.36		$16.14	$15.00	$0.27
2006
First Quarter	$22.90	$19.64	$0.365		$19.22	$15.47	$0.40
Second Quarter	$22.15	$19.87	$0.365		$19.00	$16.60	$0.40
Third Quarter	$21.90	$19.53	$0.365		$18.40	$15.66	$0.40
Fourth Quarter (through the date of this joint proxy/statement prospectus)	$20.70	$21.41		(2)	$16.82	$16.25		(2)

(1)	Newkirk closed its initial public offering on November 7, 2005. Prior to that date, Newkirk’s common stock was not publicly traded.

(2)	Please see “Questions and Answers About the Mergers” for a description of the dividends anticipated to be paid by Lexington and Newkirk to holders of Lexington common shares and Newkirk common stock, respectively, for periods prior to the effective date of the merger.

The following table sets forth the closing prices per Lexington common share and per share of Newkirk common stock as reported on the New York Stock Exchange on July 21, 2006, the last full trading day prior to the announcement of the merger agreement, and on October 12, 2006, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to the Lexington common shareholders and Newkirk common stockholders. This table also sets forth the pro forma equivalent price per share of Newkirk common stock on July 21, 2006, and on October 12, 2006. The pro forma equivalent price per share is equal to the closing price of a Lexington common share on each such date multiplied by 0.80 (the exchange ratio for the merger consideration).

These prices will fluctuate prior to the special meetings and the consummation of the merger, and shareholders and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

	Lexington	Newkirk	Newkirk
	Common	Common	Pro Forma
	Shares	Stock	Equivalent

At July 21, 2006	$20.97	$16.95	$16.78
At October 12, 2006	$21.05	$16.50	$16.84

Dividend Policies

Lexington’s board of trustees determines the time and amount of dividends to shareholders. Future Lexington dividends will be authorized at the discretion of Lexington’s board of trustees and will depend on Lexington’s actual cash flow, its financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as Lexington’s board of trustees may deem relevant.

Between the signing of the merger agreement and the closing of the merger, Lexington and Newkirk will align their record and payment dates in connection with the payment of their regular quarterly dividends.

Until the merger is completed, Newkirk common stockholders will continue to receive regular quarterly dividends as authorized by Newkirk’s board of directors and declared by Newkirk. The merger agreement permits Newkirk to pay a regular quarterly cash dividend in an amount not to exceed $0.40 per share of Newkirk common stock. Newkirk currently intends to continue to pay regular quarterly dividends for any quarterly period that ends before the closing of the merger. Also, Newkirk may declare and pay, if necessary, a dividend in the amount necessary to maintain the REIT status of Newkirk and avoid any imposition of corporate level tax or excise tax under the Code. In the event Lexington makes a dividend to maintain its REIT status or avoid taxes in excess its regular quarterly dividend (other than the Lexington special dividend discussed below), Newkirk may make a corresponding dividend equal to 80% of the excess.

Lexington common shareholders will continue to receive regular dividends as authorized by Lexington’s board of trustees and declared by Lexington. The merger agreement permits Lexington to pay regular quarterly cash dividends in an amount not to exceed $0.365 per Lexington common shares. Lexington currently intends to continue to pay regular quarterly dividends. Also, Lexington may declare and pay, if necessary, a dividend in the amount necessary to maintain the REIT status of Lexington and avoid imposition of corporate level tax or excise tax under the Code. In the event Newkirk makes a dividend to maintain its REIT status or avoid taxes, in an amount in excess its regular quarterly dividend, Lexington intends to make a corresponding dividend equal to 125% of the excess. In addition, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make the one-time special dividend/distribution of $0.17 per Lexington common share and operating unit to the holders thereof on a record date on or prior to the completion of the merger.

Prior to the closing of the merger, each of Newkirk and Lexington will declare and set a record date prior to the closing for a pro rata dividend based on the number of days that have elapsed during the current quarter and the amount of their regular quarterly dividend.

After the closing of the merger, former holders of Newkirk common stock that receive Lexington common shares in the merger will receive the dividends payable to all holders of Lexington common shares with a record date after the closing provided they continue to own their shares through the record date. Upon closing, at the sole discretion of Lexington’s board of trustees, Lexington is expected to increase its annual dividend to $1.50 per Lexington common share, or $0.375 per Lexington common share per quarter.

Upon the closing of the merger, former holders of Newkirk common stock will cease receiving any distributions or dividends on all shares of Newkirk common stock held before the merger, other than any unpaid distributions or dividends declared by Newkirk before the closing of the merger.

RISK FACTORS

The merger involves certain risks and other adverse factors. You are urged to read this joint proxy statement/prospectus carefully in its entirety, including all annexes and supplements hereto and including the matters addressed in “Warning About Forward-Looking Statements,” and should carefully consider the following risk factors in evaluating the merger.

The risks below relate primarily to the merger and the combined company resulting from the merger. This section does not review risks relating to the existing businesses of Lexington and Newkirk, which risks will also affect the combined entity, and which, with respect to Lexington, are incorporated by reference in this joint proxy statement/prospectus from other filings of Lexington with the SEC and which, with respect to Newkirk, can be found in the latest annual report on Form 10-K filed by Newkirk with the SEC, and the other information included in this joint proxy statement/prospectus.

Risks Relating to the Merger

The operations of Lexington and Newkirk may not be integrated successfully, and the intended benefits of the merger may not be realized.

The merger will present challenges to management, including the integration of the operations and properties of Lexington and Newkirk. The merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of Lexington and Newkirk. Any difficulties that the combined company encounters in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, tenants and customers. As a result, notwithstanding our expectations, the combined company may not realize any of the anticipated benefits or cost savings of the merger.

The market value of the Lexington common shares that Newkirk common stockholders will receive depends on what the market price of Lexington common shares will be at the effective time of the merger and will decrease if the market value of Lexington common shares decreases.

The market value of the Lexington common shares that Newkirk common stockholders will receive as part of the merger consideration depends on what the trading price of Lexington common shares will be at the effective time of the merger. The 0.80 exchange ratio that determines the number of Lexington common shares that Newkirk common stockholders are entitled to receive in the merger is fixed. This means that there is no “price protection” mechanism in the merger agreement that would adjust the number of Lexington common shares that Newkirk common stockholders may receive in the merger as a result of increases or decreases in the trading price of Lexington common shares. If Lexington’s common share price decreases, then the market value of the merger consideration payable to Newkirk common stockholders will also decrease. For historical and current market prices of Lexington common shares and shares of Newkirk common stock, please see “Market Prices and Dividend Information.”

Lexington and Newkirk expect to incur significant costs and expenses in connection with the merger, which could result in the combined company not realizing some or all of the anticipated benefits of the merger.

Lexington and Newkirk are expected to incur one-time, pre-tax closing costs of approximately $35.5 million in connection with the merger. These costs include a $12.5 million termination payment to NKT Advisors, the external advisor of Newkirk, investment banking expenses, legal and accounting fees, debt assumption fees, printing expenses and other related charges incurred and expected to be incurred by Lexington and Newkirk. Completion of the merger could trigger a mandatory prepayment (including a penalty in some cases) of Lexington and Newkirk debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to completion of the merger, the existing Lexington and Newkirk debt might need to be prepaid and/or refinanced. Lexington also expects to incur one-time cash and non-cash costs related to the integration of Lexington and Newkirk, which cannot be estimated at this time. There can be no assurance that the costs incurred by Lexington and Newkirk in connection with the merger will not be higher than expected or that the combined company will not incur additional unanticipated costs and expenses in connection with the merger.

Directors and officers of Newkirk and certain security holders have interests in the merger that may be different from, or in addition to, the interests of Newkirk common stockholders generally.

Directors and officers of Newkirk and certain security holders have interests in the merger that may be different from, or in addition to, the interests of Newkirk common stockholders generally. Newkirk’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the related transactions and making their recommendations. These interests include:

•	the appointment of Mr. Ashner, the current Chairman and Chief Executive Officer of Newkirk, as Executive Chairman and Director of Strategic Transactions of Lexington upon completion of the merger pursuant to an employment agreement;

•	the receipt of a termination payment of $12.5 million by NKT Advisors, of which Mr. Ashner is Chairman and Chief Executive Officer. Vornado, an affiliate of Newkirk board member and Lexington board designee Clifford Broser, as well as a significant security holder of Newkirk, owns a 20% interest in NKT Advisors and will be entitled to receive up to $2.5 million of the termination fee being paid to NKT Advisors. Winthrop will also receive $4.4 million of the $12.5 million payment for termination of Newkirk’s advisory agreement with NKT Advisors. Mr. Ashner is Chairman and Chief Executive Officer of NKT Advisors and Chief Executive Officer of Winthrop and he and other executive officers own a 28% minority interest in NKT Advisors and a 7.3% interest in Winthrop;

•	Winthrop owns 4,375,000 shares of Newkirk common stock which are currently subject to a lock up agreement that is scheduled to expire on November 7, 2008. As of September 1, 2006, 468,750 of the foregoing shares were subject to forfeiture during a period expiring on November 7, 2008. Upon closing of the merger, the lock up and the forfeiture provisions will terminate. If the merger does not occur, these shares will be released from the forfeiture restrictions at the rate of 17,361 shares per month;

•	For a period of one year following the merger, all existing management agreements between Newkirk and Winthrop Management L.P., an affiliate of Mr. Ashner, will not be terminated except in accordance with their terms and Winthrop Management L.P. or its affiliate will be retained as the property manager for all of the MLP’s properties and all properties acquired by Lexington during that time, in all cases where a property manager is retained. After one year all such agreements may be terminated by Lexington without cause;

•	Lexington has agreed to grant exemption from its 9.8% ownership limitation to two significant security holders in Newkirk, Apollo and its affiliates and Vornado Realty L.P., an affiliate of Vornado. Apollo and Vornado were each previously granted ownership waivers by Newkirk in connection with Newkirk’s initial public offering;

•	the early termination of lock up agreements with certain officers and directors of Newkirk with respect to approximately 747,502 post-reverse split MLP units; a lock up agreement restricting the sale of common shares by Mr. Ashner will continue in full effect;

•	the continued indemnification of current directors and officers of Newkirk and NKT Advisors under the merger agreement and the provision of directors’ and officers’ liability insurance to these individuals and this entity; and

•	the entry into the voting agreements with Michael L. Ashner and his affiliates, and with Winthrop and with affiliates of Apollo.

For the above reasons, the directors and officers of Newkirk are more likely to vote to approve the merger agreement, the merger and the related transactions than if they did not have these interests. Newkirk common stockholders should consider whether these interests may have influenced these directors and officers to support or recommend approval of the merger agreement, the merger and the related transactions. See “The Merger — Interests of Newkirk Executive Officers and Directors in the Merger.”

Failure to complete the merger could negatively impact the price of Lexington common shares and/or Newkirk common stock and future business and operations.

It is possible that the merger may not be completed. The parties’ obligations to complete the merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of Lexington and Newkirk. For example, the merger is conditioned on the receipt of the required approvals of Lexington shareholders and Newkirk stockholders. If these approvals are not received, the merger cannot be completed even if all of the other conditions to the merger are satisfied or waived. If the merger is not completed for any reason, Lexington and/or Newkirk may be subject to a number of material risks, including the following:

•	either company may be required under certain circumstances to reimburse the other party for up to $5 million of expenses and, depending upon the circumstances, may be required to pay a termination fee of $25 million (inclusive of any prior expense reimbursement paid by such party);

•	the price of Lexington common shares and/or Newkirk common stock may decline to the extent that the current market prices of Lexington common shares and Newkirk common stock reflects a market assumption that the merger will be completed; and

•	each company will have incurred substantial costs related to the merger, such as legal, accounting and financial advisor fees, which must be paid even if the merger is not completed.

Further, if the merger is terminated and either Lexington’s board of trustees or Newkirk’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect and subject to specified exceptions, each of Lexington and Newkirk is prohibited from soliciting, initiating or encouraging or entering into any alternative acquisition transactions, such as a merger, sale of assets or other business combination, with any party other than Lexington or Newkirk, as the case may be. See “The Merger Agreement — Conduct of Business Pending the Merger — No Solicitation.”

Lexington or Newkirk may incur substantial expenses and payments if the merger does not occur, which could discourage other potential parties to business combinations with Lexington or Newkirk which might otherwise be desirable to the shareholders of Lexington or the stockholders of Newkirk.

Lexington and Newkirk already have incurred substantial expenses in connection with the merger. Neither Lexington nor Newkirk can assure you that the merger will be consummated. The merger agreement provides for Lexington or Newkirk to pay expenses of the other party of up to $5 million to the other party if the merger agreement is terminated by Lexington or Newkirk under specified circumstances. The merger agreement also provides for Newkirk or Lexington to pay a termination fee of $25 million to the other party if the merger agreement is terminated by Newkirk or Lexington under specified circumstances in which either party enters into an alternative business combination with a third party within six months of termination of the merger agreement. The termination fee will be reduced by any prior expense payments by the paying party.

These termination payments may discourage some third party proposals to enter into business combinations that Lexington shareholders or Newkirk stockholders may otherwise find desirable to the extent that a potential acquiror would not be willing to assume the $25 million termination fee. See “The Merger Agreement — Termination of the Merger Agreement”.

After the merger is completed, Newkirk common stockholders will become shareholders of Lexington and will have different rights that may be less advantageous than their current rights.

After the closing of the merger, Newkirk common stockholders will become Lexington common shareholders. Lexington is a Maryland real estate investment trust and Newkirk is a Maryland corporation.

Differences in Lexington’s Declaration of Trust and By-laws and Newkirk’s Charter and By-laws will result in changes to the rights of Newkirk common stockholders when they become Lexington common shareholders. A Newkirk common stockholder may conclude that its current rights under Newkirk’s Charter and By-laws are more advantageous than the rights they may have under Lexington’s Declaration of Trust and By-laws. See “Comparison of the Rights of Lexington Common Shareholders and Newkirk Common Stockholders.”

The merger will result in a reduction in per share distributions for Newkirk common stockholders after the merger.

Assuming Lexington makes quarterly cash dividends at the rate of $0.375 per common share after the merger, this dividend, from a Newkirk common stockholder’s perspective, would be equivalent to a quarterly distribution payment of $0.30 per share of Newkirk common stock based on the exchange ratio of 0.80, which is 25% less than Newkirk’s current quarterly dividend of $0.40 per share of Newkirk common stock.

The parties have agreed to delay the closing until on or about December 29, 2006. However, neither party will have the right to terminate the merger agreement after the satisfaction date due to the occurrence of a material adverse effect with respect to the other party, or the material breach by the other party of its representations or warranties or under the merger agreement.

The parties expect that all conditions to closing the merger will be satisfied when and if shareholders and stockholders approve the merger at the November 20, 2006 special meetings. The parties have agreed to delay the closing until on or about December 29, 2006. However, after the satisfaction date, neither party will have the right to terminate the merger agreement due to the occurrence of a material adverse effect with respect to the other party or the material breach by the other party of its representations or warranties under the merger agreement.

Risks Related to the Combined Company

Primary term rents on many Newkirk properties are substantially higher than contractual renewal rates.

As of August 1, 2006, leases on approximately 8,640,728 square feet of Newkirk’s properties representing approximately $172,580,489 of annual rental income were scheduled to expire by the end of 2009. Upon expiration of their initial term, substantially all leases can be renewed at the option of the tenants for one or more renewal terms. As of August 1, 2006, for Newkirk leases scheduled to expire through 2009, the weighted average current rent per square foot was $19.97 while the contractual renewal rent per square foot for those properties was $8.84. These numbers do not include 566,836 square feet of vacant space and 707,000 square feet of space sold in September 2006.

Uncertainties relating to lease renewals and re-letting of space; as of August 1, 2006, 72% of Newkirk’s leases were scheduled to expire over the next three years which could unfavorably affect the combined company’s financial performance.

Upon the expiration of current leases for space located in the combined company’s properties, it may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to the combined company than current lease terms. If the combined company is unable to re-let promptly all or a substantial portion of the space located in its properties or if the rental rates it receives upon re-letting are significantly lower than current rates, the combined company’s net income and ability to make expected distributions to its shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in its property operating costs. There can be no assurance that the combined company will be able to retain tenants in any of its properties upon the expiration of their leases.

This risk is increased in the case of Newkirk’s properties because the current term of many of the leases for its properties will expire over the next three years and the renewal rates are substantially lower than the current rates, as noted above. As of August 1, 2006, based upon the then current annualized rent, the weighted average remaining lease term for Newkirk’s properties was approximately 3.6 years and 72% of its current leases were scheduled to expire by the end of 2009. These amounts are based on Newkirk’s consolidated rental income which includes rent attributable to properties partially owned by unaffiliated third parties. If the combined company is unable to promptly relet or renew leases for all or a substantial portion of the space subject to expiring leases or if its reserves for these purposes prove inadequate, the combined company’s revenue, net income, available cash and ability to make expected distributions to shareholders could be adversely affected. In addition, if it becomes necessary for the combined company to make capital expenditures for tenant improvements, leasing commissions and tenant inducements in order to re-lease space, the combined company’s revenue, net income and cash available for future investment could be adversely affected.

Investment grade tenants will represent a smaller portion of annualized base rent of the combined company than of the annualized base rent of Newkirk.

Following the merger and based on June 30, 2006 annualized rents, investment grade tenants, in the aggregate, will represent approximately 56% of annualized base rent of the combined company, as compared with 74% of Newkirk’s annualized base rents and 40% of Lexington’s base rents prior to the merger.

Inability to carry out our growth strategy.

The combined company’s growth strategy will be based on the acquisition and development of additional properties and related assets, including acquisitions of large portfolios and real estate companies and acquisitions through co-investment programs such as joint ventures. In the context of the combined company’s business plan, “development” generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. The combined company may provide a developer with a commitment to acquire a property upon completion of construction of a property and commencement of rent from the tenant. The combined company’s plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of an extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. The combined company’s ability to implement its strategy may be impeded because it may have difficulty finding new properties and investments at attractive prices that meet its investment criteria, negotiating with new or existing tenants or securing acceptable financing. If the combined company is unable to carry out its strategy, its financial condition and results of operations could be adversely affected.

Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure events that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

Some of the combined company’s acquisitions and developments may be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that may result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution to shareholders may be adversely affected.

Concentration of ownership by certain investors, including joint venture partners; voting rights of MLP unitholders.

After the consummation of the merger, (i) Michael L. Ashner, and Winthrop will collectively own 3,583,000 Lexington common shares and (ii) Michael L. Ashner, other executives and employees of NKT Advisors, Vornado and Apollo will collectively own 28,431,920 voting MLP units which are redeemable for, at the election of Lexington, cash or Lexington common shares. Accordingly, on a fully-diluted basis, Michael

L. Ashner, other executive officers and employees of NKT Advisors, Apollo, Vornado and Winthrop will collectively hold a 29.1% ownership interest in Lexington. As holders of voting MLP units, Mr. Ashner, other executives and employees of NKT Advisors, Vornado and Apollo, as well as other holders of voting MLP units, will have the right to direct the voting of Lexington’s special voting preferred stock. Holders of Lexington’s operating partnership interests do not have voting rights.

After the consummation of the merger, Robert Roskind will own 834,911 Lexington common shares and 1,565,282 units of limited partnership interest which are redeemable for, at the election of Lexington, cash or Lexington common shares. On a fully diluted basis, Mr. Roskind will hold a 2.2% ownership interest in Lexington.

The joint ventures described below each have a provision in their respective joint venture agreements permitting the joint venture partner to sell its equity position to Lexington. In the event that any of the joint venture partners exercises its right to sell its equity position to Lexington, and Lexington elects to fund the acquisition of such equity position with Lexington common shares, such venture partner could acquire a large concentration of Lexington common shares.

In 1999, Lexington entered into a joint venture agreement with The Comptroller of the State of New York as trustee of The Common Retirement Fund, or “CRF,” to acquire properties. This joint venture and a separate partnership established by the partners has made investments in 13 (one of which was sold in 2005) properties for an aggregated capitalized cost of $409.1 million and no additional investments will be made unless they are made pursuant to a tax-free exchange. Lexington has a 33 1/3% equity interest in this joint venture. In December 2001, Lexington formed a second joint venture with CRF to acquire additional properties in an aggregate amount of up to approximately $560.0 million. Lexington has a 25% equity interest in this joint venture. As of June 30, 2006, this second joint venture has invested in 13 properties for an aggregate capitalized cost of $421.6 million.

Under these joint venture agreements, CRF has the right to sell its equity position in the joint ventures to Lexington and, after the closing of the merger, to the combined company. In the event CRF exercises its right to sell its equity interest in either joint venture to Lexington, Lexington may, at its option, either issue common shares to CRF for the fair market value of CRF’s equity position, based upon a formula contained in the respective joint venture agreement, or pay cash to CRF equal to 110% of the fair market value of CRF’s equity position. Lexington has the right not to accept any property in the joint ventures (thereby reducing the fair market value of CRF’s equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreements contain a mutual buy-sell provision in which either CRF or Lexington can force the sale of any property.

In October 2003, Lexington entered into a joint venture agreement with CLPF-LXP/Lion Venture GP, LLC, or “Clarion,” which has made investments in 17 properties for an aggregate capitalized cost of $486.9 million. No additional investments will be made unless they are made pursuant to a tax-free exchange or upon the mutual agreement of Clarion and Lexington. Lexington has a 30% equity interest in this joint venture. Under the joint venture agreement, Clarion has the right to sell its equity position in the joint venture to Lexington and, after the closing of the merger, the combined company. In the event Clarion exercises its right to sell its equity interest in the joint venture to Lexington, Lexington may, at its option, either issue common shares to Clarion for the fair market value of Clarion’s equity position, based upon a formula contained in the partnership agreement, or pay cash to Clarion equal to 100% of the fair market value of Clarion’s equity position. Lexington has the right not to accept any property in the joint venture (thereby reducing the fair market value of Clarion’s equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Clarion or Lexington can force the sale of any property.

In June 2004, Lexington entered in a joint venture agreement with the Utah State Retirement Investment Fund, or “Utah,” which was expanded in December 2004, to acquire properties in an aggregate amount of up to approximately $345.0 million. As of June 30, 2006, this joint venture has made investments in 15 properties for an aggregate capitalized cost of $241.7 million. Lexington has a 30% equity interest in this joint venture. Under the joint venture agreement, Utah has the right to sell its equity position in the joint venture to

Lexington. This right becomes effective upon the occurrence of certain conditions. In the event Utah exercises its right to sell its equity interest in the joint venture to Lexington, Lexington may, at its option, either issue common shares to Utah for the fair market value of Utah’s equity position, based upon a formula contained in the joint venture agreement, or pay cash to Utah equal to 100% of the fair market value of Utah’s equity position. Lexington has the right not to accept any property in the joint venture (thereby reducing the fair market value of Utah’s equity position) that does not meet certain underwriting criteria. In addition, the joint venture agreement contains a mutual buy-sell provision in which either Utah or Lexington can force the sale of any property.

Dilution of common shares.

The combined company’s future growth will depend in part on its ability to raise additional capital. If the combined company raises additional capital through the issuance of equity securities, the interests of holders of the combined company’s common shares could be diluted. Likewise, the combined company’s board of trustees will be authorized to cause the combined company to issue preferred shares in one or more series, the holders of which would be entitled to dividends and voting and other rights as the combined company’s board of trustees determines, and which could be senior to or convertible into the combined company’s common shares. Accordingly, an issuance by the combined company of preferred shares could be dilutive to or otherwise adversely affect the interests of holders of the combined company’s common shares.

The combined company’s Series C Preferred Shares will be capable of being converted by the holder, at its option, into the combined company’s common shares at an initial conversion rate of 1.87966 common shares per $50.00 liquidation preference (after the assumed payment of the special dividend and assuming no other dividend is paid), which is equivalent to an initial conversion price of approximately $26.60 per common share (subject to adjustment in certain events). Depending upon the number of Series C Preferred Shares being converted at one time, a conversion of Series C Preferred Shares could be dilutive to or otherwise adversely affect the interests of holders of the combined company’s common shares.

Under Lexington’s joint venture agreements, Lexington’s joint venture partners have the right to sell their equity position in the applicable joint venture to Lexington. In the event one of Lexington’s joint venture partners exercises its right to sell its equity interest in the applicable joint venture to Lexington, Lexington may, at its option, either issue Lexington common shares to the exercising joint venture partner for the fair market value of the exercising joint venture partner’s equity position, based upon a formula contained in the applicable joint venture agreement, or pay cash to the exercising joint venture partner equal to either: (i) 110% of the fair market value of the exercising joint venture partner’s equity position with respect to Lexington’s joint ventures with CRF, or (ii) 100% of the fair market value of the exercising joint venture partner’s equity position with respect to Lion and Utah. An exercise by one or more of Lexington’s joint venture partners and, after the merger, the combined company’s election to satisfy an exercise with its common shares could be dilutive to or otherwise adversely affect the interests of holders of the combined company’s common shares.

Following the closing of the merger, an aggregate of approximately 41,673,386 common shares will be issuable upon: (i) the exchange of all outstanding units of limited partnership interests in Lexington’s operating partnership subsidiaries (5,622,694 common shares); (ii) the redemption of all outstanding units of limited partnership interests in the MLP (36,032,192 common shares); and (iii) the exercise of outstanding options under Lexington’s equity-based award plans (18,500 common shares). Depending upon the number of such securities exchanged or exercised at one time, an exchange or exercise of such securities could be dilutive to or otherwise adversely affect the interests of holders of the combined company’s common shares.

Securities eligible for future sale may have adverse effects on our share price.

As described in the preceding risk factor, following the closing of the merger, an aggregate of up to approximately 36,032,192 common shares will be issuable on the redemption for common shares of outstanding MLP units. Lexington and Newkirk have agreed to file a registration statement that would allow up to 36,000,000 of these Lexington common shares to be sold. Lexington has also agreed to file a registration statement that would allow the sale of 3,500,000 Lexington common shares that will be owned by Winthrop following the merger, which shares were previously subject to a lock up agreement that will terminate on closing of the merger. The sale of these shares could result in a decrease in the market price of Lexington common shares.

Limited control over joint venture investments.

Lexington’s joint venture investments will constitute a significant portion of the combined company’s assets and will constitute a significant component of Lexington’s growth strategy. Lexington’s joint venture investments may involve risks not otherwise present for investments made solely by Lexington, including the possibility that Lexington’s joint venture partner might, at any time, become bankrupt, have different interests or goals than the combined company does, or take action contrary to the combined company’s instructions, requests, policies or objectives, including the combined company’s policy with respect to maintaining its qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither the combined company nor a joint venture partner have full control over the joint venture. Also, there will be no limitation under the combined company’s organizational documents as to the amount of funds that may be invested in joint ventures.

One of the joint ventures, 111 Debt Holdings LLC, is owned equally by the MLP and WRT Realty L.P., a subsidiary of Winthrop. This joint venture is managed by an investment committee which consists of five members, two members appointed by each of the MLP and Winthrop and the fifth member appointed by FUR Holdings LLC, the primary owner of the current external advisors of both Newkirk and Winthrop. Each investment in excess of $20.0 million to be made by this joint venture, as well as additional material matters, requires the consent of three members of the investment committee appointed by the MLP and Winthrop. Accordingly, the joint venture may not take certain actions or invest in certain assets even if the MLP believes it to be in its best interest.

Joint venture investments may conflict with our ability to make attractive investments.

Under the terms of Lexington’s active joint venture with CRF, the combined company will be required to first offer to the joint venture 50% of the combined company’s opportunities to acquire office and industrial properties requiring a minimum investment of $15.0 million which are net leased primarily to investment grade tenants for a minimum term of 10 years, are available for immediate delivery and satisfy other specified investment criteria.

Similarly, under the terms of Lexington’s joint venture with Utah, unless 75% of Utah’s capital commitment is funded, the combined company will be required to first offer to the joint venture all of the combined company’s opportunities to acquire certain office, bulk warehouse and distribution properties requiring an investment of $8.0 million to $30.0 million which are net leased primarily to non-investment grade tenants for a minimum term of at least nine years and satisfy other specified investment criteria, subject also to the combined company’s obligation to first offer such opportunities to Lexington’s joint venture with CRF.

Lexington’s board of trustees adopted a conflicts policy with respect to Lexington and LSAC, a real estate investment company externally advised by Lexington. Under the conflicts policy the combined company will be required to first offer to LSAC, subject to the first offer rights of CRF and Utah, all of the combined company’s opportunities to acquire: (i) general purpose real estate net leased to unrated or below investment grade credit tenants; (ii) net leased special purpose real estate located in the United States, such as medical buildings, theaters, hotels and auto dealerships; (iii) net leased properties located in the Americas outside of the United States with rent payments denominated in United States dollars with such properties typically leased to U.S. companies; (iv) specialized facilities in the United States supported by net leases or other contracts where a significant portion of the facility’s value is in equipment or other improvements, such as power generation assets and cell phone towers; and (v) net leased equipment and major capital assets that are integral to the operations of LSAC’s tenants and LSAC’s real estate investments. To the extent that a specific investment opportunity, which is not otherwise subject to a first offer obligation to Lexington’s joint ventures with CRF or Utah, is determined to be suitable to the combined company and LSAC, the investment opportunity will be allocated to LSAC. If full allocation to LSAC is not reasonably practicable (for example, if LSAC does not have sufficient capital), the combined company may allocate a portion of the investment to itself after determining in good faith that such allocation is fair and reasonable. The combined company will apply the foregoing allocation procedures between LSAC and any investment funds or programs, companies or vehicles or other entities that the combined company controls which have overlapping investment objectives with LSAC.

Only if a joint venture partner elects not to approve the applicable joint venture’s pursuit of an acquisition opportunity or the applicable exclusivity conditions have expired may the combined company pursue the opportunity directly. As a result of the foregoing rights of first offer, the combined company may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through the combined company’s minority interest in these joint ventures.

Conflicts of interest with respect to sales and refinancings.

E. Robert Roskind and Richard J. Rouse, the combined company’s Co-Vice Chairman, and Co-Vice Chairman and Chief Investment Officer, respectively, will continue to own limited partnership interests in certain operating partnerships of the combined company after the merger, and as a result, may face different and more adverse tax consequences than the combined company’s other shareholders will if the combined company sells certain properties or reduces mortgage indebtedness on certain properties. Those individuals may, therefore, have different objectives than the combined company’s other shareholders regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt.

Accordingly, there may be instances in which the combined company may not sell a property or pay down the debt on a property even though doing so would be advantageous to the combined company’s other shareholders. In the event of an appearance of a conflict of interest, the conflicted trustee or officer must recuse himself or herself from any decision making or seek a waiver of our Code of Business Conduct and Ethics.

The combined company will be dependent upon its key personnel and the terms of Mr. Ashner’s employment agreement affect Lexington’s ability to make certain investments.

The combined company will be dependent upon key personnel whose continued service is not guaranteed. The combined company will be dependent on its executive officers for strategic business direction and real estate experience. Lexington previously entered into employment agreements with E. Robert Roskind, Lexington’s Chairman, Richard J. Rouse, Lexington Vice Chairman and Chief Investment Officer, T. Wilson Eglin, Lexington’s Chief Executive Officer, President and Chief Operating Officer, Patrick Carroll, Lexington’s Executive Vice President, Chief Financial Officer and Treasurer, and John B. Vander Zwaag, Lexington’s Executive Vice President. Upon the closing of the merger, the combined company will enter into an employment agreement with Michael L. Ashner, Newkirk’s Chairman and Chief Executive Officer. Pursuant to Mr. Ashner’s employment agreement, Mr. Ashner may voluntarily terminate his employment with the combined company and become entitled to receive a substantial severance payment if the combined company acquires or makes an investment in a non-net lease business opportunity during the term of Mr. Ashner’s employment. This provision in Mr. Ashner’s agreement may cause the combined company not to avail itself of those other business opportunities due to the potential consequences of acquiring such non-net lease business opportunities. (See “The Merger Agreement — Ancillary Agreements — Michael L. Ashner Employment

Agreement.”) Upon consummation of the merger, the following executive officers have agreed to assume the following positions at the combined company:

Name	Title

Michael L. Ashner	Executive Chairman and Director of Strategic Acquisitions
E. Robert Roskind	Co-Vice Chairman
Richard J. Rouse	Co-Vice Chairman and Chief Investment Officer
T. Wilson Eglin	Chief Executive Officer, President and Chief Operating Officer
Patrick Carroll	Executive Vice President, Chief Financial Officer and Treasurer
John B. Vander Zwaag	Executive Vice President
Lara Johnson	Executive Vice President

The combined company’s inability to retain the services of any of these executives or the combined company’s loss of any of their services after the merger could adversely impact the operations of the combined company. The combined company will not have key man life insurance coverage on its executive officers upon completion of the merger.

Certain limitations will exist with respect to a third party’s ability to acquire the combined company or effectuate a change in control.

Limitations imposed to protect the combined company’s REIT status.  In order to protect the combined company against the loss of its REIT status, its Declaration of Trust (attached as Annex B) will limit any shareholder from owning more than 9.8% in value of the combined company’s outstanding shares, subject to certain exceptions. The ownership limit may have the effect of precluding acquisition of control of the combined company.

Severance Payments under Employment Agreements.  Substantial termination payments may be required to be paid under the provisions of employment agreements with certain executives of the combined company upon a change of control. Accordingly, these payments may discourage a third party from acquiring the combined company.

Limitation due to the combined company’s ability to issue preferred shares.  The combined company’s Declaration of Trust will authorize the board of trustees to issue preferred shares, without limitation as to amount. The board of trustees will be able to establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of the combined company, even if a change in control were in its shareholders’ best interests.

Limitation imposed by the Maryland Business Combination Act.  The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against “business combinations” between a Maryland REIT and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, 10% or more of the voting power of Lexington’s then-outstanding voting shares, but a person is not an interested shareholder if the board of trustees approved in advance the transaction by which he otherwise would have been an interested shareholder. Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire the combined company and of increasing the difficulty of consummating any such offers, even if the combined company’s acquisition would be in its shareholders’ best interests. In connection with the merger, certain holders of Newkirk voting stock have been granted a limited exemption from the definition of “interested shareholder.”

Maryland Control Share Acquisition Act.  Maryland law provides that “control shares” of a REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under the combined company’s By-laws will be subject to the Maryland Control Share Acquisition Act. Lexington’s By-laws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of its shares. Lexington cannot assure you that this provision will not be amended or eliminated at any time in the future.

Many factors can have an adverse effect on the market value of the combined company’s securities.

A number of factors might adversely affect the price of the combined company’s securities, many of which are beyond its control. These factors include:

•	increases in market interest rates, relative to the dividend yield on the combined company’s shares. If market interest rates go up, prospective purchasers of the combined company’s securities may require a higher yield. Higher market interest rates would not, however, result in more funds for the combined company to distribute and, to the contrary, would likely increase its borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of the combined company’s common shares to go down;

•	anticipated benefit of an investment in the combined company’s securities as compared to investment in securities of companies in other industries (including benefits associated with tax treatment of dividends and distributions);

•	perception by market professionals of REITs generally and REITs comparable to the combined company in particular;

•	level of institutional investor interest in the combined company’s securities;

•	relatively low trading volumes in securities of REITs;

•	the combined company’s results of operations and financial condition; and

•	investor confidence in the stock market generally.

The market value of Lexington’s common shares is based primarily upon the market’s perception of the combined company’s growth potential and its current and potential future earnings and cash distributions. Consequently, the combined company’s common shares may trade at prices that are higher or lower than its net asset value per common share. If the combined company’s future earnings or cash distributions are less than expected, it is likely that the market price of the combined company’s common shares will diminish.

THE LEXINGTON SPECIAL MEETING

Date, Time, Place and Purpose of the Lexington Special Meeting

The Lexington special meeting will be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, located at 75 East 55th Street, New York, New York 10022, at 11:30 a.m. local time on November 20, 2006. The special meeting may be adjourned or postponed to another date and/or place for proper purposes. At the Lexington special meeting, holders of Lexington common shares will consider and vote on the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement. The Lexington common shareholders are also being asked to vote on a proposal to adjourn the Lexington special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Who Can Vote

You are entitled to vote your Lexington common shares if Lexington’s shareholder records showed that you held your Lexington common shares as of the close of business on October 13, 2006. At the close of business on that date, a total of 53,110,833 Lexington common shares were outstanding and entitled to vote. Each Lexington common share has one vote. The enclosed proxy card shows the number of Lexington common shares that you are entitled to vote.

Voting by Proxy Holders

If you hold your Lexington common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Lexington common shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. You may also instruct the proxy holders how to vote by telephone or through the internet by following the instructions on your proxy card. The proxy holders will vote your Lexington common shares as provided by those instructions. If you give Lexington a signed proxy without giving specific voting instructions, your Lexington common shares will be voted by the proxy holders in favor of all the proposals being voted on at the special meeting. If your Lexington common shares are held by a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow to have your Lexington common shares voted.

Quorum and Required Vote

A quorum of common shareholders is required to hold a valid meeting. The holders of a majority of the outstanding common shares entitled to vote at the Lexington special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Lexington special meeting. All Lexington common shares represented at the Lexington special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

As of the record date for the Lexington special meeting, Lexington trustees, executive officers and their affiliates beneficially owned 2,418,108 Lexington common shares (excluding share options and operating partnership units held by them), representing approximately 4.6% of the outstanding Lexington’s common shares entitled to vote at the Lexington special meeting.

Approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of the Lexington common shares, requires the affirmative vote of the holders of at least a majority of the Lexington common shares entitled to vote on the proposal. The affirmative vote of a majority of the votes cast by the holders of the Lexington common shares present either in person or by proxy at the Lexington special meeting is required to approve, if necessary, the extension of the solicitation period and the adjournment of the Lexington special meeting.

Abstentions and Broker Non-Votes

Abstentions by holders of Lexington common shares not be counted as votes cast. Thus, such abstentions will have the effect of a vote against the merger proposal and will have no effect on the proposal for extension of the solicitation period and on the adjournment of the Lexington special meeting.

Under the listing requirements of the NYSE, brokers who hold Lexington common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of Lexington common shares under and as contemplated by the merger agreement, and the approval of the merger agreement, the merger and the related transactions without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Lexington common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not be counted as votes cast at the Lexington special meeting. Thus, such non-votes will have the effect of a vote against the merger proposal and will have no effect on the proposal for extension of the solicitation period and the adjournment of the Lexington special meeting. The proposal to adjourn the meeting or to extend the solicitation may be deemed a “routine” proposal and, if so, your broker may vote your Lexington common shares with respect to such proposal.

Voting on Other Matters

We are not now aware of any matters to be presented at the Lexington special meeting except for those described in this joint proxy statement/prospectus. If any other matter not described in this joint proxy statement/prospectus is properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your Lexington common shares. If the meeting is adjourned or postponed, your Lexington common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

To revoke your proxy instructions, you must: (i) so advise Lexington’s Secretary, Paul R. Wood, c/o Lexington Corporate Properties Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015 in writing before your Lexington common shares have been voted by the proxy holders at the meeting; (ii) execute and deliver a subsequently dated proxy; or (iii) attend the meeting and vote your Lexington common shares in person. If you hold shares in “street name” and you would like to revoke earlier proxy instructions, please check with your broker and follow the voting procedures your broker provides.

Cost of this Proxy Solicitation

The accompanying proxy is being solicited on behalf of Lexington’s board of trustees. Each of Lexington and Newkirk will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. MacKenzie Partners, Inc. has been retained by Lexington and Newkirk to aid in the solicitation of proxies from their respective shareholders for an aggregate fee of $15,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Lexington shareholders by personal interview, telephone and telegram by Lexington trustees, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Lexington shares held by those persons, and Lexington will reimburse them for any reasonable expenses that they incur.

THE NEWKIRK SPECIAL MEETING

Date, Time, Place and Purpose of the Newkirk Special Meeting

The Newkirk special meeting will be held at 10:00 a.m. local time on November 20, 2006. The special meeting may be adjourned or postponed to another date and/or place for proper purposes. At the Newkirk special meeting, holders of Newkirk voting stock will consider and vote on a proposal to approve the merger agreement, the merger and the related transactions. The Newkirk voting stockholders are also being asked to vote on a proposal to adjourn the Newkirk special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the merger agreement, the merger and the related transactions.

Who Can Vote

You are entitled to vote your shares of Newkirk voting stock if the Newkirk voting stockholder records showed that you held your shares of Newkirk voting stock as of the close of business on October 13, 2006. At the close of business on that date, there were 19,375,000 shares of Newkirk common stock outstanding and entitled to vote, and there were 45,000,000 votes entitled to be cast by the Newkirk special voting preferred stock. The enclosed proxy card shows the number of shares of Newkirk voting stock that you are entitled to vote.

Voting by Proxy Holders

If you hold your shares of Newkirk voting stock in your name as a holder of record, you may instruct the proxy holders how to vote your shares of Newkirk voting stock by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your shares of Newkirk voting stock as provided by those instructions. If you give Newkirk a signed proxy without giving specific voting instructions, your shares of Newkirk voting stock will be voted by the proxy holders in favor of all the proposals being voted on at the special meeting. If your shares of Newkirk voting stock are held by a broker, bank or other nominee, you will receive instructions from your nominee that you must follow to have your shares of Newkirk voting stock voted.

Quorum and Required Vote

A quorum of voting stockholders is required to hold a valid meeting. The holders of shares of Newkirk voting stock entitled to cast at least a majority of the votes at the Newkirk special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Newkirk special meeting. All shares of Newkirk voting stock represented at the Newkirk special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Approval of the merger agreement, the merger and the related transactions requires the affirmative vote of at least a majority of the votes entitled to be cast by holders of shares of Newkirk voting stock at the Newkirk special meeting. The affirmative vote of a majority of votes cast by the holders of a majority of the Newkirk common stock, voting either in person or by proxy at the Newkirk special meeting, is required to approve, if necessary, the extension of the solicitation period and the adjournment of the Newkirk special meeting.

As of the record date for the Newkirk special meeting, Newkirk directors, executive officers and their affiliates beneficially owned, including MLP units held by them, 16,778,947 shares of Newkirk voting stock, representing approximately 26.1% of the votes entitled to be cast by holders of the shares of Newkirk voting stock at the Newkirk special meeting. Beneficial owners of approximately 46.3% of Newkirk’s voting shares have agreed to vote in favor of the merger.

Abstentions and Broker Non-Votes

Abstentions by holders of shares of Newkirk voting stock will not be counted as votes cast. Thus, such non-votes will have the effect of a vote against the merger proposal and will have no effect on the proposal for extension of the solicitation period and the adjournment of the Newkirk special meeting.

Under the listing requirements of the NYSE, brokers who hold shares of Newkirk common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matter that the NYSE determines to be “non-routine,” such as approval of the merger agreement, the merger and the related transactions, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your shares of Newkirk common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not be counted as votes cast at the Newkirk special meeting. Thus, such non-votes will have the effect of a vote against the merger proposal and will have no effect on the proposal for extension of the solicitation period and the adjournment of the Newkirk special meeting. The proposal to adjourn the meeting or to extend the solicitation may be deemed a “routine” proposal and, if so, your broker may vote your Newkirk common stock with respect to such proposal.

Voting on Other Matters

We are not now aware of any matters to be presented at the Newkirk special meeting except for those described in this joint proxy statement/prospectus. If any other matter not described in this joint proxy statement/prospectus is properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares of Newkirk voting stock. If the meeting is adjourned or postponed, your shares of Newkirk voting stock may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

To revoke your proxy instructions, you must: (i) so advise the Secretary of Newkirk, Carolyn B. Tiffany, c/o Newkirk Realty Trust, Inc., 7 Bulfinch Place, Suite 500, Boston, MA 02114, in writing or by facsimile before your shares of Newkirk voting stock have been voted by the proxy holders at the meeting; (ii) execute and deliver a subsequently dated proxy; or (iii) attend the meeting and vote your shares of Newkirk voting stock in person. If you hold shares in “street name” and you would like to revoke earlier proxy instructions, please check with your broker and follow the voting procedures your broker provides.

Cost of this Proxy Solicitation

The accompanying proxy is being solicited on behalf of Newkirk’s board of directors. Each of Lexington and Newkirk will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. MacKenzie Partners, Inc. has been retained by Lexington and Newkirk to aid in the solicitation of proxies from their respective shareholders and stockholders for an aggregate fee of $15,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Newkirk stockholders by personal interview, telephone and telegram by Newkirk directors, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Newkirk shares held by those persons, and Newkirk will reimburse them for any reasonable expenses that they incur.

THE MERGER

Background of the Merger

In pursuing its strategy for enhancing shareholder value, Lexington regularly considered opportunities for acquisitions, joint ventures and other significant transactions.

Lexington’s senior management believed that its business plan was sound and offered opportunities for future growth, but it believed that it would be difficult to replicate the significant growth Lexington experienced in 2004 and 2005. Lexington’s common shares reached an all-time high closing price of $25.19 on July 12, 2005.

Between July 12, 2005 and December 31, 2005, the per share price of Lexington’s common shares declined approximately 15% to $21.30, at which point Lexington did not believe that either the implied value of its assets based on private market transactions, or the unique value of its large, high-quality portfolio of single-tenant net lease properties, had been appropriately reflected in its stock price.

Lexington’s senior management believed that the influx of foreign and institutional investors seeking alternatives to stock and bond investments had created highly favorable market conditions for the disposition of real estate investments. Senior management had been capitalizing on this market opportunity by accelerating disposition activity and recycling capital. At the same time, due to historically low capitalization rates, Lexington faced increased reinvestment risk with proceeds from asset sales and believed it would be difficult to achieve rates of return commensurate with its past performance. Furthermore, the concern over rising interest rates was causing public investors to view the net lease sector less favorably.

During the fourth quarter of 2005, Lexington met with several investment banks to discuss alternatives to enhance shareholder value. In November 2005, representatives of Wachovia Securities met with E. Robert Roskind, Lexington’s Chairman, and T. Wilson Eglin, Lexington’s Chief Executive Officer, President and Chief Operating Officer, to discuss potential opportunities for a strategic transaction involving Lexington.

By the end of 2005, Lexington senior management believed that market conditions existed that could potentially lead to a strategic transaction that enhanced shareholder value relative to what Lexington could achieve going forward in the then current competitive acquisition environment and limited growth opportunities. Accordingly, Lexington’s senior management determined to actively investigate the feasibility and potential value of a sale or other strategic transaction involving Lexington.

At a regularly scheduled meeting of Lexington’s board of trustees on January 16, 2006, Mr. Roskind and Mr. Eglin informed Lexington’s board of trustees that Lexington’s senior management had discussions regarding potential strategic alternatives for Lexington with Wachovia Securities. At that meeting, Lexington’s board of trustees authorized management to continue such discussions with its financial advisor, Wachovia Securities.

On February 17, 2006, Mr. Roskind received a call from a large institutional real estate investor (which we refer to as “Bidder A”). Bidder A indicated that it would be interested in evaluating a strategic transaction with Lexington, including a sale of Lexington, and estimated that it valued Lexington at approximately $24.00 per share. Mr. Roskind informed Bidder A that Lexington would consider Bidder A’s indication of interest and would contact Bidder A if Lexington were willing to allow Bidder A to formally evaluate Lexington.

A special meeting of Lexington’s board of trustees was held on February 24, 2006, at which meeting Wachovia Securities was to discuss with Lexington’s board of trustees certain potential strategic transactions involving Lexington. At the meeting, Mr. Eglin suggested that Lexington explore an additional potential strategic transaction involving a joint venture or series of joint ventures with respect to all or substantially all of Lexington’s wholly-owned assets and a related share repurchase and/or special dividend. Lexington’s board of trustees asked Wachovia Securities to delay its presentation until the next meeting of Lexington’s board of trustees and tabled a vote on whether to retain Wachovia Securities. Until the March 14, 2006 regularly scheduled meeting of Lexington’s board of trustees, senior management worked with Wachovia Securities and

Paul Hastings to determine the range of potential strategic transactions available to Lexington, including the feasibility of the joint venture alternative.

On March 13, 2006, Lexington executed a confidentiality agreement with Bidder A. Lexington informed Bidder A that it expected to engage a financial advisor and that Bidder A would be contacted by such advisor.

At the March 14, 2006 meeting, Lexington’s senior management proposed that Lexington’s board of trustees retain Wachovia Securities to act as Lexington’s financial advisor with respect to potential strategic transactions that would enhance value for Lexington’s shareholders. Representatives of Wachovia Securities discussed the current REIT market environment and the market’s perspective of Lexington. Wachovia Securities also discussed a process by which Lexington could explore certain strategic alternatives without initially making a public announcement.

Lexington’s board of trustees discussed various alternatives to enhance shareholder value, including continuing to operate Lexington under management’s current business plan, an outright sale of Lexington for cash or an alternative strategic transaction. Lexington’s board of trustees discussed the risks and benefits of each of these alternatives and strategies, including the challenges that the size of Lexington’s portfolio could present with respect to a sale of Lexington. Lexington’s board also discussed additional strategies that it might pursue to enhance shareholder value, including the potential sale of a large number of non-core assets followed by a special dividend to shareholders.

Lexington’s board of trustees discussed a variety of potential transaction parties which Lexington and Wachovia Securities collectively believed had sufficient assets, or access to sufficient capital, to consummate an acquisition of Lexington. Wachovia Securities next discussed the process and timing of a potential strategic transaction, including the benefits of a non-public auction process in which the universe of potential parties to a transaction could be narrowed following receipt of indications of interest. Wachovia Securities explained that a non-public auction process could maximize shareholder value while reducing disruption to Lexington and its management and reducing business and market risk that could affect consummation of a transaction.

At the close of the March 14, 2006 meeting, Lexington’s board of trustees unanimously determined that Lexington should undertake a formal process to explore strategic alternatives, potentially including a sale or other strategic transaction. Lexington’s board of trustees authorized senior management to engage Wachovia Securities as Lexington’s strategic financial advisor subject to the negotiation and execution of mutually satisfactory engagement letters. Lexington and Wachovia Securities entered into an engagement letter on April 19, 2006.

During the weeks prior to the March 14 board meeting and through the remainder of March and most of April 2006, Lexington’s senior management worked with Wachovia Securities and considered approximately 50 potential qualified transaction parties. These entities included Bidder A, a broad cross-section of public REITs, other public companies, pension funds, pension fund advisors, closed-end investment funds, open-end fund sponsors, commingled/closed-end funds and buyout funds. Lexington’s senior management and Wachovia Securities approached 33 entities that Lexington and Wachovia Securities collectively believed were qualified to complete a strategic transaction with Lexington. Concurrently, Lexington’s general counsel and Paul Hastings prepared a form of confidentiality agreement that Wachovia Securities distributed to 28 of these entities. Lexington negotiated and executed confidentiality agreements with 19 of these entities, 18 of which ultimately conducted at least some due diligence and discussed with Wachovia Securities the possibility of a strategic transaction.

During this period, an online data room was prepared to facilitate access to due diligence materials by those potential transaction parties that had executed confidentiality agreements and had elected to move forward in the process. A bid-procedures letter was distributed to the 33 interested transaction parties. The letter set a deadline of April 21, 2006 for transaction parties to submit nonbinding preliminary indications of interest to enter into a negotiated strategic transaction with Lexington.

Newkirk was not initially identified as a potential qualified transaction party, but at the suggestion of a potential qualified transaction party, who turned down the invitation to participate in the bid process, Wachovia

Securities subsequently approached Newkirk to participate in Lexington’s confidential process. On March 17, 2006, Newkirk signed a confidentiality agreement with Lexington.

Between March 17, 2006 and May 8, 2006, management of Newkirk periodically advised members of Newkirk’s board of directors on an informal basis as to Newkirk’s interest in pursuing a strategic transaction with Lexington and the status of discussions with Lexington.

From March 28, 2006 through July 21, 2006, members of Newkirk’s management and representatives of Bear Stearns, Katten Muchin and Post Heymann & Koffler LLP (which we refer to as Post Heymann) conducted a due diligence review of, among other things, Lexington’s business and operations, financial condition and material contracts.

On April 21, 2006, Lexington received three written non-binding, preliminary indications of interest to engage in a strategic transaction with Lexington. Two bidders, including Bidder A, indicated interest in acquiring all of Lexington’s outstanding common shares for cash at a per share valuation of $23.00 and $24.50. The third bidder, Newkirk, indicated interest in a merger with Lexington with an exchange ratio of 0.81 Lexington common shares for each share of Newkirk common stock. Based on the closing price of Lexington common shares and Newkirk common stock on April 21, 2006, Newkirk’s offer valued Lexington’s common shares at $22.44 per share.

Bidder A indicated that it was interested in acquiring all of Lexington’s outstanding common shares and operating partnership units for a cash purchase price of $24.50 for each share and each unit. Bidder A further indicated that it was willing to structure the transaction in a manner that would be tax-efficient for holders of Lexington’s operating partnership units by offering them the opportunity to exchange their operating partnership units for senior preferred partnership units. Bidder A did not provide extensive detail regarding such tax structuring, stating only that these units would earn a fixed rate of return to be agreed upon with Lexington.

The second bidder (which we refer to as “Bidder B”) indicated that it was interested in acquiring Lexington for a cash purchase price of $23.00 for each share and operating partnership unit. Bidder B indicated that it would review additional information regarding the tax position of the holders of Lexington’s operating partnership units and would make a proposal for them as part of its final bid.

Lexington’s board of trustees met on April 24, 2006 to discuss and evaluate the various bidders and the relative merits of their respective proposals. At the request of Mr. Roskind, the Chairman of Lexington’s board of trustees, Stanley R. Perla, an independent trustee of Lexington, did not participate in the meeting because of his position as Director of Internal Audit of Vornado, a significant equity holder of Newkirk.

At the request of Lexington’s board of trustees, Wachovia Securities and Paul Hastings also participated in the April 24 meeting. Messrs. Roskind and Eglin and representatives from Wachovia Securities summarized the three indications of interest. Wachovia Securities also presented an overview of Newkirk. Lexington’s board of trustees discussed the relative strengths and weaknesses of the various bids. Bidder A and Bidder B had indicated that they were willing to acquire Lexington for cash; however, the per share price indicated by Bidder B was significantly lower than that of Bidder A. Wachovia Securities informed Lexington’s board of trustees that it believed that both Bidder A and Bidder B had access to sufficient capital to close a transaction, and it believed Bidder A had conducted significantly more due diligence than Bidder B.

Lexington’s board of trustees then discussed with Wachovia Securities whether Bidder B might be willing to increase its bid to a more competitive level if allowed to enter into the next round of the process. Mr. Roskind explained that, in recent conversations, Bidder B had specifically indicated that it would have difficulty increasing the valuation set forth in its initial bid letter and that it was, therefore, unlikely to increase its offer price. Based on Lexington’s board of trustees’ evaluation of the three proposals and the discussions with Lexington’s senior management and Wachovia Securities, Lexington’s board of trustees determined to proceed with a subsequent round of negotiations with Bidder A and Newkirk.

Members of Lexington’s senior management who were participating in the meeting were then excused from the meeting so that the independent trustees (except for Mr. Perla who did not attend the meeting) could discuss the strategic transaction process and their fiduciary duties with Paul Hastings. The independent trustees determined that because of potential perceived conflicts of interest between Lexington’s shareholders and Lexington’s executive officers (who may have been entitled to a severance payment in the event of a “change of control” of Lexington) it was appropriate to form a special committee of Lexington’s board of trustees consisting of Geoffrey Dohrmann, James Grosfeld, Kevin Lynch (later appointed chairman) and Seth M. Zachary (which we refer to as the Lexington special committee). Carl D. Glickman recused himself from participating on the Lexington special committee because of his relationship with Bear Stearns. The Lexington special committee was authorized to analyze the proposed terms and conditions of potential strategic transactions involving Lexington, to retain outside experts, advisors and consultants at its discretion for the purpose of analyzing strategic alternative transactions and to make a recommendation to Lexington’s board of trustees whether it was in the best interests of Lexington to enter into any particular strategic transaction.

Lexington’s special committee determined that Lexington’s senior management should continue leading Lexington’s investigation of a strategic transaction under Lexington’s special committee’s supervision and that the Lexington special committee should meet regularly during the course of the strategic transaction process to carry out its oversight of the process. The Lexington special committee discussed, but never definitively determined, committee fees (in lieu of the per meeting fees otherwise previously approved by Lexington’s board of trustees for committee meetings generally) equal to $35,000 per member and an additional $15,000 to the chairman. On September 8, 2006, Lexington’s board of trustees, upon a recommendation from Lexington’s special committee, approved the fees as discussed by Lexington’s special committee.

Following the April 24, 2006 meeting, Wachovia Securities delivered a bid-procedures letter to Bidder A and Newkirk, indicating that “best and final” bids would be due on Friday, May 19, 2006. From April 24 through May 19, Lexington’s senior management and other key employees met separately with each of the two final-round bidders in a series of bidder-specific due diligence meetings.

On May 3, 2006, Lexington posted a draft cash merger agreement on its online data room.

On May 4, 2006, Lexington’s special committee met to receive an update from senior management and Wachovia Securities on the status of the strategic transaction process. Paul Hastings advised Lexington’s special committee that Bidder A was a client of Paul Hastings and as a result of Mr. Zachary’s position as chairman of Paul Hastings, Mr. Zachary would participate in the evaluation of the proposal by Bidder A, but would not participate in any vote on Bidder A’s proposal.

At the May 4, 2006 meeting, Wachovia Securities updated Lexington’s special committee on the strategic transaction process and the status of the two bidders.

On May 5, 2006, Lexington distributed a draft stock merger agreement to Newkirk.

On May 7, 2006, Messrs. Roskind and Eglin had dinner with representatives of Bidder A.

On May 8, 2006, Lexington, Wachovia Securities and Paul Hastings met with Newkirk, Bear Stearns and Katten Muchin, counsel to Newkirk, to discuss Newkirk’s comments to the draft stock merger agreement.

Also, on May 8, 2006, at a meeting of Newkirk’s board of directors, Peter Braverman, the President of Newkirk confirmed with each board member that they had received Lexington’s Annual Report on Form 10-K and materials prepared by Wachovia Securities for distribution to potential purchasers of Lexington. At the meeting Mr. Braverman further updated Newkirk’s board of directors with respect to the discussions to date between Newkirk’s management and Lexington’s management with respect to the possible acquisition of, or business combination with, Lexington. In particular, Mr. Braverman advised Newkirk’s board of directors that Lexington had retained Wachovia Securities to seek strategic transactions and that, in connection therewith, Newkirk had entered into a confidentiality agreement with Lexington pursuant to which Newkirk received certain information regarding Lexington. Mr. Braverman further advised the board that in connection with management’s review of Lexington, management believed that the leverage required to acquire Lexington in a cash transaction would not be advantageous to Newkirk and discussions had begun with Lexington’s management about business combinations. In this regard, Mr. Braverman advised that a proposed merger with Lexington was being discussed with Lexington as the surviving entity. At the May 8, 2006 meeting, Newkirk’s board of directors was advised that Lexington had established a timetable under which final offers were to be made by May 19, 2006. The board established a special committee consisting of Newkirk’s independent directors to review the transaction. The special committee authorized Newkirk management to continue discussions with Lexington and to update the committee on a regular basis. Also at the May 8, 2006 meeting Newkirk’s board of directors agreed to formally retain Bear Stearns as its investment advisor in connection with the proposed transaction with Lexington.

Newkirk’s special committee met on each of May 10, 12 and 15, 2006 and were provided with updates from Newkirk’s management as to the status of negotiations with Lexington at each meeting.

On May 10, 2006, counsel for Bidder A delivered to Paul Hastings a brief memo outlining certain points of Bidder A’s bid and a revised draft of the merger agreement.

At the May 10, 2006 meeting, the members of Newkirk’s special committee elected Richard Frary as chairman of the special committee.

On May 10, 2006, members of the board of Newkirk were provided with a legal memorandum outlining their fiduciary duties with respect to the proposed merger.

On May 11, 2006, Lexington’s special committee met to receive an update from senior management and Wachovia Securities on the status of the strategic transaction process. The special committee discussed issues associated with comparing the potential two final bids since one involved cash and the other involved stock.

On May 12, 2006, counsel for Newkirk delivered to Paul Hastings a revised draft of the merger agreement based on the discussions at the May 8, 2006 meeting.

On May 14, 2006, Newkirk informed Messrs. Roskind and Eglin and Wachovia Securities that it would consider revising its initial indication of interest to include alternative strategic transactions providing Lexington shareholders with a combination of cash and stock in the combined company.

On May 15, 2006, Bidder A informed Wachovia Securities that it would not be able to support a valuation at the price indicated in its bid letter, and that, as a result, it was withdrawing from the strategic transaction process. Bidder B was therefore approached to re-enter the process.

At the May 15, 2006 meeting of Newkirk’s special committee, management advised the special committee of the possibility of considering alternative proposals providing Lexington shareholders with a combination of cash and stock in the combined company. The special committee authorized management to explore these alternative proposals with Lexington.

Also on May 15, 2006, Newkirk’s attorneys delivered to Paul Hastings draft merger agreements contemplating the range of proposals then being considered.

On May 16, 2006, Newkirk indicated that it was interested only in a stock for stock merger.

On May 16, 2006, the members of Newkirk’s board were provided with financial analyses prepared by management and Bear Stearns reviewing the transaction and various valuation analyses of Newkirk, Lexington and the combined company.

On May 17, 2006, the full Newkirk board met and received a presentation first from management and then from Bear Stearns reviewing the transaction and various valuation analyses of Newkirk, Lexington and the combined company. A representative of Post Heymann advised the board as to the basic terms of the proposed merger agreement including closing conditions, non-solicitation and fiduciary out provisions, as well as termination rights and termination fees and answered questions from Newkirk’s directors regarding various aspects of the merger agreement. Following the presentations of management and Bear Stearns, the Newkirk directors who were not on the special committee left the meeting. Thereafter, the special committee discussed with Bear Stearns, among other things, the information presented by management and Bear Stearns and the matters described below under “— Recommendation of Newkirk’s Board of Directors and Newkirk’s Reasons for the Merger.” The special committee, by unanimous vote, then recommended that Newkirk’s board of directors approve the submission by Newkirk of a proposal to Lexington to effect the merger of Newkirk with and into Lexington, subject to the issuance by Bear Stearns of a fairness opinion and the entry into of a definitive merger agreement providing for an exchange ratio of 0.80 to 1, the appointment of Michael L. Ashner as Chairman of the surviving entity and representation on the board of the surviving entity of designees of Newkirk.

Immediately following the special committee meeting on May 17, 2006, the board of directors of Newkirk, by unanimous vote, authorized the submission by management of a merger proposal with Lexington on the terms recommended by the special committee.

From May 17, 2006 through June 28, 2006 Newkirk management promptly updated the special committee members as to developments relating to the proposed transaction with Lexington.

On May 18, 2006, Newkirk delivered to Paul Hastings a revised draft merger agreement for its original proposal which included, among other revisions, a provision allowing Lexington to pay up to $32,500,000 in “change of control” payments to its executives in connection with the proposed merger and up to $6,000,000 in excise taxes incurred by the executives in connection with such payments, and to vest all of the restricted stock issued by Lexington, in exchange for a waiver by each executive of any rights triggered by the proposed merger under their employment agreements with Lexington.

On May 19, 2006, Bear Stearns delivered Newkirk’s final bid in accordance with Wachovia Securities bid instructions, together with another draft of the stock merger agreement. Newkirk proposed a stock for stock merger whereby each share of Newkirk common stock would be exchanged for 0.80 Lexington common shares.

Later on May 19, 2006, Lexington’s board of trustees held a special meeting to discuss Newkirk’s final bid. Mr. Perla did not attend this meeting, but Mr. Glickman did attend. The board of trustees requested an update on the possibility of inviting Bidder B back into the strategic transaction process. Mr. Roskind informed Lexington’s board of trustees that Bidder B indicated that it was currently bidding in another strategic transaction process. Bidder B informed Mr. Roskind that if it was not successful in the other strategic transaction process, it would be in a position to conduct further due diligence on Lexington to determine whether it could revise its preliminary indication of interest. Lexington’s board of trustees, including the members of Lexington’s special committee, authorized Lexington’s management and Wachovia Securities to invite Bidder B back into the strategic transaction process.

Also, at the May 19, 2006 special meeting, Lexington’s senior management and Lexington’s board of trustees discussed Newkirk’s requirement that, after giving effect to payments and vesting provisions contained in Newkirk’s draft merger agreement, Lexington’s executive officers waive any rights triggered by the proposed merger under the executive’s employment agreements with Lexington.

Between May 19, 2006 and May 23, 2006, Lexington’s senior management and Wachovia Securities met with representatives of Newkirk and Bear Stearns to discuss the proposed merger. In addition, during this period, Paul Hastings and Katten Muchin continued to negotiate the terms of the draft merger agreement.

From May 19, 2006 through July 21, 2006, members of Lexington’s management and Newkirk’s management met on numerous occasions both in person and telephonically, independently and together with their respective counsel and/or financial advisors, to negotiate the terms of the merger agreement.

On May 23, 2006, at a regularly scheduled meeting of Lexington’s board of trustees, which included Messrs. Glickman and Perla, Lexington’s senior management and Wachovia Securities updated the board of trustees on the status of the strategic transaction process, including the Newkirk bid.

At the meeting, Mr. Roskind informed Lexington’s board of trustees that Bidder B requested at least a week to conduct further due diligence in order to determine whether it could revise its preliminary indication of interest. During this period, Lexington management and Paul Hastings conducted additional in-depth due diligence on Newkirk.

On May 30, 2006, Messrs. Roskind, Eglin and Glickman met with Mr. Ashner. Later on May 30, 2006, Messrs. Roskind, Eglin, Grosfeld and Lynch met with Mr. Ashner.

Between May 30, 2006 and June 9, 2006, Lexington’s senior management, together with Wachovia Securities and Paul Hastings, met on several occasions with Newkirk’s senior management, as well as Bear Stearns and Katten Muchin Rosenman, to negotiate the terms of the merger agreement and ancillary documents. During this time period, Bidder B informed Lexington that it would not be in a position to revise its preliminary indication of interest.

On June 9, 2006, Mr. Lynch, as chairman of the compensation committee of Lexington’s board of trustees, requested that Lexington’s general counsel contact FPL Partners, an independent compensation consultant, to arrange for a call between a representative of FPL Partners and Mr. Lynch regarding the payment and waiver under Lexington’s employment agreements proposed by Newkirk.

On June 13, 2006, Lexington’s full board of trustees held a special meeting to discuss Newkirk’s proposal. Messrs. Perla and Glickman recused themselves from the meeting. Lexington’s senior management provided Lexington’s board of trustees with a status update of the negotiations with Newkirk. Lexington’s senior management reported that it was working through the accounting treatment of the proposed merger with Lexington’s independent registered public accounting firm, KPMG LLP.

At this meeting, Wachovia Securities discussed Newkirk and the proposed merger with Lexington’s board of trustees. The board of trustees then discussed in detail the impact of the accounting treatment of the proposed merger.

On June 14, 2006, Mr. Roskind cancelled a special meeting of Lexington’s board of trustees scheduled for June 15, 2006 to allow Lexington’s senior management and KPMG LLP sufficient time to complete a review of the accounting treatment of the proposed merger.

On June 20, 2006, Mr. Lynch conducted a telephone interview with FPL Partners and authorized Lexington’s general counsel to continue to provide FPL Partners with documentation of the employment arrangements of Lexington’s executive officers.

At a June 22, 2006 meeting of the Lexington special committee, Paul Hastings reviewed with the committee the terms of the then current draft of the merger agreement in detail. Lexington’s senior management then left the meeting and the special committee met in executive session. The Lexington special committee then reviewed the activity of the Lexington special committee to date and the existing employment arrangements with Lexington’s executive officers and discussed the possible role of FPL Partners in assisting the Lexington special committee in reviewing the employment arrangements.

On June 27, 2006, Lexington’s board of trustees held a special meeting. Messrs. Perla and Glickman were not present at the special meeting. Lexington’s senior management and Wachovia Securities updated the board of trustees with respect to the progress of the merger negotiations. Following the special meeting, Lexington’s special committee met outside of the presence of Lexington’s senior management to discuss the potential merger with Wachovia Securities and Paul Hastings.

Later on June 27, 2006, Mr. Lynch formally engaged FPL Partners to review the employment arrangements with Lexington’s executive officers and to assist Lexington’s special committee in determining whether any payments should be made to Lexington’s executive officers in connection with the proposed merger.

On June 28, 2006, Newkirk’s board of directors was provided with further analyses from Bear Stearns incorporating updated financial information prepared by Newkirk management with respect to the valuation of Newkirk, Lexington and the combined company. The updated analyses were substantially identical to those previously provided except they were updated to provide for potential change in control compensation payments to Lexington’s management as well as details on transactions consummated by Lexington and Newkirk from May 17, 2006 to June 28, 2006.

On June 29, 2006, at a special meeting of both Newkirk’s special committee and Newkirk’s board of directors, representatives of management and Bear Stearns made a further presentation to the full board of directors similar to the presentation made at the May 17, 2006 meeting. The presentation provided updated financial information to provide for potential change in control compensation payments to Lexington’s management as well details on transactions consummated by Lexington and Newkirk from May 17, 2006 to June 29, 2006. The board again had the opportunity to discuss the merger with management and Bear Stearns.

On June 29, 2006, Lexington’s board of trustees held a special meeting. Mr. Perla was not present at the special meeting, but Mr. Glickman was in attendance for part of the meeting. Paul Hastings and Mr. Glickman reminded Lexington’s board of Trustees that Mr. Glickman would participate in parts of the meeting, but would recuse himself in the event of a vote on any transaction involving Newkirk. Wachovia Securities discussed financial analyses of Lexington, Newkirk and the combined company resulting from the proposed merger. Lexington’s board of trustees engaged in an extended discussion regarding Wachovia Securities’ presentation. Paul Hastings then reviewed the status of Lexington’s and Paul Hastings’ due diligence of Newkirk and the terms of the merger agreement. Paul Hastings noted that due to Mr. Ashner’s exclusivity agreement with Winthrop, Newkirk was requiring that, in the event Mr. Ashner terminated his employment with Lexington to preserve such exclusivity agreement, Mr. Ashner would be entitled to a full severance payment. Lexington’s board of trustees requested that Lexington’s senior management negotiate the point with Newkirk so that Mr. Ashner would only be entitled to receive a portion of his severance payment. Mr. Glickman, members of Lexington’s management and Wachovia Securities left the meeting so the Lexington special committee could meet with Paul Hastings.

At the conclusion of the June 29th meeting, the Lexington special committee met with senior management and Wachovia Securities. The Lexington special committee observed that while the transaction structure appeared to be beneficial to Lexington and accomplished many of the goals originally expressed when the board determined to explore strategic alternatives, the financial modeling used in the presentation was based on the assumption that Lexington’s investments would remain static. The special committee requested a review of the impact of the merger assuming that Lexington was able to implement senior management’s expected growth strategy.

Between June 29, 2006 and July 5, 2006, Paul Hastings had several conversations with Katten Muchin to negotiate issues in the draft merger agreement, including, in each case, among others, the scope of the representations and warranties being made by each company and the covenants of each company prior to closing.

On July 5, 2006, Lexington’s special committee met with Paul Hastings and FPL Partners. FPL Partners presented the results of its review of the employment arrangements with Lexington’s executive officers. Lexington’s special committee determined that, in light of such review, no additional compensation should be payable to Lexington’s executive officers in connection with the proposed merger.

On July 12, 2006, Lexington’s special committee held another meeting. At the meeting, Lexington’s senior management provided a supplemental presentation to the special committee regarding the positive, negative and neutral impacts of the potential merger on certain of Lexington’s corporate objectives.

On July 13, 2006, representatives of Newkirk and Lexington’s management, along with representatives of Wachovia Securities and Bear Stearns, met. At the meeting, Lexington provided Newkirk with a copy of material provided to Lexington’s special committee at its July 12, 2006 meeting.

On the evening of July 13, 2006, Messrs. Roskind and Eglin had dinner with Mr. Ashner to discuss the terms of the proposed merger.

On July 14, 2006, Bidder A contacted Mr. Roskind about the possibility of reentering the confidential process.

On July 18, 2006, Lexington and Bidder A amended the confidentiality agreement between them to allow Bidder A additional time to complete its review of Lexington.

Prior to a July 19, 2006 meeting of Lexington’s special committee, Lexington’s executive officers informed Mr. Lynch that they would waive any rights triggered by the proposed merger under the employment agreements.

At the July 19, 2006 meeting, Lexington’s special committee met with Paul Hastings and FPL Partners to discuss the terms of waiver agreements with Lexington’s executive officers and the proposed employment agreement with Mr. Ashner.

On July 20, 2006, Newkirk’s board of directors was provided with further analyses incorporating the final merger terms prepared by Newkirk management and Bear Stearns with respect to the valuation of Newkirk, Lexington and the combined company. The updated analyses were substantially similar to those previously provided except they included revised models utilizing updated information provided by Lexington’s management as well as materials provided by Lexington to its special committee on July 12th, eliminated the $32,500,000 in “change of control” payments to Lexington executives and up to $6,000,000 in excise taxes incurred by the executives in connection with such payments, and took into account a special $0.17 per share dividend to Lexington shareholders.

On July 21, 2006, Lexington’s board of trustees held a meeting to consider the proposed merger. Messrs. Glickman and Perla were not in attendance because of the potential conflicts of interest discussed above. Mr. Roskind informed Lexington’s board of trustees that he did not believe Bidder A would make an additional bid for Lexington. Mr. Roskind provided an update on the status of the negotiations regarding the merger agreement, including that, in exchange for a waiver by the executive officers of any rights under their employment agreements, Newkirk agreed that Lexington could pay a special dividend of $0.17 per common share prior to the closing. After presentations from Lexington’s senior management, Wachovia Securities and Paul Hastings, each member of Lexington’s special committee recommended the proposed merger, as described by Lexington’s senior management, Wachovia Securities and Paul Hastings, to Lexington’s board of trustees. Lexington’s board of trustees agreed to meet on July 23, 2006 to allow time for Lexington’s senior management and Paul Hastings to finalize the merger agreement and ancillary documents and Wachovia Securities to prepare for the meeting.

On July 21, 2006, at special meetings of each of Newkirk’s board of directors and the special committee, representatives of Newkirk management and Bear Stearns made a presentation describing the July 20th analyses. The board was advised that the updated analyses were substantially similar to those previously provided except they included revised models utilizing updated information provided by Lexington’s management as well as materials provided by Lexington to its special committee on July 12th, eliminated the $32,500,000 in “change of control” payments to Lexington executives and up to $6,000,000 in excise taxes incurred by the executives in connection with such payments, and took into account a special $.17 per share dividend to Lexington shareholders. The board again had the opportunity to discuss the merger with management and Bear Stearns. Also at the July 21, 2006 meeting, Mr. Ashner recommended that, in light of the substantial time commitments required of the special committee, the board approve the payment of a fee of $50,000 for each special committee member and $100,000 for the chairman of the special committee. The board approved these payments.

Between July 21, 2006 and July 23, 2006, Lexington, Newkirk and their respective counsel negotiated the outstanding terms of the merger agreement and the ancillary documents, finalized the schedules and resolved certain diligence issues.

On July 23, 2006, Lexington’s board of trustees held a meeting to consider the proposed merger. Mr. Perla attended the meeting, but Mr. Glickman did not attend the meeting. Representatives of Wachovia Securities and Paul Hastings also participated in the meeting. In advance of the meeting, each member of Lexington’s board received a copy of the merger agreement and related documents and an updated presentation to be made by Wachovia Securities. At the meeting, Mr. Roskind informed Lexington’s board of trustees that Bidder A would not make a formal proposal or bid. Wachovia Securities then reviewed the terms of the proposed merger agreement and Paul Hastings again reviewed Lexington’s trustees’ standard of conduct and the duties of trustees relating to the proposed merger under Maryland law. During the meeting, Wachovia Securities rendered an oral opinion to Lexington’s board of trustees, subsequently confirmed in a written opinion, to the effect that, as of July 23, 2006, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the 0.80 exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Lexington. After asking several questions regarding the accounting treatment of the proposed merger, Mr. Perla recused himself from the meeting.

Also on July 23, 2006, a special meeting of the board of directors of Newkirk was held. Participating at the meetings were representatives of Bear Stearns, Katten Muchin and Post Heymann. In advance of the meeting, each member of Newkirk’s board received a copy of the merger agreement and related documents. Representatives of Katten Muchin advised the board that the terms of the merger agreement were consistent with those outlined at the May 17, 2006 meeting and customary for transactions of the nature of the merger. At the meeting, Bear Stearns provided its oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken as set forth in its opinion, the consideration to be received by public holders of shares of Newkirk common stock pursuant to the merger agreement who were not entering into voting or other agreements in connection with the Merger, was fair, from a financial point of view, to such holders. The special committee of Newkirk’s board of directors, by unanimous vote, recommended that the board of directors of Newkirk approve the merger agreement and, following such recommendation, the board of directors, by unanimous vote, approved the merger agreement and the merger. Newkirk’s board of directors also resolved to recommend that Newkirk stockholders adopt the merger agreement and authorized Newkirk management to execute and deliver the merger agreement and the agreements contemplated thereby.

Lexington’s board of trustees then discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to Lexington. These factors are described in more detail below under the heading “— Factors Considered by Lexington’s Board of Trustees and Reasons for the Merger.”

At the conclusion of the July 23, 2006 meeting, the members of Lexington’s board of trustees still present at the meeting unanimously approved, among other things, the merger agreement and the merger and directed that the merger agreement and the merger be submitted for consideration by Lexington’s common shareholders at a special meeting of such shareholders.

Late in the evening of July 23, 2006, Lexington and Newkirk executed the merger agreement and issued a joint press release announcing the transaction.

On September 11, 2006, Newkirk and Lexington entered into Amendment No. 1 to the merger agreement which extended the outside closing date from January 31, 2007 to March 31, 2007 and also clarified the respective obligations of the parties with respect to the registration statement that would be filed on behalf of the MLP unitholders.

On October 13, 2006, Newkirk and Lexington entered into Amendment No. 2 to the merger agreement which (i) clarified that the holders of common partnership units in Lexington’s operating partnerships will receive a special distribution of $0.17 per share payable by Lexington prior to the closing of the merger if declared and paid by Lexington and (ii) delays the closing until on or about December 29, 2006, unless the parties otherwise agree to accelerate the closing date.

Recommendation of Lexington’s Board of Trustees and Lexington’s Reasons for the Merger

Recommendation of Lexington’s Board of Trustees.

Lexington’s board of trustees has approved the merger agreement, the merger and the related transactions and declared that the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust, are advisable and fair to, and in the best interests of, Lexington and its shareholders. Lexington’s board of trustees recommends that Lexington common shareholders vote “FOR” approval of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the issuance of Lexington common shares under and as contemplated by the merger agreement.

Lexington’s Reasons for the Merger.

In determining whether to approve the merger agreement, the merger and the related transactions, Lexington’s board of trustees considered a variety of factors that might impact the short-term and long-term interests of Lexington and its shareholders. As part of its deliberations, Lexington’s board of trustees took into consideration the support of the merger by Lexington’s senior management and considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization, and operating, strategic and financial risks of Lexington and Newkirk, considered separately for each entity and on a combined basis for the combined company.

Benefits of the Merger.

In connection with its determination, Lexington’s board of trustees consulted with Lexington’s senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following positive factors (the order does not reflect the relative significance):

•	Larger Size. With a total enterprise value in excess of $4.6 billion at the time the merger agreement was signed, the combined company would be the largest net lease REIT, and among the largest capitalized diversified REITs in the United States. As a result of the larger size, the combined company:

•	is expected to have greater operating and financial flexibility and better access to capital markets;

•	should have a broader and deeper investment pipeline; and

•	should be able to consider future transactions that would not otherwise be possible;

•	Efficiency of Portfolio Acquisition. The opportunity to acquire through a single transaction a portfolio of high quality properties, together with an experienced management team, that could not be easily replicated through acquisitions of individual assets;

•	Diversification of Assets. The combined company will have a pool of assets that is far more diversified than Lexington’s stand-alone portfolio in terms of tenant credit, property type, location, tenant industry and lease characteristics, thereby lessening the impact of exposure to particular industry sectors, markets and tenants;

•	Stronger Balance Sheet. The combined company will have a stronger balance sheet because of Newkirk’s lower debt to equity ratio, substantial cash balances and unleveraged assets;

•	Management Synergy. Lexington’s board of trustees believes that the combined company will benefit from the complementary skill sets of Lexington’s and Newkirk’s management teams, as well as the combined deal flow of the companies, thus further broadening the growth opportunities for the combined company;

•	Ownership Diversity. The combined company will have a broader shareholder base than Lexington. Lexington’s board of trustees believes that this broader shareholder base will enhance shareholder liquidity;

•	Tenant Quality Improvement. The combined company will have a majority of investment grade tenants due to the credit quality of Newkirk’s tenants;

•	Continued Representation in Management and on the Combined Company’s Board. Five of the seven executive officers of the combined company will be current executive officers of Lexington serving in similar capacities and (ii) eight of the eleven members of Lexington’s board of trustees will be appointed by Lexington as members of the board of trustees of the combined company;

•	Enhanced Investment Opportunities. Newkirk contributes a debt investment platform to the combined company. The merger allows Lexington to circumvent the start-up investment and opportunity costs of developing its own debt platform; and

•	Opinion of Financial Advisor. Lexington’s board of trustees also considered the financial presentation of Wachovia Securities, including its opinion, dated July 23, 2006, as to the fairness, from a financial point of view as of the date of the opinion, to Lexington of the exchange ratio, as more fully described elsewhere in this joint proxy statement/prospectus.

Risks of the Merger.

Lexington’s board of trustees recognized that there are risks associated with the merger and the merger agreement, including the following risks (the order does not reflect the relative significance):

•	Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management’s attention. The combined company may also experience operational interruptions or the loss of key employees or customers;

•	Strategic Benefits may not be Realized. The anticipated strategic and financial benefits of the merger may not be realized;

•	Significant Dilution. The merger is expected to be dilutive to per share funds from operations in the future. Future events that could increase such dilution include adverse changes in:

•	the expected costs of the merger and the expected costs of integrating Newkirk’s business with Lexington’s business;

•	the combined company’s ability to achieve anticipated cost savings from the merger; and

•	general economic conditions and their effect on the REIT industry, including the combined company;

•	Expenses of the Merger. Lexington and Newkirk are expected to incur one-time, pre-tax closing costs of approximately $35.5 million in connection with the merger inclusive of one-time pre-tax expenses of approximately $12.5 million related to the termination of Newkirk’s advisory agreement with NKT Advisors in connection with the merger. Lexington also expects to incur one-time, pre-tax cash and non-cash costs related to the integration of Lexington and Newkirk, which cannot be estimated at this time. The combined company may incur additional unanticipated costs and expenses in connection with the merger;

•	Possible Repayment/Refinancing of Debt. Consummation of the merger could trigger a mandatory prepayment (including a penalty in some cases) of Lexington’s or Newkirk’s debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to consummation of the merger, the existing debt of Lexington and Newkirk might need to be repaid and/or refinanced. This may result in higher than-anticipated transaction expenses to Lexington;

•	Fixed Merger Consideration. The exchange ratio is fixed and will not fluctuate as a result of changes in the price of Lexington common shares or Newkirk common stock. If the ratio of Newkirk’s stock price to Lexington’s share price upon the consummation of the merger were to be less than 0.80 to 1, then Lexington may be viewed as having paid more for Newkirk stock than it might otherwise have to pay if the exchange ratio had not been fixed;

•	Termination Fee. Each company agreed to pay the other party a termination fee of $25.0 million in specified circumstances, including where a third party acquires or seeks to acquire the terminating party within a specified time period after termination. The terminating party must also reimburse the other party for up to $5.0 million of expenses in specified circumstances, which would be credited against any subsequent termination fee, if payable. See “The Merger Agreement — Termination”; and

•	Other Negative Factors. Lexington’s board of trustees also considered the other risks of the merger described in “Risk Factors — Risks Relating to the Merger.”

The above discussion of the factors considered by Lexington’s board of trustees is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by Lexington’s board of trustees. Lexington’s board of trustees approved the merger agreement, the merger and the related transactions and recommended approval by Lexington’s shareholders of the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust and the Amended and Restated By-laws and the issuance of Lexington common shares under and as contemplated by the merger agreement in light of the various factors described above and other factors that each member of Lexington’s board of trustees believed to be appropriate.

In view of the wide variety of factors considered by Lexington’s board of trustees with its evaluation of the merger and the complexity of these matters, Lexington’s board of trustees did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Lexington’s board of trustees made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Recommendation of Newkirk’s Board of Directors and Newkirk’s Reasons for the Merger

Recommendation of Newkirk’s Board of Directors.

Newkirk’s board of directors, upon the recommendation of Newkirk’s special committee, has unanimously approved the merger agreement, the merger and the related transactions and declared that the merger agreement, the merger and the related transactions are advisable and fair to, and in the best interests of, Newkirk and its stockholders. Newkirk’s board of directors recommends that holders of Newkirk’s voting securities vote “FOR” approval of the merger agreement, the merger and the related transactions.

Newkirk’s Reasons for the Merger.

In determining whether to approve the merger agreement, the merger and the related transactions, Newkirk’s board of directors considered a variety of factors that might impact the long-term as well as short-term interests of Newkirk and its stockholders. In its deliberations, Newkirk’s board of directors considered the support of the merger by Newkirk’s senior management, the historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization, and operating, strategic and financial risks of Lexington and Newkirk, considered separately for each entity and on a combined basis for the combined company.

Benefits of the Merger.

In making the determination described above, Newkirk’s board of directors consulted with its legal advisors, accountants and financial advisors. Newkirk’s board of directors considered a number of factors, including the following principal positive factors (the order does not reflect the relative significance):

•	Larger Size. With a total enterprise value in excess of $4.6 billion at the time the merger agreement was signed, the combined company would be the largest net lease REIT, and among the largest capitalized diversified REITs in the United States. As a result of the larger size, the combined company:

•	is expected to have greater operating and financial flexibility and better access to capital markets;

•	should have a broader and deeper investment pipeline;

•	should be better positioned for future growth through development and enhanced cash flow; and

•	should be able to consider future transactions that would not otherwise be possible;

•	Diversification of Assets. The combined company will have a pool of assets that is far more diversified than Newkirk’s stand-alone portfolio in terms of tenant credit, property type, location, tenant industry and lease characteristics, thereby lessening the impact of exposure to particular industry sectors, markets and tenants;

•	Elimination of External Advisory Structure. The combined company will be self-managed thereby eliminating the external advisory structure under which Newkirk presently operates. The board believes that internally managed REITs are typically viewed more favorably by the capital markets;

•	Average Lease Term Extension. The combined company would have leases with a substantially longer weighted average lease term compared to Newkirk, which will ease the significant rent-roll down challenge Newkirk faces in the future;

•	Management Synergy. Newkirk’s board of directors believes that the combined company will benefit from the complementary skill sets of Lexington’s and Newkirk’s management teams, as well as the combined deal flow of the companies, thus further broadening the growth opportunities for the combined company;

•	Ownership Diversity. The combined company will have a broader stockholder base than Newkirk. Newkirk’s board of directors believes that this broad stockholder base will enhance stockholder liquidity;

•	Continued Representation in Management and Lexington’s Board. Michael L. Ashner, the Chairman and Chief Executive Officer of Newkirk, and Lara Johnson, the Executive Vice President of Newkirk, are to be retained by Lexington in similar capacities. In addition, three members of Newkirk’s board of directors, including Michael L. Ashner, will be appointed to the board of trustees of Lexington;

•	Exchange Ratio. Newkirk’s board of directors believes that the 0.80 exchange ratio for the merger consideration that will be paid in Lexington common shares represents a fair valuation of Lexington from Newkirk’s perspective. Newkirk’s board of directors also believes it is beneficial that the exchange ratio is fixed and that it will not fluctuate as a result of changes in the price of Newkirk’s common stock or Lexington common shares;

•	Due Diligence Review. The results of the due diligence review of, among other things, Lexington’s business and operations, financial condition and management practices and procedures, conducted on behalf of Newkirk by Newkirk’s management, financial advisors and legal counsel; and

•	Opinion of Financial Advisor. Newkirk’s board of directors also considered the financial presentation of Bear Stearns, including its opinion, dated July 23, 2006, as to the fairness, from a financial point of view and as of the date of the opinion, to Newkirk of the merger consideration to be paid by Lexington pursuant to the merger agreement, as more fully described elsewhere in this joint proxy statement/prospectus.

Risks of the Merger.

Newkirk’s board of directors recognized that there are risks associated with the merger and the merger agreement, including the following risks (the order does not reflect the relative significance):

•	Strategic Benefits may not be Realized. The anticipated strategic and financial benefits of the merger may not be realized;

•	Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management’s attention. The combined company may also experience operational interruptions or the loss of key employees or customers;

•	Reduction in Dividends for Newkirk Shareholders. It is anticipated that the combined company will pay a per share dividend that is 25% less than the current dividend paid by Newkirk after giving effect to the exchange ratio;

•	Expenses of the Merger. Lexington and Newkirk are expected to incur one-time, pre-tax closing costs of approximately $35.5 million in connection with the merger inclusive of one-time pre-tax expenses of approximately $12.5 million related to the termination of Newkirk’s advisory agreement in connection with the merger. Lexington also expects to incur one-time, pre-tax cash and non-cash costs related to the integration of Lexington and Newkirk, which cannot be estimated at this time. The combined company may incur additional unanticipated costs and expenses in connection with the merger;

•	Possible Repayment/Refinancing of Debt. Consummation of the merger could trigger a mandatory prepayment (including a penalty in some cases) of Lexington’s or Newkirk’s debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to consummation of the merger, the existing debt of Lexington and Newkirk might need to be repaid and/or refinanced. This may result in higher than-anticipated transaction expenses to Lexington;

•	Fixed Merger Consideration. The exchange ratio is fixed and will not fluctuate as a result of changes in the price of Lexington common shares or Newkirk common stock. If the ratio of Newkirk’s stock price to Lexington’s share price upon the consummation of the merger were to be more than 0.80 to 1, then Lexington may be viewed as having paid less for Newkirk stock than it might otherwise have to pay if the exchange ratio had not been fixed;

•	Termination Fee. Each company agreed to pay the other party a termination fee of $25.0 million in specified circumstances, including where a third party acquires or seeks to acquire the terminating party within a specified time period following termination. The terminating party may also be required to reimburse the other party for up to $5.0 million of expenses, inclusive of the termination fee. See “The Merger Agreement — Termination”; and

•	Other Negative Factors. Newkirk’s board of directors also considered the other risks of the merger described in “Risk Factors — Risks Relating to the Merger.”

The above discussion of the factors considered by Newkirk’s board of directors is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by Newkirk’s board of directors. Newkirk’s board of directors approved the merger agreement, the merger and the related transactions and recommended approval by Newkirk’s stockholders of the merger agreement, the merger and the related transactions in light of the various factors described above and other factors that each member of Newkirk’s board of directors believed to be appropriate.

In view of the wide variety of factors considered by Newkirk’s board of directors with its evaluation of the merger and the complexity of these matters, Newkirk’s board of directors did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Newkirk’s board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Opinion of Lexington’s Financial Advisor, Wachovia Securities

Overview

Pursuant to an engagement letter dated April 17, 2006, Lexington’s board of trustees retained Wachovia Securities to act as its financial advisor to assist Lexington in exploring strategic alternatives to enhance shareholder value. In selecting Wachovia Securities, Lexington’s board of trustees considered, among other things, the fact that Wachovia Securities is an internationally recognized investment banking firm with substantial experience advising companies in the real estate industry as well as substantial experience providing strategic advisory services. Wachovia Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the July 23, 2006 meeting of Lexington’s board of trustees, Wachovia Securities rendered its opinion to Lexington’s board of trustees, that as of July 23, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the review undertaken, in its opinion, the 0.80 to 1 exchange ratio pursuant to the merger agreement was fair, from a financial point of view to Lexington.

The full text of Wachovia Securities’ opinion, dated July 23, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities, is attached as Annex D to this joint proxy statement/prospectus. We urge you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

Wachovia Securities’ opinion does not address the merits of the underlying decision by Lexington to enter into the merger agreement and does not and shall not constitute a recommendation to any holders of Lexington common shares as to how they should vote in connection with the merger.

Although Wachovia Securities evaluated the fairness of the exchange ratio, from a financial point of view, to Lexington, the exchange ratio itself was determined by Lexington and Newkirk through arm’s-length negotiations. Lexington did not provide specific instructions to, or place any limitations on, Wachovia Securities with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of the merger agreement;

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for Lexington for the five years ended December 31, 2005;

•	Reviewed the Annual Report to Shareholders and Annual Report on Form 10-K for Newkirk for the year ended December 31, 2005;

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Lexington and Newkirk;

•	Reviewed certain business, financial, and other information regarding each of Lexington and Newkirk that was publicly available;

•	Reviewed certain business, financial, and other information regarding Lexington (and the combined company following the merger) and its prospects, including financial forecasts, which were furnished to Wachovia Securities by Lexington’s management, and discussed the business and prospects of Lexington (and the combined company following the merger) with Lexington’s management;

•	Reviewed certain business, financial, and other information regarding Newkirk and its prospects, including financial forecasts, which were furnished to it by the managements of Lexington and Newkirk, and discussed the business and prospects of Newkirk and the combined company following the merger with the managements of Lexington and Newkirk;

•	Participated in discussions and negotiations among representatives of Lexington and Newkirk and their financial and legal advisors;

•	Reviewed the reported prices and trading activity of each of Lexington common shares and Newkirk common stock;

•	Compared certain publicly available business, financial, and other information regarding each of Lexington and Newkirk with similar information regarding certain other publicly traded companies that it deemed relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that it deemed relevant;

•	Reviewed the potential pro forma impact of the merger on Lexington’s financial statements; and

•	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that it deemed relevant.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, and did not assume any responsibility for any independent verification of such information. Wachovia Securities also assumed the accuracy and completeness of the financial forecasts provided by Lexington and Newkirk for purposes of its opinion. With respect to the financial forecasts, Wachovia Securities assumed that the estimates and judgments expressed by management of each of Newkirk and Lexington in such forecasts were reasonably formulated and that they were the best currently available estimates and judgments of the respective managements of each of Lexington and Newkirk regarding the anticipated future financial performance, in the case of Lexington, Lexington, in the case of Newkirk, Lexington and Newkirk and, in the case of the combined company following the merger, Lexington, and that such combined company forecasts will be realized in the amount and timeframes contemplated thereby. Wachovia Securities assumes no responsibility for and expressed no view as to any such forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of the assets or liabilities of either Lexington or Newkirk nor was Wachovia Securities provided with any such evaluations or appraisals.

In rendering its opinion, Wachovia Securities assumed that the merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed that will have an adverse effect on the merger, Lexington or other actions contemplated by the merger agreement in any respect meaningful to Wachovia Securities’ opinion. Wachovia Securities’ opinion was necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities’ as of July 23, 2006. Wachovia Securities’ opinion did not address any of the provisions of the Second Amended and Restated Newkirk Partnership Agreement.

Wachovia Securities’ opinion did not address the merits of the underlying decision by Lexington to enter into the merger agreement and does not and shall not constitute a recommendation to any holders of Lexington common shares as to how they should vote in connection with the merger. In addition, Wachovia Securities did not express any opinion with respect to the prices at which Lexington common shares will trade at any time.

The following summaries of Wachovia Securities’ financial analyses present some information in tabular format. In order to fully understand the financial analyses used by Wachovia Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

Lexington Analysis

Historical Stock Trading Analysis.  Wachovia Securities reviewed the closing trading prices of Lexington common shares for the 12-month period ended July 21, 2006, the last trading day prior to the announcement of the merger. Wachovia Securities compared the high and low closing prices over such 12-month period to Lexington’s common share closing price of $20.97 on July 21, 2006. The following table summarizes this review.

Lexington Common Share Closing Price
Time Period/Trading Days	Price per Share	Time Period/Trading Days	Price per Share

July 21, 2006	$20.97	180-Day Average	$21.19
10-Day Average	$21.13	52-Week High (8/2/05)	$24.32
30-Day Average	$20.80	Last 12 Months Average	$21.66
60-Day Average	$20.83	Last 12 Months Median	$21.49
90-Day Average	$20.89	52-Week Low (6/14/06)	$19.89

Analyst Consensus Net Asset Value Analysis.  Wachovia Securities reviewed equity research analyst estimates of net asset value per share for Lexington. Wachovia Securities compared the high and low of the analyst estimates to Lexington’s common share closing price of $20.97 on July 21, 2006, the last trading day prior to the announcement of the merger. The following table summarizes this review.

Implied Lexington
Common Share Price

High:	$25.00
Low:	$18.46

Comparable Companies Analysis.  Using publicly available information, including estimated funds from operations (“FFO”) per share for 2006 published by First Call Corporation, a division of Thomson Financial Services (“First Call”), Wachovia Securities analyzed certain trading multiples of selected publicly traded net lease REITs that it believed were reasonably comparable to Lexington. These companies included the following:

•	American Financial Realty Trust;

•	National Retail Properties, Inc.;

•	Newkirk Realty Trust, Inc.;

•	Realty Income Corporation;

•	Spirit Finance Corporation

For each of the comparable companies, Wachovia Securities calculated the multiple of equity market price to the consensus estimate of its 2006 FFO per share, as reported by First Call, based on the closing share prices as of July 21, 2006. Wachovia Securities calculated the high and low trading multiples for the comparable companies and applied these multiples to the consensus First Call 2006 FFO per share estimate for Lexington of $1.91 which resulted in the following range of implied share prices for each Lexington common share:

	2006 FFO		Implied Lexington
	Multiple		Common Share Price

High:	16.8	x	$32.10
Low:	7.1	x	$13.55

None of the companies utilized in the above analyses for comparative purposes is identical to Lexington. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as the potential trading value of Lexington.

Precedent Transactions Analysis.  Using publicly available information, including FFO estimates published by First Call, Wachovia Securities examined selected transactions involving publicly traded real estate companies announced since January 2001. The selected precedent transactions included the following:

Acquiror	Target

Brandywine Realty Trust	Prentiss Properties Trust
DRA Advisors LLC	Capital Automotive REIT
Eaton Vance/ProLogis	Keystone Property Trust
Commercial Net Lease Realty Inc.	Captec Net Lease Realty
General Electric Capital	Franchise Finance Corp. of America

For each of the selected precedent transactions, Wachovia Securities calculated the multiple of the equity transaction price to the target company’s forward 12-month FFO per share based upon First Call consensus estimates. Wachovia Securities determined the high and low multiples for the precedent transactions and applied these figures to the consensus First Call 2006 FFO estimate for Lexington of $1.91 per share to arrive at the following range of implied share prices for each Lexington common share:

	Transaction		Implied Lexington
	FFO Multiple		Common Share Price

High:	14.5	x	$27.70
Low:	8.1	x	$15.47

Premiums Paid Analysis.  Wachovia Securities reviewed the same transactions used in the precedent transactions analysis to determine the premium or discount paid by the acquiror relative to the closing market price of the target company’s common shares for the day prior and relative to the average of the closing market prices of the target company’s common shares for the 10 trading days prior to the public announcement of the respective transaction.

Using publicly available information, Wachovia Securities calculated, among other things, the high and low premium paid in these selected transactions and applied these figures to the closing price of Lexington common shares on July 21, 2006 and to the average closing price of Lexington common shares for the 10 trading days ended July 21, 2006. This analysis resulted in the following range of implied share prices for each Lexington common share:

Implied Lexington
Common Share Price

High:	$24.53
Low:	$20.55

Dividend Discount Analysis.  Wachovia Securities performed a dividend discount analysis of Lexington’s common shares using First Call consensus FFO per share estimates through 2008, grown at 3.0% per year thereafter, and Lexington management’s projected dividends per share for 2006 through 2010. Wachovia Securities calculated the implied present values of projected cash dividends for Lexington for 2006 through 2010 using discount rates ranging from 9.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2010 based on multiples ranging from 9.5x to 11.5x 2011 FFO per share. These implied terminal values were then discounted at discount rates ranging from 9.0% to 11.0% to arrive at implied present values. Wachovia Securities derived a range of implied per share prices for Lexington common shares based on the sum of the respective implied present value of Lexington’s projected cash dividends and the implied present value of Lexington’s terminal value in 2010. Discount rates utilized in this analysis were derived from historic REIT equity returns and FFO multiples were derived based upon current and historic trading levels of Lexington common shares. This analysis resulted in the following range of implied share prices for each Lexington common share:

Implied Lexington
Common Share Price

High:	$23.50
Low:	$18.95

Newkirk Analysis

Historical Stock Trading Analysis.  Wachovia Securities reviewed the closing trading prices of Newkirk common stock from November 1, 2005, the pricing date of Newkirk’s IPO, through July 21, 2006, the last trading day prior to the announcement of the merger. Wachovia Securities compared the high and low closing prices over such period to the Newkirk common stock’s closing price of $16.95 on July 21, 2006. The following table summarizes this review.

Newkirk Common Share Closing Price
Time Period/Trading Days	Price per Share	Time Period/Trading Days	Price per Share

July 21, 2006	$16.95	150-Day Average	$17.04
10-Day Average	$17.24	52-Week High (3/15/06)	$18.87
30-Day Average	$17.15	Last 12 Months Average	$16.76
60-Day Average	$17.31	Last 12 Months Median	$16.99
90-Day Average	$17.58	52-Week Low (11/2/05)	$15.05
		IPO Price (11/1/05)	$16.00

Analyst Consensus Net Asset Value Analysis.  Wachovia Securities reviewed equity research analyst consensus estimates of net asset value per share for Newkirk. Wachovia Securities compared the high and low of the analyst consensus estimates to the Newkirk common stock’s closing price of $16.95 on July 21, 2006, the last trading day prior to the announcement of the merger. The following table summarizes this review.

Implied Newkirk
Common Share Price

High:	$18.00
Low:	$17.50

Comparable Companies Analysis.  Using publicly available information, including estimated FFO per share for 2006 published by First Call, Wachovia Securities analyzed certain trading multiples of selected publicly traded net lease REITs that it believed were reasonably comparable to Newkirk. These companies included the following:

•	American Financial Realty Trust;

•	Lexington Corporate Properties Trust;

•	National Retail Properties, Inc.;

•	Realty Income Corporation;

•	Spirit Finance Corporation

For each of the comparable companies, Wachovia Securities calculated the multiple of equity market price to the consensus estimate of its 2006 FFO per share, as reported by First Call, based on the closing share prices as of July 21, 2006. Wachovia Securities calculated the high and low trading multiples for the comparable companies and applied these multiples to the adjusted consensus First Call 2006 FFO per share estimate for Newkirk of $2.39. The consensus FFO estimate for Newkirk was adjusted to exclude the estimate of Friedman Billings Ramsey & Co. since it was not updated since March 17, 2006 and to include Credit Suisse’s FFO estimate as of June 19, 2006, the date on which it announced it dropped equity research coverage on Newkirk. This analysis resulted in the following range of implied share prices for each Newkirk common share:

	2006 FFO		Implied Newkirk
	Multiple		Common Share Price

High:	16.8	x	$40.17
Low:	10.5	x	$25.12

None of the companies utilized in the above analyses for comparative purposes is identical to Newkirk. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading price of the comparable companies as well as the potential trading price of Newkirk.

Precedent Transactions Analysis.  Using publicly available information, including FFO estimates published by First Call, Wachovia Securities examined selected transactions involving publicly traded real estate companies announced since January 2001. The selected precedent transactions included the following:

Acquiror	Target

Brandywine Realty Trust	Prentiss Properties Trust
DRA Advisors LLC	Capital Automotive REIT
Eaton Vance/ProLogis	Keystone Property Trust
Commercial Net Lease Realty Inc.	Captec Net Lease Realty
General Electric Capital	Franchise Finance Corp. of America

For each of the selected precedent transactions, Wachovia Securities calculated the multiple of the equity transaction price to the target company’s forward 12-month FFO per share based upon First Call consensus estimates. Wachovia Securities determined the high and low multiples for the precedent transactions and applied these figures to the adjusted consensus First Call 2006 FFO estimate for Newkirk of $2.39 per share to arrive at the following range of implied share prices for each share of Newkirk common stock:

	Transaction		Implied Newkirk
	FFO Multiple		Common Share Price

High:	14.5	x	$34.66
Low:	8.1	x	$19.36

Premiums Paid Analysis.  Wachovia Securities reviewed the same transactions used in the precedent transactions analysis to determine the premium or discount paid by the acquiror relative to the closing market price of the target company’s common shares for the day prior and relative to the average of the closing market prices of the target company’s common shares for the 10 trading days prior to the public announcement of the respective transaction.

Using publicly available information, Wachovia Securities calculated, among other things, the high and low premium paid in these selected transactions and applied these figures to the closing price of Newkirk common stock on July 21, 2006 and to the average closing price of Newkirk common stock for the 10 trading days ended July 21, 2006. This analysis resulted in the following range of implied share prices for each share of Newkirk common stock:

Implied Newkirk
Common Share Price

High:	$19.83
Low:	$16.61

Dividend Discount Analysis.  Wachovia Securities performed a dividend discount analysis of Newkirk’s common stock using First Call adjusted consensus FFO per share estimates and Newkirk management’s projected dividends per share for 2006 through 2008. Wachovia Securities calculated the implied present values of projected cash dividends for Newkirk for 2006 through 2008 using discount rates ranging from 9.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2008 based on multiples ranging from 7.0x to 11.0x 2009 FFO per share. These implied terminal values were then discounted at discount rates ranging from 9.0% to 11.0% to arrive at implied present values. Wachovia Securities derived a range of implied per share prices for the Newkirk common stock based on the sum of the respective implied present value of Newkirk’s projected cash dividends and the implied present value of Newkirk’s terminal value in 2008. Discount rates utilized in this analysis were derived from historic REIT equity returns and FFO multiples were derived based upon current and historic trading levels of the Newkirk common stock. This analysis resulted in the following range of implied share prices for each share of Newkirk common stock:

Implied Newkirk
Common Share Price

High:	$19.30
Low:	$13.18

Combined Company Analyses

Historical Stock Price Ratio Analyses.  Wachovia Securities compared the exchange ratio of the merger to the historical ratio of the closing price of the Newkirk common stock to that of Lexington common shares on July 21, 2006 and average closing prices of the Newkirk common stock to Lexington common shares over various periods since November 1, 2005, the pricing date of Newkirk’s IPO. The following table presents the results of this analysis:

Premium /
(Discount)

July 21, 2006	(1.0)%
10 Trading Days	(1.9)%
30 Trading Days	(3.0)%
60 Trading Days	(3.7)%
90 Trading Days	(4.9)%
January 1, 2006 to July 21, 2006	(1.2)%
Since November 1, 2005	1.1%

Contribution Analysis.  Wachovia Securities reviewed and analyzed First Call consensus estimates for Lexington and adjusted First Call consensus estimates for Newkirk and compared the relative contributions to the combined company’s amounts. Wachovia Securities also compared the relative contributions of each company based upon the market equity value (including units of limited partnership interest on an as if converted basis) of each of Lexington and Newkirk as of July 21, 2006. The following table presents the results of this analysis:

Contribution Analysis

Contribution %

FFO Estimates Based on Consensus Analysts’ Forecasts as Reported by First Call*
2006
Lexington	44.4%
Newkirk	55.6%
2007
Lexington	48.9%
Newkirk	51.1%
2008
Lexington	51.0%
Newkirk	49.0%
Market Common Equity Value
Lexington	52.9%
Newkirk	47.1%
Economic Ownership of Lexington Realty Trust
Lexington	53.2%
Newkirk	46.8%

*	Adjusted estimates for Newkirk.

Relative Valuation Analysis.  Wachovia Securities calculated the implied exchange ratios, based upon the individual valuation analyses of Lexington and Newkirk, derived from the respective historical stock trading analyses, analyst consensus net asset value analyses, comparable companies analyses, precedent transactions analyses, premiums paid analyses and the dividend discount analyses. The following table is a summary of the ranges of exchange ratios implied by comparing the applicable Lexington analysis to the applicable Newkirk analysis.

	Low		High

Historical Stock Trading	0.6188	x	0.9487x
Analyst Consensus Net Asset Value	0.7000	x	0.9751x
Comparable Companies	0.7825	x	2.9652x
Precedent Transactions	0.6990	x	2.2400x
Premiums Paid	0.6770	x	0.9650x
Dividend Discount	0.5606	x	1.0187x

Pro Forma Merger Analysis.  Using First Call consensus estimates for Lexington and adjusted First Call consensus estimates for Newkirk, Wachovia Securities analyzed certain pro forma effects of the merger, including, among other things, the impact of the merger on FFO per share estimates for Lexington for 2007 and 2008. The pro forma merger analysis implied that the merger would be dilutive to Lexington’s 2007 and 2008 FFO per share after taking into account transaction costs, purchase accounting adjustments required by U.S. GAAP and other transaction adjustments.

Additionally, Wachovia Securities analyzed certain pro forma effects of the merger, including the impact of the merger on Lexington management’s estimates of FFO per share and adjusted funds from operations (“AFFO”) per share, for 2007 through 2009 based on several scenarios. The results of the pro forma merger analysis implied that the merger would be dilutive to Lexington’s 2007 FFO per share and accretive to Lexington’s 2008 and 2009 FFO per share after taking into account the effects of growth that would not exist without the merger and operating synergies, transaction costs, purchase accounting adjustments as required by U.S. GAAP and other transaction adjustments. The results of the analysis also implied that the merger would be accretive to Lexington’s AFFO per share in each year from 2007 through 2009.

Additional Matters

The summary above does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the analyses underlying its opinion dated July 23, 2006. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Wachovia Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Lexington’s and Newkirk’s control. No company, transaction or business used in the analyses described above is identical to Lexington, Newkirk or the merger. Any estimates contained in Wachovia Securities’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, of the merger consideration taken in the aggregate to be received by holders of Lexington common shares pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its opinion dated July 23, 2006, to Lexington’s board of trustees. The merger consideration was determined through negotiations between Lexington, Newkirk, members of their respective senior management teams and respective advisors, and was approved by Lexington’s board of trustees. Wachovia Securities did not recommend any specific consideration to Lexington or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by Lexington’s board of trustees in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of Lexington’s board of trustees with respect to Lexington’s value or of whether Lexington’s board of trustees would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lender services for which it receives customary fees. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) have, in the past, had or currently have other relationships with each of Newkirk or Lexington. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to Lexington. Wachovia Securities acted as placement agent for Lexington for secured mortgage indebtedness of $10.1 million in aggregate principal amount in 2005, $51.5 million in aggregate principal amount in 2004 and $13.4 million in aggregate principal amount in 2003. Additionally, Wachovia Securities acted as lender to Lexington for $7.7 million of secured mortgage indebtedness in 2004. In addition, Wachovia Securities acted as sole book-running manager in public offerings of Lexington common shares for $61.7 million in July 2005, $127.2 million in February 2004, $102.6 million in October 2003, $77.0 million in April 2003 and $42.6 million in September 2002. Furthermore, Wachovia Securities acted as lead arranger for Lexington’s $200.0 million credit facility in June 2005, pursuant to which Wachovia Securities committed $45.0 million. Wachovia Securities also acted as placement agent for Lexington in a private placement of Lexington common shares of $35.0 million in June 2004. Wachovia Securities also maintains active equity research on Lexington. In addition, Wachovia Securities currently, and in the future may, provide similar or other banking and financial services to, and maintain its relationship with, Lexington and Newkirk. Additionally, in the ordinary course of its business, Wachovia Securities may trade in the securities of Lexington and Newkirk and their respective affiliates for its own account and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities. An affiliate of Wachovia Securities held, as of July 23, 2006, approximately 616,000 Lexington common shares.

Pursuant to a letter agreement dated April 19, 2006, Lexington engaged Wachovia Securities as its exclusive financial advisor with respect to a possible strategic transaction. Wachovia Securities and Lexington amended the engagement on June 29, 2006. Pursuant to the terms of the agreement, as amended, Lexington has agreed to pay Wachovia Securities fees consisting of:

•	An opinion fee of $1.1 million payable upon delivery of an opinion; and

•	A transaction fee of $9.5 million against which such opinion fee will be credited.

Lexington has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services, including the fees and expenses of Wachovia Securities’ counsel, subject to a maximum total reimbursement of $125,000, and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Opinion of Newkirk’s Financial Advisor, Bear Stearns

Pursuant to an engagement letter dated June 13, 2006, Newkirk’s board of directors retained Bear Stearns to act as its financial advisor with respect to a possible transaction with Lexington. In selecting Bear Stearns, Newkirk’s board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the real estate industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the July 23, 2006 meeting of Newkirk’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of July 23, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio of 0.80, as defined in the Bear Stearns’ written opinion, was fair, from a financial point of view, to the public stockholders of Newkirk who did not enter into voting or other types of agreements in connection with the merger.

The full text of Bear Stearns’ written opinion is attached as Annex E to this joint proxy statement/prospectus and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Newkirk’s board of directors for its benefit and use;

•	did not constitute a recommendation to the board of directors of Newkirk or to the stockholders of Newkirk as to how to vote in connection with the merger or otherwise; and

•	did not address Newkirk’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Newkirk, the financing of the merger or the effects of any other transaction in which Newkirk might engage.

Although Bear Stearns evaluated the fairness of the exchange ratio, from a financial point of view, to Newkirk public stockholders, the exchange ratio itself was determined by Newkirk and Lexington through arm’s-length negotiations. Newkirk did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft dated July 23, 2006 of the Agreement and Plan of Merger in substantially final form;

•	reviewed Newkirk’s Annual Reports to Shareholders and Annual Report on Form 10-K for the years ended December 31, 2005, its Quarterly Reports on Form 10-Q for the period ended March 31, 2006, its preliminary results for the quarter ended June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to Newkirk’s businesses and prospects, including projections and projected acquisitions for the five years ended December 31, 2011 all as prepared and provided to Bear Stearns by Newkirk’s management (which we refer to as the Newkirk projections);

•	reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the merger, all as prepared and provided to Bear Stearns by Newkirk’s and Lexington’s managements, which Bear Stearns refers to as the synergies;

•	met with certain members of Newkirk’s senior management to discuss Newkirk’s and Lexington’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed Lexington’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the period ended March 31, 2006, its preliminary results for the quarter ended June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to Lexington’s business and prospects, including projections and projected acquisitions for the 10 years ended December 31, 2016, (i) as prepared and provided to Bear Stearns by Lexington’s management in a Confidential Information Memorandum dated March 24, 2006 and adjusted by Newkirk’s management and (ii) as prepared by Lexington’s management and provided to Bear Stearns on July 13, 2006 and as adjusted by Newkirk’s management (which we refer to collectively as the Lexington projections and together with the Newkirk projections as the projections);

•	met with certain members of Lexington’s senior management to discuss Lexington’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the Newkirk common stock and Lexington common shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Newkirk and Lexington;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Newkirk;

•	performed discounted cash flow analyses based on various of the Newkirk projections and Lexington projections;

•	reviewed the relative contributions of Newkirk and Lexington to the combined company on a pro forma basis;

•	reviewed the pro forma financial results, financial condition and capitalization of Newkirk and the combined company giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by Newkirk and Lexington, including, without limitation, the projections and the synergies, or obtained by Bear Stearns from public sources. With respect to the projections and the synergies, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of Newkirk and Lexington, respectively, as to the expected future performance of Newkirk, Lexington and the combined company following the merger. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections and the synergies, and Bear Stearns further relied upon the assurances of the senior management of each of Newkirk and Lexington that they are unaware of any facts that would make the information, the projections and the synergies incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities, contingent or otherwise, of Newkirk or Lexington, nor was Bear Stearns furnished with any such appraisals. In rendering its opinion, Bear Stearns analyzed the merger as a strategic business combination, and did not solicit, nor was it asked to solicit, third party acquisition interest in Newkirk. Bear Stearns has assumed that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Newkirk, Lexington or the combined company.

Bear Stearns did not express any opinion as to the price or range of prices at which the Newkirk common stock or the Lexington common shares may trade subsequent to the announcement or consummation of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Newkirk’s board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparable Company Analysis.  Bear Stearns analyzed selected historical and 2006 and 2007 estimated operating information for Newkirk provided by management of Newkirk and compared this data to that of five publicly traded triple-net lease REITs, deemed by Bear Stearns to be generally comparable to Newkirk. No company or transaction used in the analysis described below is directly comparable to Newkirk or the contemplated merger. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Bear Stearns used the earnings forecasts for these companies from publicly available data, First Call and selected Wall Street equity research reports. In conducting its analysis, Bear Stearns analyzed the multiples of the following comparable companies:

Realty Income Corporation
National Retail Properties, Inc.
Entertainment Properties Trust
Spirit Finance Corporation
Getty Realty Corp.

Bear Stearns reviewed, among other things, the comparable companies’ multiples of price to fiscal year 2006 and 2007 estimated (2006E and 2007E) funds from operations, FFO, and adjusted funds from operations, AFFO. The multiples are based on closing stock prices of the companies on July 21, 2006. The following table summarizes the analysis:

PRICE / FFO and PRICE / AFFO

	Price/FFO				Price/AFFO
	2006E		2007E		2006E		2007E

Realty Income Corporation	13.4	x	12.7	x	13.3	x	12.7x
National Retail Properties, Inc.	13.0		12.4		12.9		12.3
Entertainment Properties Trust	11.9		11.2		12.6		11.6
Spirit Finance Corporation	10.7		9.2		10.9		9.8
Getty Realty Corp.	14.3		13.9		15.4		15.0
Lexington Corporate Properties Trust	11.4		10.8		12.1		11.4
Newkirk Realty, Inc.	7.0		7.9		7.7		9.1
Newkirk Realty, Inc. at July 19, 2006	6.9		7.8		7.6		9.0

Comparable Precedent Transaction Analysis.  Bear Stearns analyzed publicly available financial information relating to four merger and acquisition transactions involving companies in the triple-net lease REIT industry which Bear Stearns deemed generally comparable to the transaction contemplated by the merger agreement. No company or transaction used in the analyses described below is directly comparable to Newkirk or the contemplated merger. The analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

The precedent transactions in the Bear Stearns analysis were (Target/Acquiror):

Capital Automotive REIT/DRA Advisors, LLC
US Restaurant Properties, Inc./CNL Restaurant Properties, Inc.
Captec Net Lease Realty, Inc./Commercial Net Lease Realty, Inc.
TriNet Corporate Realty Trust, Inc./Starwood Financial Trust

Bear Stearns reviewed, among other things, the ratio of the price to one year forward FFO implied in the respective precedent transactions. Bear Stearns observed that these precedent transactions were both (i) not directly comparable to the contemplated merger and (ii) occurred over an extended time period. Bear Stearns further observed that the valuation of triple net lease REITS has varied over the past 8 years (the period when these precedent transactions occurred).

Discounted Cash Flow Analysis.  Bear Stearns performed illustrative relative discounted cash flow analyses, DCF, on Newkirk and Lexington based on projections for the six years from 2006 through 2011 from Newkirk management and projections provided by Lexington in a Confidential Information Memorandum dated March 24, 2006 as adjusted by Newkirk management as well as projections provided by Lexington on July 13, 2006 as adjusted by Newkirk management.

Bear Stearns calculated illustrative relative net present value ranges of the common stocks of Newkirk and Lexington and the implied exchange ratio by using the projections from both companies’ existing portfolios, consolidated joint ventures and unconsolidated joint ventures. Bear Stearns used a range of weighted average cost of capital, or WACC, of 9.0% to 10.5% for Newkirk and 8.0% to 9.5% for Lexington, both assuming an equity risk premium of 5.0%. Bear Stearns used a range of exit capitalization rates of 7.00% to 8.00% in 2011. The following table summarizes the DCF analysis using the projections provided by Newkirk and Lexington on July 13, 2006 and, in the case of Lexington, as adjusted by Newkirk management:

WEIGHTED AVERAGE COST OF CAPITAL NEWKIRK/LEXINGTON

		9.0%/8.0%		9.5%/8.5%		10.0%/9.0%		10.5%/9.5%

	7.00%	0.779	x	0.791	x	0.804	x	0.817	x
Exit	7.25	0.794		0.806		0.820		0.834
Cap	7.50	0.808		0.822		0.837		0.852
Rate	7.75	0.823		0.838		0.854		0.871
	8.00	0.839		0.855		0.872		0.890

Relative Contribution Analysis.  Bear Stearns performed illustrative relative contribution analyses for the combined company using projected FFO, AFFO and revenues. For each metric, Bear Stearns analyzed three scenarios: existing rent in-place with no deployment of capital, deployment of existing capital and incremental leverage, and deployment of existing capital plus leveraging the incremental scale of the combined company. The following chart illustrates the relative contribution that each standalone company would bring to the new combined company for FFO:

Existing Rent In-place — No Deployment of Capital — FFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	54.5%	54.3%	48.6%	47.3%	40.4%	36.7%	37.6%
Lexington Existing Portfolio	45.5%	45.7%	51.4%	52.7%	59.6%	63.3%	62.4%

Including Deployment of Existing Capital and Incremental Leverage — FFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	54.5%	53.6%	44.9%	40.8%	33.5%	29.3%	29.5%
Newkirk Base Acquisitions	0.0%	1.4%	6.8%	12.2%	14.7%	16.4%	17.3%
Lexington Acquisitions	0.0%	0.0%	0.8%	1.6%	2.5%	3.7%	4.6%
Lexington Existing Portfolio	45.5%	45.0%	47.5%	45.4%	49.3%	50.6%	48.8%

Including Deployment of Existing Capital Plus Leveraging Incremental
Scale of Combined Company — FFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	54.5%	53.6%	44.9%	40.2%	32.1%	27.5%	27.0%
Newkirk Base Acquisitions	0.0%	1.4%	6.8%	12.1%	14.1%	15.4%	16.0%
Newkirk Acquisitions Leveraging Platform	0.0%	0.0%	0.0%	1.3%	4.0%	6.1%	7.8%
Lexington Acquisitions	0.0%	0.0%	0.8%	1.5%	2.4%	3.5%	4.2%
Lexington Existing Portfolio	45.5%	45.0%	47.5%	44.8%	47.3%	47.5%	45.0%

The following chart illustrates the relative contribution that each standalone company would bring to the new combined company for AFFO:

Existing Rent In-place — No Deployment of Capital — AFFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	55.5%	58.6%	52.3%	46.3%	38.6%	38.0%	40.2%
Lexington Existing Portfolio	44.5%	41.4%	47.7%	53.7%	61.4%	62.0%	59.8%

Including Deployment of Existing Capital and Incremental Leverage — AFFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	55.5%	57.8%	48.9%	40.5%	32.1%	30.5%	31.9%
Newkirk Base Acquisitions	0.0%	1.3%	6.0%	11.2%	14.6%	16.4%	16.6%
Lexington Acquisitions	0.0%	0.0%	0.6%	1.4%	2.3%	3.5%	4.1%
Lexington Existing Portfolio	44.5%	40.9%	44.5%	47.0%	51.0%	49.7%	47.4%

Including Deployment of Existing Capital Plus Leveraging
Incremental Scale of Combined Company — AFFO

	2005A	2006PF	2007P	2008P	2009P	2010P	2011P

Newkirk Existing Portfolio	55.5%	57.8%	48.9%	40.0%	30.9%	28.7%	29.6%
Newkirk Base Acquisitions	0.0%	1.3%	6.0%	11.1%	14.1%	15.4%	15.5%
Newkirk Acquisitions Leveraging Platform	0.0%	0.0%	0.0%	1.1%	3.7%	5.7%	7.0%
Lexington Acquisitions	0.0%	0.0%	0.6%	1.4%	2.3%	3.3%	3.8%
Lexington Existing Portfolio	44.5%	40.9%	44.5%	46.5%	49.1%	46.8%	44.0%

“Has/Gets” Analysis.  Bear Stearns performed illustrative “Has/Gets” analyses for the combined company using projected dividends, FFO per share, and AFFO per share. For projected dividends, Bear Stearns analyzed the existing dividends per share for the standalone company against three scenarios: existing rent in-place with no deployment of capital, deployment of existing capital and incremental leverage, and deployment of existing capital plus leveraging the incremental scale of the combined company. For each of these scenarios the dilution ranged from 18.8% to 25.0%. For projected FFO per share and AFFO per share, Bear Stearns analyzed both the existing per share amount and the existing per share amount with deployment of existing capital and incremental leverage against three scenarios: deployment of existing capital and excess cash flow, deployment of existing capital plus leveraging the incremental scale of the combined company, and

Lexington’s analysis with acquisitions. The following chart illustrates the accretion/dilution range for the “Has/Gets” analyses for FFO:

	Accretion / Dilution Versus Existing Rent in-Place FFO
			Lexington Board
	Deployment of	Deployment With	Presentation Dated
Year	Existing Capital	Leverage	July 12

2006PF	(15.9)%	(15.9)%	NA
2007P	(13.4)%	(13.4)%	(17.4)%
2008P	3.9%	5.3%	(0.7)%
2009P	38.8%	44.8%	37.1%
2010P	67.7%	78.8%	68.7%

	Accretion / Dilution Versus Deployment of Existing Capital and Incremental Leverage FFO
			Lexington Board
	Deployment of	Deployment With	Presentation Dated
Year	Existing Capital	Leverage	July 12

2006PF	(17.8)%	(17.8)%	NA
2007P	(25.1)%	(25.1)%	(28.6)%
2008P	(21.4)%	(20.45)	(24.9)%
2009P	(4.7)%	(0.6)%	(5.9)%
2010P	9.2%	16.4%	9.9%

The following chart illustrates the accretion/dilution range for the “Has/Gets” analyses for AFFO:

	Accretion / Dilution Versus Existing Rent in-Place AFFO
			Lexington Board
	Deployment of	Deployment With	Presentation Dated
Year	Existing Capital	Leverage	July 12

2006PF	(21.6)%	(21.6)%	NA
2007P	(3.2)%	(3.2)%	(8.1)%
2008P	19.3%	20.7%	16.6%
2009P	54.5%	60.4%	52.5%
2010P	65.6%	75.0%	63.5%

	Accretion / Dilution Versus Deployment of Existing Capital and Incremental Leverage AFFO
			Lexington Board
	Deployment of	Deployment With	Presentation Dated
Year	Existing Capital	Leverage	July 12

2006PF	(23.0)%	(23.0)%	NA
2007P	(14.4)%	(14.4)%	(18.7)%
2008P	(8.0)%	(6.9)%	(10.1)%
2009P	5.4%	9.5%	4.1%
2010P	8.9%	15.1%	7.5%

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the exchange ratio to be received by the shareholders of Newkirk. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Newkirk or Lexington, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Newkirk and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by Newkirk’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Newkirk’s board of directors with respect to the fairness of the aggregate consideration to be received, from a financial point of view, by the public shareholders of Newkirk.

Pursuant to the terms of Bear Stearns’ engagement letter, Newkirk has agreed to pay Bear Stearns a customary transaction fee, a substantial portion of which is payable upon consummation of the transaction contemplated by the merger agreement. In addition, Newkirk has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Newkirk has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by Newkirk to provide certain investment banking and other services for which it received customary fees. Mr. Carl Glickman is a trustee of Lexington and also serves on the board of directors of The Bear Stearns Companies Inc. In addition, Bear Stearns in the past has been engaged by Lexington or its affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which it has received customary fees. Furthermore, Bear Stearns in the past has been engaged by Winthrop Realty Partners, Winthrop, Vornado and Apollo Management LP or its affiliates, each of which is a stockholder or unit holder or affiliate of Newkirk or an affiliate of a Newkirk stockholder or unit holder, to provide certain investment banking and other services in matters unrelated to the merger, for which it has received customary fees.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Newkirk and/or Lexington and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Interests of Lexington’s Executive Officers, Trustees and Certain Security Holders in the Merger

The executive officers of Lexington may have been entitled to payments in connection with the consummation of the merger under the terms of their employment agreements with Lexington. Each of these executive officers has waived his rights, on a one-time basis in connection with the merger, with respect to such payments.

We believe these waivers align the interests of the executive officers of Lexington with the interests of the other Lexington common shareholders with respect to the merger.

Interests of Newkirk’s Executive Officers, Directors and Certain Security Holders in the Merger

Directors and officers of Newkirk and certain security holders have interests in the merger that may be different from, or in addition to, the interests of Newkirk common stockholders generally. Newkirk’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the merger and the related transactions and making their recommendations. These interests include:

Michael L. Ashner Employment Agreement.  Michael L. Ashner, who is the current Chairman and Chief Executive Officer of Newkirk, will be appointed as Executive Chairman and Director of Strategic Transactions of Lexington upon completion of the merger pursuant to an employment agreement. Under the terms of the employment agreement, Mr. Ashner will be entitled to an initial base salary of $450,000, subject to annual review as well as bonuses, incentive compensation and other standard benefits. In addition, if Mr. Ashner terminates his employment for “good reason” or if Lexington terminates Mr. Ashner’s employment without “cause” or, if Mr. Ashner’s employment agreement is terminated prior to but in connection with a change in control of Lexington, Mr. Ashner will be entitled to receive significant severance payments as well as certain other benefits. See “The Merger Agreement — Ancillary Documents — Michael L. Ashner Employment Agreement.”

Advisory Agreement Termination Fee.  Effective upon consummation of the merger, Newkirk will terminate its advisory agreement with NKT Advisors for an aggregate payment by Newkirk of $12.5 million, $7.0 million attributable to the base management fee under the agreement and $5.5 million attributable to the incentive management fee. NKT Advisors is 80% owned by FUR Holdings LLC and 20% owned by an affiliate of Vornado. Vornado will be entitled to receive up to $2.5 million of the advisory agreement termination fee in respect of its interest in NKT Advisors. Vornado is a significant shareholder in Newkirk and its designee, Clifford Broser, is a member of Newkirk’s board and will serve as a trustee of the combined company. FUR Holdings LLC is controlled by Michael Ashner, and is 25.0%, 2.46%, 1.2% and 1.6% owned by Michael Ashner, Peter Braverman, Thomas Staples and Carolyn Tiffany, respectively, the executive officers of NKT Advisors. FUR Holdings LLC also currently holds 24.1% of the common shares of Winthrop and is the sole owner of Winthrop’s external advisor. $4.4 million of the termination payment will inure to the benefit of Winthrop through a reduction in the advisory fee payable to Winthrop’s external advisor.

Certain Benefits to Winthrop.  Michael L. Ashner, who is the current Chairman and Chief Executive Officer of Newkirk, is the President and Chief Executive Officer of Winthrop. Winthrop currently holds 1.25 million shares of Newkirk common stock which it received from Newkirk for the assignment of Newkirk’s exclusivity arrangement with Michael L. Ashner with respect to business opportunities related to net leased properties that are offered to or generated by Mr. Ashner. As of September 1, 2006, 468,750 of those shares were subject to forfeiture by Winthrop upon the occurrence of certain events during the period expiring November 7, 2008. Those events include the termination of Newkirk’s advisory agreement with NKT Advisors for cause or the resignation of Michael L. Ashner as an officer and director of both Newkirk and NKT Advisors. If the merger does not occur, these shares will be released from the forfeiture restrictions at the rate of 17,361 shares per month. In addition, Winthrop also owns 3,125,000 shares of Newkirk common stock that it acquired from Newkirk at the time of Newkirk’s public offering. All of the 4,375,000 shares of Newkirk common stock owned by Winthrop are subject to a lock up agreement that restricts their sale prior to November 7, 2008. Upon consummation of the merger, Winthrop’s shares will no longer be subject to lock up and all forfeiture restrictions will lapse.

Property Management Agreements.  For a period of one year following the merger, all existing management agreements between Newkirk and Winthrop Management L.P., an affiliate of Mr. Ashner, will not be terminated except in accordance with their terms and Winthrop Management L.P. or its affiliate will be retained as the property manager for all of the MLP’s properties and all properties acquired by Lexington during that time, in all cases where a property manager is retained. After one year all such agreements may be terminated by Lexington without cause.

Exemption from Ownership Limitation.  Lexington has agreed to grant exemptions from its 9.8% ownership limitation to two significant security holders in Newkirk, Apollo and certain of its affiliates and Vornado Realty L.P., an affiliate of Vornado. Apollo will be granted a waiver to the extent it beneficially owns up to 18,687,236 Lexington common shares and Vornado will be granted a waiver to the extent it owns up to 8,149,593 Lexington common shares plus up to 3,500,000 Lexington common shares owned by Winthrop (which may be deemed to be constructively owned by Vornado by virtue of Vornado’s ownership of Winthrop common shares). Apollo and Vornado were each previously granted ownership waivers by Newkirk in connection with Newkirk’s initial public offering.

Early Termination of Lock Up Agreements.  Lock up agreements with certain officers and directors of Newkirk with respect to an aggregate of 747,502 post-reverse split MLP units will be terminated as of the effective date of the merger. Lock up agreements restricting the sale of common shares by Mr. Ashner will continue in full effect until 2009.

Indemnification and Insurance.  The merger agreement provides that any exculpation and indemnification provided by Newkirk, the MLP or NKT Advisors to each current or former director, officer, employee or other fiduciary of Newkirk, the MLP or NKT Advisors will be assumed by Lexington and continue in full force and effect in accordance with their terms. In addition, Lexington will indemnify and hold harmless the current directors, officers or fiduciaries of Newkirk, the MLP, NKT Advisors or any of their respective subsidiaries to the fullest extent permitted by law in connection with any claim, judgments, fines, penalties and settlements arising out of such person’s service as an officer, director or fiduciary of Newkirk, the MLP, NKT Advisors or their respective subsidiaries. Further, Lexington has agreed to purchase or maintain directors’ and officers’ liability insurance coverage for the benefit of those individuals currently covered by Newkirk or the MLP’s insurance for a period of six years following the merger, with respect to claims arising from facts or events that occurred on or prior to the effective time of the merger.

Voting Agreements.  Apollo, AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty L.P. and Michael L. Ashner have each entered into voting agreements with Lexington which require each of them to vote all Newkirk voting shares and MLP units beneficially owned by each of them as of the record date for the Newkirk special meeting in favor of the merger proposal (and against competing proposals).

No Dissenters’ Rights of Appraisal

Maryland law provides that in some mergers shareholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by appraisers appointed by a Maryland court or, in certain circumstances, by the court itself, payable in cash. However, this right to appraisal is not available under the Maryland law to holders of Newkirk common stock or Lexington common shares in connection with the merger, because the Newkirk common stock and Lexington common shares are listed for trading on the NYSE.

Regulatory Matters

Neither Lexington nor Newkirk is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Lexington or Newkirk in connection with the merger.

Stock Exchange Listing and Related Matters

Lexington has agreed to use its reasonable best efforts to cause the Lexington common shares to be issued in the merger to be approved for listing, upon official notice of issuance, on the New York Stock Exchange. Lexington filed a supplemental listing application with the New York Stock Exchange on September 11, 2006 and received confirmation on October 10, 2006 that the New York Stock Exchange has authorized, upon shareholder approval and official notice of issuance, the listing of these shares.

If the merger is completed, Newkirk common stock will be delisted from the New York Stock Exchange and Newkirk will file a Form 15 to deregister its common shares under the Securities Exchange Act of 1934, as amended.

Accounting Treatment

The merger will be treated as a purchase for financial accounting reporting purposes. This means that Lexington will record all assets acquired and all liabilities assumed at their estimated fair values at the time the merger is completed.

Newkirk is a Variable Interest Entity (VIE), due to the MLP unitholders having a voting interest. As a result of being a VIE, 100% of the assets and liabilities are recorded at their estimated fair values including the related impact to minority interest.

In particular, the fair value of the real estate acquired is allocated to land, building and improvements, above-market and below-market leases and other value of in-place leases, based in each case on their fair values.

The fair value of land, building and improvements and fixtures and equipment is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the purchase price to the fair value of the above-market and below-market in-place leases, the values are based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease values are recorded as part of the deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases including any periods covered by a bargain lease renewal. Above-market leases are recorded as part of real estate and amortized as a direct charge against rental revenue over the non-cancelable primary portion of the respective leases.

The aggregate value of acquired in-place lease intangibles, is measured by the excess (i) the purchase price paid for a property over (ii) the estimated fair value of the property as if vacant, determined as set forth above. The value of the in-place lease intangibles are amortized to expense over the remaining non-cancelable periods of the respective leases.

Merger Fees, Costs and Expenses

All expenses incurred in connection with the merger agreement, the merger and the related transactions will be paid by the party incurring those expenses, except that Lexington and Newkirk have agreed to share equally the fees, costs and expenses related to filing, printing and mailing Lexington’s registration statement on Form S-4 and this joint proxy statement/prospectus. Notwithstanding the foregoing, Lexington and Newkirk have agreed to pay certain of the other party’s fees in specified circumstances if the merger agreement is terminated. See “The Merger Agreement — Termination Fees; Other Expenses.”

Restrictions on Resale of Lexington Common Shares Issued in the Merger

Lexington common shares issued to Newkirk common stockholders in the merger will be freely transferable under the Securities Act of 1933, as amended, referred to herein as the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Newkirk within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Lexington within the meaning of Rule 144 under the Securities Act after the merger. Lexington common shares received by persons who are deemed to be Newkirk affiliates or who will become Lexington affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Newkirk generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Newkirk and may include officers, trustees and principal shareholders of Newkirk.

As described under “The Merger Agreement — Ancillary Agreements”, Lexington has agreed to assume, with respect to Lexington common shares received by certain holders of Newkirk common stock and MLP units in exchange for Newkirk common stock and MLP units, Newkirk’s obligations under a number of registration rights agreements relating to the resale of such Lexington common shares.

Upon the closing of the merger, 83,200 Lexington common shares issuable in connection with the merger and 847,542 post-reverse split MLP units owned by Michael L. Ashner will be subject to transfer restrictions until the earlier of November 1, 2009 or the termination of Mr. Ashner’s employment with the combined company. Until such date, Mr. Ashner has agreed to not transfer or otherwise dispose of such common shares or common shares issued on redemption of such MLP units.

Trustees and Executive Officers of the Combined Company

Board of Trustees

Lexington’s board of trustees will be increased from nine to 11 trustees as of the effective time of the merger. Stanley R. Perla and Seth M. Zachary will resign from Lexington’s board of trustees. Michael L. Ashner, Clifford Broser and Richard Frary, each of whom is currently a member of Newkirk’s board of directors, and William J. Borruso, a director of LSAC (an affiliate of Lexington), will be joining Lexington’s board of trustees.

Executive Officers

Lexington’s current executive officers are generally expected to continue to hold office after the effective time of the merger in their current capacities, until their successors are duly elected and qualified or until their earlier resignations or removals, with the exception of E. Robert Roskind. Mr. Roskind will step down as Chairman of Lexington and will be appointed a Co-Vice Chairman of the combined company. The combined company will appoint Michael L. Ashner as Executive Chairman and Director of Strategic Transactions and Lara Johnson as Executive Vice President of Strategic Transactions.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement but does not describe each of the provisions of the merger agreement. The merger agreement has been included as Annex A in this joint proxy statement/prospectus and is incorporated herein by reference to provide you with information regarding its terms. It is not intended to provide any other factual information about Lexington and Newkirk. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of Lexington and Newkirk makes with the Securities and Exchange Commission. See “Where You Can Find More Information”. You should read the merger agreement because it, and not this joint proxy statement/prospectus, is the legal document that governs the terms of the merger.

Structure of the Merger

The merger agreement provides for the merger of Newkirk with and into Lexington, with Lexington as the surviving company.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Newkirk common stock shall be converted into the right to receive 0.80 of a Lexington common share.

Change of Name

At the effective time of the merger, the name of the surviving entity will be changed to “Lexington Realty Trust.”

Closing and Effective Time of the Merger

Unless Lexington and Newkirk agree otherwise, the closing of the merger will occur on the second business day following the satisfaction or waiver of the closing conditions. See “— Conditions to Completion of the Merger.” The merger will become effective at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as Lexington and Newkirk shall agree and specify in the articles of merger.

Exchange of Securities; No Fractional Shares; Lost, Stolen or Destroyed Certificates; Withholding Rights

Exchange of Securities

Lexington will deposit with Mellon Investor Services, LLC or another bank or trust company, cash and certificates evidencing Lexington common shares to be paid or issued to the holders of Newkirk common stock under and as contemplated by the merger agreement. Promptly after the merger, each record holder of a certificate evidencing a share of common stock of Newkirk will be sent a letter of transmittal and instructions on how to surrender such certificate. Thereafter, each holder of Newkirk common stock who returns a duly executed transmittal letter and such other documents as are reasonably required by the exchange agent and surrenders any certificates evidencing such holder’s shares of Newkirk common stock will receive a certificate or certificates evidencing the number of full Lexington common shares into which the aggregate number of shares of Newkirk common stock owned by such holder have been converted pursuant to the merger agreement, plus any cash that such holder is entitled to in lieu of fractional Lexington common shares and in respect of any dividends or other distributions to which such holder is entitled.

Holders of unexchanged shares of Newkirk common stock will not be entitled to receive any dividends or other distributions payable by Lexington with respect to those Lexington common shares into which such shares of Newkirk common stock are to be converted pursuant to the merger agreement or cash in lieu of fractional Lexington common shares (to the extent applicable) until the applicable Newkirk certificate is surrendered. Upon surrender or transfer, those holders will receive, without interest, any accumulated dividends and distributions together with any cash in lieu of fractional shares.

No Fractional Shares

Each holder of shares of Newkirk common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a Lexington common share will receive, in lieu thereof, cash in an amount equal to the product of (i) such fractional part of a Lexington common share multiplied by (ii) the average closing prices of Lexington common shares quoted on the New York Stock Exchange for the five trading day period immediately preceding the third trading day immediately prior to the closing date of the merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the exchange agent will so notify Lexington, and Lexington will cause the exchange agent to forward payments to such holders of fractional interests.

Lost, Stolen or Destroyed Certificates

Upon the making of an affidavit that a certificate evidencing shares of Newkirk common stock has been lost, stolen or destroyed, and at Lexington’s option upon the delivery of an indemnity bond, the exchange agent will issue the Lexington common shares, any cash in lieu of fractional Lexington common shares (to the extent applicable) and any unpaid dividends or other distributions in respect of the Lexington common shares represented by the lost, stolen or destroyed certificate to which the holder is entitled.

Withholding Rights

Lexington will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Newkirk common stock such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.

Representations and Warranties

The merger agreement contains representations and warranties made by Lexington to Newkirk and Newkirk to Lexington. These representations and warranties relate to, among other things:

•	existence, good standing, authority and compliance with law;

•	subsidiaries;

•	capitalization;

•	authority to enter into the merger agreement and related agreements and to consummate the merger;

•	no conflicts, required filings and consents;

•	neither the merger agreement nor the consummation of the merger will breach organizational documents or material agreements;

•	neither the merger agreement nor the consummation of the merger requires any governmental consents;

•	permits;

•	compliance;

•	compliance with SEC reporting requirements;

•	financial statements prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”);

•	no material undisclosed liabilities;

•	the absence of certain changes since April 1, 2006;

•	the absence of material legal proceedings;

•	benefits, labor and employee matters;

•	accuracy and compliance of this joint proxy statement/prospectus;

•	real property and leases;

•	pending transactions regarding personal property;

•	property title and title insurance;

•	compliance with requirements of governmental authorities;

•	condemnation or rezoning proceedings;

•	third-party purchase options;

•	site work and reimbursements due from third parties;

•	property management agreements;

•	participation agreements;

•	required material repairs or alterations;

•	renovations or restorations in progress;

•	intellectual property;

•	tax matters, including qualification as a REIT and tax protection agreements;

•	environmental matters;

•	material contracts, debt instruments and hedging transactions;

•	brokers’, finders’ or investment bankers’ fees;

•	receipt of opinions of financial advisors;

•	insurance;

•	disclosure of all related party transactions;

•	exemption of the merger from anti-takeover statutes;

•	inapplicability of the Investment Company Act of 1940; and

•	compliance with the Patriot Act.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” is defined as described below under “— Definition of Material Adverse Effect.”

The representations and warranties in the merger agreement do not survive the effective time of the merger and, except as described below under “— Termination Fees; Other Expenses” if the agreement is validly terminated, neither party will have any liability or obligation for its representations and warranties, or otherwise under the merger agreement, unless the party has willfully breached any representation, warranty or covenant contained therein.

Conduct of Business Pending the Merger

Until the completion of the merger, each of Lexington and Newkirk have agreed that, without the other party’s prior written consent or except as contemplated by the merger agreement, Lexington and Newkirk will, and will cause its respective subsidiaries to, among other things:

•	conduct its business only in the ordinary course of business and in a manner that is consistent with past practice;

•	use commercially reasonable efforts to keep available the services of its officers and key employees and to preserve its relationships with tenants, customers, suppliers and others with whom it does business; and

•	use commercially reasonable efforts to maintain its assets and properties in their current condition between signing and closing;

In addition, prior to the satisfaction date, each of Lexington and Newkirk have agreed that, without the other party’s prior written consent or except as contemplated by the merger agreement, Lexington and Newkirk will not, and will cause its respective subsidiaries not to, among other things:

•	amend its charter/declaration of trust or by-laws or the organizational or governance documents of its operating partnership(s);

•	issue, sell, repurchase or redeem any shares of its capital stock or equity equivalents, other than:

•	with respect to Lexington: (i) the issuance of Lexington common shares (A) under outstanding options, Lexington’s Series C Preferred Shares and Lexington’s joint venture investment programs, (B) in exchange for operating partnership units, (C) in connection with Lexington’s dividend reinvestment plan, employee stock purchase plan or director stock plan; (ii) the issuance of shares by Lexington Strategic Asset Corp. in connection with its initial public offering; (iii) the issuance of operating partnership units in connection with property acquisitions; and (iv) the repurchase of up to 2.0 million Lexington common shares; and

•	with respect to Newkirk: (i) the issuance of shares of Newkirk common stock in exchange for MLP units; (ii) the issuance of MLP units in connection with property acquisitions; and (iii) the redemption of MLP units pursuant to the MLP partnership agreement.

•	split, combine or reclassify any of its or its subsidiaries’ shares or partnership interests;

•	declare, set aside or pay any dividends or distributions on any of its subsidiaries’ equity securities, other than

•	with respect to Lexington: (i) regular quarterly dividends on Lexington common shares and corresponding regular quarterly distributions payable to operating partnership unitholders (not in excess of $0.365 per share or unit); (ii) distributions required under Lexington’s joint venture agreements; (iii) the Lexington special distribution; (iv) regular cash dividends on Lexington’s preferred shares; (v) dividends or distributions paid by any of Lexington’s subsidiaries to Lexington directly or indirectly; (vi) dividends or distributions required for Lexington to maintain its status as a REIT or avoid paying income or excise tax otherwise payable; and (vii) in the event Newkirk makes a distribution to maintain its status as a REIT or avoid income or excise tax, a corresponding distribution equal to 125% of the excess of Newkirk’s distribution over its regular quarterly dividend; and

•	with respect to Newkirk: (i) regular quarterly dividends on shares of Newkirk common stock and corresponding regular quarterly distributions payable to operating partnership unit holders (not in excess of $0.40 per share or unit); (ii) distributions by 111 Debt Acquisition Holdings LLC; (iii) dividends or distributions paid by any of its subsidiaries to it directly or indirectly; (iv) dividends or distributions required for it to maintain its status as a REIT or avoid paying income or excise tax otherwise payable; and (v) in the event Lexington makes a distribution to maintain its status as a REIT or to avoid income or excise tax, a corresponding distribution equal to 80% of the excess of Lexington’s distribution over its regular quarterly dividend;

•	except for identified assets or within certain thresholds and for obligations in effect on July 23, 2006, purchase or acquire any assets;

•	subject to certain exceptions, incur debt in excess of normal working capital borrowings;

•	except as may be required by any benefit plan in effect on July 23, 2006, increase the compensation or benefits payable, or grant any severance rights, to directors, trustees, officers or employees;

•	subject to certain exceptions pay, prepay or satisfy any debt where a prepayment penalty or similar charge will apply;

•	except as contemplated by the merger agreement, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan;

•	change, in any material respect, any of Lexington’s accounting principles or practices except as required by U.S. GAAP or changes in law;

•	except pursuant to agreed-upon criteria and for obligations in effect on December 21, 2005, enter into, renew, terminate or materially modify any lease;

•	make capital expenditures or undertake development activities, in each case other than in accordance with agreed-upon budgets;

•	except for identified assets or within certain thresholds and for obligations in effect on July 23, 2006, dispose of or sell any assets;

•	settle or compromise any material litigation;

•	make any material tax election or settle or compromise any material tax liability;

•	enter into any tax protection agreements;

•	with respect to Newkirk, amend the advisory agreement with NKT Advisors;

•	subject to certain exceptions, enter into agreements with affiliates; and

•	agree to take any of the foregoing actions.

After the occurrence of the satisfaction date, all the exceptions to the consent requirements listed above will be null and void other than those relating to the issuance, sale, repurchase or redemption of any capital stock pursuant to existing agreements, and the declaration, setting aside or payment of dividends or distributions.

Notwithstanding the covenants in the merger agreement, nothing prohibits either company from taking any action to maintain its qualification as a REIT or discharge its duties (fiduciary or otherwise) to certain of its subsidiaries.

The covenants in the merger agreement relating to the conduct of Lexington’s business and Newkirk’s business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business Pending the Closing” in Annex A to this joint proxy statement/prospectus.

Other Covenants

Each of Lexington and Newkirk have agreed to certain other covenants regarding general matters, including but not limited to:

•	preparing and filing with the SEC this joint proxy statement/prospectus and holding a shareholders’ or stockholders’ meeting to vote on the merger agreement, the merger and the related transactions;

•	subject to certain limitations, Lexington’s board of trustees recommending that Lexington common shareholders and Newkirk’s board of directors recommending that Newkirk voting stockholders approve the merger agreement, the merger and the related transactions and use reasonable efforts to obtain the necessary shareholder or stockholder approval;

•	providing the other party and its representatives and designees access to its and its subsidiaries’ properties, books, records, contracts and other information;

•	with respect solely to Newkirk, preparing and filing with the SEC a proxy statement and holding a meeting of the MLP unitholders to vote on the amended MLP partnership agreement;

•	subject to certain exceptions, refraining from soliciting proposals for alternative acquisition transactions;

•	entering into agreements with Apollo and Vornado exempting their ownership interests in Lexington Realty Trust from the ownership limits under Lexington’s Amended and Restated Declaration of Trust; and

•	taking certain steps to consummate and make effective the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations to Effect the Merger

The obligations of Lexington and Newkirk to complete the merger are subject to the fulfillment or, where permissible, waiver of the following conditions:

•	approval of the merger by the requisite number of shareholders of Lexington and holders of Newkirk voting stock;

•	absence of any governmental order prohibiting, restricting or preventing the merger;

•	execution by the MLP, Lexington and certain operating partnerships of Lexington of a funding agreement described under “Ancillary Agreements”;

•	effectiveness of this registration statement and proxy on Form S-4;

•	no action or investigation by the SEC to suspend the effectiveness of this registration statement shall have been initiated and be continuing; and

•	receipt of all necessary approvals under state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of Lexington common shares.

Conditions to the Obligations of Lexington to Effect the Merger

The obligations of Lexington to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	the representations and warranties of Newkirk in the merger agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of the merger agreement and as of the closing of the merger, as though made on and as of the closing; and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

•	Newkirk shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it on or prior to the Closing;

•	each of the ancillary agreements to which Newkirk or certain of its subsidiaries is a party shall have been duly executed and delivered by Newkirk;

•	the Amended MLP partnership agreement shall have been approved and adopted by the requisite vote of the holders of the MLP units;

•	Michael L. Ashner shall have executed his employment agreement with Lexington;

•	Lexington shall have received the opinion of Paul Hastings as to the qualification of the merger as a reorganization under the Code and Newkirk shall have received the opinion of Katten Muchin as to certain tax matters relating to Newkirk’s status as a REIT;

•	Newkirk shall have received certain specified permits, authorizations, consents and approvals; and

•	there shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to Newkirk.

Conditions to Newkirk’s Obligations to Effect the Merger

Newkirk’s obligations to complete the merger are subject to the satisfaction or, where permissible, waiver of the following additional conditions:

•	the representations and warranties of Lexington in the merger agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of the merger agreement and as of the closing of the merger, as though made on and as of the closing; and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

•	Lexington shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it on or prior to the Closing;

•	each of the ancillary agreements to which Lexington is a party shall have been duly executed and delivered by Lexington;

•	Lexington shall have taken all action necessary to reconstitute its board of trustees as set forth in the merger agreement, effective as of the closing of the merger;

•	Lexington shall have validly authorized its common shares to be issued in connection with the merger and such shares shall have been approved for listing on the New York Stock Exchange;

•	Newkirk shall have received the opinion of Katten Muchin as to the qualification of the merger as a reorganization under the Code and Lexington shall have received the opinion of Paul Hastings as to certain tax matters relating to Lexington’s status as a REIT;

•	Lexington shall have received certain specified permits, authorizations, consents and approvals; and

•	there shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to Lexington.

The parties have agreed that the closing will be delayed until on or about December 29, 2006 notwithstanding the approval of the merger agreement by shareholders of both companies and the satisfaction of the other closing conditions on an earlier date, which we refer to as the satisfaction date. The parties may mutually agree to accelerate the closing. If the closing is delayed, the accuracy of each company’s representations and warranties and the absence of any material adverse effect on either company, need only be satisfied as of the satisfaction date.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” means any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of Lexington and its subsidiaries, taken as a whole, or Newkirk and its subsidiaries, taken as a whole, as applicable. Any effects, however, resulting from the following will not be considered a material adverse effect:

•	any decrease in the market price or trading volume of Lexington common shares or Newkirk common stock, as applicable;

•	any events, circumstances, changes or effects that affect the real estate ownership and leasing business generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	any changes in the general economic, legal, regulatory or political conditions in the geographic regions in which Lexington and its subsidiaries operate or Newkirk and its subsidiaries operate, as applicable;

•	any events, circumstances, changes or effects arising from the consummation or anticipation of the merger or the announcement of the execution of the merger agreement;

•	any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, the merger agreement;

•	earthquakes, hurricanes or other natural disasters;

•	changes in law or U.S. GAAP; or

•	damage or destruction of any Lexington property or Newkirk property, as applicable, caused by casualty and not covered by insurance.

No Solicitation

Subject to certain exceptions, the merger agreement precludes both Lexington and Newkirk, and their respective subsidiaries, whether directly or indirectly through any officer, director, trustee, agent or otherwise, from:

•	soliciting, or initiating the submission of, any acquisition proposal; or

•	participating in any negotiations regarding, or furnishing any information with respect to, or otherwise cooperating with respect to any acquisition proposal.

However, Lexington or Newkirk, as the case may be, may do the foregoing with respect to an acquisition proposal provided:

•	such acquisition proposal was unsolicited and the board of Lexington or Newkirk, as the case may be, determines in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•	the board of Lexington or Newkirk, as the case may be, determines in good faith that failure to participate in such negotiations, furnish information or otherwise cooperate would be reasonably likely to be inconsistent with such board’s duties under applicable law.

“Acquisition proposal,” as defined in the merger agreement, means with respect to Lexington, subject to certain limited exceptions, any proposal or offer for any:

•	merger, consolidation or similar transaction involving Lexington, certain Lexington partnerships or any Significant Subsidiary of Lexington (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for the references to 10% therein);

•	sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Lexington or its subsidiaries representing 25% or more of the consolidated assets of Lexington or its subsidiaries;

•	issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of Lexington;

•	tender offer or exchange offer in which any person, entity or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Lexington common shares or outstanding equity interest of certain Lexington partnerships;

•	recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Lexington or the Lexington operating partnerships; or

•	transaction which is similar in form, substance or purpose to any of the foregoing transactions.

“Superior proposal,” as defined in the merger agreement, with respect to Lexington, means any acquisition proposal on terms which Lexington’s board determines in good faith (taking into account such factors as the board deems appropriate, which factors may include any legal, financial and regulatory aspects of the proposal and the person or entity making the proposal) to be more favorable to Lexington’s shareholders than the merger, taken as a whole.

There are parallel definitions of “acquisition proposal” and “superior proposal” in the merger agreement with respect to Newkirk and certain of its subsidiaries.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in writing:

•	by the mutual written consent of Newkirk and Lexington;

•	by either Lexington or Newkirk by written notice to the other party if there exists any order, decree or ruling or any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	by either Lexington or Newkirk by written notice to the other party if Newkirk, on the one hand, or Lexington, on the other hand, has materially breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that such party’s applicable closing condition is not satisfied and such breach is either not curable or has not been cured by the earlier of 60 days and March 31, 2007 (except that this right to terminate the merger agreement will not be available to any party if such party is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that its applicable closing condition would not be satisfied or if such party’s action or failure to act has been a principal cause of or resulting in the failure of the merger to be consummated on or prior to such date);

•	by either Lexington or Newkirk if Lexington shareholders do not approve the merger agreement and the merger at the Lexington special meeting duly convened or at any adjournment of that meeting;

•	by either Lexington or Newkirk if Newkirk stockholders do not approve the merger agreement and the merger at the Newkirk special meeting duly convened or at any adjournment of that meeting;

•	by Newkirk if Lexington’s board of trustees (i) publicly withdraws or modifies in a manner adverse to Newkirk its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger; or (ii) publicly recommends or approves any acquisition proposal other than that contemplated by the merger agreement;

•	by Lexington if Newkirk’s board of directors (i) publicly withdraws or modifies in a manner adverse to Lexington its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger; or (ii) publicly recommends or approves any acquisition proposal other than that contemplated by the merger agreement;

•	by Lexington if, prior to obtaining the approval of the Lexington shareholders at the Lexington special meeting, Lexington’s board of trustees determines in good faith (i) to accept a superior proposal in accordance with the terms and subject to the conditions described in “No Solicitation,” and (ii) that failure to terminate the merger agreement would reasonably be likely to be inconsistent with the duties of Lexington’s board of trustees under applicable law;

•	by Newkirk if, prior to obtaining the approval of the Newkirk stockholders at the Newkirk special meeting, Newkirk’s board of directors determines in good faith (i) to accept a superior proposal in accordance with the terms and subject to the conditions described in “No Solicitation,” and (ii) that failure to terminate the merger agreement would reasonably be likely to be inconsistent with the duties of Newkirk’s board of directors under applicable law; or

•	by either Lexington or Newkirk if the merger has not been completed by March 31, 2007, except that this right to terminate the merger agreement will not be available to any party if such party is in material breach of the merger agreement.

Notwithstanding the foregoing, once the merger has been approved by shareholders and stockholders and the other closing conditions have been satisfied, neither Lexington nor Newkirk will thereafter be able to terminate the merger agreement on account of a breach by the other party of its representations and warranties under the merger agreement.

Effect of Termination

If the merger agreement is terminated as described in “— Termination of the Merger Agreement,” the merger agreement will be void and have no effect, and there will be no liability or obligation of Lexington or Newkirk, or their respective officers, directors, trustees, subsidiaries or partners, as applicable, except for willful breaches of the merger agreement, and as to confidentiality and the termination and other fees described in the following section.

Termination Fee and Expenses

Expenses

The merger agreement provides that each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the transactions contemplated by the merger agreement are consummated.

Termination Fee

•	For Failure to Obtain Shareholder Approval. If the merger agreement is terminated by Lexington or Newkirk on account of a failure by the other party to obtain shareholder approval, then the party that failed to get shareholder approval will promptly pay to the other party the lesser of (i) such party’s transaction expenses and (ii) $5.0 million (such amount referred to as the Non-Approval Expense Fee). If after such termination the party that failed to obtain shareholder approval enters into a definitive agreement with respect to an alternative acquisition proposal within six months, then upon signing of such definitive agreement, such party will pay the other party an amount equal to the difference between $25.0 million (such amount referred to as the Break Up Fee) and the amount of the Non-Approval Expense Fee previously paid.

•	For Breach of Representations, Warranties, Covenants or Agreements. If the merger agreement is terminated by Lexington or Newkirk on account of an uncured breach by the other party, then the breaching party will promptly pay to the other party the lesser of (i) the terminating party’s actual transaction expenses and (ii) $5,000,000 (such amount referred to as the Expense Fee), and if within six months following such termination, the breaching party enters into a definitive agreement with respect to an alternative acquisition proposal, then, upon signing of such definitive agreement, the breaching party will pay to the other party an amount equal to the difference between the Break Up Fee and the Expense Fee previously paid.

•	For Withdrawal of Recommendation. If the merger agreement is terminated by Lexington or Newkirk on account of it’s board either withdrawing its recommendation of the merger or recommending an alternative acquisition proposal, then the party withdrawing its recommendation or recommending an alternative acquisition proposal will promptly pay to the other party the Expense Fee, and if within six months following such termination, such party withdrawing its recommendation or recommending an alternative acquisition transaction enters into a definitive agreement with respect to an alternative acquisition proposal, then upon signing of such definitive agreement, such party will pay to the other party an amount equal to the difference between the Break Up Fee and the Expense Fee previously paid.

•	For Good Faith Acceptance of Superior Proposal. If the merger agreement is terminated by Lexington or Newkirk on account of the other party accepting a superior proposal, then the party accepting such superior proposal will, upon termination of the merger agreement, pay to the other party the Break Up Fee.

Amendment of the Merger Agreement

Any provision of the merger agreement may be amended before the effective time of the merger if, but only if, the amendment is in writing and signed by each party to the merger agreement. However, after the holders of Lexington common shares have approved the merger agreement, the merger and the related transactions, no amendment may be made that requires the approval of the holders of Lexington common shares unless such approval is obtained.

Ancillary Agreements

The ancillary agreements to the merger agreement include, but are not limited to, the following:

Voting Agreements

Apollo, AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty L.P. and Michael L. Ashner have each entered into a voting agreement with Lexington which require each of them:

•	to vote all Newkirk voting shares beneficially owned by each of them as of the record date at the Newkirk special meeting in favor of the merger proposal and, if applicable, amending the MLP Agreement (and against competing proposals); and

•	not to transfer Newkirk voting shares beneficially owned by each of them until after the “termination date.”

The obligations of Apollo, AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty L.P. and Michael L. Ashner under the voting agreements terminate upon the “termination date,” which is the earlier to occur of the date:

•	of the closing of the merger;

•	of the termination of the merger agreement pursuant to its terms;

•	if any, upon which Newkirk’s board of directors withdraws its recommendation of the merger; and

•	if any, upon which Newkirk’s board of directors recommends any acquisition proposal other than the merger.

Exclusivity Agreement

On the closing date of the merger, Michael L. Ashner and Lexington (as successor to Newkirk) will enter into an amended and restated exclusivity agreement on substantially the same terms as those contained in the exclusivity agreement between Mr. Ashner and Newkirk. Under this agreement, during the “exclusivity period,” Mr. Ashner is obligated to offer exclusively to Lexington each “net lease business opportunity offered to or generated by Mr. Ashner.

“Exclusivity period” is defined in the amended and restated exclusivity agreement as the period beginning on the closing date of the merger and ending on:

•	if Lexington terminates the employment of Mr. Ashner other than for “cause” (as defined in the employment agreement between Lexington and Mr. Ashner) or if Mr. Ashner terminates his employment with Lexington for “good reason” (as defined in such employment agreement), the later of such date or the date on which Mr. Ashner ceases to be a trustee of Lexington; or

•	other than as set forth above, the six month anniversary of the later of (i) the date on which Mr. Ashner ceases to be an officer of Lexington and (ii) the date on which Mr. Ashner ceases to be a trustee of Lexington.

“Net lease business opportunity” is defined as any investment in real property or assets related thereto, other than certain specified excluded investments, which relate solely to:

•	a property that is either (a) triple net leased or (b) where a single tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months;

•	management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return;

•	securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the two requirements listed above; and

•	all re-tenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto.

Special Voting Preferred Stock

As part of the merger, Newkirk’s special voting preferred stock will be converted into a share of beneficial interest, classified as special voting preferred stock of Lexington, which is not entitled to dividends. The Lexington special voting preferred stock will enable holders of the voting MLP units to retain the same voting rights with respect to Lexington that they presently have with respect to Newkirk. The number of votes will initially be 36,000,000, subject to reduction by the number of voting MLP units that are subsequently redeemed by Lexington. Pursuant to a voting trustee agreement to be entered into at the time of the merger, NKT Advisors will hold the Lexington special voting preferred stock and will cast the votes attached to the special voting preferred stock in proportion to the votes it receives from holders of voting MLP units, other than the general partner of the MLP (i.e. a Lexington affiliate), subject to the following limitations. First, Vornado will not have the right to vote for board members at any time when an affiliate of Vornado is serving or standing for election as a board member. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of voting MLP units that it owns not to exceed 9.9% of Lexington’s common shares outstanding on a fully diluted basis. NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. Unitholders in Lexington’s operating partnerships do not have such a voting right. Accordingly, based on Lexington common shares and Newkirk common stock and MLP units outstanding as of the record date, Newkirk stockholders and MLP unitholders will be entitled to cast and/or direct the voting of approximately 49.2% of Lexington’s votes.

Amendments to Lexington’s Governing Documents in the Merger

The following is a summary of the material terms of the proposed amendments to Lexington’s declaration of trust and the amendments to Lexington’s By-laws. You should read the Amended and Restated Declaration of Trust and the Amended and Restated By-laws, copies of which have been attached as Annex B and Annex C, respectively, and are incorporated herein by reference, because they, and not this joint proxy statement/prospectus, are the legal documents that will govern your rights as Lexington shareholders after the merger.

If the merger agreement, the merger and the related transactions, including the adoption of the Amended and Restated Declaration of Trust, are approved by the Lexington shareholders at the special meeting, Lexington’s declaration of trust will be amended and restated in the merger. Lexington’s declaration of trust will be restated to:

•	incorporate the terms of Lexington’s outstanding preferred shares, the Series B Preferred Shares and the Series C Preferred Shares, and all previous amendments to the declaration of trust made from time to time;

•	remove the terms of Lexington’s Class A Senior Cumulative Convertible Preferred Stock, par value $0.01 per share, which is no longer outstanding or authorized to be issued; and

•	reflect the current information with respect to the registered agent and principal office of Lexington in the State of Maryland and identify the individuals that will serve as trustees until their successors are elected and qualified, as required by Maryland law in a restatement.

Lexington’s declaration of trust will be amended in the merger to:

•	change Lexington’s name to Lexington Realty Trust;

•	increase the total number of shares of beneficial interest of all classes which Lexington has authority to issue from 340,000,000 to 1,000,000,000 shares of beneficial interest (par value $.0001 per share), of which 400,000,000 shares (formerly 160,000,000) shares are classified as “Common Stock,” 500,000,000 shares (formerly 170,000,000 shares) are classified as “Excess Stock” and 100,000,000 shares (formerly 10,000,000 shares) are classified as “Preferred Stock.”

•	classify and set the terms of one share of beneficial interest in Lexington, designated as special voting preferred stock, par value $0.0001 per share, which share will be issued in the merger to the holder of the special voting preferred stock of Newkirk (as described above under the heading “Special Voting Preferred Stock”);

•	remove as unnecessary a provision relating to the rights of successor trustees to the trust property;

•	eliminate a requirement to hold the annual meeting of shareholders within 15 days of the delivery of the annual report and six months after the end of the fiscal year, which is no longer required by Maryland law, and clarify that the annual meeting shall be called in accordance with the By-laws;

•	eliminate the requirement that conformed the delivery requirements and content of the annual report to a Maryland statute that has been repealed;

•	clarify that after termination of Lexington, it is a majority of the trustees that must execute and file with the records of Lexington and the State of Maryland evidence of such termination;

•	clarify that the Maryland General Corporation Law shall apply to Lexington to the extent not inconsistent with Lexington’s declaration or By-Laws or the Maryland REIT Law; and

•	conform defined terms and paragraph and section references throughout.

In connection with its approval of the merger, Lexington’s board of trustees amended Lexington’s By-laws to:

•	provide that the Maryland Control Share Acquisition Act does not apply to any acquisition of Lexington shares;

•	eliminate the provision requiring at least 3 and no more than 9 trustees;

•	provide that the trustees may consent to actions without a meeting by electronic consent;

•	require the approval of a majority of the independent trustees of Lexington for any operating partnership of which Lexington or any of its affiliates is the general partner to make a distribution per unit that is larger than any corresponding distribution to be made by any other such operating partnership;

•	clarify that Lexington’s board of trustees shall have a nominating and corporate governance committee consisting solely of independent trustees;

•	clarify the vote required to adjourn a shareholder meeting;

•	clarify the positions and duties of the officers of Lexington; and

•	provide that Lexington’s board of trustees shall determine who shall be authorized to sign checks, notes, drafts, etc. and the manner in which they shall be signed.

Approval of the amendments to Lexington’s By-laws does not require the vote of Lexington’s shareholders and such vote is not being requested as part of this joint proxy statement/prospectus.

Registration Rights Agreements

Simultaneously with the consummation of the merger, Lexington will assume Newkirk’s obligations under (i) registration rights agreements between Newkirk and each of Vornado Realty L.P., and Apollo covering the resale of an aggregate of 26,836,836 Lexington common shares issuable upon redemption of MLP units and (ii) a registration rights agreement with Winthrop covering the resale of 3,500,000 Lexington common shares.

In addition, Lexington has agreed to enter into a registration rights agreement with Michael L. Ashner with respect to 847,542 Lexington common shares issuable upon redemption of MLP units beneficially owned by Mr. Ashner. As described below, Lexington common shares owned by Michael Ashner are subject to a lock up agreement.

Michael L. Ashner Employment Agreement

At the closing, Michael L. Ashner will enter into an employment agreement with Lexington, pursuant to which Mr. Ashner will serve as Executive Chairman and Director of Strategic Acquisitions. The employment agreement contains, without limitation, the following terms:

•	Mr. Ashner will devote such business time, energy, experience and talents to the business of Lexington and its affiliates as is reasonably required to perform his duties hereunder; provided, however, that Mr. Ashner will be able to engage in certain “permitted activities” including without limitation, serving as Chairman and Chief Executive Officer of each of Winthrop, First Winthrop Corporation and Winthrop Realty Partners, L.P. and their respective affiliates, and serving as principal of FUR Advisors LLC, provided that FUR Advisors LLC engages in no business other than acting as advisor for Winthrop;

•	The initial term of the agreement is three years, and is thereafter automatically renewable for additional periods of one year;

•	Mr. Ashner’s initial base salary will be $450,000, subject to annual review. Mr. Ashner is also entitled to bonuses and incentive compensation, and will receive medical, dental, pension, disability, life insurance, vacation, sick leave, and reimbursement of reasonable expenses;

•	Mr. Ashner’s employment may be terminated at any time by Lexington with or without “cause” or by Mr. Ashner with or without “good reason.” If Mr. Ashner is terminated by Lexington prior to but in connection with a merger, such termination will be deemed to be without “cause.”

•	“Cause” includes (A) Mr. Ashner’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense), (B) Mr. Ashner’s breach of any material provision of the employment agreement; (C) any act by Mr. Ashner involving moral turpitude, fraud or misrepresentation with respect to his duties for Lexington or its affiliates; or (D) gross negligence or willful misconduct on the part of Mr. Ashner in the performance of his duties as an employee, officer or member of Lexington or its affiliates (that in only the case of gross negligence results in a material economic harm to Lexington); provided, however, that Lexington may not terminate Mr. Ashner’s employment under clauses (B), (C) or (D) unless Mr. Ashner fails to cure after receiving notice from Lexington.

•	“Good Reason” includes the occurrence of one or more of the following events without Mr. Ashner’s written consent or, in the case of clause (E) below, without prior written notice to, and the participation or consent of Winthrop, provided that Mr. Ashner first gives Lexington written notice of his intention to terminate and of the grounds for such termination within 90 days of such event, and, with respect to clauses (A) — (D), Lexington has not cured such good reason within thirty (30) days of the Executive giving Lexington written notice thereof: (A) a material reduction of Mr. Ashner’s authority, duties and responsibilities, (B) a reduction in Mr. Ashner’s base salary; (C) a material breach by Lexington of the employment agreement; (D) Lexington’s requiring Mr. Ashner to be based at any office or location located more than fifty (50) miles from the New York metropolitan area, or (E) Lexington acquires or makes an investment in real property other than a net lease business opportunity.

•	If Mr. Ashner terminates his employment for Good Reason, if Lexington terminates Mr. Ashner’s employment without Cause, or if Mr. Ashner’s employment is terminated prior to but in connection with a change of control of Lexington, Mr. Ashner will be entitled to receive:

•	any earned and unpaid base salary and unpaid bonuses for periods ending prior to the termination date;

•	rights to which he is entitled under any employee benefit plan, fringe benefit or incentive plan;

•	2.99 times the sum of his base salary at the time of termination plus his regular target bonus (assuming all targets have been achieved); provided that Mr. Ashner will only receive 50% of such amount if he terminates his employment on account of clause (E) of the definition of Good Reason set forth above; and

•	a pro rata annual bonus, with all targets deemed to have been achieved, based on the number of days worked by Mr. Ashner during the current fiscal year.

In addition, (i) all non-vested or unearned bonus and long-term incentive awards previously granted shall vest, become fully earned and nonforfeitable and (ii) Mr. Ashner will continue to receive medical, dental, disability, life insurance and other welfare benefits for a period of three years after termination.

•	If Mr. Ashner’s employment is terminated on account of death or disability, Mr. Ashner will be entitled to receive:

•	any earned and unpaid base salary and unpaid bonuses for periods ending prior to the termination date;

•	rights to which he is entitled under any employee benefit plan, fringe benefit or incentive plan;

•	one times his base salary at the time of termination; and

•	a pro rata portion of the annual bonuses he would have received plus a pro rata portion of any long-term incentive awards he would have received, based on the number of days worked by Mr. Ashner during the current fiscal year.

In addition, (i) all non-vested or unearned bonus and long-term incentive awards previously granted shall vest, become fully earned and nonforfeitable and (ii) Mr. Ashner will continue to receive medical, dental, disability, life insurance and other welfare benefits for a period of two years after termination.

•	In the event that any payments due to Mr. Ashner become subject to excise tax under Section 4999 of the internal revenue code, Lexington will make Mr. Ashner whole with respect to any such excise taxes.

•	Mr. Ashner is obligated not to compete with Lexington, solicit employees, or solicit customers, subject to certain exceptions and limitations. These obligations terminate upon the termination of the exclusivity period under the amended and restated exclusivity agreement.

•	Upon the closing of the merger, 83,200 Lexington common shares issuable in connection with the merger and 847,542 MLP units owned by Michael L. Ashner will be subject to transfer restrictions until the earlier of November 1, 2009 and the termination of Mr. Ashner’s employment with Lexington. Until such date, Mr. Ashner has agreed to not transfer or otherwise dispose of such common shares or common shares issued on redemption of such MLP units.

Contribution

Lexington has agreed to use commercially reasonable efforts to contribute to the MLP, simultaneously with the consummation of the merger or as soon thereafter as practicable, all of its economic interests in its three operating partnerships in exchange for, at Lexington’s option, general or limited partnership interests in the MLP. We refer to this event as the “contribution.” The amended and restated MLP partnership agreement provides that the contribution will be valued based on the number of shares of Lexington common stock that would be issued if the contributed interests were redeemed for common shares of Lexington under the partnership agreements of the three operating partnerships.

Funding Agreement

Simultaneously with the consummation of the merger, the MLP, Lexington and Lexington’s three operating partnerships will enter into a funding agreement that will be effective as of January 1, 2007 if the consolidation described below has not taken place by then. The parties to the funding agreement will agree, jointly and severally, that if any of the four partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (i) a specified distribution set forth in its partnership agreement or (ii) the cash dividend payable with respect to a whole or fractional common share of Lexington into which such partnership’s common units would be converted if they were redeemed for common shares of Lexington in accordance with its partnership agreement, Lexington and the other partnerships will fund their pro rata share of the shortfall. The pro rata share of each partnership and Lexington, respectively, will be determined based on the number of units in each funding partnership and, for Lexington, by the amount by which its total outstanding common shares exceeds the number of units in each funding partnership not owned by Lexington, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington in its discretion but no less than the applicable federal rate. The MLP’s right to receive these loans will expire after Lexington has contributed to the MLP all of its economic interests in its three operating partnerships, seven existing joint ventures and all of its other subsidiaries that are partnerships, joint ventures or limited liability companies (which we refer to as the “consolidation”). However, thereafter the MLP will remain obligated to continue to make these loans until there are no remaining units outstanding in the three operating partnerships and all loans have been repaid.

Transition Services Agreement

On the closing of the merger, First Winthrop Corp. will enter into a transition services agreement with Lexington. First Winthrop Corp. presently provides accounting, tax, financial reporting, investor relations and information technology support services for the MLP. Under the agreement, First Winthrop Corp. will continue to provide those services, at its cost, for 90 days following the closing of the merger. In addition, for a one year period following the closing of the merger, First Winthrop Corp. will provide office space at its Boston office for use of employees of First Winthrop Corp. who are hired by Lexington. During that one year period First Winthrop Corp. will also provide Lexington’s employees with technology support and use of telephones, fax machines, mailroom facilities and duplicating machines and other equipment at its Boston office. The agreement also provides that Lexington shall have the right to hire certain employees of First Winthrop Corp. listed on Schedule 1 to the agreement.

Second Amended and Restated MLP Agreement

Concurrently with the merger, the MLP partnership agreement will be amended and restated generally to conform it, with certain exceptions, to the terms of Lexington’s existing partnership agreements with its existing operating partnerships. In particular, the amended and restated MLP Agreement will reflect the substitution of a subsidiary of Lexington as the general partner and provide that MLP units will be redeemable at the option of the holder for cash based on the value of a common share of Lexington, or, if Lexington elects, on a one-for-one basis for common shares of Lexington, in each case after giving effect to a 0.80 for 1 reverse split of outstanding units. In addition, without consent of holders of a majority of the outstanding MLP units, exclusive of units owned by Lexington, the new general partner will not be permitted to use any assets of the MLP except to: (i) reimburse Lexington and the new general partner for expenses, including overhead expenses, incurred in connection with the MLP’s business; (ii) to make distributions to partners; and (iii) to acquire assets or make loans for the exclusive benefit of the MLP. Loans to affiliates of Lexington may be made on such terms as the new general partner determines in its sole discretion if neither Lexington nor any of its affiliates, other than the MLP, holds an interest in the borrower. All other loans to affiliates must be made on terms no more favorable than those that could be obtained from a third party. However, the new general partner has the discretion to determine the terms of any loan made to an affiliate after Lexington has contributed to the MLP its economic interest in its three operating partnerships. This contribution is discussed above under “Contribution.” In any event, the interest rate on any loan that is made after the contribution is effected may not be less than the applicable federal rate.

The amended MLP partnership agreement also provides for Lexington to file a registration statement with the SEC registering up to 36,000,000 Lexington common shares issuable upon redemption of voting MLP units unless such registration statement has previously been filed by Newkirk prior to the closing of the merger.

Advisory Agreement

On closing of the merger, the advisory agreement between NKT Advisors, Newkirk and MLP will be terminated. By its terms, the advisory agreement is not terminable by Newkirk without cause until November 7, 2008, the end of its initial term. However, in order to facilitate the merger and to eliminate Newkirk’s external management feature and enable Newkirk to be self-managed and self-administered in the same manner as Lexington, NKT Advisors has consented to an early termination of the advisory agreement in exchange for a $12.5 million payment. Under the terms of the advisory agreement, NKT Advisors would be entitled to a minimum base management fee of $4.8 million per year for the remainder of the initial term as well as a termination payment of not less than $9.6 million. Accordingly, NKT Advisors has agreed to a payment of $12.5 million in lieu, and in complete satisfaction, of a total minimum payment of $19.2 million due under the terms of the advisory agreement, assuming the merger occurred on November 7, 2006. The termination fee shall not increase, regardless of when the merger actually occurs.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. holder of Newkirk common stock with respect to the exchange of Newkirk common stock for Lexington common shares pursuant to the merger. This discussion assumes that U.S. holders of Newkirk common stock hold their Newkirk common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service, regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of United States federal income taxation that may apply to holders of Newkirk common stock in light of their particular circumstances or holders that are subject to special rules under the Code, including, without limitation, holders of Newkirk common stock that are non-U.S. holders, partnerships or other pass-through entities (and persons holding their Newkirk common stock through a partnership or other pass-through entity), persons who acquired shares of Newkirk common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. dollar, persons holding their Newkirk common stock as part of a straddle, hedging, constructive sale or conversion transaction and persons who have ceased to be U.S. citizens or resident aliens.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Newkirk common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any other entity treated as a partnership for United States federal income tax purposes) holds Newkirk common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.

This discussion is not intended to be, and should not be construed as, tax advice to any holder of Newkirk common stock. Holders are urged to consult and rely on their own tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state and local, foreign and other tax laws and of changes in those laws.

The merger is intended to qualify as a reorganization under Section 368(a) of the Code. Katten Muchin, as counsel to Newkirk, and Paul Hastings, as counsel to Lexington, will each provide an opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Newkirk and Lexington and on customary factual assumptions. If any of the factual representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected, the opinions and this summary may not accurately describe the United States federal income tax treatment of the merger, and the tax consequences of the merger to holders of Newkirk common stock may be materially different from those described in this summary. The determination by tax counsel as to whether the proposed merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger. The statements in this joint proxy statement/prospectus, and the opinion of counsel, are not binding on the IRS or a court and do not preclude the IRS from asserting, or a court from sustaining, a contrary result.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Newkirk and Lexington will not recognize any gain or loss for United States federal income tax purposes as a result of the merger. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the United States federal income tax consequences of the merger to U.S. holders of Newkirk common stock are, in general, as follows:

Exchange of Newkirk Common Stock for Lexington Common Shares (plus any cash in lieu of a fractional share)

A Newkirk stockholder that receives Lexington common shares in exchange for its shares of Newkirk common stock in the merger will not recognize gain or loss on the exchange, except to the extent that the shareholder receives cash in lieu of a fractional share interest in Lexington common shares. A Newkirk stockholder that receives cash in lieu of a fractional share generally will recognize capital gain or loss based on the difference between the amount of cash in lieu of a fractional share received by the shareholder and the shareholder’s tax basis in the fractional share (which the shareholder will be deemed to have received and then sold for cash). Such capital gain or loss will be long term capital gain or loss if the Newkirk common stock exchanged was held for more than one year.

The aggregate tax basis of Lexington common shares received by a Newkirk stockholder (including any fractional shares for which cash is received) in exchange for Lexington common shares in the merger will equal the aggregate tax basis of the shareholder’s shares of Newkirk common stock. The holding period of the

Lexington common shares received by a Newkirk stockholder in the merger will include the holding period of the shareholder’s Newkirk common stock surrendered in exchange for Lexington common shares. If a Newkirk stockholder acquired any of its shares of Newkirk common stock at different prices, recently finalized Treasury Regulations provide guidance on how taxpayers may allocate their basis in these circumstances. Newkirk stockholders that hold multiple blocks of Newkirk common stock should consult their tax advisors regarding the proper allocation of their tax basis among Lexington common shares received (including fractional shares), and the potential impact of the final Treasury Regulations on their tax consequences from the merger.

Information Reporting and Backup Withholding

Backup withholding at the applicable rate (currently 28%) may apply with respect to cash payments in lieu of fractional shares in Lexington, unless a Newkirk stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Newkirk stockholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the stockholder timely furnishes the required information to the IRS.

A Newkirk stockholder that receives Lexington common shares as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Pre Merger Dividend

Newkirk may, prior to the merger, pay a special dividend to the holders of Newkirk common stock in order to satisfy its REIT distribution requirement and avoid entity-level income and excise taxes for its final taxable year ending with the merger. This dividend, like Newkirk’s quarterly dividends, will be includible in the holder’s taxable income in accordance with the normal rules applicable to dividends received from REITs.

DESCRIPTION OF LEXINGTON’S SHARES OF BENEFICIAL INTEREST

The following paragraphs summarize provisions of Lexington’s shares of beneficial interest. This summary does not completely describe Lexington’s shares of beneficial interest. For a complete description of Lexington’s shares of beneficial interest, we refer you to Lexington’s Amended and Restated Declaration of Trust and Amended and Restated By-laws, which are attached as Annexes B and C, respectively, and which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 103.

General

Lexington’s Amended and Restated Declaration of Trust provides that Lexington may issue up to 1,000,000,000 shares of beneficial interest, consisting of 400,000,000 shares of common stock, 500,000,000 shares of excess stock and 100,000,000 shares of preferred stock, of which 3,160,000 shares are classified as Series B Preferred Shares and 3,100,000 shares are classified as Series C Preferred Shares, and one share will be classified as special voting preferred stock and will be issued in the merger upon conversion of Newkirk’s special voting preferred stock.

Lexington had, as of October 13, 2006, 53,110,833 common shares, 3,160,000 Series B Preferred Shares, 3,100,000 Series C Preferred Shares and no special voting preferred stock outstanding. Under Maryland law, shareholders are not personally liable for the obligations of a real estate investment trust solely as a result of their status as shareholders.

Lexington Common Shares

All Lexington common shares issued in the merger will be duly authorized, fully paid and nonassessable. Holders of Lexington common shares are entitled to receive dividends when authorized by Lexington’s board of trustees out of assets legally available for the payment of dividends. They are also entitled to share ratably in Lexington’s assets legally available for distribution to Lexington’s shareholders in the event of Lexington’s liquidation, dissolution or winding up, after payment of or adequate provision for all of Lexington’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Lexington shares and to the provisions of Lexington’s Amended and Restated Declaration of Trust regarding restrictions on transfer of Lexington’s shares.

Subject to the restrictions on transfer of shares contained in Lexington’s Amended and Restated Declaration of Trust, each outstanding Lexington common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares, including Lexington’s special voting preferred stock, which votes together with the Lexington common shares on all matters submitted to a vote of shareholders, the holders of Lexington common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of outstanding Lexington common shares and special voting preferred stock entitled to cast a majority of the votes in the election of trustees will be able to elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of Lexington common shares generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of Lexington’s securities. Subject to the restrictions on transfer of shares contained in Lexington’s Amended and Restated Declaration of Trust, all Lexington common shares will have equal dividend, liquidation and other rights.

Power to Reclassify and Issue Additional Shares

Lexington’s Amended and Restated Declaration of Trust empowers its board of trustees to authorize the issuance from time to time of its shares of any class, whether now or hereafter authorized, or securities convertible into shares of its shares of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by Lexington’s board of trustees, without any action by the shareholders. Lexington’s Amended and Restated Declaration of Trust also authorizes Lexington’s board of trustees to classify and reclassify any of Lexington’s unissued shares of beneficial interest into other classes or series of shares. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by Lexington’s Amended and Restated Declaration of Trust to set, subject to the restrictions on transfer of shares contained in Lexington’s Amended and Restated Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Lexington believes that the power to issue additional Lexington common shares or preferred shares and to classify or reclassify unissued Lexington common shares or preferred shares and thereafter to issue the classified or reclassified shares provides Lexington with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Lexington’s securities may be listed or traded. Although Lexington has no present intention of doing so, Lexington could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control of Lexington that might involve a premium price for holders of Lexington common shares or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For Lexington to qualify as a REIT under the Code, its shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of Lexington’s outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

Lexington’s Amended and Restated Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the value of its equity shares, defined as Lexington common shares or preferred shares; this restriction is referred to as the Ownership Limit. Lexington’s board of trustees may waive the Ownership Limit if evidence satisfactory to Lexington’s board of trustees is presented that the changes in ownership will not then or in the future jeopardize Lexington’s status as a REIT. Upon the closing, waivers will be granted to affiliates of Apollo and Vornado. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in Lexington’s disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in Lexington being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if Lexington’s board of trustees determines that it is no longer in Lexington’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or that would result in Lexington being “closely held” (within the meaning of Section 856(h) of the Code), will automatically be converted into shares of beneficial interest classified as excess stock (referred to as excess shares), that will be transferred, by operation of law, to Lexington as trustee of a charitable trust for the exclusive benefit of the transferees to whom such capital shares may be ultimately transferred without violating the Ownership Limit. The excess shares are not entitled to be voted, be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to Lexington’s discovery that equity shares have been converted into excess shares will be repaid to Lexington upon demand. The excess shares are not treasury shares, but rather constitute a separate class of Lexington’s issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by Lexington in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under Lexington’s Amended and Restated Declaration of Trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in Lexington’s Amended and Restated Declaration of Trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at Lexington’s option, to have acted as an agent on Lexington’s behalf in acquiring the excess shares and to hold the excess shares on Lexington’s behalf.

In addition to the foregoing transfer restrictions, Lexington will have the right, for a period of 90 days after the later of the day Lexington receives written notice of a transfer or other event, or Lexington’s board of trustees determines in good faith that a transfer or other event has occurred, resulting in excess shares, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in Lexington’s Amended and Restated Declaration of Trust) of the equity shares on the date Lexington exercises its option to purchase.

Each Lexington shareholder will be required, upon demand, to disclose to Lexington in writing any information with respect to the direct, indirect and constructive ownership of Lexington capital shares as Lexington’s board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

This Ownership Limit may have the effect of precluding an acquisition of control unless Lexington’s board of trustees determines that maintenance of REIT status is no longer in Lexington’s best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the Lexington common shares is Mellon Investor Services, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF LEXINGTON’S AMENDED AND RESTATED DECLARATION OF TRUST AND BY-LAWS

The following description of certain provisions of Maryland law and of Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws is only a summary. Because the description is a summary, it does not contain all of the information about the Maryland REIT Law, or MRL, Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws that may be important to you. In particular, you should refer to, and this summary is qualified in its entirety by, the full text of Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws, which are attached as Annex B and C, respectively, and are hereby incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 103.

Board of Trustees

Lexington’s Amended and Restated Declaration of Trust, and Lexington’s By-laws, provide that the number of trustees may be increased or decreased by vote of at least a majority of its entire board of trustees, provided that the number thereof shall never be less than the minimum number required by the MRL, which is one. Lexington’s board of trustees will be increased from nine to 11 members at the effective time of the merger. Vacancies on the board of trustees resulting from an increase in the authorized number of trustees, or death, resignation or retirement or other cause may be filled by a vote of the shareholders or a majority of trustees then in office. A vacancy on Lexington’s board of trustees resulting from removal of a trustee by the shareholders may be filled by a vote of the shareholders.

Holders of Lexington common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of Lexington common shares and special voting preferred stock entitled to cast of a majority of votes in the election of trustees will be able to elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Removal of Trustees

Lexington’s Amended and Restated Declaration of Trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of trustees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the trust’s shares; or

•	an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of directors of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. In connection with its approval of the merger, Lexington’s board of trustees have exempted, to a limited extent, certain holders of Newkirk common stock or MLP partnership units (Apollo and certain of its affiliates and Vornado Realty L.P. and certain of its affiliates) who will be receiving Lexington common shares in the merger. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Lexington and any of them, unless they exceed the ownership limit set by Lexington’s board of trustees (for Apollo and certain of its affiliates, up to a maximum of 18,687,236 Lexington common shares, and for Vornado Realty L.P. and certain of its affiliates, up to a maximum of 8,149,593 Lexington common shares plus additional Lexington common shares owned by Winthrop (which may be deemed to be beneficially owned by Vornado)).

The business combination statute may discourage others from trying to acquire control of Lexington and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or By-laws of the trust.

Lexington’s By-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Lexington’s shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Merger; Amendment to the Declaration of Trust

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless advised by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Lexington’s Amended and Restated Declaration of Trust generally provides for approval of these matters by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter, except certain amendments to the declaration of trust require approval by a higher percentage.

Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the MRL, without the affirmative vote or written consent of the shareholders. Lexington’s Amended and Restated Declaration of Trust permits such action by Lexington’s board of trustees.

Termination of Lexington

Subject to the provisions of any class or series of outstanding shares of Lexington, Lexington may be terminated by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Lexington’s By-laws provide that for any shareholder proposal to be presented in connection with an annual meeting of shareholders of Lexington, including any proposal relating to the nomination of a trustee, the shareholders must have given timely notice thereof in writing to the secretary of Lexington in accordance with the provisions of Lexington’s By-laws.

Unsolicited Takeovers

Subtitle 8 of Title 3 of the Maryland General Corporate Law, or MGCL, permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent trustees to elect to be subject, by provision in its declaration of trust or by-laws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or by-laws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees by fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Through provisions in Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws unrelated to Subtitle 8, Lexington already (a) requires an 80% vote for the removal of any trustee from the board, (b) vests in the board the exclusive power to fix the number of directorships, and (c) and provides that special meetings may only be called by the chairman of the board of trustees or the president or by a majority of the board of trustees and as may be required by law. Lexington has not elected to be governed by the other provisions described above, but can elect to be governed by any or all of the provisions of Maryland law at any time in the future.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws

The business combination provisions and, if the applicable provision in Lexington’s By-laws is rescinded, the control share acquisition provisions of Maryland law, the provisions of Lexington’s Amended and Restated Declaration of Trust on removal of trustees and the advance notice provisions of Lexington’s By-laws could delay, defer or prevent a transaction or a change in control of Lexington that might involve a premium price for holders of Lexington common shares or otherwise be in their best interest.

COMPARISON OF THE RIGHTS OF LEXINGTON COMMON
SHAREHOLDERS AND NEWKIRK COMMON STOCKHOLDERS

The rights of the holders of Newkirk common stock are presently governed by the Maryland General Corporation Law, or MGCL, Newkirk’s charter and Newkirk’s By-laws. The rights of holders of Lexington common shares are currently governed by the Maryland REIT Law, or MRL, Lexington’s Declaration of Trust and Lexington’s By-laws. Upon completion of the merger, Newkirk stockholders will receive Lexington common shares in exchange for their Newkirk common stock and Lexington’s Declaration of Trust will be amended and restated, and, as a result, the rights of former holders of Newkirk common stock will be governed by the MRL, Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws, copies of which are attached as Annex B and C, respectively.

The following is a summary of what we deem to be the material differences between the current rights of holders of Newkirk common stock and the rights of holders of Lexington common shares upon the occurrence of the merger. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of holders of Newkirk common stock and holders of Lexington common shares and it is qualified in its entirety by reference to the MGCL, the MRL and the various documents of Newkirk and Lexington to which we refer in this summary. We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the MGCL, the MRL and the other documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a Newkirk stockholder and being a Lexington shareholder.

Authorized and Issued Shares

Newkirk	Lexington

Newkirk may issue up to 500,000,000  shares of stock, consisting of 400,000,000  shares of common stock and 100,000,000  shares of preferred stock, including one share of preferred stock classified as special voting preferred stock.

As permitted by the MGCL, Newkirk’s charter provides that Newkirk’s board of directors, without any action by Newkirk’s stockholders, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock beneficial interest of any class or series that Newkirk has authority to issue.

Newkirk had, as of October 13, 2006, 19,375,000 shares of common stock and one share of special voting preferred stock outstanding.	Lexington may issue up to 1,000,000,000 shares of beneficial interest, consisting of 400,000,000 shares of common stock, 500,000,000 shares of excess stock and 100,000,000 shares of preferred stock, of which 3,160,000 shares are classified as 8.05% Series B Cumulative Redeemable Preferred Stock, or Series B Preferred Shares, and 3,100,000 shares are classified as 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, and one share will be classified as special voting preferred stock.

Lexington had, as of October 13, 2006, 53,110,833 common shares, 3,160,000 Series B Preferred Shares, 3,100,000 Series C Preferred Shares and no special voting preferred stock outstanding.

Number and Independence of Directors or Trustees

Newkirk	Lexington

Newkirk’s charter provides that the number of directors may be increased or decreased pursuant to its By-laws. Newkirk’s By-laws provide that a majority of its entire board of directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, which is one, or greater than 11. Newkirk’s board of directors currently consists of eleven directors.

Except in the case of a vacancy, a majority of Newkirk’s board of directors must be made up at all time of directors who meet the definition of an “independent director” under the rules of the NYSE or other exchange on which the Newkirk common stock is listed.	Lexington’s Declaration of Trust and By-laws provide that the number of trustees may be increased or decreased by vote of at least a majority of its entire board of trustees, provided that the number thereof shall never be less than the minimum number required by the MRL, which is one. Lexington’s board of trustees will be increased from nine to 11 members at the effective time of the merger.

Lexington’s Declaration of Trust and By-laws do not have a comparable requirement with respect to independent trustees, although Lexington is subject to a comparable requirement under the listing standards of the NYSE and, pursuant to Lexington’s Amended and Restated Declaration of Trust and Lexington’s By-laws, certain matters relating to Lexington’s special voting preferred stock and excess distributions by Lexington’s operating partnerships require the approval of trustees who are ‘‘independent” under the rules of the NYSE or other exchange on which the Lexington common shares are listed.

Removal of Directors or Trustees

Newkirk	Lexington

Newkirk’s charter provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the votes of the stock entitled to be cast in the election of directors.	Lexington’s Declaration of Trust provides that any trustee, or the entire board of trustees, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast generally in the election of the trustees.

Vacancies on the Board of Directors or the Board of Trustees

Newkirk	Lexington

Newkirk’s By-laws provide that vacancies on the board of directors may be filled by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors and a vacancy resulting from the removal of a board member may also be filled by a vote of the stockholders.	Lexington’s Declaration of Trust provides that vacancies on the board of trustees resulting from an increase in the authorized number of trustees, or death, resignation or retirement or other cause shall be filled by a vote of the shareholders or a majority of trustees then in office. A vacancy on the board of trustees resulting from removal of a trustee by the shareholders shall be filled by a vote of the shareholders.

Amendment of Charter/ Declaration of Trust

Newkirk	Lexington

With the exception of the amendment of the provisions of the charter relating to removal of directors, which requires the affirmative vote of at least two-thirds of all of the votes entitled to be cast by the stockholders on the matter, Newkirk’s charter may be amended only if declared advisable by Newkirk’s board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast by the stockholders on the matter.	Subject to the terms of Lexington’s preferred stock, and with the exception of the amendment of certain provisions relating to the termination of Lexington, which requires the affirmative vote of holders of at least two-thirds of all of the votes entitled to be cast on the matter, and certain provisions relating trustees (including removal) and the power of the board of trustees to amend Lexington’s By-laws, each of which requires the affirmative vote of holders of at least 80% of all of the votes entitled to be cast on the matter, Lexington’s Declaration of Trust may be amended only if declared advisable by its board of trustees and approved by Lexington shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Two-thirds of the trustees may, after 15 days’ written notice to the shareholders, also amend the Declaration of Trust without the vote or consent of shareholders if in good faith they deem it necessary to conform the declaration to the requirements of the REIT provisions of the Internal Revenue Code.

Amendments of By-Law

Newkirk	Lexington

Newkirk’s By-laws provide that Newkirk’s board of directors has the exclusive power to adopt, alter or repeal the By-laws or make new by-laws. Subject to certain exceptions requiring the approval of a majority or all of the “Independent Directors.” Newkirk’s By-laws may be altered, amended or repealed, and new by-laws adopted, by the vote of a majority of the directors present at a meeting at which a quorum is present.	Lexington’s Declaration of Trust provides that its board of trustees is expressly authorized to make, alter or repeal the By-laws of Lexington, provided that any such alteration or repeal shall require the vote of a majority of Lexington’s board of trustees.

Lexington’s By-laws provide that they may be repealed, altered, amended or rescinded (a) by the shareholders of Lexington by a vote of not less than 80% of the outstanding shares of beneficial interest entitled to vote generally in the election of trustees or (b) by vote of two-thirds of Lexington’s board of trustees.

Business Combination Act

Newkirk	Lexington

Newkirk’s board of directors adopted a resolution excluding Newkirk from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Newkirk and any interested stockholder. Such resolution may repealed or modified in the future if such repeal or modification is approved by a unanimous vote of Newkirk’s independent directors.

For additional information with respect to the Business Combination Act, see “Certain Provisions of Maryland Law and of Lexington’s Amended and Restated Declaration of Trust By-laws — Business Combinations.”	Lexington’s board of trustees has not opted out of the business combination provisions of Maryland law and is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving Lexington; however, as permitted under Maryland law, Lexington’s board of trustees may elect to opt out of these provisions in the future. In connection with the merger, Lexington’s board of trustees adopted a resolution excluding certain holders of Newkirk common stock who will receive Lexington common shares in the merger from the provisions of this statute, subject to certain ownership limitations.

Control Share Acquisition Act

Newkirk	Lexington

Newkirk’s By-laws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Newkirk’s common stock and, consequently, the provisions of the control share acquisition statute will not apply to holders of Newkirk shares unless Newkirk’s By-laws are amended, with the approval of Newkirk’s independent directors, to modify or eliminate this provision.

For additional information with respect to the Maryland Control Share Acquisition Act, see “Certain Provisions of Maryland Law and of Lexington’s Amended and Restated Declaration of Trust and By-laws — Control Share Acquisitions.”	In connection with its approval of the merger agreement, Lexington’s board of trustees amended the Lexington By-laws to include a provision exempting any and all acquisitions by any person of Lexington shares from the control share acquisition statute. This provision of the Lexington By-laws may be amended or eliminated in the future in accordance with the terms of the By-laws.

Unsolicited Takeovers Act

Newkirk	Lexington

Newkirk’s charter provides that the Maryland unsolicited takeover statute does not apply to Newkirk. It will remain inapplicable unless Newkirk’s charter is amended, with stockholder approval, to modify or eliminate this provision.

For additional information with respect to these unsolicited takeover provisions, see “Certain Provisions of Maryland Law and of Lexington’s Amended and Restated Declaration of Trust and By-laws — Unsolicited Takeovers.”	The Maryland unsolicited takeover statute, as applicable to a Maryland real estate investment trust that has a class of equity securities registered under the Securities Exchange Act of 1934, permits the board of trustees, without shareholder approval and regardless of what is currently provided in the Declaration of Trust or By-laws, to implement takeover defenses, some of which (for example, a classified board) Lexington does not yet have.

Vote on Certain Fundamental Issues

Newkirk	Lexington

Under the MGCL and Newkirk’s charter, Newkirk generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless it is declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least a majority of all of the votes entitled to be cast on the matter.	Under the MRL and Lexington’s Amended and Restated Declaration of Trust, Lexington generally cannot amend its Declaration of Trust or engage in a merger, unless it is declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least a majority of all of the votes entitled to be cast on the matter. Lexington’s Amended and Restated Declaration of Trust also provides that Lexington’s termination must be approved by Lexington’s shareholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Transactions with Stockholders

Newkirk	Lexington

Newkirk’s By-laws provide that its board of directors may authorize any agreement or other transaction with any beneficial owner of more than 4.9% of Newkirk’s stock entitled to vote generally in the election of directors, or an officer, director, member, partner or greater than 4.9% stockholder of any such owner, or certain other specified holders, if and only if: (i) the existence is disclosed or known to the board of directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the Board of Directors; or (ii) the existence is disclosed to the stockholders entitled to vote, and the agreement or transaction is authorized, approved or ratified by a majority of the votes cast by the disinterested stockholders.	Lexington’s Declaration of Trust and By-laws do not contain a comparable provision with respect to greater than 4.9% holders.

Special Meeting of Shareholders

Newkirk	Lexington

Newkirk’s By-laws provide that special meetings of stockholders may only be called by Newkirk’s chairman of the board, chief executive officer or board of directors or by the secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such a meeting pursuant to the procedures set forth in Newkirk’s By-laws for making such a request.	Lexington’s By-laws provide that a special meeting of the shareholders may be called by the chairman of the board of trustees or the president or by a majority of the board of trustees by vote at a meeting or in writing (addressed to the secretary of Lexington) with or without a meeting and as may be required by law.

Notice of Meetings and Shareholder Proposals

Newkirk	Lexington

Newkirk’s By-laws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by	Lexington’s By-laws provide that for any shareholder proposal to be presented in connection with an annual meeting of shareholders, including any proposal relating to the nomination of a trustee, the

Newkirk	Lexington

stockholders may be made only:  (i)  pursuant to Newkirk’s notice of the meeting; (ii)  by the board of directors; or (iii)  by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the By-laws. With respect to special meetings of stockholders, only the business specified in Newkirk’s notice of the meeting may be brought before the meeting. To be timely, subject to certain exceptions when the date of the meeting is advanced or delayed, a stockholder’s proposal shall set forth the information required by Newkirk’s By-laws and shall be delivered to the secretary at the principal executive offices of Newkirk not less than 90  days nor more than 120  days prior to the first anniversary of the date of mailing of the notice of the prior year’s annual meeting.
shareholders must have given timely notice thereof in writing to the secretary of Lexington. To be timely, subject to certain exceptions when the date of the meeting is advanced or delayed, a shareholder’s proposal shall be delivered to the secretary at the principal executive offices of Lexington not less than 120 days in advance of the release date of Lexington’s proxy statement to shareholders in connection with the preceding year’s annual meeting. Such notice must also contain the information required by Lexington’s By-laws. Lexington’s By-laws do not contain a comparable provision with respect to special meetings.

Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to Newkirk’s notice of the meeting; (ii) by the board of directors; or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the By-laws.

To be timely, a stockholder’s nomination of a director shall set forth the information required by Newkirk’s By-laws and shall be delivered to the secretary at the principal executive offices of Newkirk not earlier than the 120th day prior to such special meeting and not later than the close of business on the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the board of directors to be elected at such meeting.

Appraisal Rights

Newkirk	Lexington

Under the MGCL, a stockholder has the right to demand and receive payment of fair value of his stock from the successor if: (i) the corporation consolidates or merges with another corporation; (ii) the stockholder’s stock is to be acquired in a share exchange; (iii) the corporation transfers all or substantially all of its assets; (iv) the corporation alters its charter in a way which alters the contract rights as set forth in the charter of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter; or (v) the transaction is one governed by the Maryland business combination act or exempted pursuant to the minimum price provisions. However, this right to demand and receive payment of fair value is not available, except for transactions subject pursuant to the Maryland business combination act, if: (i) the stock is listed on a national securities exchange; (ii) the stock is that of a successor merger, unless the merger alters the contract rights of the stock and the charter does not reserve the right to do so or the stock is changed into something other than stock in the successor or cash, scrip or other rights or interest arising out of the treatment of fractional shares; (iii) the stock is not entitled to be voted on the transaction; (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder; or (v) the stock is that of an open-end investment company.	Under the MRL, each shareholder of a Maryland real estate investment trust objecting to the merger of such trust has the right to exercise the same rights as an objecting stockholder of a Maryland corporation. Such rights also apply to a Maryland real estate investment trust in the context of the Maryland business combination act. Lexington’s Declaration of Trust does not contain a comparable provision prohibiting its shareholders from exercising the rights of an objecting shareholder.

As permitted by the MGCL, Newkirk’s charter provides that holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder unless Newkirk’s board of directors, upon the affirmative vote of a majority of the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

DEADLINE FOR FUTURE SHAREHOLDER PROPOSALS

Lexington

In order to be eligible for inclusion in Lexington’s proxy materials for the 2007 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at Lexington’s principal executive office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Paul R. Wood, Secretary, no later than December 11, 2006. Any such proposals shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Lexington’s Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2007 Annual Meeting of Shareholders. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which Lexington is not properly notified at Lexington’s principal executive offices on or before 45 days prior to the 2007 Annual Meeting of Shareholders, and also retain such authority under certain other circumstances.

Newkirk

Any stockholder proposals intended to be presented at the 2007 Annual Meeting of Shareholders of Newkirk, which will only take place if the merger is not consummated, must be received by Newkirk for inclusion in Newkirk’s proxy statement and form of proxy relating to that meeting on or before February 15, 2007. In addition, under Newkirk’s By-laws, stockholders must comply with specified procedures to nominate persons for election as directors or introduce an item of business at an annual meeting. Director nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by Newkirk not less than 90 days or more than 120 days prior to the first anniversary of the date of mailing of a notice of the prior year’s annual meeting which, for the 2007 Annual Meeting, means that such submissions must be made between December 12, 2006 and January 11, 2007. To be in proper written form, a stockholder’s notice must contain the specific information required by Newkirk’s By-laws. A copy of Newkirk’s By-laws, which specify the advance notice procedures, can be obtained from Newkirk by request to the Secretary of Newkirk. Any Shareholder who wishes to submit a stockholder proposal, should send it to the Secretary, Newkirk Realty Trust, Inc., 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

LEGAL MATTERS

The validity of the Lexington common shares to be issued in the merger will be opined upon for Lexington by Venable LLP. Paul Hastings will deliver its opinion to Lexington as to certain federal income tax matters and Katten Muchin will deliver its opinion to Newkirk as to certain federal income tax matters.

Seth M. Zachary, a partner of Paul Hastings, is presently serving on Lexington’s board of trustees and will continue to do so at least until the consummation of the merger at which time he has agreed to resign as a trustee. As of the date of this joint proxy statement/prospectus, Mr. Zachary beneficially owns 54,996 common shares.

EXPERTS

The consolidated financial statements and schedule of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Newkirk Realty Trust, Inc. as of December 31, 2005 and for the period from November 7, 2005 (commencement of operations) to December 31, 2005 and the consolidated financial statements of The Newkirk Master Limited Partnership as of December 31, 2004 and for the period from January 1, 2005 to November 6, 2005 and for the year ended December 31, 2004 included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, which reports express an unqualified opinion on the financial statements, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, partners’ equity and cash flows of The Newkirk Master Limited Partnership for the year ended December 31, 2003 have been audited by Imowitz, Koenig & Co.,

LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither Lexington’s board of trustees nor Newkirk’s board of director knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the Lexington proxies intend to vote or not vote consistent with the recommendation of the management of Lexington. Those individuals named as proxies in the Newkirk proxies intend to vote or not vote consistent with the recommendation of the management of Newkirk.

WHERE YOU CAN FIND MORE INFORMATION

Lexington has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the Lexington common shares to be issued under and as contemplated by the merger agreement. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Lexington and Lexington common shares. The rules and regulations of the Securities and Exchange Commission allow Lexington to omit some of the information included in the registration statement from this joint proxy statement/prospectus.

In addition, Lexington and Newkirk file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
1-800-732-0330

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-732-0330 for information on the operation of the public reference room.

The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Lexington and Newkirk, which file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

The Securities and Exchange Commission allows Lexington to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Lexington can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Lexington has previously filed with the Securities and Exchange Commission (other than those furnished pursuant to Item 2.02 or Item 7.01 on Current Report on Form 8-K). These filings contain important information about Lexington and its financial condition.

Lexington Filings (File No. 001-12386)	Period

Annual Report on Form 10-K	Year ended December 31, 2005, as amended by Amendment No. 1 thereto filed on Form 10-K/A on March 16, 2006
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006
Quarter ended June 30, 2006
Current Reports on Form 8-K	Filed on:
January 5, 2006
January 6, 2006
February 6, 2006
February 16, 2006
March 20, 2006
March 27, 2006
April 27, 2006
May 5, 2006
June 2, 2006
July 24, 2006
August 1, 2006
August 15, 2006
September 13, 2006
October 6, 2006
October 10, 2006
October 13, 2006

Lexington also incorporates by reference additional documents that it may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the Lexington special meeting (excluding any information furnished pursuant to any Current Report on Form 8-K). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Lexington, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from Lexington without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Lexington as follows:

Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attention: Investor Relations
Telephone: (212) 692-7200

If you would like to request documents incorporated by reference, please do so by November 13, 2006, to receive them before the special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WARNING ABOUT FORWARD LOOKING STATEMENTS

Lexington and Newkirk have made forward-looking statements in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Lexington and Newkirk, as the case may be, and on the information currently available to them.

When used or referred to in this joint proxy statement/prospectus or the documents incorporated by reference into this joint proxy statement/prospectus, these forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or similar expressions, or statements that certain events or conditions “will” or “may” occur. Forward-looking statements in this joint proxy statement/prospectus also include:

•	statements relating to the cost savings that Lexington anticipates will result from the merger;

•	statements relating to the accretion/dilution to funds from operations per share that Lexington expects from the merger;

•	statements regarding other perceived benefits expected to result from the merger;

•	statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Lexington and Newkirk; and

•	statements relating to revenue, income and operations of the combined company after the merger is completed.

These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors,” could cause actual results to differ materially from those described in the forward-looking statements:

•	cost savings expected from the merger may not be fully realized;

•	revenue of the combined company following the merger may be lower than expected;

•	costs or difficulties related to the integration of the businesses of Lexington and Newkirk following the merger may be greater than expected;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which Lexington or Newkirk is doing business, may be less favorable than expected;

•	legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Lexington and Newkirk are engaged;

•	there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

•	changes may occur in the securities or capital markets.

Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Lexington nor Newkirk has any intention or obligation to update these forward-looking statements after it distributes this joint proxy statement/ prospectus.

WHAT INFORMATION YOU SHOULD RELY ON

No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

This joint proxy statement/prospectus is dated October 16, 2006. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Lexington common shares or Newkirk common stock or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

LEXINGTON CORPORATE PROPERTIES TRUST
INDEX TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements were prepared to reflect the proposed merger. The merger will be accounted for using the purchase method. The allocation of the purchase price reflected in the pro forma condensed consolidated balance sheet, and accordingly the pro forma adjustments as reflected in the pro forma condensed consolidated statements of income related to Lexington’s new basis for assets acquired and liabilities assumed, is preliminary and is subject to change. We can give no assurance that when the final allocation of purchase price is completed the financial information will not change or that any change will not be material.

The unaudited pro forma condensed consolidated balance sheet at June 30, 2006 has been prepared to reflect the merger as if the merger occurred on June 30, 2006. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2005 and the six months ended June 30, 2006 have been prepared assuming the merger occurred on January 1, 2005. The adjustments made in the pro forma condensed consolidated balance sheet have been made to reflect the merger and the allocation of the purchase price and other costs of the merger to the assets acquired and liabilities assumed. The adjustments made to the pro forma condensed consolidated statements of income have been made to reflect the effect of the merger and reclassifications of certain items in Newkirk’s historical financial statements in order to conform to Lexington’s presentation. The following unaudited pro forma condensed consolidated statements of income do not purport to represent what Lexington’s results of operations would actually have been if the merger had in fact occurred as of January 1, 2005 or to project Lexington’s results of operations for any future date or period.

The unaudited pro forma balance sheet does not reflect the potential dividend/distribution that (i) Lexington is entitled to make pursuant to the merger agreement equal to 125% of any dividend/distribution made by Newkirk to maintain its REIT status and avoid imposition of entity-level income or excise taxes or (ii) Newkirk is entitled to make pursuant to the merger agreement equal to 80% of any dividend/distribution made by Lexington to maintain its REIT status and avoid imposition of entity-level income or excise taxes.

The pro forma adjustments are based on available information and on certain assumptions as set forth in the notes to the pro forma condensed consolidated financial statements that we believe are reasonable in the circumstances. The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes of Lexington, which are incorporated into this joint proxy statement/prospectus by reference, the historical financial statements and related notes of Newkirk, which are included herein under “Annex F: Additional Information about Newkirk and Financial Statements for Newkirk,” and other documents filed by Lexington and Newkirk with the SEC from time to time. See “Where You Can Find More Information.”

As a result of the merger, Lexington believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Lexington is evaluating the potential cost savings; however, it is not able to quantify the amount of such savings at this time. Accordingly, no adjustments have been made to the unaudited pro forma condensed consolidated statements of income to reflect expected cost savings.

In the opinion of Lexington and Newkirk management, all significant adjustments necessary to reflect the effects of the merger that can be factually supported within the Securities and Exchange Commission regulations covering the preparation of unaudited pro forma financial statements have been made. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to management. Such pro forma adjustments and the purchase price allocation could change as additional information becomes available, as estimates are refined or as additional events occur including any change in Lexington’s closing share price on the date the merger is consummated. Management does not anticipate that there will be any significant changes in the total purchase price as presented in these unaudited pro forma condensed consolidated financial statements, other than those caused by changes in Lexington’s share price, which cannot be predicted.

Lexington Corporate Properties Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2006

			Pro Forma
	Lexington	Newkirk(P)	Merger		Pro Forma
	(Historical)	(Historical)	Adjustments		Adjusted
		(Dollars in thousands)

ASSETS
Real estate at cost, net	$1,619,398	$1,012,917	$404,750	(C)	$3,037,065
Properties held for sale — discontinued operations	7,956	146,108	62,911	(D)	216,975
Intangible assets, net	133,046	19,895	382,743	(F)	535,684
Cash and cash equivalents	54,318	48,605	(31,468	)(B)	71,455
Investment in non-consolidated entities	186,391	42,588	(4,342	)(E)	224,637
Deferred expenses, net	14,440	10,552	(9,138	)(G)	15,854
Notes receivable, including accrued interest	33,757	14,974	18,396	(H)	67,127
Investments in marketable equity securities	4,221	10,045	—		14,266
Rent receivable — current	6,052	51,577	—		57,629
Rent receivable — deferred	26,551	22,463	(22,463	)(I)	26,551
Other assets	54,867	48,330	(3,671	)(J)	99,526

Total assets	$2,140,997	$1,428,054	$797,718		$4,366,769

LIABILITIES AND SHAREHOLDERS’ EQUITY
Borrowings on credit facility	$—	$557,065	$—		$557,065
Mortgages and notes payable	1,152,805	244,535	(1,719	)(K)	1,395,621
Liabilities — discontinued operations	4,180	58,424	(259	)(L)	62,345
Accounts payable and other liabilities	24,305	12,672	14,059	(M)	51,036
Accrued interest payable	5,885	5,518	—		11,403
Deferred revenue	6,141	13,434	131,085	(N)	150,660

Total liabilities	1,193,316	891,648	143,166		2,228,130

Minority interests	60,347	359,252	524,136	(O)	943,735

Shareholders’ equity	887,334	177,154	130,416	(A)	1,194,904

Total liabilities and shareholders’ equity	$2,140,997	$1,428,054	$797,718		$4,366,769

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2006
(dollars in thousands, except per share data)

In the proposed merger, each Newkirk stockholder will receive 0.80 common shares of Lexington for each common share of Newkirk that the stockholder owns immediately prior to the effective date of the merger. Lexington will exchange cash in lieu of any partial shares resulting from the merger.

For purposes of the unaudited pro forma condensed consolidated balance sheet the total purchase price is based on the number of outstanding Newkirk common shares at June 30, 2006 and the average closing share price of Lexington common shares for the three (3) business days beginning one (1) business day prior to July 24, 2006 (the date the merger was announced), and ending one (1) business day subsequent to July 24, 2006. This average closing share price for these three (3) business days is approximately $20.42 per share (rounded). It is assumed that no cash is paid for fractional shares.

(A	)	Shareholders’ equity
		Newkirk common stock outstanding at June 30, 2006	19,375,000
		Exchange ratio	0.80

		Shares of Lexington to be issued	15,500,000

		Average share price (rounded)	$20.42
		Fair value of equity to be issued	316,583
		Special dividend of $0.17 per share assumed to be paid by Lexington prior to or on the effective date of the merger	(9,013)
		Newkirk historical equity	(177,154)

		Pro forma equity adjustment	$130,416

(B	)	Cash and cash equivalents
		Reduction in cash for items assumed to be paid by Newkirk prior to or on the effective date of the merger, for:
		Termination of advisory fee agreement pursuant to merger agreement	$(12,500)
		Merger investment advisory fees	(6,000)
		Merger legal and accounting fees	(3,000)
		Reduction in cash for special dividend/distribution of $0.17 per share/unit assumed to be paid by Lexington prior to or on the effective date of the merger	(9,968)

			$(31,468)

(C	)	Real estate at cost, net
		Adjustment to real estate at cost, net, calculated as follows:
		Estimated fair value of Newkirk real estate	$1,417,667
		Newkirk historical basis	(1,012,917)

			$404,750

(D	)	Properties held for sale — discontinued operations
		Adjustment to historical basis of Newkirk’s real estate and other assets held for sale to equal net sale contract prices or estimate of fair value of the assets	$62,911

(E	)	Investment in non-consolidated entities
		Adjustment to reduce Newkirk’s historical cost basis of partnership interests to estimated fair value based on most recent tender offers made by Newkirk and accepted by the investors in the partnerships	$(4,342)

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2006
(dollars in thousands, except per share data) — (Continued)

(F	)	Intangible assets, net
		Allocation of estimated fair market value of the acquired assets to the following:
		Estimated above-market leases	$170,856
		Estimated lease in place costs	231,782
		Reversal of Newkirk historical unamortized basis	(19,895)

			$382,743

(G	)	Deferred expenses
		Write-off of Newkirk historical unamortized deferred financing costs and deferred leasing costs	$(10,552)
		Estimated costs to be incurred relating to assuming Newkirk debt	1,414

			$(9,138)

(H	)	Notes receivable, including accrued interest
		Adjustment to bring Newkirk’s historical basis of loans and accrued interest receivable to fair value	$18,396

(I	)	Rent receivable — deferred
		Write-off of historical Newkirk straight-line rent receivable	$(22,463)

(J	)	Other assets
		Adjustment to other assets is comprised of the following:
		Write-off of Newkirk historical deferred costs related to exclusivity agreement and lease options	$(11,752)
		Valuing transition services and asset management contracts at estimated fair value	2,900
		Increasing basis in investment in REMIC certificates to estimated fair value	5,697
		Other	(516)

			$(3,671)

(K	)	Mortgage and notes payable
		Adjustment of mortgage debt to estimated fair value	$(1,719)

(L	)	Liabilities — discontinued operations
		Adjustment of below market lease intangibles to fair value	$(259)

(M	)	Accounts payable and other liabilities
		Estimated merger costs to be incurred by Lexington	$12,645
		Estimated costs to be incurred relating to assuming Newkirk debt	1,414

			$14,059

(N	)	Deferred revenue
		Record estimated value of below market leases relating to real estate assets acquired	$144,519
		Reversal of Newkirk historical basis	(13,434)

			$131,085

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2006
(dollars in thousands, except per share data) — (Continued)

(O	)	Minority Interests
		Record estimated fair value of minority partners’ equity in revalued assets and liabilities relating to the merger	$884,343
		Special distribution of $0.17 per unit assumed to be paid by Lexington prior to or on the effective date of the merger	(955)
		Reversal of Newkirk historical basis	(359,252)

			$524,136

(P	)	Newkirk (historical)
		Certain balance sheet categories have been reclassified to conform with the Lexington presentation

Lexington Corporate Properties Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 2005

		Newkirk	Predecessor(B)
		(Historical for	(Historical for		Pro Forma
	Lexington	November 7, 2005 to	January 1, 2005 to	Reclassif-	Merger		Pro Forma
Gross Revenues	(Historical)	December 31, 2005)	November 6, 2005)	ications(A)	Adjustments		Adjusted
	(Dollars in thousands, except per share data)

Rental	$180,871	$30,333	$174,371	$(27)	$(69,231	)(C)	$316,317
Advisory fee	5,365	38	249	—	—		5,652
Tenant reimbursements	10,896	—	—	27	—		10,923
Interest income	—	1,366	2,832	(4,198)	—		—
Gain from disposal of real estate securities held for sale	—	2	—	(2)	—		—

Total gross revenues	197,132	31,739	177,452	(4,200)	(69,231)		332,892
Depreciation and amortization	$(70,906)	$(6,715)	$(31,986)	$—	$(35,879	)(E)	$(145,486)
Property operating	(23,494)	(244)	(534)	(2,270)	—		(26,542)
General and administrative	(17,612)	(1,268)	(3,812)	(10,500)	10,300	(H)	(22,892)
Impairment charges	(12,050)	—	(16,954)	—	16,954	(I)	(12,050)
Non-operating income	1,519	—	—	4,200	(573	)(D)	5,146
Interest and amortization	(65,065)	(8,466)	(55,218)	—	3,027	(F)	(125,722)
Debt satisfaction gains (charges), net	4,409	—	(27,521)	—	—		(23,112)
Compensation expense for exclusivity rights	—	(10,500)	—	10,500	—		—
Ground rent	—	(379)	(1,891)	2,270	—		—

Income (loss) before benefit (provision) for income taxes, minority interests and equity in earnings of non-consolidated entities	13,933	4,167	39,536	—	(75,402)		(17,766)

Benefit (provision) for income taxes	150	(182)	(1,415)		—		(1,447)
Minority interest expense of partially owned entities	—	(2,855)	—	(15,938)	19,060	(J)	267
Minority interest	(2,111)	(1,482)	(15,938)	15,938	22,306	(K)	18,713
Equity in earnings of non consolidated entities	6,220	496	2,632	—	109	(G)	9,457

Income from continuing operations	$18,192	$144	$24,815	—	$(33,927)		$9,224

Income (loss) from continuing operations per common share
— basic	0.04	—	—	—	—		(0.11)
Income (loss) from continuing operations per common share
— diluted	0.04	—	—	—	—		(0.24)
Weighted average shares outstanding
— basic	49,836	—	—	—	15,500	(L)	65,336
Weighted average shares outstanding
— diluted	49,903	—	—	—	56,899	(M)	106,802

See accompanying notes to the unaudited pro forma condensed consolidated statement of income.

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2005
(dollars and shares in thousands)

(A	)	Reclassifications
		Certain balances contained in the Newkirk historical Statement of Income have been reclassified to conform with Lexington’s presentation
(B	)	Other Adjustments
		Represents historical financial data for the Newkirk Master Limited Partnership and its subsidiaries
(C	)	Rental Income
		Adjustment to Newkirk’s historical rental income, calculated as follows:
		Reversal of historical straight-line rent adjustment	$5,684
		New straight-line rent adjustment	(20,018)
		New amortization, net of above and below market leases over the applicable remaining lease periods	(54,897)

			$(69,231)

(D	)	Non-operating Income
		Adjustment to Newkirk’s non-operating income, calculated as follows:
		Reversal of historical interest income related to contract rights receivable	$(19)
		New interest income based on fair market value of contract rights receivable at acquisition	237
		Reversal of historical interest income from REMIC certificates	(1,583)
		New interest income on the investment in REMIC certificates based on fair value	792

			$(573)

(E	)	Depreciation & Amortization
		Adjustment to Newkirk’s historical real estate depreciation & amortization, calculated as follows:
		Reversal of historical depreciation expense	$35,819
		New depreciation expense based on real estate fair value at acquisition over estimated useful life of 40 years	(28,898)
		Reversal of historical amortization expense	2,884
		New amortization of fair value of intangible assets from leases in place over remaining noncancellable lease term	(45,684)

			$(35,879)

(F	)	Interest and Amortization
		Adjustment to Newkirk’s historical interest and amortization calculated as follows:
		Reversal of historical deferred financing costs	$3,260
		Record amortization of costs expected to be incurred related to loan assumption	(233)

			$3,027

(G	)	Equity in Earnings of Non-Consolidated Entities
		Record reduction to depreciation from a reduction in basis to fair value	$109

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2005
(dollars and shares in thousands) — (Continued)

(H	)	General and Administrative
		Assumes an increase in directors and officers insurance	$(200)
		Reversal of historical compensation expense from exclusivity agreement upon consummation of the merger	10,500

			$10,300

(I	)	Impairment Loss
		Elimination of impairment charges relating to revaluing assets to estimated fair value as of January 1, 2005	$16,954

(J	)	Minority Interest Expense of Partially Owned Entities
		Adjustment to Newkirk minority interest expense, calculated as follows:
		Minority interest share of estimated straight-line rent adjustment	$2,338
		Minority interest share of estimated amortization on above/below market lease intangibles	8,321
		Reversal of minority interest in partially owned entities share of historical depreciation and amortization	(2,156)
		Minority interest share of estimated depreciation on fair value basis	3,650
		Minority interest share of estimated amortization on fair value basis	6,907

			$19,060

(K	)	Minority Interest
		Adjustment for the 69.9% minority interest partner’s share of pro forma loss of the Newkirk Operating Partnership for the year ended December 31, 2005	$22,306

(L	)	Weighted Average Shares Outstanding — Basic
		Newkirk historical common shares outstanding	19,375
		Exchange ratio	.80

			15,500

(M	)	Weighted Average Shares Outstanding — Diluted
		Newkirk historical common shares outstanding	19,375
		Newkirk historical operating partnership units outstanding	45,040

			64,415
		Exchange ratio	.80

			51,532
		Lexington historical operating partnership units — dilutive	5,434
		Lexington historical common shares options — anti-dilutive	(67)

			56,899

Lexington Corporate Properties Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income
Six months ended June 30, 2006

	Lexington	Newkirk		Pro Forma		Pro Forma
	Historical	(Historical)	Reclassifications(A)	Adjustments		Adjusted
	(Dollars in thousands, except per share data)

Gross revenues
Rental	$94,936	$108,926	$(393)	$(30,985	)(B)	$172,484
Advisory fee	2,401	124	—	—		2,525
Tenant reimbursements	8,320	—	393	—		8,713
Interest income	—	7,071	(7,071)	—		—

Total gross revenues	105,657	116,121	(7,071)	(30,985)		183,722
Depreciation & amortization	$(40,592)	$(25,376)	$—	$(11,915	)(D)	$(77,883)
Property operating	(15,271)	(2,984)	(1,166)	—		(19,421)
General and administrative	(10,479)	(5,018)	(1,667)	1,567	(H)	(15,597)
Impairment charges	(1,121)	—	—	—		(1,121)
Non-operating income	6,706	—	7,159	(1,816	)(C)	12,049
Interest and amortization	(35,446)	(26,019)	—	770	(E)	(60,695)
Debt satisfaction gain, net	294	—	—	—		294
Compensation expense for exclusivity rights	—	(1,667)	1,667	—		—
Ground rent	—	(1,166)	1,166	—		—

Income (loss) before benefit (provision) for income taxes, minority interests, and equity in earnings of non-consolidated entities	9,748	53,891	88	(42,379)		21,348
Benefit (provision) for income taxes	155	(1,181)	—	—		(1,026)
Minority interest expense of partially owned entities	—	(10,692)	—	8,575	(F)	(2,117)
Minority interest	(1,710)	(31,639)	—	24,603	(I)	(8,746)
Equity in earnings of non-consolidated entities	2,070	1,709	—	55	(G)	3,834
Gain on sale of securities	—	88	(88)	—		—

Income (loss) from continuing operations	$10,263	$12,176	$0	$(9,146)		$13,293

Income from continuing operations per common share — basic	0.04	—	—	—		0.08
Income from continuing operations per common share — diluted	0.04	—	—	—		0.08
Weighted average shares outstanding — basic	51,981	—	—	15,500	(J)	67,481
Weighted average shares outstanding — diluted	52,007	—	—	15,500	(J)	67,507

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
Six months ended June 30, 2006
(dollars and shares in thousands)

(A	)	Reclassifications
		Certain balances contained in the Newkirk historical Statement of Income have been reclassified to conform with Lexington’s presentation.
(B	)	Rental Income
		Adjustment to Newkirk’s historical rental income, calculated as follows:
		Reversal of historical straight-line rent adjustment	$3,031
		New straight-line rent adjustment	(6,599)
		New amortization, net of above and below market leases over the applicable remaining lease periods	(27,417)

			$(30,985)

(C	)	Non-operating income
		Adjustment to Newkirk non-operating income, calculated as follows:
		Reversal of historical interest income related to contract rights receivable	$(2,178)
		New interest income based on fair market value of contract rights receivable at acquisition	777
		Reversal of historical interest income from investment in REMIC certificates	(823)
		New interest income from investment in REMIC certificates based on fair market value	408

			$(1,816)

(D	)	Depreciation & Amortization
		Adjustment to Newkirk’s historical real estate depreciation & amortization, calculated as follows:
		Reversal of historical depreciation expense	$22,572
		New depreciation expense based on real estate fair value at acquisition over estimated useful life of 40 years	(14,449)
		Reversal of historical amortization expense	2,804
		New amortization of fair value of intangible assets from leases in place over remaining noncancellable lease term	(22,842)

			$(11,915)

(E	)	Interest and Amortization
		Adjustment to Newkirk’s historical interest and amortization, calculated as follows:
		Reversal of historical deferred financing costs	$1,137
		Record amortization of costs expected to be incurred related to loan assumption	(117)
		Reversal of certain historical mortgage interest expense that is being marked to market	465
		Record interest expense on certain mortgage debt based on fair market value	(715)

			$770

Lexington Corporate Properties Trust

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
Six months ended June 30, 2006
(dollars and shares in thousands) — (Continued)

(F	)	Minority Interest Expense of Partially Owned Entities
		Adjustment to Newkirk minority interest expense, calculated as follows:
		Minority interest share of estimated FAS 13 straight-line rent adjustment	$359
		Minority interest share of estimated amortization on above/below market rents lease intangible	4,073
		Reversal of minority interest in partially owned entities share of depreciation and amortization	(1,136)
		Minority interest share of estimated depreciation on fair market value basis	1,825
		Minority interest share of estimated amortization on fair market value basis	3,454

			$8,575

(G	)	Equity in Earnings of Non Consolidated Entities
		Record reduction to depreciation from a reduction in basis to fair value	$55

(H	)	General and Administrative
		Assumes an increase in directors and officers insurance	$(100)
		Reversal of historical compensation expense from exclusivity agreement upon consummation of the merger	1,667

			$1,567

(I	)	Minority Interest
		Adjustment for the 69.9% minority interest partner’s share of the Newkirk Operating Partnership	$24,603

(J	)	Weighted Average Shares Outstanding-Basic and Diluted
		Newkirk historical common shares outstanding	19,375
		Exchange ratio	0.80

			15,500

ANNEX A

AGREEMENT AND PLAN OF MERGER (INCLUDING AMENDMENTS NO. 1 AND 2)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
LEXINGTON CORPORATE PROPERTIES TRUST
and
NEWKIRK REALTY TRUST, INC.
Dated as of July 23, 2006

A-i

A-ii

A-iii

EXHIBITS

Exhibit A-1	Amended and Restated Declaration
Exhibit A-2	Surviving By-laws
Exhibit B-1	Surviving Entity Officers
Exhibit B-2	Initial Members of the Standing Committees of the Board of Trustees
Exhibit C	Amended NRT OP Limited Partnership Agreement
Exhibit D	Voting Trustee Agreement
Exhibit E-1	Amended and Restated Exclusivity Agreement
Exhibit E-2	Acquisition Agreement Amendment, Assignment and Assumption
Exhibit F	NRT Executive Employment Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Form of Waiver Agreement
Exhibit I	Form of Funding Agreement
Exhibit J	Change of Control Waiver
Exhibit K	MLP Guaranty Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2006, is made by and among Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”), and Newkirk Realty Trust, Inc., a Maryland corporation (“NRT”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of NRT with and into the Company (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 3 of the Corporations and Associations Articles of the Annotated Code of Maryland, as amended (the “MGCL”) and Title 8 of the Corporations and Associations Articles of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);

WHEREAS, each of the board of trustees of the Company (the “Company Board”) and the Board of Directors of NRT (the “NRT Board”) has approved the REIT Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and the holders of the Company Common Shares, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by the holders of the Company Common Shares of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, a special committee of the NRT Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of NRT and its stockholders, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by the NRT Board of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the NRT Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of NRT and its stockholders, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by NRT’s stockholders of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the REIT Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger, and also to prescribe various conditions to such transactions;

WHEREAS, the Company owns 100% of the beneficial interests of Lex GP-1 Trust, a Delaware statutory trust (“Lesh GP);

WHEREAS, Lesh GP is the sole general partner of each of Lepercq Corporate Income Fund L.P., a Delaware limited partnership (the “OP-1 Partnership”), Lepercq Corporate Income Fund II L.P., a Delaware limited partnership (the “OP-2 Partnership”), and Net 3 Acquisition L.P., a Delaware limited partnership (the “OP-3 Partnership” and, together with the OP-1 Partnership and the OP-2 Partnership, the “Company Partnerships”);

WHEREAS, NRT is the sole general partner of The Newkirk Master Limited Partnership, a Delaware limited partnership (“NRT OP”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of NRT and certain holders of the NRT OP Units (as defined herein) have each entered into a voting agreement for the benefit of the Company (each, a “NRT Voting Agreement”), pursuant to which such holders have agreed, among other things, to vote, or cause their shares of NRT Common Stock and NRT OP Units, as applicable, to be voted, to approve this Agreement, the REIT Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Ancillary Agreements” means the NRT Advisor Termination, the Voting Trustee Agreement, the Amended and Restated Exclusivity Agreement, the Acquisition Agreement Amendment, Assignment and Assumption, the documents evidencing the assignment and assumption of the Existing Registration Rights Agreements provided for under Section 7.18, the WEM Registration Rights Agreement, the Property Management Agreement, the NRT Executive Employment Agreement, the Amended NRT OP Limited Partnership Agreement, the Waiver Agreement, the Transition Services Agreement, the Funding Agreement, the MLP Guaranty, the NRT Voting Agreement, and the REIT Merger Voting Agreements (each as defined herein).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Certificate” means any certificate evidencing the Company Common Shares.

“Company Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving the Company, the Company Partnerships or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or its Subsidiaries representing 25% or more of the consolidated assets of the Company and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of the Company Common Shares or outstanding equity interest of the Company Partnerships, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or the Company Partnerships or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the REIT Merger or the other transactions contemplated by this Agreement and (ii) any joint venture between the Company and ING.

“Company Common Shares” means the common shares of beneficial interest, par value $0.0001 per share, of the Company, including, without restriction, the Company Restricted Shares.

“Company Executives” shall mean E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Patrick Carroll and John B. Vander Zwaag.

“Company Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available to NRT (whether material or immaterial), Liens and obligations arising under the Material Contracts of the Company (including but not limited to any Lien securing mortgage debt disclosed in Section 4.02(b) of the Company Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company Title Insurance Policy provided or made available to NRT; (vii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (viii) other Liens being contested in good faith in the ordinary course of business.

“Company Restricted Shares” means restricted Company Common Shares issued pursuant to any Company Incentive Plan.

“Company Shareholder Meeting” means the meeting of the holders of the Company Common Shares at which such holders vote to determine whether Company Shareholder Approval is granted.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means any Company Acquisition Proposal on terms which the Company Board determines in good faith (taking into account such factors as the Company Board deems appropriate, which factors may include any legal, financial and regulatory aspects of the proposal and the Person making the proposal) to be more favorable to the Company’s shareholders than the REIT Merger, taken as a whole.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Environmental Laws” means any applicable United States federal, state or local Laws in existence on the date hereof relating to Hazardous Materials or pollution or protection of the environment.

“Hazardous Materials” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxics Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Oil Pollution Act, the Hazardous Material Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos, mold, radon and infectious waste; (iv) any explosive or radioactive materials; and (v) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, without duplication, any amount owed for (i) borrowed money, (ii) capitalized lease obligations or (iii) obligations under interest rate agreements and currency agreements; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any intercompany indebtedness between the Company and any of its Subsidiaries, between any of the Company Subsidiaries, between NRT and any of its Subsidiaries, or between any of the NRT Subsidiaries, or any accounts payable incurred in the ordinary course of business.

“Intellectual Property” means (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Joint Venture” means any of (i) Lexington Acquiport Company, LLC, (ii) Lexington Acquiport Company II, LLC, (iii) Lexington/Lion Venture L.P., (iv) Triple Net Investment Company LLC, (v) Lexington Columbia L.L.C., (vi) that certain tenancy in common referred to as “Oklahoma City” in the Company’s most recent Annual Report on Form 10-K included in the SEC Reports, (vii) LXP Olympe Investments S.àr.l. and (viii) Lexington Strategic Asset Corp.

“Joint Venture Agreements” shall mean the operating and/or partnership agreements, as applicable, which govern the operations of the Joint Ventures.

“Joint Venture Interests” shall mean the equity interests held by each of the partners in each of the Joint Ventures.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the Company Executives.

“Knowledge of NRT” or “NRT’s Knowledge” means the actual knowledge of Michael Ashner, Peter Braverman, Lara Sweeney Johnson, Carolyn Tiffany and Thomas Staples.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or NRT and its Subsidiaries, taken as a whole, as applicable; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price, or change in the trading volume, of the Company Common Shares or NRT Common Stock, as applicable, or any failure to meet publicly announced revenue or earnings projections, (ii) any events, circumstances, changes or effects that affect the real estate ownership and leasing business generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate or in which NRT and its subsidiaries operate, as applicable, (vi) any events, circumstances, changes or effects arising from the consummation or anticipation of the REIT Merger or the announcement of the execution of this Agreement, (vii) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, (viii) earthquakes, hurricanes or other natural disasters, (ix) changes in Law or GAAP or (x) damage or destruction of any Company Property or NRT Property, as applicable, caused by casualty and not covered by insurance.

“MLP Guaranty” shall mean the Guaranty Agreement, dated as of the Closing Date, by the Company, as guarantor, to and for the benefit of NRT OP, substantially in the form set forth on Exhibit K attached hereto.

“NRT Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving NRT, NRT OP or any Significant Subsidiary of NRT (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of

NRT or its Subsidiaries representing 25% or more of the consolidated assets of NRT and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of NRT, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of NRT Common Stock or outstanding equity interest of NRT OP, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to NRT or NRT OP or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “NRT Acquisition Proposal” shall not include the REIT Merger or the other transactions contemplated by this Agreement.

“NRT OP Proxy Statement” means the proxy statement relating to the Amended NRT OP Limited Partnership Agreement filed by NRT and the Company with the SEC under the Exchange Act and to be sent to the holders of NRT OP Units by NRT, as amended or supplemented from time to time.

“NRT Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of NRT (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of NRT or any of its Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any NRT Title Insurance Policy provided or made available to the Company (whether material or immaterial), Liens and obligations arising under the NRT Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 5.02(b) of the NRT Disclosure Schedule), the NRT Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any NRT Title Insurance Policy provided or made available to the Company; (vii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (viii) other Liens being contested in good faith in the ordinary course of business.

“NRT Subsidiaries” means the Subsidiaries of NRT.

“NRT Superior Proposal” means any NRT Acquisition Proposal on terms which the NRT Board determines in good faith (taking into account such factors as the NRT Board deems appropriate, which factors may include any legal, financial and regulatory aspects of the proposal and the Person making the proposal) to be more favorable to NRT’s stockholders than the REIT Merger, taken as a whole.

“NRT Stockholder Meeting” means the meeting of the holders of the NRT Common Stock and the NRT Preferred Stock at which such holders vote to determine whether the NRT Stockholder Approval is granted.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Subsidiary” means, with respect to a Person, any corporation more than 25% of whose outstanding voting securities, or any partnership, limited liability company, joint venture, trust or other entity more than 25% of whose total equity interest, is directly or indirectly owned by such Person, provided, however, without limiting the foregoing, the term “Subsidiary” as it relates to NRT, shall also include

NRT OP and the Subsidiaries thereof, and the term “Subsidiary” as it relates to the Company, shall include Lexington Strategic Asset Corp. and the Joint Ventures.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Protection Agreement” means an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any Company Subsidiary, or to NRT or any NRT Subsidiary, as applicable, that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, or of NRT or any NRT Subsidiary, as applicable, (ii) requires that the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or NRT Properties, as applicable, or (iii) requires that the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, or (C) that requires a particular method for allocating one or more liabilities of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, under Section 752 of the Code.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The following terms have the meaning set forth in the Sections set forth below:

Location of
Defined Term	Definition

Acquisition Agreement	§ 7.16
Acquisition Agreement Amendment and Assumption	§ 7.16
Advisory Agreement	§ 7.13
Agreement	Preamble
Amended and Restated Exclusivity Agreement	§ 7.16
Amended NRT OP Limited Partnership Agreement	§ 5.03(d)
Articles of Merger	§ 2.04(a)
Amended and Restated Declaration	§ 2.02
Blue Sky Laws	§ 4.04(b)
Break Up Fee	§ 9.03(b)
Claim	§ 7.09(a)
Closing	§ 2.05
Closing Date	§ 2.05

Location of
Defined Term	Definition

Code	Recitals
Common Conversion Consideration	§ 3.01(a)
Company	Preamble
Company Benefit Plans	§ 7.10(a)
Company Board	Recitals
Company By-laws	§ 4.01(f)
Company Cure Period	§ 9.01(c)
Company Declaration of Trust	§ 4.01(a)
Company Disclosure Schedule	Article IV
Company Excess Shares	§ 4.02(a)
Company Expense Fee	§ 9.03(b)
Company Ground Lease	§ 4.12(g)
Company Incentive Plans	§ 4.02(a)
Company Intellectual Property	§ 4.13
Company Leases	§ 4.12(f)
Company Material Contract	§ 4.16(a)
Company OP Units	§ 4.02(f)
Company Participation Agreements	§ 4.12(j)
Company Participation Interest	§ 4.12(j)
Company Participation Party	§ 4.12(j)
Company Partnerships	Recitals
Company Plans	§ 4.09(a)
Company Preferred Shares	§ 4.02(a)
Company Preferred Units	§ 4.02(f)
Company Property	§ 4.12(a)
Company Share Options	§ 4.02(a)
Company Share Rights	§ 4.02(c)
Company Shareholder Approval	§ 4.03(b)
Company Third Party	§ 4.12(h)
Company Title Insurance Policy	§ 4.12(c)
Confidentiality Agreement	§ 7.05(c)
Contribution	§ 7.19
Contribution Date	§ 7.19
de minimis Shares	§ 3.01(a)
Drop Dead Date	§ 9.01(j)
Effective Time	§ 2.04(a)
Environmental Mitigation	§ 4.12(e)
ERISA	§ 4.09(a)
Exchange Act	§ 4.04(b)
Exchange Agent	§ 3.02(a)
Exchange Instructions	§ 3.02(b)
Exchange Ratio	§ 3.01(a)
Exclusivity Agreement	§ 7.16
Existing Registration Rights Agreements	§ 7.18

Location of
Defined Term	Definition

Existing Units	§ 4.02(c)
Expenses	§ 7.09(a)
Funding Agreement	§ 7.19
GAAP	§ 4.06(b)
Governmental Authority	§ 4.04(b)
HMO	§ 4.09(g)
Interim Period	§ 6.01(a)
IRS	§ 4.09(a)
Joint Venture Formation Documents	§ 4.01(j)
Law	§ 4.04(a)
Lesh GP	Recitals
Lock-Up Agreement	§ 7.15
Maryland REIT Law	Recitals
MGCL	Recitals
Non-Approval Expense Fee	§ 9.03(b)
NQDC Plan	§ 4.09(k)
NRT	Preamble
NRT Advisor	§ 5.11(c)
NRT Advisor Termination	§ 7.13
NRT Articles	§ 5.01(a)
NRT Board	Recitals
NRT By-laws	§ 5.01(f)
NRT Common Stock	§ 3.01(a)
NRT Cure Period	§ 9.01(d)
NRT Disclosure Schedule	Article V
NRT Employees	§ 7.10(a)
NRT Executive Employment Agreement	§ 7.17(a)
NRT Expense Fee	§ 9.03(b)
NRT Ground Lease	§ 5.12(g)
NRT Indemnified Parties	§ 7.09(a)
NRT Insiders	§ 7.10(d)
NRT Intellectual Property	§ 5.13
NRT Leases	§ 5.12(f)
NRT Material Contract	§ 5.16(a)
NRT OP	Recitals
NRT OP Approval	§ 5.03(c)
NRT OP Direction Votes	§ 7.04
NRT OP Limited Partnership Agreement	§ 5.02(f)
NRT OP Unitholder’s Meeting	§ 7.01(c)
NRT OP Units	§ 5.02(f)
NRT Participation Agreements	§ 5.12(j)
NRT Participation Party	§ 5.12(j)
NRT Participation Interest	§ 5.12(j)
NRT Permits	§ 5.05

Location of
Defined Term	Definition

NRT Plans	§ 5.09(a)
NRT Preferred Stock	§ 3.03
NRT Property	§ 5.12(a)
NRT Stock Certificate	§ 3.01(a)
NRT Stockholder Approval	§ 5.03(b)
NRT Third Party	§ 5.12(h)
NRT Title Insurance Policy	§ 5.12(c)
NRT Voting Agreement	Recitals
NYSE	§ 4.04(b)
OP-1 Partnership	Recitals
OP-1 Partnership Agreement	§ 4.01(g)
OP-2 Partnership	Recitals
OP-2 Partnership Agreement	§ 4.01(h)
OP-3 Partnership	Recitals
OP-3 Partnership Agreement	§ 4.01(i)
Partnership Agreements	§ 4.01(i)
Partnership Merger	§ 7.19
Permits	§ 4.05
Property Management Agreement	§ 7.25
Property Restrictions	§ 4.12(a)
Registration Statement	§ 4.11
REIT Merger	Recitals
REIT Merger Consideration	§ 3.01(a)
REIT Merger Proxy Statement	§ 7.02(a)
REIT Merger Voting Agreement	§ 7.27
SDAT	§ 2.04(a)
SEC	§ 4.04(b)
SEC Reports	§ 4.06(a)
Section 16	§ 7.10(d)
Securities Act	§ 4.04(b)
Series B Preferred Shares	§ 4.02(a)
Series B Preferred Units	§ 4.02(f)
Series C Preferred Shares	§ 4.02(a)
Series C Preferred Units	§ 4.02(f)
Surviving By-laws	§ 2.03
Surviving Entity	§ 2.01
Surviving Declaration of Trust	§ 2.02
Surviving Partnership	§ 7.19
Surviving Special Preferred Stock	§ 3.03
Termination Date	§ 9.01
Terminating Company Breach	§ 9.01(c)
Transferred NRT Employee	§7.10(c)
Transfer Taxes	§ 7.11
Transition Services Agreement	§ 7.24

Location of
Defined Term	Definition

TRS	§ 4.14(f)
Voting Trustee Agreement	§ 7.14
Waiver Agreement	§ 7.26
Waiver Party	§ 7.26
WARN Act	§ 4.10(b)
WEM	§ 7.18
WEM Registration Rights Agreement	§ 7.18
Winthrop	§ 6.02(b)(xiv)

ARTICLE II

THE MERGER

Section 2.01.  REIT Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and Maryland REIT Law, at the Effective Time, NRT and the Company shall consummate the REIT Merger pursuant to which (i) NRT shall be merged with and into the Company and the separate existence of NRT shall thereupon cease and (ii) the Company shall be the surviving entity in the REIT Merger (the “Surviving Entity”). The REIT Merger shall have the effects specified in the MGCL and Maryland REIT Law.

Section 2.02.  Declaration of Trust.

The Amended and Restated Company Declaration of Trust, including the terms of the Surviving Special Preferred Stock set forth on Exhibit A-1 (the “Amended and Restated Declaration”), shall be the declaration of trust of the Surviving Entity as of the Effective Time, until thereafter amended or supplemented as provided therein or by Law (the “Surviving Declaration of Trust”).

Section 2.03.  By-laws.

The by-laws of the Surviving Entity shall be in the form attached as Exhibit A-2 hereto, until thereafter amended as provided therein or by Law (the “Surviving By-laws”).

Section 2.04.  Effective Time.

(a) At the Closing, NRT and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and Maryland REIT Law. The Articles of Merger shall include, among other things, any amendments to the declaration of trust of the Company to be effected as part of the REIT Merger and the change of Company name from “Lexington Corporate Properties Trust” to “Lexington Realty Trust.” The REIT Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with the MGCL and Maryland REIT Law as the effective time of the REIT Merger, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

Section 2.05.  Closing.

The closing of the REIT Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, or at such other place as agreed to by the parties hereto.

Section 2.06.  Trustees and Officers of the Surviving Entity.

The board of trustees of the Surviving Entity shall consist of eleven trustees, initially the trustees of the Company immediately prior to the Effective Time. The Company shall, at the Effective Time, deliver to NRT resolutions of the board of trustees of the Company, duly certified by an officer of the Company, increasing the size of the board of trustees to eleven trustees, causing the resignation of trustees Stanley R. Perla and Seth M. Zachary to be effective at the Effective Time, and filling the vacancies with the following individuals: Michael L. Ashner, Richard Frary, Clifford Broser and William J. Borruso. In the event such designees are unwilling or unable to serve at the Effective Time, NRT shall appoint alternate designees, subject to the reasonable satisfaction of the Company. The initial officers of the Surviving Entity at the Effective Time shall be as set forth in Exhibit B-1. The initial committee members of the Company’s standing trustee committees shall be as set forth on Exhibit B-2.

ARTICLE III

EFFECT OF THE MERGER

Section 3.01.  Conversion of NRT Common Stock.

As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holders of any capital stock described below:

(a) Subject to Section 3.04, each issued and outstanding share of common stock of NRT, par value $.01 per share (“NRT Common Stock”), shall be converted into the right to receive .80 Company Common Shares (the “Exchange Ratio”, and the Company Common Shares to be issued for shares of NRT Common Stock being herein referred to as the “Common Conversion Consideration”). All such shares of NRT Common Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“NRT Stock Certificate”) that, immediately prior to the Effective Time represented such shares of NRT Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such NRT Stock Certificate in accordance with Section 3.02: (A) the Common Conversion Consideration and (B) cash in lieu of fractional Company Common Shares under Section 3.04 (the “de minimis Shares”), in each case without interest (collectively, the “REIT Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Company Common Shares or shares of NRT Common Stock are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b) The REIT Merger shall not affect any of the Company Common Shares or any other share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time. All such beneficial interests shall remain issued and outstanding with no change thereto.

(c) No dividends or other distributions declared or made by the Surviving Entity after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered NRT Stock Certificate with respect to the applicable REIT Merger Consideration represented thereby until the holder of record of such NRT Stock Certificate has surrendered such NRT Stock Certificate in accordance with Section 3.02. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such NRT Stock Certificate, the record holder of the certificate or certificates representing the REIT Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the REIT Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to the REIT Merger Consideration has not occurred prior to the surrender of such NRT Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such NRT Stock Certificate and a payment date subsequent to the surrender of such NRT Stock Certificate.

(d) All REIT Merger Consideration issued upon the surrender of NRT Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such NRT Stock Certificates and the shares of NRT Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Entity of shares of NRT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, NRT Stock Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.02.  Surrender and Payment.

(a) The Company shall authorize one or more transfer agent(s) reasonably acceptable to NRT to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the REIT Merger. At or prior to the Effective Time, the Company shall deposit with the Exchange Agent for the benefit of the holders of shares of NRT Common Stock, for exchange in accordance with this Section 3.02 through the Exchange Agent, certificates representing the Common Conversion Consideration issuable pursuant to Section 3.01. The Company agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of any fractional shares pursuant to Section 3.01. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable REIT Merger Consideration in exchange for surrendered NRT Stock Certificates pursuant to Section 3.01. Except as contemplated by Section 3.02(c), the REIT Merger Consideration shall not be used for any other purpose.

(b) Promptly after the Effective Time, the Company shall cause the Exchange Agent to send to each holder of record of NRT Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the NRT Stock Certificates shall pass, only upon proper delivery of the NRT Stock Certificates to the Exchange Agent, and which shall be in a form reasonably acceptable to NRT), and instructions for use in effecting the surrender of NRT Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”).

(c) If any portion of the REIT Merger Consideration is to be paid to a Person other than the registered holder of shares of NRT Common Stock represented by the NRT Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the NRT Stock Certificate(s) so surrendered have been properly endorsed or otherwise are in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or established to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable.

(d) Any portion of the REIT Merger Consideration that remains unclaimed by the holders of shares of NRT Common Stock one year after the Effective Time shall be returned to the Surviving Entity, upon demand, and any such holder who has not exchanged such holder’s NRT Stock Certificates in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Entity, as a general creditor thereof, to exchange such NRT Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.01. If outstanding NRT Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any REIT Merger Consideration issuable or payable upon the surrender of such NRT Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the REIT Merger Consideration issuable or payable upon the surrender of such NRT Stock Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Company, NRT or the Surviving Entity shall be liable to any holder of NRT Stock Certificates for any amount paid, or the REIT Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any NRT Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NRT Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such NRT Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed NRT Stock Certificate the REIT Merger Consideration in respect thereof pursuant to this Agreement.

Section 3.03.  NRT Preferred Stock.

Each share of NRT’s special voting preferred stock (“NRT Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and be cancelled in exchange for, one share of the special voting preferred stock of the Surviving Entity (the “Surviving Special Preferred Stock”). Each certificate evidencing any NRT Preferred Stock immediately prior to the Effective Time shall, as of the Effective Time, automatically evidence an equivalent number of shares of Surviving Special Preferred Stock. The Surviving Special Preferred Stock shall have terms that are materially the same as the NRT Preferred Stock outstanding on the date hereof and as set forth in the Amended and Restated Declaration with respect to the Surviving Special Preferred Stock which will be filed on or before the Effective Time.

Section 3.04.  No Fractional Shares.

No de minimis Shares shall be issued in the REIT Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the fair market value of the Common Conversion Consideration. For the purposes of this Section 3.04, “fair market value” means the average of the closing prices of a Company Common Share on the New York Stock Exchange, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the Closing.

Section 3.05.  Withholding Rights.

The Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NRT Common Stock or NRT Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NRT Common Stock or NRT Preferred Stock in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent, as applicable.

Section 3.06.  Appraisal Rights.

No objectors’ or appraisal rights shall be available with respect to the REIT Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Concurrently with the execution and delivery of this Agreement, the Company is delivering to NRT a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Company Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Company Disclosure Schedule as, and to the extent, it is reasonably clear that such item applies to such other section or subsection. Nothing in the

Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article IV.

Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to NRT as follows:

Section 4.01.  Existence; Good Standing; Authority; Compliance with Law.

(a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The declaration of trust of the Company (the “Company Declaration of Trust”) is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has all requisite trust power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

(b) The Company Partnerships are limited partnerships duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificates of limited partnership of the Company Partnerships are in effect. The Company Partnerships are duly qualified or licensed to do business as foreign limited partnerships and are in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by them therein or in which the transaction of their businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company Partnerships have all requisite partnership power and authority to own, operate, lease and encumber their properties and carry on their businesses as now conducted.

(c) Section 4.01(c) of the Company Disclosure Schedule sets forth: (i) each Company Subsidiary; (ii) the legal form of each Company Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each Subsidiary that is held by the Company or its Subsidiaries. Except as listed in Section 4.01(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity that would be deemed a Subsidiary or joint venture of the Company.

(d) Each Company Subsidiary is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(e) Except as set forth in Section 4.01(e) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of its Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the Company Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company Subsidiaries or by the Company and one of the Company Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(f) The Company has previously made available to NRT true and complete copies of the Company Declaration of Trust and the By-laws of the Company (the “Company By-laws”), each as amended through the date hereof.

(g) The Company has previously made available to NRT true and complete copies of the OP-1 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Fifth Amended and

Restated Agreement of Limited Partnership (the “OP-1 Partnership Agreement”), each as amended through the date hereof (except as contemplated by this Agreement).

(h) The Company has previously made available to NRT true and complete copies of the OP-2 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the “OP-2 Partnership Agreement”), each as amended through the date hereof (except as contemplated by this Agreement).

(i) The Company has previously made available to NRT true and complete copies of the OP-3 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership (the “OP-3 Partnership Agreement” and, together with the OP-1 Partnership Agreement and the OP-2 Partnership Agreement, the “Partnership Agreements”), each as amended through the date hereof (except as contemplated by this Agreement).

(j) The Company has previously made available to NRT true and complete copies of each Joint Venture’s formation documents (the “Joint Venture Formation Documents”), each as amended through the date hereof (except as contemplated by this Agreement).

(k) Section 4.01(m) of the Company Disclosure Schedule sets forth the jurisdictions in which the Company, its Subsidiaries and the Company Partnerships are qualified to do business as foreign entities.

Section 4.02.  Capitalization.

(a) The authorized shares of beneficial interest, par value $0.0001 per share, of the Company consist of 160,000,000 Company Common Shares, 170,000,000 shares of Excess Stock (“Company Excess Shares”), and 10,000,000 shares of Preferred Stock, of which 3,160,000 shares are classified as Series B Preferred Shares (as defined below) and 3,100,000 shares are classified as Series C Preferred Shares (as defined below). As of June 30, 2006, (i) 53,015485 shares of Company Common Shares were issued and outstanding, (ii) 3,160,000 shares of the Company’s 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Shares”) were issued and outstanding, (iii) 3,100,000 shares of the Company’s 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Shares” and, together with the Series B Preferred Shares, the “Company Preferred Shares”) were issued and outstanding and (iv) no other Company Preferred Shares and no shares of Company Excess Shares were issued and outstanding. As of June 30, 2006, (A) 845,877 Company Common Shares have been reserved for issuance pursuant to the 1998 Share Option Plan, as amended, and the Amended and Restated 2002 Equity-Based Award Plan of Lesh (the “Company Incentive Plans”) as listed in Section 4.02(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, (B) 5,033,610 Company Common Shares have been reserved for issuance, at the Company’s election, upon the conversion of the Series C Preferred Shares, (C) 184,717 Company Common Shares have been reserved for issuance under the Company’s dividend reinvestment plan, (D) 1,033,113 Company Common Shares have been reserved for issuance under the Company’s 1994 Employee Stock Purchase Plan, (E) 94,121 Company Common Shares have been reserved for issuance under the Company’s 1994 Outside Director Plan, (F) 5,064,830 Company Common Shares have been reserved issuance upon redemption of the Existing Units, (G) 7,500,000 Company Common Shares have been reserved for issuance upon conversion of the equity interests in one of the Joint Ventures, and (H) 18,500 qualified or nonqualified options to purchase Company Common Shares (“Company Share Options”) were outstanding. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of Maryland REIT Law, the Company Declaration of Trust or the Company By-laws.

(b) The Company and its Subsidiaries have issued and outstanding the secured and unsecured debt instruments listed in Section 4.02(b) of the Company Disclosure Schedule. Section 4.02(b) of the Company Disclosure Schedule sets forth a list of all such instruments (other than intercompany indebtedness between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company or any accounts payable incurred in the ordinary course of business), their outstanding principal amounts as of June 30, 2006, interest rates and maturity dates. The Company and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders or holders of other equity or voting interests of the Company or any of its Subsidiaries on any matter.

(c) Except for the Series C Preferred Shares, Joint Venture Interests, Company Share Options, Company Restricted Shares and any dividend equivalent rights thereon (collectively, the “Company Share Rights”), and the limited partnership interests in the Partnerships (the “Existing Units”), there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.02(c) of the Company Disclosure Schedule sets forth a list of the Company Share Rights, the number of Company Common Shares subject to each Company Share Right, the type of Company Share Right, the per share exercise price or purchase price for each Company Share Right that is a Company Share Option, whether the Company Share Option is qualified, in each case, as of the date of this Agreement. Except for the Company Share Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.02(c) have been made available to NRT.

(d) Except as set forth in Section 4.02(d) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any common shares of the Company, and to the Company’s Knowledge, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any such shares.

(e) Except as set forth in Section 4.02(e) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f) Lesh GP is the sole general partner of each of the Company Partnerships and, as of the date hereof, owns (i) approximately 0.718% of the Existing Units of OP-1 Partnership, 0.591% of the Existing Units of OP-2 Partnership and 0.831% of the Existing Units of OP-3 Partnership and (ii) 100% of the Company Partnerships’ Series B Preferred Units (the “Series B Preferred Units”) and 100% of the Company Partnerships’ Series C Preferred Units (the “Series C Preferred Units” and, together with the Series B Preferred Units, the “Company Preferred Units”) issued and outstanding as of the Effective Time. Section 4.02(f) of the Company Disclosure Schedule sets forth a list of all holders of the Existing Units and the Company Preferred Units (together, the “Company OP Units”) and the number and type (e.g., general, limited, etc.) of Company OP Units held as of June 30, 2006. Except for the Series C Preferred Units, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company Partnerships to issue, transfer or sell any partnership interests of such Company Partnerships. Except as set forth in the Partnership Agreements or Section 4.02(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company Partnerships to issue, repurchase, redeem or otherwise acquire any partnership interests of the Company Partnerships. Except as set forth in Section 4.02(f) of the Company Disclosure Schedule, the partnership interests owned by Lesh GP are subject only to the restrictions on transfer set forth in the Partnership Agreements, and those imposed by applicable securities laws.

Section 4.03.  Authority Relative to this Agreement and the Ancillary Agreements.

(a) The Company has all necessary trust power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. No other trust or partnership proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than, with respect to the REIT Merger and this Agreement, to the extent required by Law, the Company Shareholder Approval and the acceptance for record by the SDAT of the

Articles of Merger and the Amended and Restated Declaration). This Agreement has been, and the Ancillary Agreements to which the Company or any Company Subsidiary is a party will have been (when executed in accordance with the terms of this Agreement), duly and validly executed and delivered by the Company, or any such Company Subsidiary as the case may be, and, assuming due authorization, execution and delivery hereof by NRT, each constitutes (or, in the case of the Ancillary Agreements to which the Company or any Company Subsidiary is a party, will constitute when executed in accordance with the terms of this Agreement) a valid, legal and binding agreement of the Company or any such Company Subsidiary as the case may be, enforceable against the Company, or any such Company Subsidiary as the case may be, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party, declared the Merger to be advisable substantially upon the terms and conditions set forth in this Agreement, and approved the consummation of the REIT Merger and the other transactions contemplated hereby and thereby and taken all real estate investment trust actions required to be taken by the Company Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The Company Board has directed that the REIT Merger pursuant to the terms of this Agreement be submitted to the holders of the Company Common Shares for their approval to the extent required by Law and the Company Declaration of Trust and, subject to the provisions of Section 7.01(a) hereof, will recommend to such holders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholder Meeting (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the REIT Merger and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby.

(c) The Company Partnerships have all necessary partnership power and authority to consummate such Contributions as are entered into pursuant to the terms of Section 7.19 hereof, to execute and deliver the Funding Agreement and to consummate the transactions contemplated hereby and thereby. No other partnership proceedings on the part of the Company Partnerships are necessary to authorize such Contributions and the Funding Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby. When executed and delivered in accordance with the terms of this Agreement, the Funding Agreement will have been duly and validly executed and delivered by the Company Partnerships and, assuming due authorization, execution and delivery by NRT, will constitute a valid, legal and binding agreement of the Company Partnerships, enforceable against the Company Partnerships in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) Subject to obtaining the Company Shareholder Approval, the Company has taken all necessary action to permit it to issue the number of shares of Company Common Shares required to be issued by it pursuant to this Agreement. Company Common Shares issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Company Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

Section 4.04.  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the organizational documents of the Company, the Company Partnerships or any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company, the Company Partnerships or any other Company Subsidiary or by which any property or asset of the Company, the Company Partnerships or any other Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Company Partnerships or any other Company Subsidiary, or result in any increase in any cost or obligation of the Company, the Company Partnerships or any other Company Subsidiary or the loss of any benefit of the Company or any Company Subsidiary, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the filing with the Securities and Exchange Commission (the ”SEC”) of the REIT Merger Proxy Statement, (C) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (D) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

Section 4.05.  Permits; Compliance.

Except as set forth in Section 4.05 of the Company Disclosure Schedule, each of the Company, the Company Partnerships and the other Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Company Partnerships or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. Neither the Company, the Company Partnerships nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company, the Company Partnerships or any other Company Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company, the Company Partnerships or any other Company Subsidiary is a party or by which the Company, the Company Partnerships or any other Company Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

Section 4.06.  SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “SEC Reports”). The SEC Reports filed by the Company, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the

Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the Company Subsidiaries nor the Company Partnerships is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries and the Company Partnerships, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

Section 4.07.  Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 4.07 of the Company Disclosure Schedule, since April 1, 2006, each of the Company, the Company Partnerships and the other Company Subsidiaries has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.

Section 4.08.  Absence of Litigation.

As of the date hereof, except (i) as listed in Section 4.08 of the Company Disclosure Schedule, (ii) as set forth in the SEC Reports filed by the Company prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $5,000,000 individually or in excess of $15,000,000 in the aggregate, (2) questions the validity of this Agreement or the Ancillary Agreements or any action to be taken by the Company or the Company Partnerships in connection with the consummation of the REIT Merger or (3) would have a Material Adverse Effect. None of the Company nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect.

Section 4.09.  Employee Benefit Matters.

(a) Section 4.09(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock or other equity, incentive, deferred compensation, retiree medical or life insurance or other welfare, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all material employment, termination, severance, compensation or other contracts or agreements, to which the Company or any Company Subsidiary is a party, or which are sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, trustee, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any liability or obligation, and (ii) any material contracts, arrangements or understandings between the Company or any of its Affiliates and any current or former employee, officer, trustee, director or consultant of the Company or of any Company Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Company Plans”). Such Company Plans are in writing and the Company has made available to NRT a true and correct copy of (i) the plan documents, agreements or contracts (including, if applicable, any trust agreements or insurance contracts) and, in each case any amendment thereto (whether currently effective or to become effective at a later date) embodying such Company Plans, (ii) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”)) and financial statements, if any, (iii) the most recent summary plan description and any summary of material modifications for each Company Plan for which a summary plan description or summary of material modifications is required by applicable Law, (iv) the three most recent actuarial reports or valuations, if any, relating to a Company Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code (or if no such letter has been issued for an Company Plan, the pending application, if any, to the IRS requesting such letter).

(b) The Company and each Company Subsidiary has performed and complied in all material respects with all of its obligations under or with respect to the Company Plans and each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No Action, claim or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course in accordance with such Company Plan’s claims procedures and that have not resulted in any pending or threatened litigation) and, to the Knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. There are no audits, inquiries or examinations pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Plan.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS as to its tax-qualified status and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(d) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to any Company Plan have been made within the time periods prescribed by ERISA and the Code to the respective Company Plan or, if earlier, within the time periods prescribed under the terms of the applicable Company Plan, and all contributions and premium payments for any period ending on or before the Closing Date which are an obligation of the Company or any Company Subsidiary and not yet due have either been timely made to each such Company Plan, or have been accrued on the financial statements of the Company and the Company Subsidiaries.

(e) No Company Plan is, and neither the Company, any Company Subsidiary, nor any entity aggregated with the Company or any Company Subsidiary under Section 414(b) or (c) of the Code or Section 4001 of ERISA maintains, contributes to, has any liability or obligation under, or has at any time maintained, contributed to, or had any liability or obligation under, any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f) Except as set forth in Section 4.09(f) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the Change of Control Waivers, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, officer, trustee, consultant or director of the Company or any Company Subsidiary to any cancellation of indebtedness or any payment or be subject to the obtaining of any consent or waiver from any such employee, officer, trustee, consultant or director; (ii) change the amount of compensation or benefits due to any such current or former employee, trustee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any non-deductible payment under Section 162(m) of the Code; or (v) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or in any excise tax under Section 4999 of the Code. Each of the Company Executives and Paul Wood has signed a waiver in the form attached hereto as Exhibit J (each a “Change of Control Waiver”).

(g) With respect to each Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company and the Company Subsidiaries are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of the Company and the Company Subsidiaries.

(h) Except as set forth in Section 4.09(h) of the Company Disclosure Schedule, none of the Company Plans provides for continuing post-employment health, life insurance coverage or other welfare benefits (whether or not insured) for any current or former employee, officer, trustee, director or consultant of the Company or any Company Subsidiary, or any dependent or beneficiary thereof, in each case except as may be required under any Law.

(i) With respect to each Company Plan, to the Knowledge of the Company, (A) there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability and (B) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability. Neither the Company nor any Company Subsidiary has incurred any excise taxes or penalties under Chapter 43 of the Code and nothing has occurred with respect to any Company Plan that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to any such taxes.

(j) Except as set forth on Section 4.09(j) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has announced or entered into any plan or binding commitment to create any additional Company Plan or amend any Company Plan.

(k) Section 4.09(k) of the Company Disclosure Schedule identifies each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) (each a “NQDC Plan”). With respect to each NQDC Plan, it either (A) has been operated in full compliance with Code Section 409A (including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005).

(l) Except as set forth in Section 4.09(l) of the Company Disclosure Schedules, none of the payments made by the Company or any Company Subsidiary for 2005 are subject to Code Section 162(m).

Section 4.10.  Labor Matters.

(a) Except as disclosed on Section 4.10(a) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under such agreement or contract; (iii) no employee of the Company or any Company Subsidiary is a member of a collective bargaining unit or is covered by a collective bargaining agreement; (iv) no labor organization been elected as the collective bargaining agent of any such employees, and neither the Company nor any Company Subsidiary has recognized any labor organization for any of their employees; (v) no union organization activity involving any employees of the Company or the Company Subsidiaries is pending or, to the Knowledge of the

Company, threatened, nor has there been union representation involving any such employee within the last five years; and (vi) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment classification, the Worker Adjustment and Retraining Notification Act (“WARN Act”) and similar state laws relating to plant closure or mass layoff, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There are no audits, inquiries or examinations pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or employment matters involving the Company or any Company Subsidiary. The Company has delivered to NRT accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company and the Company Subsidiaries.

(c) All independent contractors presently retained by the Company and the Company Subsidiaries to provide any and all services are correctly classified as such. No independent contractor of the Company or any of the Company Subsidiaries is eligible to participate in any Company Plan.

Section 4.11.  Information Supplied.

None of the information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which Company Common Shares issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Company for inclusion or incorporation by reference in the REIT Merger Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) at the times when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Shares and NRT Common Stock, (iii) at the times of each of the Company Shareholder Meeting and the NRT Stockholder Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the REIT Merger Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the REIT Merger Proxy Statement or Registration Statement, such event shall be so described by the Company and promptly provided to NRT. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Law as to the information required to be contained therein. Notwithstanding the foregoing the Company makes no representation or warranty with respect to the information supplied or to be supplied by NRT or its Affiliates for inclusion or incorporation by reference in the REIT Merger Proxy Statement or the Registration Statement.

Section 4.12.  Property and Leases.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and the Company Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company and the Company Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as the “Company Property” and collectively referred to herein as the “Company Properties”). As of the date hereof, each of the Company Properties is owned or leased by the Company or the Company Subsidiaries, as indicated in Section 4.12(a) of the Company Disclosure Schedule. As of the date hereof, the Company or the Company Subsidiaries own or, if so indicated in Section 4.12(a) of the Company Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any encumbrances or Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Company Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have a Material Adverse Effect.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. The Company and the Company Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Company Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c) Except as provided for in Section 4.12(c) of the Company Disclosure Schedule, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s, the Joint Ventures’, the Company Partnerships’ or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and the Company Permitted Liens. A correct and complete copy of each final Company Title Insurance Policy, or an executed pro forma version thereof if the final policy has not yet been delivered by the applicable title company, has been previously made available to NRT.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, as of the date hereof, the Company has no Knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect; (ii) of any written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which have a Material Adverse Effect; (iii) of any structural defects relating to any of the Company Properties which would reasonably be expected to have a Material Adverse Effect; (iv) of any Company Property whose building systems are not in working order so as to have a Material Adverse Effect; or (v) of any physical damage to any Company Property which would reasonably be expected to have a Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

(e) Except as provided for in Section 4.12(e) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date hereof, neither the Company, the Joint Ventures, the Company Partnerships nor any of their respective Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would have a Material Adverse Effect or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.12(e) of Company Disclosure Schedule, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any of the Company Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except as set forth in development or operating budgets for such Company Properties delivered to NRT prior to the date hereof and other than those which would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

(f) The Company has delivered to NRT correct and complete (in all material respects) copies of each lease, sublease, ground lease or other right of occupancy that the Company, the Joint Ventures, the Company Partnerships or their respective Subsidiaries are party to as landlord with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto in effect as of the date hereof (except for discrepancies or omissions that would not have a Material Adverse Effect) (the “Company Leases”). Section 4.12(f) of the Company Disclosure Schedule contains the rent roll for each Company Lease, which information is correct and complete in all respects as of the date hereof (except for discrepancies that would not have a Material Adverse Effect). Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has received written notice that it is in default under any Company Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not have a Material Adverse Effect.

(g) Section 4.12(g) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company, a Joint Venture, any of the Company Partnerships or any Subsidiary of the foregoing is a lessee (individually, a “Company Ground Lease” and collectively, “Company Ground Leases”). Except as listed in Section 4.12(g) of the Company Disclosure Schedule or that would not have a Material Adverse Effect, each Company Ground Lease is in full force and effect and neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has received a written notice that it is in default under any Company Ground Lease which remains uncured. The Company has made available to NRT a correct and complete copy of each Company Ground Lease and all amendments thereto.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company, any Company Subsidiary, or any of their respective Affiliates (a “Company Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof or provided a Company Third Party with any right to terminate a Company Lease prior to the expiration of its scheduled lease term.

(i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages any real property for any Company Third Party.

(j) Except for those contracts or agreements set forth in Section 4.12(j) of the Company Disclosure Schedule, neither the Company, the Joint Ventures nor any Subsidiary of the foregoing has entered into any contract or agreement (collectively, the “Company Participation Agreements”) with any Company Third Party or any employee, consultant, Affiliate or other Person (the “Company Participation Party”) that provides for a right of such Company Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Company Participation Party (a “Company Participation Interest”).

(k) Except as set forth in Section 4.12(k) of the Company Disclosure Schedule, the Company is not responsible for the payment of any operating expenses under the Company Leases.

Section 4.13.  Intellectual Property.

Except as would not have a Material Adverse Effect, (a) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Company Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Company Subsidiary and material to the business of the Company and its Subsidiaries, taken as a whole (“Company Intellectual Property”), the Company or such Company Subsidiary has the right to use such Company Intellectual Property in the continued operation of its business as currently conducted.

Section 4.14.  Taxes.

(a) The Company and its Subsidiaries (1) have filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) have paid and discharged all Taxes shown as due on such Tax Returns, or otherwise required to be paid, and (3) have complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.

(b) Commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code. To the Company’s Knowledge, no challenge to the Company’s status as a REIT is pending or is or has been threatened.

(c) The Company has incurred no liability for any material Taxes under Sections 857(b), 860(c), or 4981 of the Code, Treasury Regulation Section 1.337(d)-7 (or any applicable predecessor guidance or regulation), including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor its Subsidiaries has incurred any material liability for Taxes outside of the ordinary course of business other than transfer or similar Taxes arising in connection with the sales of property. Neither the Company nor its Subsidiaries (other than a taxable REIT subsidiary within the meaning of Section 856(l) of the Code) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, no asset or portion thereof held directly or indirectly by the Company is subject to the rules of Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 (or any predecessor guidance or regulation). No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentences will be imposed on the Company or its Subsidiaries.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, there is no pending or ongoing federal audit, examination, investigation or proceeding of the Company or its Subsidiaries and there is no pending or ongoing material state, local or foreign audit, examination, investigation or proceeding of the Company or its Subsidiaries. There are no material claims or assessments pending against the Company or its Subsidiaries for any alleged deficiency in any Tax, and to the Company’s Knowledge, there are no written or oral threatened Tax claims or assessments against the Company or its Subsidiaries which if upheld would reasonably be expected to result, individually or in the aggregate, in a material cost or liability for the Company or its Subsidiaries. There are no pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever for any Taxes upon the assets of the Company or its Subsidiaries except for liens for current Taxes not yet due.

(e) Neither the Company nor its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to any material Taxes. No issues have been raised in any examination by any taxing authority with respect to the Company or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency or material increase in Tax for any other period not so examined.

(f) The Company does not have any earnings and profits attributable to any other corporation in any non-REIT year within the meaning of Section 857 of the Code. For all taxable years for which the Internal Revenue Service either could assert a Tax liability in respect of the Company’s status as a REIT or could assert that the Company failed to qualify as a REIT, the Company has not held, directly or indirectly, any asset (including any security) that has violated or does violate Section 856(c)(4)(B)(iii) of the Code, other than a violation which has been cured pursuant to any applicable provisions of Section 856 of the Code so as not to cause the Company to fail to qualify as a REIT for any such year and which has not and reasonably could not be expected to result in any material Tax liability. The Company has, together with only those entities set forth in Section 4.14(f) of the Company Disclosure Schedule, made a proper election to treat each such entity as a taxable REIT subsidiary (“TRS”) within the meaning of Section 856(l) of the Code.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule neither the Company nor its Subsidiaries (a) is a party to or is otherwise subject to any Tax allocation or sharing agreement, or (b) has any liability for Taxes of another person under law, by contract or otherwise except for withholding Taxes incurred in the ordinary course of business that have been properly withheld but are not yet required to be deposited with a Tax authority.

(h) To the Knowledge of the Company, neither the Company nor its Subsidiaries is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) To the Knowledge of the Company, the Company is a “domestically controlled” REIT within the meaning of Section 897(h) of the Code and the Company is not a “pension held REIT” within the meaning of Section 856(h) of the Code.

(j) Each “mezzanine loan,” participation or other similar debt instrument that the Company treats as a qualifying real estate asset for purposes of Section 856(c)(4)(A) of the Code satisfies the requirements of the safe harbor set forth in Revenue Procedure 2003-65.

(k) Each “hedging transaction,” the income from which the Company excludes in determining its gross income for purposes of Section 856(c)(2) of the Code, is clearly identified pursuant to Section 1221(a)(7) and is treated as a hedging transaction (1) as defined in Section 1221(b)(2)(A)(ii) or (iii) and (2) within the meaning of Section 856(c)(5)(G) only to the extent the hedging transaction hedges any debt incurred or to be incurred by the Company to acquire or carry real estate assets.

Section 4.15.  Environmental Matters.

Except as set forth in the SEC Reports or as would not have a Material Adverse Effect:

(a) There has been no material storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of Hazardous Materials by, due to, or caused by the Company or any the Company Subsidiary or, to the Company’s Knowledge, by any other entity for whose acts or omissions the Company or any the Company Subsidiary is or may be liable, upon any property now or previously owned or leased by the Company or any the Company Subsidiary, or upon any other property, which would be a violation of and give rise to liability against the Company or any the Company Subsidiary under any Environmental Law.

(b) To the Company’s Knowledge, there has been no disposal, discharge, emission or other release of any kind onto the properties referred in paragraph (a) or into the environment surrounding such properties of any Hazardous Materials.

(c) Neither the Company nor any the Company Subsidiary has agreed to assume, undertake or provide indemnification for any liability of any other persons under any Environmental Law, except for customary environmental indemnity agreements in connection with mortgage loans on Company Properties.

(d) There is no pending or, to the Company’s Knowledge, any threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any Company Subsidiary.

The Company has previously delivered or made available to NRT complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of the Company or the Company Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Company Properties.

Section 4.16.  Material Contracts.

(a) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 4.16(a) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) involves aggregate expenditures in excess of $2,500,000;

(iii) involves annual expenditures in excess of $500,000 and is not cancelable within one year;

(iv) contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or that restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case in any material respect;

(v) would prohibit or materially delay the consummation of the REIT Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(vi) is a contract or agreement pursuant to which the Company or any of the Company Subsidiaries agrees to indemnify or hold harmless any director, trustee or executive officer of the Company or any of the Company Subsidiaries (other than the organizational documents for the Company or the Company Subsidiaries); or

(vii) is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any of the Company Subsidiaries or any guaranty thereof, in each case, having a value in excess of $5,000,000 individually.

Each contract of the type described in this Section 4.16, whether or not set forth in Section 4.16(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, each Company Material Contract is valid and binding on the Company, each Company Subsidiary party thereto, and, to the Knowledge of the Company, each Company Third Party thereto, and neither the Company nor any Company Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract, except as would not (i) prevent or materially delay consummation of the REIT Merger, or (ii) result in a Material Adverse Effect.

(c) To the extent not set forth in response to the requirements of Section 4.16(a), Section 4.16(c) of the Company Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any agreement relating to the management of any Company Property by any Person other than the Company or any Company Subsidiary.

(f) None of the Company or any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Properties, except for the agreements listed in Section 4.16(f) of the Company Disclosure Schedule.

(g) Section 4.16(g) of the Company Disclosure Schedule lists all material agreements entered into by the Company or any Company Subsidiary relating to the development or construction of, or additions or expansions to, any Company real properties (or any properties with respect to which the Company has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which the Company or any Company Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to NRT.

(h) Section 4.16(h) of the Company Disclosure Schedule lists all agreements entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(i) Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has any continuing obligation, that could reasonably be expected to have a Material Adverse Effect (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary or (B) to pay any additional purchase price for any of the Company Properties.

(j) Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. None of the Company or any Company Subsidiary is in violation of or in default under any Tax Protection Agreement.

Section 4.17.  No Payments to Employees, Officers or Directors.

Section 4.17 of the Company Disclosure Schedule contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of the Company or any Company Subsidiary as a result of the REIT Merger or a termination of service subsequent to the consummation of the REIT Merger. Except as described in Section 4.17 of the Company Disclosure Schedule, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of the Company or any of the Company Subsidiaries. Except as described in Section 4.17 of the Company Disclosure Schedule, there is no agreement or arrangement with any employee, officer or other service provider under which the Company or any Company Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

Section 4.18.  Brokers.

No broker, finder or investment banker (other than Wachovia Capital Markets, LLC as set forth in its engagement letter with the Company, a true and complete copy of which was previously supplied by the Company to NRT,) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.19.  Opinion of Financial Advisor.

The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the exchange ratio of 0.8 Company Common Shares for every one share of NRT Common Stock is fair to the Company from a financial point of view. A copy of such opinion shall be delivered to NRT promptly after the date hereof.

Section 4.20.  Insurance.

Section 4.20 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company, the Joint Ventures or any of their respective Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company, the Joint Ventures and each of their respective Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Material Adverse Effect. Neither the Company, the Joint Ventures nor any of their respective Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.20 of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company, the Joint Ventures or any of their respective Subsidiaries, other than as would not have a Material Adverse Effect.

Section 4.21.  Related Party Transactions.

Except as set forth in Section 4.16(a) of the Company Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 4.21 of the Company Disclosure Schedule is a list of all material agreements, agreements and contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director, trustee or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

Section 4.22.  Takeover Statutes.

The Company has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other applicable state and federal takeover Laws and regulations and any takeover provision in the Company’s declaration of trust of by-laws or other organizational document to which the Company is a party. Except for the ownership restrictions for which waivers are to be granted pursuant to Section 7.26 hereof, the execution, delivery and performance of this Agreement do not, and will not violate the restrictions on transfer and ownership of shares of beneficial interest set forth in the Company’s Declaration of Trust, the Company’s By-Laws, the Partnership Agreements or other organizational document to which the Company or any of the Company Partnerships is a party. As of the date of this Agreement, neither the Company nor any Affiliate or Subsidiary of the Company has ever been deemed to be an “interested stockholder” or an “affiliate” of an interested stockholder of NRT for purposes of the Maryland Business Combination Act.

Section 4.23.  Investment Company Act.

Neither the Company nor any Company Subsidiary is, nor immediately after consummation of the transactions contemplated hereby will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.24.  Patriot Act.

The Company and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

Section 4.25.  Compliance with Laws.

None of the Company, the Joint Ventures or any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.

Section 4.26.  No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV of this Agreement, NRT acknowledges that neither the Company nor any other Person on behalf of the Company has made, and NRT has not relied upon any representation or warranty, whether express or implied, with respect to the Company, the Joint Ventures, or any of their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to NRT by or on behalf of the Company. Neither the Company, the Joint Ventures, nor any other Person will have or be subject to any liability or indemnification obligation to NRT or any other Person resulting from the distribution in written or verbal communications to NRT, or use by NRT of any such information, including any information, documents, projections, forecasts or other material made available to NRT in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with any investigation by NRT of the Company and any of the Company’s Subsidiaries, NRT has received or may receive from the Company and the Company’s Subsidiaries and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. NRT acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that NRT is familiar with such uncertainties, that NRT is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to NRT (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that NRT shall have no claim against any Person with respect thereto. Accordingly, NRT acknowledges that neither the Company nor any other Person on behalf of either the Company or any of the Company’s Subsidiaries makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NRT

Concurrently with the execution and delivery of this Agreement, NRT is delivering to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “NRT Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the NRT Disclosure Schedule with respect to a particular representation or warranty contained in this Article V shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the NRT Disclosure Schedule as, and to the extent, it is reasonably clear that such item applies to such other section or subsection. Nothing in the NRT

Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article V.

Subject to the exceptions and qualifications set forth in the NRT Disclosure Schedule, NRT hereby represents and warrants to the Company as follows:

Section 5.01.  Existence; Good Standing; Authority; Compliance with Law.

(a) NRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The charter of NRT (the “NRT Articles”) is in effect and no dissolution, revocation or forfeiture proceedings regarding NRT have been commenced. NRT is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. NRT has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by NRT to be conducted.

(b) NRT OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of NRT OP is in effect. NRT OP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. NRT OP has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c) Section 5.01(c) of the NRT Disclosure Schedule sets forth: (i) each NRT Subsidiary; (ii) the legal form of each NRT Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each NRT Subsidiary that is held by NRT, NRT OP or any of NRT’s Subsidiaries. Except as listed in Section 5.01(c) of the NRT Disclosure Schedule, NRT does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity that would be deemed a Subsidiary of NRT.

(d) Each NRT Subsidiary is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(e) Except as set forth in Section 5.01(e) of the NRT Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the NRT Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by NRT or by one of its Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the NRT Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by NRT, by one of the NRT Subsidiaries or by NRT and one of the NRT Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(f) NRT has previously made available to the Company true and complete copies of the Amended and Restated By-laws (the “NRT By-laws”) and the NRT Articles, each as amended through the date hereof.

(g) Section 5.01(g) of the NRT Disclosure Schedule sets forth the jurisdictions in which NRT and its Subsidiaries are qualified to do business as foreign entities.

Section 5.02.  Capitalization.

(a) The authorized shares of capital stock, par value $.01 per share, of NRT consists of 400,000,000 shares of NRT Common Stock and 100,000,000 shares of NRT Preferred Stock, of which one share has been classified as Special Voting Preferred Stock. As of the date of this Agreement, 19,375,000 shares of NRT Common Stock were issued and outstanding, and (ii) one share of NRT Preferred Stock was issued and outstanding. As of the date of this Agreement, 4,000,000 shares of NRT Common Stock had been reserved for issuance upon exercise of options which may be granted under NRT’s stock incentive plan and no options had been granted under this plan. As of the date of this Agreement, 45,040,240 shares of NRT Common Stock had been reserved for issuance upon redemption of NRT OP Units (as defined herein). As of the date of this Agreement, NRT had no shares of NRT Common Stock reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of NRT are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the NRT Articles or the NRT By-laws.

(b) NRT and the NRT Subsidiaries have issued and outstanding the secured and unsecured debt instruments listed in Section 5.02(b) of the NRT Disclosure Schedule. Section 5.02(b) of the NRT Disclosure Schedule sets forth a list of all such instruments (other than intercompany indebtedness between NRT and any of its Subsidiaries or between any of the NRT Subsidiaries or any accounts payable incurred in the ordinary course of business), their outstanding principal amounts as of the applicable dates set forth in Section 5.02(b) of the NRT Disclosure Schedule, interest rates and maturity dates. NRT and the NRT Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or holders of other equity or voting interests of NRT or any NRT Subsidiary, or the partners in NRT OP on any matter.

(c) There are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate NRT to issue, transfer or sell any common shares of NRT or any investment that is convertible into or exercisable or exchangeable for any such shares. NRT has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.02(c) have been made available to the Company.

(d) Except as set forth in Section 5.02(d) of the NRT Disclosure Schedule or is otherwise contemplated by this Agreement, there are no agreements or understandings to which NRT is a party with respect to the voting of any common shares of NRT or the NRT Preferred Stock, and to NRT’s Knowledge, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any such common shares or NRT Preferred Stock.

(e) Except as set forth in Section 5.02(e) of the NRT Disclosure Schedule, NRT is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f) NRT is the sole general partner of NRT OP and, as of the date hereof, owns approximately 30.1% of the partnership units of NRT OP (the “NRT OP Units”) and, aside from the foregoing, owns directly no other assets, interests, securities or other property. The list of all holders of the NRT OP Units and the number and type (e.g., general, limited, etc.) of NRT OP Units held as of June 11, 2006, previously delivered by NRT to the Company, is true, complete and accurate in all material respects. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate NRT OP to issue, transfer or sell any partnership interests of NRT OP. Except as set forth in the Amended and Restated Agreement of Limited Partnership of NRT OP (the “NRT OP Limited Partnership Agreement”) or Section 5.02(f) of the NRT Disclosure Schedule, there are no outstanding contractual obligations of NRT OP to issue, repurchase, redeem or otherwise acquire any partnership interests of NRT OP. Except as set forth in Section 5.02(f) of the NRT Disclosure Schedule, the partnership interests owned by NRT are subject only to the restrictions on transfer set forth in the NRT OP Limited Partnership Agreement, and those imposed by applicable securities laws.

Section 5.03.  Authority Relative to this Agreement and the Ancillary Agreements.

(a) NRT has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. No other corporate or partnership proceedings on the part of NRT or any of its Subsidiaries, are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than with respect to the REIT Merger and this Agreement, to the extent required by Law, the NRT Stockholder Approval, the NRT OP Approval and the acceptance for record to the SDAT of the Articles of Merger). This Agreement has been, and the Ancillary Agreements to which NRT or any NRT Subsidiary is a party will have been (when executed in accordance with the terms of this Agreement), duly and validly executed and delivered by NRT or any such NRT Subsidiary as the case may be and, assuming due authorization, execution and delivery hereof by Company or any such NRT Subsidiary as the case may be, each constitutes (or, in the case of the Ancillary Agreements to which NRT or any NRT Subsidiary is a party, will constitute when executed in accordance with the terms of this Agreement) a valid, legal and binding agreement of the NRT or any such NRT Subsidiary as the case may be, enforceable against NRT or any such NRT Subsidiary as the case may be in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The NRT Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, declared the Merger to be advisable substantially upon the terms and conditions set forth in this Agreement, and approved the consummation of the REIT Merger and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the NRT Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The NRT Board has directed that the REIT Merger pursuant to the terms of this Agreement be submitted to the holders of the NRT Common Stock and the NRT Preferred Stock for their approval to the extent required by Law and the NRT Articles and, subject to the provisions of Section 7.01(b) hereof, will recommend to such holders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of the NRT Common Stock and the NRT Preferred Stock voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding NRT Common Stock and NRT Preferred Stock as of the record date for the NRT Stockholder Meeting (the “NRT Stockholder Approval”), is the only vote of the holders of any class or series of shares of NRT necessary to adopt this Agreement and approve the REIT Merger and no other proceedings on the part of NRT are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby.

(c) NRT OP has all necessary partnership power and authority to consummate such Contributions as are entered into pursuant to the terms of Section 7.19 hereof, to execute and deliver the Funding Agreement and to consummate the transactions contemplated hereby and thereby. No other partnership proceedings on the part of NRT OP are necessary to authorize such Contributions or the Funding Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby. When executed and delivered in accordance with the terms of this Agreement, the Funding Agreement will have been duly and validly executed and delivered by NRT OP and, assuming due authorization, execution and delivery by the Company, will constitute a valid, legal and binding agreement of NRT OP, enforceable against NRT OP in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) Subject to obtaining the consent of the NRT OP Units, the NRT Board has duly and validly authorized the execution and delivery of the Second Amended and Restated Agreement of Limited Partnership of NRT OP in substantially the form attached as Exhibit C hereto (the “Amended NRT OP Limited Partnership Agreement”). The NRT Board has taken all corporate actions required to be taken by the NRT Board for such amendment and restatement. NRT, as sole general partner of NRT OP, acting through the NRT Board, has directed that the Amended NRT OP Limited Partnership Agreement be submitted to the holders of the NRT OP Units for their approval to the extent required by the NRT OP Limited Partnership Agreement and, subject to the provisions of Section 7.02 hereof, will recommend to such holders that they vote in favor of amending and restating such agreement. The consent to the Amended NRT OP Limited Partnership Agreement by the holders of NRT OP Units representing more than 50% of all NRT OP Units held by limited partners of NRT OP, is the only vote of the holders of any class or series of shares of NRT OP necessary to adopt the Amended NRT OP Limited Partnership Agreement (the “NRT OP Approval”).

Section 5.04.  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.04(a) of the NRT Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by NRT do not, and the performance of NRT’s obligations hereunder and thereunder will not, (i) conflict with or violate the NRT Articles and NRT By-laws or the organizational documents of any other NRT Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to NRT, NRT OP or any NRT Subsidiary or by which any of its or their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets of NRT, NRT OP or any other NRT Subsidiary, or result in any increase in any cost or obligation of NRT, NRT OP or any NRT Subsidiary or the loss of any benefit of NRT, NRT OP or any NRT Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by NRT do not, and the performance of NRT’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover Laws, (B) the filing with the SEC of the REIT Merger Proxy Statement and the NRT OP Proxy Statement, (C) any filings required under the rules and regulations of the NYSE, and (D) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

(c) All of the rights and obligations of NRT and NRT OP in that certain Letter Agreement, dated August 3, 2005, among NRT, Apollo Real Estate Investment Fund III, L.P., NRT OP, NRT Advisor, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM-Brynmawr Associates LLC (the “August Letter Agreement”) other than the provisions of Section 14 thereof, have been satisfied or superseded by a subsequent agreement between the relevant parties contemplated in the August Letter Agreement or modified by an agreement to be entered into in connection with the transactions contemplated herein. NRT, NRT OP and the MLP Entities (as defined in the August Letter Agreement) have been and continue to be in compliance with the requirements of Section 14 (and Schedule 3) of the August Letter Agreement in all material respects.

Section 5.05.  Permits; Compliance.

Except as set forth in Section 5.05 of the NRT Disclosure Schedule, each of NRT and the Subsidiaries of NRT is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of NRT or the NRT Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “NRT Permits”), except where the failure to have, or the suspension or cancellation of, any of the NRT Permits would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the NRT Permits is pending or, to the Knowledge of NRT, threatened, except where the failure to have, or the suspension or cancellation of, any of the NRT Permits would not have a Material Adverse Effect. Neither NRT nor any NRT

Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to NRT or any NRT Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which NRT or any NRT Subsidiary is a party or by which NRT or any NRT Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

Section 5.06.  SEC Filings; Financial Statements.

(a) NRT and NRT OP have filed all SEC Reports required to be filed by them with the SEC since January 1, 2004. The SEC Reports filed by NRT, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No NRT Subsidiary (other than NRT OP) is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports filed by NRT and NRT OP was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of NRT and its consolidated Subsidiaries, or NRT OP and its consolidated subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

Section 5.07.  Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 5.07 of the NRT Disclosure Schedule, since April 1, 2006, each of NRT and the NRT Subsidiaries has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.

Section 5.08.  Absence of Litigation.

As of the date hereof, except (i) as listed in Section 5.08 of the NRT Disclosure Schedule, (ii) as set forth in the SEC Reports filed by NRT prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of NRT and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to NRT’s Knowledge, threatened against NRT or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $5,000,000 individually or in excess of $15,000,000 in the aggregate, (2) questions the validity of this Agreement or the Ancillary Agreements or any action to be taken by NRT or NRT OP in connection with the consummation of the REIT Merger or (3) would have a Material Adverse Effect. None of NRT nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect.

Section 5.09.  Employee Benefit Matters.

(a) Section 5.09(a) of the NRT Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock or other equity, incentive, deferred compensation, retiree medical or life insurance or other welfare, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all material employment, termination, severance, compensation or other contracts or agreements, to which NRT or any NRT Subsidiary is a party, or which are sponsored by NRT or any NRT Subsidiary for the benefit of any current or former employee, officer, trustee, director or consultant of NRT or any NRT Subsidiary, or under which NRT or any NRT Subsidiary has any liability or obligation, and (ii) any material contracts, arrangements or understandings between NRT or any of its Affiliates and any current or former employee, officer, trustee, director or consultant of NRT or of any NRT Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of NRT (collectively, the “NRT Plans”). Such NRT Plans are in writing and NRT has made available to the Company a true and correct copy of (i) the plan documents, agreements or contracts (including, if applicable, any trust agreements or insurance contracts) and, in each case any amendment thereto (whether currently effective or to become effective at a later date), embodying such NRT Plans, (ii) the three most recent annual reports (Form 5500) filed with the IRS) and financial statements, if any, (iii) the most recent summary plan description and any summary of material modifications for each NRT Plan for which a summary plan description or summary of material modifications is required by applicable Law, (iv) the three most recent actuarial reports or valuations, if any, relating to a NRT Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any NRT Plan that is intended to qualify under Section 401(a) of the Code (or if no such letter has been issued for an NRT Plan, the pending application, if any, to the IRS requesting such letter).

(b) NRT and each NRT Subsidiary has performed and complied in all material respects with all of its obligations under or with respect to the NRT Plans and each NRT Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No Action, claim or proceeding is pending or, to the Knowledge of NRT, threatened with respect to any NRT Plan (other than claims for benefits in the ordinary course in accordance with such NRT Plan’s claims procedures and that have not resulted in any pending or threatened litigation) and, to the Knowledge of NRT, no fact or event exists that would give rise to any such Action, claim or proceeding. There are no audits, inquiries or examinations pending or, to the Knowledge of NRT, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any NRT Plan.

(c) Each NRT Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS as to its tax-qualified status and each trust established in connection with any NRT Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of NRT no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such NRT Plan or the exempt status of any such trust.

(d) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to any NRT Plan have been made within the time periods prescribed by ERISA and the Code to the respective NRT Plan or, if earlier, within the time periods prescribed under the terms of the applicable NRT Plan, and all contributions and premium payments for any period ending on or before the Closing Date which are an obligation of NRT or any NRT Subsidiary and not yet due have either been timely made to each such NRT Plan, or have been accrued on the financial statements of NRT and the NRT Subsidiaries.

(e) No NRT Plan is, and neither NRT, any NRT Subsidiary, nor any entity aggregated with NRT or any NRT Subsidiary under Section 414(b) or (c) of the Code or Section 4001 of ERISA maintains, contributes to, has any liability or obligation under, or has at any time maintained, contributed to, or had any liability or obligation under, any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f) Except as set forth in Section 5.09(f) of the NRT Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, officer, trustee, consultant or director of NRT or any NRT Subsidiary to any cancellation of indebtedness or any payment (other than any payment provided for in Article III) or be subject to the obtaining of any consent or waiver from any such current or former employee, officer, trustee, consultant or director; (ii) increase the amount of compensation or benefits due to any such current or former employee, officer, trustee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any non-deductible payment under Section 162(m) of the Code; or (v) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or in any excise tax under Section 4999 of the Code. None of the transactions contemplated by this Agreement, either alone or in combination with another event (whether contingent or otherwise), would result in any “parachute payments”.

(g) With respect to each NRT Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by NRT and the NRT Subsidiaries are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of NRT and the NRT Subsidiaries.

(h) Except as set forth in Section 5.09(h) of the NRT Disclosure Schedule, none of the NRT Plans provides for continuing post-employment health, life insurance coverage or other welfare benefits (whether or not insured) for any current or former employee, officer, trustee, director or consultant of NRT or any NRT Subsidiary, or any dependent or beneficiary thereof, in each case, except as may be required under any Law.

(i) With respect to each NRT Plan, to the Knowledge of NRT, (A) there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability and (B) no fiduciary (within the meaning of Section 3(21) of ERISA) of any NRT Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability. Neither NRT nor any NRT Subsidiary has incurred any excise taxes or penalties under Chapter 43 of the Code and nothing has occurred with respect to any NRT Plan that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to any such taxes.

(j) Neither NRT nor any NRT Subsidiary has announced or entered into any plan or binding commitment to create any additional NRT Plan or amend any NRT Plan.

(k) Section 5.09(k) of the NRT Disclosure Schedule identifies each NRT Plan that is a NQDC Plan. With respect to each NQDC Plan, it either (A) has been operated in full compliance with Code Section 409A (and associated Treasury Department Guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005)) since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005).

(l) None of the payments made by NRT or any NRT Subsidiary are subject to Code Section 162(m).

Section 5.10.  Labor Matters.

(a) Except as disclosed on Section 5.10(a) of the NRT Disclosure Schedule, (i) neither NRT nor any NRT Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by NRT or any NRT Subsidiary; (ii) neither NRT nor any NRT Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against NRT or any NRT Subsidiary under such agreement or contract; (iii) no employee of NRT or any NRT Subsidiary is a member of a collective bargaining unit or is covered by a collective bargaining agreement; (iv) no labor organization been elected as the collective bargaining agent of any such employees, and neither NRT nor any NRT Subsidiary has recognized any labor organization for any of their employees; (v) no union organization activity involving any employees of NRT or the NRT Subsidiaries is pending or, to the Knowledge of NRT, threatened, nor has there been union representation involving any such employee within the last five years; and

(vi) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of NRT or any NRT Subsidiary.

(b) NRT and the NRT Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment classification, the WARN Act and similar state laws relating to plant closure or mass layoff, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There are no audits, inquiries or examinations pending or, to the Knowledge of NRT, threatened or reasonably anticipated relating to any labor, safety or employment matters involving NRT or any NRT Subsidiary. NRT has delivered to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of NRT and the NRT Subsidiaries.

(c) All independent contractors presently retained by NRT and the NRT Subsidiaries to provide any and all services are correctly classified as such. No independent contractor of NRT or any of the NRT Subsidiaries is eligible to participate in any NRT Plan.

Section 5.11.  Proxy Statement.

(a) Information Supplied.   None of the information supplied by NRT for inclusion or incorporation by reference in the Registration Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by NRT for inclusion or incorporation by reference in the REIT Merger Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) at the times when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Shares or NRT Common Stock, (iii) at the times of each of the Company Shareholder Meeting and the NRT Stockholder Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to NRT, or with respect to information supplied by NRT specifically for inclusion in the REIT Merger Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the REIT Merger Proxy Statement or Registration Statement, such event shall be so described by NRT and promptly provided to the Company. All documents that NRT is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to NRT or other information supplied by NRT for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Law as to the information required to be contained therein. Notwithstanding the foregoing NRT makes no representation or warranty with respect to the information supplied or to be supplied by the Company or its Affiliates for inclusion or incorporation by reference in the REIT Merger Proxy Statement or the Registration Statement.

(b) NRT OP Proxy Statement.   The information relating to NRT and its Subsidiaries to be contained in the NRT OP Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the NRT OP Proxy Statement is first mailed to holders of NRT OP Units or at the time of the NRT OP Unitholder’s Meeting (as defined herein), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by NRT with respect to the information supplied by the Company. All documents that NRT is responsible for filing with the SEC in connection with the Amended NRT OP Limited Partnership Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(c) NRT Advisor’s Obligations.   NKT Advisors LLC (the “NRT Advisor”) shall comply with the requirements set forth under Article IV of the Advisory Agreement (as defined herein) with respect to notifying holders of NRT OP Units as to the NRT Stockholders’ Meeting, providing such holders with copies of the REIT Merger Proxy Statement and providing such holders with the means to indicate their “LP Direction Vote” (as defined in the Advisory Agreement).

Section 5.12.  Property and Leases.

(a) Section 5.12(a) of the NRT Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by NRT and the NRT Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of NRT and the NRT Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “NRT Property” and collectively referred to herein as the “NRT Properties”). As of the date hereof, each of the NRT Properties is owned or leased by NRT or the NRT Subsidiaries, as indicated in Section 5.12(a) of the NRT Disclosure Schedule. As of the date hereof, NRT or the NRT Subsidiaries own or, if so indicated in Section 5.12(a) of the NRT Disclosure Schedule, lease each of the NRT Properties, in each case, free and clear of any Property Restrictions, except for (i) NRT Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have a Material Adverse Effect.

(b) Section 5.12(b) of the NRT Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. NRT and the NRT Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for NRT Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c) Except as provided for in Section 5.12(c) of the NRT Disclosure Schedule, policies of title insurance (each a “NRT Title Insurance Policy”) have been issued insuring, as of the effective date of each such NRT Title Insurance Policy, NRT’s or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in NRT Properties, subject to the matters disclosed on the NRT Title Insurance Policies and NRT Permitted Liens. A correct and complete copy of each final NRT Title Insurance Policy, or an executed pro forma version thereof if the final policy has not yet been delivered by the applicable title company, has been previously made available to the Company.

(d) Except as set forth in Section 5.12(d) of the NRT Disclosure Schedule, as of the date hereof, NRT has no Knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the NRT Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the NRT Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the NRT Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect; (ii) of any written notice of any uncured violation of any Laws affecting any of the NRT Properties or operations which have a Material Adverse Effect; (iii) of any structural defects relating to any of the NRT Properties which would reasonably be expected to have a Material Adverse Effect; (iv) of any NRT Property whose building systems are not in working order so as to have a Material Adverse Effect; or (v) of any physical damage to any NRT Property which would reasonably be expected to have a Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

(e) Except as provided for in Section 5.12(e) of the NRT Disclosure Schedule, to NRT’s Knowledge, as of the date hereof, neither NRT nor any of the NRT Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the NRT Properties that would have a Material Adverse Effect or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the NRT Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.12(e) of NRT Disclosure Schedule, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any of the NRT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation have been performed, paid or taken, as the case may be, and (ii) NRT has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such NRT Properties delivered to the Company prior to the date hereof and other than those which would not reasonably be expected to have a Material Adverse Effect.

(f) NRT has delivered to the Company correct and complete (in all material respects) copies of each lease, sublease, ground lease or other right of occupancy that NRT or the NRT Subsidiaries are party to as landlord with respect to each of the applicable NRT Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto in effect on the date hereof (except for discrepancies or omissions that would not have a Material Adverse Effect) (the “NRT Leases”). Section 5.12(f) of the NRT Disclosure Schedule contains the rent roll for each NRT Lease, which information is correct and complete in all respects as of the date hereof (except for discrepancies that would not have a Material Adverse Effect). Except as set forth in Section 5.12(f) of the NRT Disclosure Schedule, neither NRT nor any NRT Subsidiary has received written notice that it is in default under any NRT Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not have a Material Adverse Effect.

(g) Section 5.12(g) of the NRT Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which NRT or any NRT Subsidiary is a lessee (individually, a “NRT Ground Lease” and collectively, “NRT Ground Leases”). Except as listed in Section 5.12(g) of the NRT Disclosure Schedule or that would not have a Material Adverse Effect, each NRT Ground Lease is in full force and effect and neither NRT nor any NRT Subsidiary has received a written notice that it is in default under any NRT Ground Lease which remains uncured. NRT has made available to the Company a correct and complete copy of each NRT Ground Lease and all amendments thereto.

(h) Except as set forth in Section 5.12(h) of the NRT Disclosure Schedule, as of the date hereof, neither NRT nor any NRT Subsidiary has granted any unexpired option agreements (excluding any rights of first refusal or rights of first offer) with respect to the purchase of a NRT Property or any portion thereof or any other unexpired rights in favor of any party other than NRT, any NRT Subsidiary, or any of their respective Affiliates (an “NRT Third Party”) to purchase or otherwise acquire a NRT Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any NRT Property or any portion thereof or provided an NRT Third Party with any right to terminate an NRT Lease prior to the expiration of its scheduled lease term.

(i) Except as set forth in Section 5.12(i) of the NRT Disclosure Schedule, neither NRT nor any of its Subsidiaries is a party to any agreement pursuant to which NRT or any NRT Subsidiary manages any real property for any NRT Third Party.

(j) Except for those contracts or agreements set forth in Section 5.12(j) of the NRT Disclosure Schedule, neither NRT nor any of the NRT Subsidiaries has entered into any contract or agreement (collectively, the “NRT Participation Agreements”) with any NRT Third Party or any employee, consultant, Affiliate or other Person (the “NRT Participation Party”) that provides for a right of such NRT Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which NRT or any NRT Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such NRT Participation Party (a “NRT Participation Interest”).

(k) Except as set forth in Section 5.12(k) of the NRT Disclosure Schedule, NRT is not responsible for the payment of any operating expenses under the NRT Leases.

(l) As of the date listed therein, each of the master lessees set forth in Section 5.12(l) of the NRT Disclosure Schedule has been duly dissolved and liquidated under the laws of the states of its respective incorporation.

Section 5.13.  Intellectual Property.

Except as would not have a Material Adverse Effect, (a) the conduct of the business of NRT and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any NRT Third Party and (b) with respect to Intellectual Property owned by or licensed to NRT or any NRT Subsidiary and material to the business of NRT and its Subsidiaries, taken as a whole (“NRT Intellectual Property”), NRT or such NRT Subsidiary has the right to use such NRT Intellectual Property in the continued operation of its business as currently conducted.

Section 5.14.  Taxes.

(a) NRT and its Subsidiaries (1) have filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) have paid and discharged all Taxes shown as due on such Tax Returns or otherwise required to be paid, and (3) have complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.

(b) Commencing with its initial taxable year ended December 31, 2005, NRT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable NRT to continue to meet the requirements for qualification and taxation as a REIT under the Code. To NRT’s Knowledge, no challenge to NRT’s status as a REIT is pending, or is or has been threatened.

(c) NRT has incurred no liability for any material Taxes under Sections 857(b), 860(c), or 4981 of the Code, Treasury Regulation Section 1.337(d)-7 (or any applicable predecessor guidance or regulation), including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither NRT nor its Subsidiaries has incurred any material liability for Taxes outside of the ordinary course of business other than transfer or similar Taxes arising in connection with the sales of property. Neither NRT nor its Subsidiaries (other than a TRS within the meaning of Section 856(l) of the Code) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Neither NRT nor its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No asset or portion thereof held directly or indirectly by NRT is subject to the rules of Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 (or any applicable predecessor guidance or regulation). No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentences will be imposed on NRT or its Subsidiaries.

(d) There is no pending or ongoing federal audit, examination, investigation or proceeding of NRT or its Subsidiaries and there is no pending or ongoing material state, local or foreign audit, examination, investigation or proceeding of NRT or its Subsidiaries. There are no material claims or assessments pending against NRT or its Subsidiaries for any alleged deficiency in any Tax, and, to NRT’s Knowledge, there are no written or oral threatened Tax claims or assessments against NRT or its Subsidiaries which if upheld would reasonably be expected to result, individually or in the aggregate, in a material cost or liability for NRT or its Subsidiaries. There are no pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever for any Taxes upon the assets of NRT or its Subsidiaries except for liens for current Taxes not yet due.

(e) Neither NRT nor its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to any material Taxes. No issues have been raised in any examination by any taxing authority with respect to NRT or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency or material increase in Tax for any other period not so examined.

(f) NRT does not have any earnings and profits attributable to any other corporation in any non-REIT year within the meaning of Section 857 of the Code. For all taxable years for which the Internal Revenue Service either could assert a Tax liability in respect of NRT’s status as a REIT or could assert that NRT failed to qualify as a REIT, NRT has not held, directly or indirectly, any asset (including any security) that has violated or does violate Section 856(c)(4)(B)(iii) of the Code, other than a violation which has been cured pursuant to any applicable provisions of Section 856 of the Code so as not to cause NRT to fail to qualify as a REIT for any such year and which has not and reasonably could not be expected to result in any material Tax liability. NRT has, together with only those entities set forth in Section 5.14(f) of the NRT Disclosure Schedule, made a proper election to treat each such entity as a TRS within the meaning of Section 856(l) of the Code.

(g) Except as set forth on Section 5.14(g) of the NRT Disclosure Schedule, neither NRT nor its Subsidiaries (a) is a party to or is otherwise subject to any Tax allocation or sharing agreement, or (b) has any liability for Taxes of another person under law, by contract or otherwise except for withholding Taxes incurred in the ordinary course of business that have been properly withheld but are not yet required to be deposited with a Tax authority.

(h) To the Knowledge of NRT, neither NRT nor its Subsidiaries is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) To the Knowledge of NRT, NRT is a “domestically controlled” REIT within the meaning of Section 897(h) of the Code and NRT is not a “pension held REIT” within the meaning of Section 856(h) of the Code.

(j) Each “mezzanine loan,” participation or other similar debt instrument that NRT treats as a qualifying real estate asset for purposes of Section 856(c)(4)(A) of the Code satisfies the requirements of the safe harbor set forth in Revenue Procedure 2003-65.

(k) Each “hedging transaction,” the income from which NRT excludes in determining its gross income for purposes of Section 856(c)(2) of the Code, is clearly identified pursuant to Section 1221(a)(7) and is treated as a hedging transaction (1) as defined in Section 1221(b)(2)(A)(ii) or (iii) and (2) within the meaning of Section 856(c)(5)(G) only to the extent the hedging transaction hedges any debt incurred or to be incurred by NRT to acquire or carry real estate assets.

Section 5.15.  Environmental Matters.

Except as set forth in the SEC Reports or as would not have a Material Adverse Effect:

(a) There has been no material storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of Hazardous Materials by, due to, or caused by NRT or any NRT Subsidiary or, to NRT’s Knowledge, by any other entity for whose acts or omissions NRT or any NRT Subsidiary is or may be liable, upon any property now or previously owned or leased by NRT or any NRT Subsidiary, or upon any other property, which would be a violation of and give rise to liability against NRT or any NRT Subsidiary under any Environmental Law.

(b) To NRT’s Knowledge, there has been no disposal, discharge, emission or other release of any kind onto the properties referred in paragraph (a) or into the environment surrounding such properties of any Hazardous Materials.

(c) Neither NRT nor any NRT Subsidiary has agreed to assume, undertake or provide indemnification for any liability of any other persons under any Environmental Law, except for customary environmental indemnity agreements in connection with mortgage loans on the NRT Properties.

(d) There is no pending or, to NRT’s Knowledge, any threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation or proceedings relating to any Environmental Law against NRT or any NRT Subsidiary.

NRT has previously delivered or made available to the Company complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of NRT or the NRT Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the NRT Properties.

Section 5.16.  Material Contracts.

(a) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.16(a) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) involves aggregate expenditures in excess of $2,500,000;

(iii) involves annual expenditures in excess of $500,000 and is not cancelable within one year;

(iv) contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to NRT or any NRT Subsidiary, or that restricts the conduct of any line of business by NRT or any NRT Subsidiary or any geographic area in which NRT or any NRT Subsidiary may conduct business, in each case in any material respect;

(v) would prohibit or materially delay the consummation of the REIT Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(vi) is a contract or agreement pursuant to which NRT or any of the NRT Subsidiaries agrees to indemnify or hold harmless any director, trustee or executive officer of NRT or any of the NRT Subsidiaries (other than the organizational documents for NRT or the NRT Subsidiaries); or

(vii) is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to NRT or any NRT Subsidiaries or any guaranty thereof, in each case, having a value in excess of $5,000,000 individually.

Each contract of the type described in this Section 5.16, whether or not set forth in Section 5.16(a) of the NRT Disclosure Schedule, is referred to herein as a “NRT Material Contract.”

(b) Except as set forth in Section 5.16(b) of the NRT Disclosure Schedule, each NRT Material Contract is valid and binding on NRT, each NRT Subsidiary party thereto, and, to the Knowledge of NRT, each NRT Third Party thereto, and neither NRT nor any NRT Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of NRT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any NRT Material Contract, except as would not (i) prevent or materially delay consummation of the REIT Merger, or (ii) result in a Material Adverse Effect.

(c) To the extent not set forth in response to the requirements of Section 5.16(a), Section 5.16(c) of the NRT Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which NRT or any NRT Subsidiary is a party or an obligor with respect thereto.

(d) Except as set forth in Section 5.16(d) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the NRT Properties.

(e) Except as set forth in Section 5.16(e) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to any agreement relating to the management of any NRT Property by any Person other than NRT or any NRT Subsidiary.

(f) None of NRT or any NRT Subsidiary is a party to any agreement pursuant to which NRT or any NRT Subsidiary manages or provides services with respect to any real properties other than NRT Properties, except for the agreements listed in Section 5.16(f) of the NRT Disclosure Schedule.

(g) Section 5.16(g) of the NRT Disclosure Schedule lists all material agreements entered into by NRT or any NRT Subsidiary relating to the development or construction of, or additions or expansions to, any NRT real properties (or any properties with respect to which NRT has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which NRT or any NRT Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to the Company.

(h) Section 5.16(h) of the NRT Disclosure Schedule lists all agreements entered into by NRT or any NRT Subsidiary providing for the sale of, or option to sell, any NRT Properties or the purchase of, or option to purchase, by NRT or any NRT Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(i) Except as set forth in Section 5.16(i) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary has any continuing obligation that could reasonably be expected to have a Material Adverse Effect (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by NRT or any NRT Subsidiary or (B) to pay any additional purchase price for any of the NRT Properties.

(j) Except as set forth in Section 5.16(j) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. None of NRT or any NRT Subsidiary is in violation of or in default under any Tax Protection Agreement.

Section 5.17.  No Payments to Employees, Officers or Directors.

Section 5.17 of the NRT Disclosure Schedule contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of NRT or any NRT Subsidiary as a result of the REIT Merger or a termination of service subsequent to the consummation of the REIT Merger. Except as described in Section 5.17 of the NRT Disclosure Schedule, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of NRT or any of the NRT Subsidiaries. Except as described in Section 5.17 of the NRT Disclosure Schedule, there is no agreement or arrangement with any employee, officer or other service provider under which NRT or any NRT Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

Section 5.18.  Brokers.

No broker, finder or investment banker or other Person, other than Bear Stearns & Co., Inc. as set forth in its engagement letter with NRT, a true and complete copy of which NRT previously supplied to the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of NRT or any NRT subsidiary.

Section 5.19.  Opinion of Financial Advisor.

NRT has received an opinion of Bear Stearns & Co., Inc. to the effect that the REIT Merger Consideration is fair to the holders of NRT Common Stock from a financial point of view. A copy of such opinion shall be delivered to the Company promptly after the date hereof.

Section 5.20.  Insurance.

Section 5.20 of the NRT Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, NRT or any of the NRT Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. NRT and each of the NRT Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Material Adverse Effect. Neither NRT nor any NRT Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.20 of the NRT Disclosure Schedule that is held by, or for the benefit of, any of NRT or any of the NRT Subsidiaries, other than as would not have a Material Adverse Effect.

Section 5.21.  Related Party Transactions.

Except as set forth in Section 5.16(a) of the NRT Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 5.21 of the NRT Disclosure Schedule is a list of all material agreements, agreements and contracts entered into by NRT or any of the NRT Subsidiaries under which continuing obligations exist with any Person who is an officer, director, trustee or Affiliate of NRT or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

Section 5.22.  Takeover Statutes.

NRT has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other applicable state and federal takeover Laws and regulations and any takeover provision in NRT’s Articles, NRT’s By-laws or other organizational documents to which NRT is a party. Except as set forth in Section 5.22 of the NRT Disclosure Schedule, the execution, delivery and performance of this Agreement do not, and will not violate the restrictions on transfer and ownership of shares of capital stock set forth in NRT’s Articles, NRT’s By-laws, or other organizational document to which NRT is a party. As of the date of this Agreement, neither NRT nor any Affiliate or Subsidiary of NRT has ever been deemed to be an “interested stockholder” or an “affiliate” of an interested stockholder of the Company for purposes of the Maryland Business Combination Act.

Section 5.23.  Investment Company Act.

Neither NRT nor any NRT Subsidiary is, nor immediately after consummation of the transactions contemplated hereby will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 5.24.  Patriot Act.

NRT and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

Section 5.25.  Compliance with Laws.

None of NRT or any of the NRT Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.

Section 5.26.  Tender Offers.

All tender offers of NRT or any of the NRT Subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rule, judgments, decrees and orders of any Governmental Entity in all material respects.

Section 5.27.  No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article V of this Agreement, the Company acknowledges that neither NRT nor any other Person on behalf of NRT has made, and the Company has not relied upon any representation or warranty, whether express or implied, with respect to NRT or any of the NRT Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of NRT. Neither NRT nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution in written or verbal communications to the Company, or use by the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with any investigation by the Company of NRT and the NRT Subsidiaries, the Company has received or may receive from NRT and its respective Subsidiaries and/or other Persons or entities on behalf of NRT certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to the Company (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Company shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that neither NRT nor any other Person on behalf of either of them makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 6.01.  Conduct of Business by the Company.

(a) Unless NRT shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the period commencing on the date hereof and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article IX (the “Interim Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct the Company’s business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and its Subsidiaries, and (iii) use commercially reasonable efforts to maintain the assets and properties of the Company and its Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted.

(b) Except as otherwise contemplated by this Agreement or set forth in Section 6.01(b) of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of NRT (which consent shall not be unreasonably withheld or delayed):

(i) amend the Company Declaration of Trust or Company By-laws, certificates of limited partnership of the Company Partnerships, Partnership Agreements, or similar organizational or governance documents;

(ii) (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any common shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the (1) issuance of Company Common Shares under the Company Share Rights outstanding on the date of this Agreement, (2) issuance of Company Common Shares in exchange for Existing Units pursuant to the Partnership Agreements, (3) issuance of Company Common Shares in connection with the Company’s dividend reinvestment plan, including an increase in the size of such plan, (4) issuance of Company Common Shares in connection with the Company’s 1994 Employee Stock Purchase Plan, (5) issuance of Company Common Shares in connection with the Company’s 1994 Director Stock Purchase Plan, (6) issuance of Company Common Shares upon the conversion of any Series C Preferred Shares under Section 6 of the Amended and Restated Declaration classifying the Series C Preferred Shares, (7) issuance of shares by LSAC in connection with its initial public offering, (8) issuance of equity interests by any of the Company Partnerships in consideration of property acquired by any such Company Partnership pursuant to the terms hereof, (9) issuance of equity interests by LSAC in consideration of property acquired by any LSAC pursuant to the terms hereof, or (7) issuance of partnership units of the Company Partnerships in connection with acquisitions permitted hereunder or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Share Rights of the Company or its Subsidiaries) except in connection with the exercise of Company Share Options, the lapse of restrictions on the Company Restricted Shares or the redemption of Existing Units under Section 8.4 of the Partnership Agreements;

(iii) (A) split, combine or reclassify any common shares of beneficial interest or partnership interests, as the case may be, of the Company, any Joint Venture or the Company Partnerships or (B) declare, set aside or pay any dividend or other distribution (whether in cash, equity securities, shares, or property or any combination thereof and whether or not out of earnings and profits of the Company, any Joint Venture or the Company Partnerships) in respect of any equity securities, common shares of beneficial interest or partnership interests, as the case may be, of the Company, any Joint Venture or the Company Partnerships, except for (1) such distributions as are required pursuant to the Joint Venture Agreements, (2) a one-time distribution of $0.17 per Company Common Share, and (3) the payment with respect to quarterly periods ending prior to the Closing Date, of (I) regular cash dividends at a rate not in excess of $0.365 per Company Common Share, declared and paid quarterly, in each case with a record date for each quarterly payment on the last business day of the applicable calendar quarter, and a payment date on the fifteenth day of the next succeeding month (or, in the event such date is not a business day, the next business day occurring thereafter); (II) regular cash dividends at a rate of 8.05% per annum of the $25 liquidation preference per Series B Preferred Share, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 in respect of the quarterly distribution periods ending on December 31, March 31, June 30 and September 30, respectively, (III) regular cash dividends at a rate of 6.50% per annum of the $50 liquidation preference per Series C Preferred Share, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 in respect of the quarterly distribution periods ending on December 31, March 31, June 30 and September 30, respectively, (IV) corresponding regular quarterly distributions payable to holders of Company OP Units and to the Company or its

Subsidiaries as holder of partnership units of the Company Partnerships, (V) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company, and (VI) quarterly distributions in cash or Company Common Shares pursuant to dividend equivalent rights associated with outstanding Company Restricted Shares, in accordance with past practices, it being understood that, in the case of dividends and distributions referenced in (I), (II) and (III), the Company and the Company Partnerships intend to pay quarterly dividends and make distributions for each full fiscal quarter ending prior to the Effective Time and if a dividend or distribution is declared for the partial fiscal quarter, if any, ending on the Effective Time, shall set a record date for such dividends or distribution that is one day prior to the Effective Time payable on a pro rata basis with respect to the portion of such fiscal quarter that has elapsed as of the record date, based on a quarterly dividend of $.365. Notwithstanding the foregoing, the Company and the Company Partnerships (proportionately to all holders of Company OP Units) shall also be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax; provided that in the event NRT or NRT OP makes a distribution pursuant to the last sentence of Section 6.02(b)(iii) in an amount in excess of $0.40 per share of NRT Common Stock, prorated as set forth in the immediately preceding sentence, the Company shall be entitled to make a proportionately equal additional distribution per share on the Company Common Shares and the Company OP Units equal to 125% of such excess amount;

(iv) except as otherwise contemplated by this Agreement, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any entity, or any division thereof or any assets not listed in Section 6.01(b)(iv) of the Company Disclosure Schedule, other than (1) acquisitions of assets in the ordinary course of business consistent with past practice which do not provide for an equity investment of greater than $30,000,000 in any individual transaction, or $150,000,000 in the aggregate, for the Company and its Subsidiaries taken as a whole; (2) acquisitions of publicly traded securities in the ordinary course of business consistent with past practice provided such acquisitions do not represent more than a 2.45% beneficial ownership interest in any such entity and the aggregate purchase price does not exceed $20 million; (3) the purchase of mortgages set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule and the purchase of additional mortgages in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 of equity invested by the Company, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Company Subsidiary) for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business, (2) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $25,000,000 in the aggregate for the Company and any of the Company Subsidiaries taken as a whole, (3) indebtedness for borrowed money incurred in order for the Company to pay regular cash dividends at a rate not in excess of $0.365 per Company Common Share, declared and paid quarterly, in accordance with past practice, and for the Company Partnerships to make corresponding regular quarterly distributions payable to holders of Company OP Units and to the Company or its Subsidiaries as holder of partnership units of the Company Partnerships in the ordinary course and in accordance with past practice, (4) mortgages, in each case, up to a maximum of 85% of loan-to-value, related to acquisitions permitted pursuant to this Section 6.01(b) or with respect to any Company Property, and (5) indebtedness for borrowed money incurred in order for the Company to pay the dividend of $0.17 per Company Common Share set forth in Section 6.01(b)(iii)(B)(2) or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(b);

(v) except as may be required by contractual commitments or Company policies with respect to severance or termination pay in existence on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, trustees, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary and for the payment of annual bonus payments in accordance with past practices or as otherwise approved by the Compensation Committee of the Company Board); (B) other than in the ordinary course of business, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, trustee or officer of the Company or any

Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, trustee or officer, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan, establish any new Company Plan, or otherwise modify (except to the extent required by applicable Law) any Company Plan;

(vi) except in connection with dispositions permitted hereunder or in connection with the prepayments set forth in Section 6.01(b)(vi) of the Company Disclosure Schedule, pre-pay any long-term debt, except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $25,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(vii) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to NRT prior to any such change);

(viii) (A) except as set forth in Section 6.01(b)(viii) of the Company Disclosure Schedule or in connection with a right being exercised by a tenant under its lease with any of the Company Partnerships or any other Company Subsidiary, enter into any new lease (or renew or extend any existing lease) for vacant space at a Company Property, other than for any leases of not more than $4,000,000 of annualized rent; or (B) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under its lease with any of the Company Partnerships or any other Company Subsidiary, terminate or materially modify or amend any Company Lease or Company Ground Lease;

(ix) except as set forth in Section 6.01(b)(ix) of the Company Disclosure Schedule or as otherwise permitted by this Section 6.01(b), (A) authorize, or enter into any commitment for, any new material expenditure relating to the Company Properties, except (1) expenditures in the ordinary course of business in order to own, operate and maintain the Company Properties in working order, (2) individual expenditures not exceeding $5,000,000, and (3) expenditures required by Law; or (B) authorize, or enter into, any new Company Material Contract that has a duration of greater than one year and that may not be terminated by the Company or its Subsidiaries, as the case may be, by notice of ninety days or less, including with respect to the disposition of any interest in any entity not listed in Section 6.01(b)(ix) of the Company Disclosure Schedule, or any division thereof or any assets, other than (1) dispositions of the Company Properties listed in Section 6.01(b)(ix) of the Company Disclosure Schedule, (2) any disposition of assets set forth in Section 4.12(h) of the Company Disclosure Schedule and (3) any other dispositions with net proceeds to the Company and its Subsidiaries taken as a whole that are individually not in excess of $15,000,000, or in the aggregate not in excess of $50,000,000 for the Company and its Subsidiaries taken as a whole,

(x) waive, release, assign, settle or compromise any material litigation or arbitration set forth on Section 4.08 of the Company Disclosure Schedule;

(xi) make or rescind any material election relating to Taxes or settle or compromise any material liability for Taxes;

(xii) enter into any Tax Protection Agreement;

(xiii) enter into contracts or other agreements with Affiliates (other than the Joint Ventures or Company Subsidiaries); or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action that the Company Board determines, upon advice of counsel, and in consultation with NRT, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of the Company in accordance with Section 6.01(b)(iii) of this Agreement or otherwise or (ii) discharge the duties (fiduciary or otherwise) which the Company may owe in connection with the Joint Ventures, the Company Partnerships or the Company OP Units.

Section 6.02.  Conduct of Business by NRT.

(a) Unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the Interim Period, NRT shall, and shall cause each NRT Subsidiary to, (i) conduct NRT’s business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the Advisor and the officers and key employees of NRT and its Subsidiaries, and (iii) use commercially reasonable efforts to maintain the assets and properties of NRT and its Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of NRT’s control excepted.

(b) Except as otherwise contemplated by this Agreement or set forth in Section 6.02(b) of the NRT Disclosure Schedule, during the Interim Period, NRT shall not, and shall cause its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) amend NRT’s Articles or NRT By-laws, certificates of limited partnership of NRT OP, the NRT OP Limited Partnership Agreement, or similar organizational or governance documents;

(ii) (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any common stock (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) other than (1) the issuance of NRT Common Stock upon the redemption of NRT OP Units under the NRT OP Limited Partnership Agreement or (2) the issuance of partnership interests of NRT OP in connection with acquisitions permitted hereunder; or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents other than in connection with the redemption of NRT OP Units pursuant to the NRT OP Limited Partnership Agreement.

(iii) (A) split, combine or reclassify any equity securities, common stock or partnership interests, as the case may be, of NRT or NRT OP; or (B) declare, set aside or pay any dividend or other distribution (whether in cash, equity securities, shares, or property or any combination thereof and whether or not out of earnings and profits of NRT or NRT OP) in respect of any equity securities, common stock or partnership interests, as the case may be, of NRT or NRT OP, except for (1) distributions by 111 Debt Acquisition LLC to its members in accordance with their ownership interests, (2) the payment with respect to quarterly periods or portions of quarterly periods ending prior to the Closing Date of (I) regular cash dividends at a rate not in excess of $.40 per share of NRT Common Stock, declared and paid quarterly, in each case with a record date for each quarterly payment on the last business day of the applicable calendar quarter, and a payment date on the fifteenth day of the next succeeding month (or, in the event such date is not a business day, the next business day occurring thereafter); (II) corresponding distributions payable to holders of NRT OP Units and to NRT as holder of partnership units of NRT OP, and (III) dividends or distributions, declared, set aside or paid by any NRT Subsidiary to NRT.

Notwithstanding the foregoing, in no event shall the holders of NRT Common Stock be paid dividends as holders of NRT Common Stock and as holders of Company Common Shares for the same quarterly period. It is understood that in the case of dividends and distributions referenced in (1) and (2) above, that NRT and NRT OP intend to pay quarterly dividends and make distributions for each full fiscal quarter ending prior to the Effective Time and if a dividend or distribution is declared for the partial fiscal quarter, if any, ending on the Effective Time, shall set a record date for such dividends or distribution that is one day prior to the Effective Time payable on a pro rata basis with respect to the portion of such fiscal quarter that has elapsed as of the record date based on a quarterly dividend of $.40. Notwithstanding the foregoing, NRT and NRT OP (proportionately to all holders of NRT OP Units) shall also be permitted to make distributions reasonably necessary for NRT to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax; provided that in the event the Company makes a distribution pursuant to the last sentence of Section 6.01(b)(iii) in an amount in excess of $0.365 per Company Common Share, prorated as set forth in the immediately preceding sentence, NRT shall be entitled to make a proportionately equal additional distribution per share on the NRT Common Stock and NRT OP Units equal to 80% of such excess amount;

(iv) except as otherwise contemplated by this agreement, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any entity, or any division thereof or any assets not listed in Section 6.02(b)(iv) of the NRT Disclosure Schedule, other than (1) acquisitions of assets in the ordinary course of business consistent with past practice which do not provide for an equity investment of greater than $30,000,000 in any individual transaction, or $150,000,000 in the aggregate including without limitation properties offered to NRT or any of its Subsidiaries pursuant to the terms of the Exclusivity Agreement, for NRT and its Subsidiaries taken as a whole, (2) acquisitions of publicly traded securities in the ordinary course of business consistent with past practice provided such acquisitions do not represent more than a 2.45% beneficial ownership interest in any such entity and the aggregate purchase price does not exceed $20 million, (3) the purchase of debt securities in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 of equity invested by NRT, or (4) the acquisition of fee simple or leasehold interests in the land underlying NRT Properties, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned NRT Subsidiary) for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business, (2) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $25,000,000 in the aggregate for NRT and any of the NRT Subsidiaries taken as a whole, (3) indebtedness for borrowed money incurred in order for NRT to pay regular cash dividends at a rate not in excess of $.40 per share of NRT Common Stock, declared and paid quarterly, in accordance with past practice, and for NRT OP to make corresponding regular quarterly distributions payable to holders of NRT OP Units and to NRT as holder of partnership units of NRT OP in the ordinary course and in accordance with past practice, and (4) mortgages, in each case, up to a maximum of 85% of loan-to-value, related to acquisitions permitted pursuant to this Section 6.02(b) or with respect to any NRT Property, or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.02(b);

(v) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement or in connection with the termination of the Advisory Agreement in accordance with the terms of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, trustees, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of NRT or any NRT Subsidiary and for the payment of annual bonus payments in accordance with past practices or as otherwise approved by the Compensation Committee of the NRT Board); (B) other than in the ordinary course of business, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, trustee or officer of NRT or any NRT Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, trustee or officer, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any NRT Plan, establish any new NRT Plan, or otherwise modify (except to the extent required by applicable Law) any NRT Plan;

(vi) except in connection with dispositions permitted hereunder, pre-pay any long-term debt except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $25,000,000 in the aggregate for NRT and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(vii) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by NRT’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to the Company prior to any such change);

(viii) (A) except as provided in Section 6.02(b)(viii) of the NRT Disclosure Schedule or in connection with a right being exercised by a tenant under its lease with NRT OP or any other NRT Subsidiary, enter into any new lease (or renew or extend any existing lease) for vacant space at a NRT Property, other than for any leases of not more than $4,000,000 of annualized rent; or (B) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under its lease with NRT OP or any other NRT Subsidiary, terminate or materially modify or amend any NRT Lease or NRT Ground Lease;

(ix) except as provided in Section 6.02(b)(ix) of the NRT Disclosure Schedule or except as otherwise permitted by this Section 6.02(b), (A) authorize, or enter into any commitment for, any new material expenditure relating to the NRT Properties, except (i) expenditures in the ordinary course of business in order to own, operate and maintain the NRT Properties in working order, (ii) individual expenditures not exceeding $5,000,000, and (iii) expenditures required by Law; or (B) authorize, or enter into, any new NRT Material Contract that has a duration of greater than one year and that may not be terminated by NRT or its Subsidiaries, as the case may be, by notice of ninety days or less, including the disposition of any interest in any entity not listed on Section 6.02(b)(ix) of the NRT Disclosure Schedule, or any division thereof or any assets, other than (i) dispositions of the NRT Properties listed on Section 6.02(b)(ix) of the NRT Disclosure Schedule; (ii) any disposition of assets set forth in Section 5.12(h) of the NRT Disclosure Schedule and (iii) any other dispositions for net proceeds to NRT and its Subsidiaries, taken as a whole, that is individually not in excess of $15,000,000, or in the aggregate, not in excess of $50,000,000 for the NRT and its Subsidiaries taken as a whole,

(x) waive, release, assign, settle or compromise any material litigation or arbitration set forth on Section 5.08 of the NRT Disclosure Schedule;

(xi) make or rescind any material election relating to Taxes or settle or compromise any material liability for Taxes;

(xii) enter into any Tax Protection Agreement;

(xiii) amend the Advisory Agreement;

(xiv) enter into contracts or other agreements with Affiliates (other than (1) NRT Subsidiaries or (2) in order to permit compliance with the terms of the Exclusivity Services Agreement, dated December 31, 2003, as amended as of October 27, 2005, between Winthrop Realty Trust (“Winthrop”) and Michael L. Ashner and the Exclusivity Assignment (as defined in the Acquisition Agreement), for the conveyance of assets other than Net Lease Assets (as defined in the Acquisition Agreement) to Winthrop or to acquire, subject to the limitations of Section 6.02(iv), Net Lease Assets from Winthrop), or

(xv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit NRT from taking, and NRT hereby agrees to take, any action that the NRT Board determines, upon advice of counsel, and in consultation with the Company, is reasonably necessary for NRT to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to capital stockholders of NRT in accordance with Section 6.02(b)(iii) of this Agreement or otherwise or (ii) discharge the duties (fiduciary or otherwise) which NRT may owe in connection with NRT OP or the NRT OP Units.

Section 6.03.  Like-kind Exchanges.

LXP and NRT shall consult and cooperate with each other during the Interim Period regarding any proposed exchanges intended to qualify as like-kind exchanges under Section 1031 of the Code and the Treasury Regulations thereunder. LXP and NRT covenant and agree that any exchange consummated by either of them during the Interim Period that the applicable party has elected to treat as a like-kind exchange under Section 1031 of the Code and the Treasury Regulations thereunder shall satisfy the requirements of Section 1031 of the Code and the Treasury Regulations thereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01.  Shareholders’ Meetings; NRT OP Unitholder’s Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Declaration of Trust and Company By-laws, (a) duly call, give notice of, convene and hold the Company Shareholder Meeting as promptly as reasonably practicable after the date that the REIT Merger Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the Company Board’s duties under applicable Law, (i) include in the REIT Merger Proxy Statement the recommendation of the Company Board that the Company’s shareholders approve the REIT Merger and (ii) use its reasonable efforts to obtain the Company Shareholder Approval. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, the Company shall hold the Company Shareholder Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger. Notwithstanding the foregoing, (x) nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to shareholders with regard to a Company Acquisition Proposal and (y) any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to NRT of, all or a portion of the Company Board’s recommendation that the Company’s shareholders approve the REIT Merger.

(b) NRT, acting through the NRT Board, shall, in accordance with applicable Law, the NRT Articles and the NRT By-laws, (a) duly call, give notice of, convene and hold the NRT Stockholder Meeting as promptly as reasonably practicable after the date that the REIT Merger Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the NRT Board’s duties under applicable Law, (i) include in the REIT Merger Proxy Statement the recommendation of the NRT Board that the holders of the NRT Common Stock and the NRT Preferred Stock approve the REIT Merger and (ii) use its reasonable efforts to obtain the NRT Stockholder Approval. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, NRT shall hold the NRT Stockholder Meeting regardless of whether the NRT Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger. Notwithstanding the foregoing, (x) nothing contained in this Agreement shall prevent NRT or the NRT Board from taking and disclosing to the holders of the NRT Common Stock and the NRT Preferred Stock a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to stockholders with regard to an NRT Acquisition Proposal and (y) any “stop-look-and-listen” communication by NRT or the NRT Board to the holders of the NRT Common Stock and the NRT Preferred Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of NRT) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Company of, all or a portion of the NRT Board’s recommendation that the holders of the NRT Common Stock and the NRT Preferred Stock approve the REIT Merger.

(c) NRT, as sole general partner of NRT OP, acting through the NRT Board, shall, in accordance with applicable Law and Article 14 of the NRT OP Limited Partnership Agreement, propose to adopt the Amended NRT OP Limited Partnership Agreement, and shall call a meeting of the holders of the NRT OP Units (the “NRT OP Unitholder’s Meeting”) to vote thereon. NRT shall (a) duly call, give notice of, convene and hold the NRT OP Unitholder’s Meeting, as promptly as reasonably practicable after the date that the NRT OP Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the NRT Board’s duties under applicable Law, (i) include in the NRT OP Proxy Statement the recommendation of the NRT Board that the holders of the NRT OP Units approve the Amended NRT OP Limited Partnership Agreement and (ii) use its reasonable efforts to obtain the approval of the holders of the NRT OP Units. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, NRT shall hold the NRT OP Unitholder’s Meeting regardless of whether the NRT Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger.

Section 7.02.  Registration Statement; REIT Merger Proxy Statement.

(a) As promptly as practicable following the date hereof, the Company and NRT shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to holders of Company Common Shares at the Company Shareholder Meeting and to holders of NRT Common Stock at the NRT Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “REIT Merger Proxy Statement”), and the Company shall prepare and file with the SEC the Registration Statement (of which the REIT Merger Proxy Statement will be a part). NRT and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the REIT Merger. All correspondence and communications to the SEC made by the Company or NRT with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company shall be provided to NRT at the time of submission to the SEC. The Company and NRT shall use their reasonable best efforts to cause the REIT Merger Proxy Statement to be mailed to the holders of the Company Common Shares, and NRT Common Stock and NRT Preferred Stock, as applicable, as promptly as practicable after filing the REIT Merger Proxy Statement with the SEC and receiving clearance from the SEC with respect to such REIT Merger Proxy Statement.

(b) NRT and the Company shall make all necessary filings with respect to the REIT Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Shares issuable in connection with the REIT Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the REIT Merger Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the REIT Merger Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the REIT Merger Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby.

(c) If at any time prior to the Effective Time, any information relating to NRT or the Company, or any of their respective Affiliates, officers or directors, should be discovered by NRT or the Company that should be set forth in an amendment or supplement to the Registration Statement or the REIT Merger Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the holders of Company Common Shares and NRT Common Stock.

Section 7.03.  NRT OP Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, NRT shall prepare, with the cooperation of the Company, in accordance with the rules and regulations of the SEC and file with the SEC the NRT OP Proxy Statement in preliminary form, and NRT, after consultation with the Company, shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. NRT shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the NRT OP Proxy Statement or for additional information and shall supply the Company with copies of all correspondence between NRT or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the NRT OP Proxy Statement. NRT shall give the Company and its counsel the opportunity to review the NRT OP Proxy Statement prior to its being filed with the SEC and shall give the Company and its counsel the opportunity to review all amendments and supplements to the NRT OP Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. NRT shall not mail the NRT OP Proxy Statement, or any amendment or supplement thereto, to which the Company reasonably objects. NRT shall use its reasonable best efforts to cause the NRT OP Proxy Statement to be mailed to the holders of the NRT OP Units, as applicable, as promptly as practicable after filing the NRT OP Proxy Statement with the SEC and receiving clearance from the SEC with respect to such NRT OP Proxy Statement.

(b) The Company shall furnish all pertinent information about itself, its business and operations, and its owners pursuant to this Agreement as is necessary in connection with the preparation of the NRT OP Proxy Statement. The Company agrees to correct promptly any information provided by it for use in the NRT OP Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company represents and warrants that none of the information supplied by it or its Affiliates specifically for inclusion or incorporation by reference in the NRT OP Proxy Statement will, at the respective times filed with the SEC or as of the date it or any amendment or supplement thereto is mailed to the holders of the NRT OP Units and at the time of the NRT OP Unitholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.04.  NRT Advisor Voting.

At the NRT Stockholder Meeting, NKT Advisors LLC (“NRT Advisor”) shall cast all votes with respect to shares of NRT Preferred Stock in proportion to the directives (the “NRT OP Direction Votes”) that NRT Advisor receives from the holders of the NRT OP Units (other than NRT) in accordance with the terms of the Advisory Agreement.

Section 7.05.  Access to Information; Confidentiality.

(a) From the date hereof to the Closing and in compliance with applicable Laws, NRT shall, and shall cause the NRT Advisor and each of their respective Subsidiaries to, afford representatives of the Company, following notice from the Company to NRT in accordance with this Section 7.05(a), reasonable access during normal business hours to all the properties, offices and other facilities, books and records of NRT and each NRT Subsidiary, and all other financial, operating and other data and information as the Company may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its representatives shall (i) contact or have any discussions with any of NRT’s employees, agents, or representatives, unless in each case the Company obtains the prior written consent of NRT, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of NRT or its Subsidiaries, unless in each case the Company obtains the prior written consent of NRT, which shall not be unreasonably withheld or delayed (but may be subject to NRT having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenants/subtenants, or licensees or franchisees, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without NRT’s prior written consent. The Company shall schedule and coordinate all inspections with NRT and shall give NRT at least three Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct. NRT shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither NRT nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of NRT or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b) From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford representatives of NRT, following notice from NRT to the Company in accordance with this Section 7.05(b), reasonable access during normal business hours to all the properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and all other financial, operating and other data and information as NRT may reasonably request. Notwithstanding the foregoing, neither NRT nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case NRT obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case NRT obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed (but may be subject to the Company having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenants/subtenants, or licensees or franchisees, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. NRT shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that NRT or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(c) All information obtained by the Company or NRT pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated April 12, 2006 (the “Confidentiality Agreement”), between NRT and the Company.

Section 7.06.  No Solicitation of Transactions.

(a) Neither the Company nor any Company Subsidiary shall, directly or indirectly, through any officer, director, trustee, agent or otherwise, (i) solicit, or initiate the submission of, any Company Acquisition Proposal; or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with respect to any Company Acquisition Proposal, except to the extent that (A) such Company Acquisition Proposal was unsolicited and the Company Board shall have determined in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to result in a Company Superior Proposal and (B) the Company Board determines in good faith that failure to participate in such negotiations, furnish information or otherwise cooperate would be reasonably likely to be inconsistent with the Company Board’s duties under applicable Law.

(b) The Company shall, and shall direct or cause its directors, trustees, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be currently ongoing with respect to any Company Acquisition Proposal.

(c) Neither NRT nor any NRT Subsidiary shall, directly or indirectly, through any officer, director, trustee, agent or otherwise, (i) solicit, or initiate the submission of, any NRT Acquisition Proposal or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with respect to any NRT Acquisition Proposal, except to the extent that (A) such NRT Acquisition Proposal was unsolicited and the NRT Board shall have determined in good faith that such NRT Acquisition Proposal constitutes or is reasonably likely to result in a NRT Superior Proposal and (B) the NRT Board determines in good faith that failure to participate in such negotiations, furnish information or otherwise cooperate would be reasonably likely to be inconsistent with the NRT Board’s duties under applicable Law.

(d) NRT shall, and shall direct or cause its directors, trustees, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be currently ongoing with respect to any NRT Acquisition Proposal.

Section 7.07.  Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) if at any time required between the date hereof and the Effective Time, promptly make its respective filings, and thereafter make any other required submissions, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to the REIT Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the REIT Merger, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the REIT Merger and to fulfill the conditions to the Closing. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, each of the parties hereto shall use all reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the REIT Merger. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the REIT Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.08.  Public Announcements.

NRT and the Company agree that no public release or announcement concerning the REIT Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.09.  Indemnification.

(a) Without limiting any additional rights that any employee, officer, director, trustee or other fiduciary may have under any employment or indemnification agreement in effect on the date hereof or under the NRT OP Limited Partnership Agreement, the NRT Articles, the NRT By-laws, the Advisory Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any NRT Subsidiary, from and after the Effective Time, the Surviving Entity shall (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Effective Time will be serving as a trustee, director or executive officer of NRT, NRT OP, the NRT Advisor or their respective Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by NRT or any of its Subsidiaries (collectively, the “NRT Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the NRT Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any properly documented Expenses incurred in defending, serving as a witness with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the NRT Indemnified Party of any Expenses incurred by such NRT Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement; provided that such NRT Indemnified Party provides an undertaking to the Company to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final and not appealable) that such NRT Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a trustee, director, executive officer or other fiduciary of the Company, NRT OP or their respective Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.09(a), the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any NRT Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such NRT Indemnified Party’s duties or service as a director, officer, trustee or fiduciary of NRT, NRT OP, the NRT Advisor, any of their respective Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by NRT or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in (including on appeal), or preparing to investigate, defend, be a witness in any Claim for which indemnification is authorized pursuant to this Section 7.09(a), including any Action relating to a claim for indemnification or advancement brought by a NRT Indemnified Party. The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such NRT Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such NRT Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such NRT Indemnified Party otherwise consents thereto. No NRT Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such NRT Indemnified Party without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall have the right to defend each NRT Indemnified Party in any action which may give rise to the payment of indemnification hereunder; provided, however, that the Company shall notify such NRT Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such action. Notwithstanding the immediately preceding sentence, if in an action to which a NRT Indemnified Party is a party and which is indemnifiable hereunder, (I) such NRT Indemnified Party reasonably concludes, upon advice of counsel, that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants defended by the Company in such action, (II) a conflict of interest or potential conflict of interest exists between such NRT Indemnified Party and the Company, or (III) if the Company fails to assume the defense of such action in a timely manner, such NRT Indemnified Party shall be entitled to be represented by separate legal counsel of such NRT Indemnified Party’s choice at the expense of the Company.

(b) Without limiting the foregoing, for current or former directors, trustees, officers, employees or other fiduciaries of NRT, NRT OP, the NRT Advisor or any of their respective Subsidiaries the Company agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of such directors, trustees, officers, employees or other fiduciaries, as provided in the NRT Articles, NRT By-laws, NRT OP Limited Partnership Agreement and the Advisory Agreement (or, as applicable, the charter, by-laws, partnership agreement or other organizational documents of any of the NRT Subsidiaries) and indemnification agreements of NRT, NRT OP, the NRT Advisor or any of their respective Subsidiaries identified in Section 7.09(b) of the NRT Disclosure Schedule shall be assumed by the Surviving Entity in the REIT Merger, without further action, at the Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms.

(c) The Surviving Entity shall maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by NRT and NRT OP with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time. The provisions of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Entity for purposes of this Section 7.09, which policies provide such directors, trustees and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) In no event shall any NRT Indemnified party be entitled to indemnification or exculpation hereunder, taking into account any other amounts received by such NRT Indemnified party relating to any other indemnification rights of such NRT Party, in excess of actual costs incurred in connection with any Claim and the Expenses related thereto.

(e) If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any

Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 7.09.

(f) The provisions of this Section 7.09 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.09 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 7.10.  Employee Benefit Matters.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Company or any subsidiary of Company (collectively, the “Company Benefit Plans”) in which any director, trustee, officer, employee or independent contractor of NRT, any NRT Subsidiary or NRT Advisor (the “NRT Employees”) will participate after the Effective Time, the Company shall, or shall cause the Surviving Entity to, recognize all service of the NRT Employees with NRT, an NRT Subsidiary or NRT Advisor, as the case may be, for purposes of vacation and severance and participation, but not for purposes of benefit accrual, in any such Company Benefit Plan (except to the extent necessary to prevent duplication of benefits). In addition, the Company shall or shall cause the Surviving Entity to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the NRT Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the NRT Employees immediately prior to the Effective Time and (ii) subject to the consent of the insurance carriers for the Company Benefit Plans, provide each NRT Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Effective Time.

(b) Except as otherwise provided in this Agreement, from and after the Effective Time, the Company shall cause the Surviving Entity to assume and honor in accordance with their terms the employment, severance and termination plans and agreements (including change in control provisions) of employees or independent contractors of NRT and its Subsidiaries set forth on Section 7.10(b) of the NRT Disclosure Schedule, and NRT shall deliver to the Company at the Closing an instrument of assignment of such agreements executed by NRT and its Subsidiaries, as applicable.

(c) From and after the Effective Time, for each NRT Employee who remains an employee of the Surviving Entity (each a “Transferred NRT Employee”), the Company shall, or shall cause the Surviving Entity to, maintain compensation and benefits (including, without limitation, group health, life, disability, bonus, and severance plans) that are comparable in the aggregate to those provided to similarly situated employees of the Company or the Surviving Entity; provided that nothing in this Section 7.10 shall limit the right of the Company or the Surviving Entity to amend or terminate any such compensation and benefits at any time.

(d) Assuming that NRT delivers to the Company the NRT Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the board of trustees of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the NRT Insiders (as hereinafter defined) of Company Common Shares in exchange for shares of NRT Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the NRT Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “NRT Section 16 Information” shall mean information accurate in all material respects regarding NRT Insiders, the number of shares of NRT Common Stock held by each such NRT Insider and expected to be exchanged for Company Common Shares in the REIT Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “NRT Insiders” shall mean those officers and directors of NRT who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the NRT Section 16 information.

(e) If requested by the Company at least five days prior to the Effective Time, NRT and the NRT Subsidiaries shall terminate any and all NRT Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. In the event that the Company requests that such 401(k) plan(s) be terminated, NRT shall provide the Company with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of boards of directors of NRT and the NRT Subsidiaries (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(f) NRT shall provide the Company or the Surviving Entity with all information relating to each NRT Transferred Employee as the Company or the Surviving Entity may reasonably require in connection with its employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Company or the Surviving Entity, and such information shall be true and correct in all respects.

(g) Neither NRT, any NRT Subsidiary, nor any officer, director, employee, agent or representative of the NRT or the NRT Subsidiaries shall make any communication to any employees of NRT or the NRT Subsidiaries regarding any compensation or benefits to be provided after the Closing Date without the advance approval of the Company.

(h) No provision of this Agreement shall create any third-party beneficiary rights in any employee of NRT or the NRT Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of NRT or an NRT Subsidiary by the Company or the Surviving Entity or under any benefit plan that the Company or the Surviving Entity may maintain.

Section 7.11.  Transfer Taxes.

NRT and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the holders of the NRT Common Stock, all Transfer Taxes.

Section 7.12.  Compliance with Agreements.

From and after the date hereof, the parties hereto agree to take (and to cooperate with each other in taking) any and all actions necessary to satisfy the comply with the terms, conditions and requirements set forth in each Ancillary Agreement; provided that, prior to the Closing, any such necessary actions shall be taken at such time as the Company, in its discretion, directs.

Section 7.13.  Advisory Agreement Termination.

Simultaneously with the Closing, NRT shall deliver documentation evidencing that the Advisory Agreement, dated as of November 7, 2005, as amended by Amendment No. 1, dated as of May 17, 2006 between NRT, NRT OP and NRT Advisor (the “Advisory Agreement”), shall have been terminated by all parties thereto as of the Effective Time and that the payment referred to in the immediately following sentence is the only payment due to NRT Advisor by virtue of such termination (the “NRT Advisor Termination”). At the Effective Time, NRT OP shall pay a fee of not more than $12,500,000 in lieu of fees required to be paid to NRT Advisor upon termination of the Advisory Agreement. Up to $7,000,000 of such amount shall be in respect of the termination of NRT Advisor’s right to receive base management fees under the Advisory Agreement and up to $5,500,000 of such amount shall be in respect of the termination of NRT Advisor’s right to receive incentive management fees under the Advisory Agreement.

Section 7.14.  Voting Trustee Agreement.

At the Closing, the Company and NRT shall, and NRT shall cause NRT OP to, enter into a Voting Trustee Agreement with NRT Advisor (the “Voting Trustee Agreement”) , in substantially the form attached as Exhibit D hereto, setting forth the voting obligations of NRT Advisor with respect to the Surviving Special Preferred Stock.

Section 7.15.  Lock-Up Agreements.

The parties acknowledge that simultaneously with the Closing, the various lock-up agreements, dated on or about November 1, 2005 between certain holders of NRT OP Units and Company Common Shares on the one hand, and certain underwriters on the other hand, shall be terminated unless such agreements have previously been terminated in accordance with their terms.

Section 7.16.  Amended and Restated Exclusivity Arrangement; Amendment to Acquisition Agreement.

Effective as of the Effective Time, the exclusivity services agreement, dated as of November 7, 2005, between Michael L. Ashner and NRT (the “Exclusivity Agreement”) shall be amended and restated, as set forth as Exhibit E-1 (the “Amended and Restated Exclusivity Agreement”). At the Closing, the Acquisition Agreement, dated as of November 7, 2005 between NRT and Winthrop Realty Trust (the “Acquisition Agreement”) shall be amended, and the Company shall become a party thereto, as set forth as Exhibit E-2 (the “Acquisition Agreement Amendment, Assignment and Assumption”).

Section 7.17.  Employment Agreement.

Simultaneously with the consummation of the REIT Merger:

(a) The Company shall, simultaneously with the consummation of the REIT Merger, enter into an employment agreement with Michael Ashner in substantially the form attached as Exhibit F hereto (the “NRT Executive Employment Agreement”).

(b) NRT shall deliver to the Company copies of the NRT Executive Employment Agreement duly executed by Michael L. Ashner.

Section 7.18.  Registration Rights.

Simultaneously with the Closing, (i) the Company shall assume all of NRT’s obligations under the Registration Rights Agreements, each dated November 7, 2005, between NRT, on the one hand, and Vornado Realty L.P., Apollo Real Estate Investment Fund III, L.P. and Winthrop Realty Trust, respectively, on the other hand (collectively, the “Existing Registration Rights Agreements”), provided that each such counterparty affirmatively agrees in writing, on or prior to the Closing, to the assignment of the Existing Registration Rights Agreements to the Company and the Company’s assumption thereof, (ii) the Company shall enter into a registration rights agreement with Michael L. Ashner and WEM-Brynmawr LLC (“WEM”), on substantially the same terms of the Existing Registration Rights Agreements, with respect to shares of the Company issuable to Michael L. Ashner and WEM upon redemption of NRT OP Units (the “WEM Registration Rights Agreement”).

Section 7.19.  Contribution, Funding Agreement and MLP Guarantee.

(a) The Company shall use commercially reasonable efforts to contribute 100% of its economic interests in the Company Partnerships to NRT OP in exchange for, at the Company’s option, general or limited partnership interests in NRT OP (the “Contributions”) at the Closing, or as soon thereafter as is practicable.

(b) Effective as of the Effective Time, the Company shall enter into and, as general partner of each of the NRT OP and the Company Partnerships, shall cause NRT OP and the Company Partnerships to enter into a Funding Agreement (the “Funding Agreement”) in substantially the form attached as Exhibit I hereto.

(c) Effective as of the Effective Time, the Company shall enter into the MLP Guarantee Agreement.

Section 7.20.  Listing Of Shares.

The Company shall use its reasonable best efforts to cause the Company Common Shares to be issued in the REIT Merger and by the transactions contemplated by this Agreement to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

Section 7.21.  Reorganization.

From and after the date hereof and until the Effective Time, the parties shall use their reasonable best efforts to cause the REIT Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, the Surviving Corporation shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby approve this Agreement as a plan of reorganization.

Section 7.22.  Amended NRT OP Limited Partnership Agreement.

Simultaneously with the Closing, the Company and NRT shall each execute and deliver the Amended NRT OP LP Agreement.

Section 7.23.  Tax Returns.

NRT shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of NRT and its Subsidiaries for any taxable period that ends on or before the Closing Date; provided however, that NRT, prior to filing such Tax Returns, shall provide the Company with copies of such proposed Tax Returns at least 20 days prior to the due date thereof (other than payroll Tax Returns, which shall be provided as soon as possible after the filing thereof). Such Tax Returns shall be prepared consistently with this Agreement and past practice. NRT shall consult in good faith with the Company regarding any comments the Company may have with respect to such Tax Returns and shall reasonably cooperate with any request made by the Company to make any such changes or revisions to such proposed Tax Returns as are reasonably requested by the Company and after the date hereof to obtain Tax books and records, Tax Returns and other information related to Tax of NRT and its Subsidiaries.

Section 7.24.  Transition Services Agreement.

At the Closing, the Surviving Entity and Winthrop Realty Partners, L.P. shall enter into a Transition Services Agreement in substantially the form attached as Exhibit G hereto (the “Transition Services Agreement”), relating to provision of services following the Effective Time.

Section 7.25.  Property Management Agreements.

At or prior to the Effective Time, the Company shall enter into an agreement with Winthrop Management L.P. (the “Property Management Agreement”) providing that for a period of 12 months from the Effective Time (i) all management agreements set forth on Section 7.25 of the NRT Disclosure Schedule shall not be terminated except in accordance with their terms, and (ii) Winthrop Management L.P. or its Affiliate shall be retained as the property manager for all NRT Properties and all properties acquired from and after the Effective Time by the Surviving Entity or any of its Subsidiaries, in all cases for which a property manager is retained all in accordance with a property management agreement on substantially the same terms as the existing property management agreements between NRT, NRT OP or a Subsidiary thereof and Winthrop Management L.P. or its Affiliates and for property management fees in accordance with the provisions of Section 6.2(a) of the Advisory Agreement. After the first anniversary hereof, the Property Management Agreement shall be terminable by the Company without cause upon thirty days notice to Winthrop Management L.P.

Section 7.26.  Ownership Waiver.

Simultaneously with the Closing, the Company shall enter into a waiver agreement (each, a “Waiver Agreement”), in the form attached as Exhibit H hereto, with Apollo Real Estate Investment Fund III, L.P. and Vornado Realty Trust (the “Waiver Parties”).

Section 7.27.  REIT Merger Voting Agreements.

Simultaneously with the execution and delivery of this Agreement, each of Apollo Real Estate Investment Fund III, L.P., AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty, L.P. and Michael Ashner and his affiliates, shall enter into a voting agreement for the benefit of the Company (each, a “REIT Merger Voting Agreement”), pursuant to which such holders shall agree, among other things, to vote, or cause their shares of NRT Common Stock and NRT OP Units, as applicable, to be voted, to approve this Agreement, the REIT Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS

Section 8.01.  Conditions to the Obligations of Each Party.

The obligations of each of the Company and NRT to effect the REIT Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Company Shareholder Approval.   The REIT Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the Maryland REIT Law and the Company Declaration of Trust;

(b) NRT Stockholder Approval.   This Agreement and the REIT Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the NRT Common Stock and the NRT Preferred Stock, in accordance with MGCL and the NRT Articles;

(c) No Order.   No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the REIT Merger illegal or otherwise restricting, preventing or prohibiting consummation of the REIT Merger;

(d) Registration Statement.   The Registration Statement shall have been declared effective by the SEC, and shall be effective at the Effective Time, and the REIT Merger Proxy Statement shall have been cleared by the SEC and no stop order suspending effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Company Common Shares shall have been received; and

(e) Funding Agreement.   NRT OP and the Company Partnerships shall have entered into the Funding Agreement.

Section 8.02.  Conditions to the Obligations of NRT.

The obligations of NRT to consummate the REIT Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.   The representations and warranties of the Company in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

(b) Agreements and Covenants.   The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing;

(c) Officer Certificate.   The Company shall have delivered to NRT a certificate, dated the date of the Closing, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b);

(d) Ancillary Agreements.   Each of the Ancillary Agreements to which the Company is a party shall have been duly executed and delivered by the Company;

(e) [Reserved];

(f) Legal Opinions.   NRT shall have received the opinion dated the Closing Date of Katten Muchin Rosenman LLP, based upon customary exceptions, assumptions, qualifications, certificates and letters dated the Closing Date, to the effect that the REIT Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. The Company shall have received the opinion dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, to the effect that, commencing with its taxable year ended December 31, 1993, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that, the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon representations of the Company set forth in an officer’s certificate);

(g) Board of Trustees.   All necessary corporate action shall have been taken by the Company such that, immediately following the Effective Time, the board of trustees of the Surviving Entity shall be reconstituted as set forth in Section 2.06;

(h) Authorization of Company Common Shares.   The Company shall have validly authorized the Company Common Shares to be issued in connection with the REIT Merger and the transactions contemplated by this Agreement and such shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(i) Consents.   The Company shall have received all permits, authorizations, consents and approvals set forth on Section 8.02(i) of the Company Disclosure Schedule; and

(j) No Material Adverse Effect.   There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

Section 8.03.  Conditions to the Obligations of the Company.

The obligations of the Company to consummate the REIT Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.   The representations and warranties of NRT in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

(b) Agreements and Covenants.   NRT shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing;

(c) Officer Certificate.   NRT shall have delivered to the Company a certificate, dated the date of the Closing, signed by an authorized officer of NRT, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b);

(d) Ancillary Agreements.   Each of the Ancillary Agreements to which NRT or a Subsidiary of NRT is a party shall have been duly executed and delivered by NRT;

(e) NRT OP Approval.   The Amended NRT OP Limited Partnership Agreement shall have been approved and adopted by the requisite vote of the holders of the NRT OP Units;

(f) NRT Executive Employment Agreement.   The NRT Executive Employment Agreement shall have been duly executed and delivered by Michael L. Ashner;

(g) Legal Opinions.   The Company shall have received the opinion dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, based upon customary exceptions, assumptions, qualifications, certificates and letters and dated the Closing Date, to the effect that the REIT Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. NRT shall have received the opinion dated the Closing Date of Katten Muchin Rosenman LLP, to the effect that, commencing with its taxable year ended December 31, 2005, NRT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and NRT’s proposed method of operation will enable NRT to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon representations of NRT set forth in an officer’s certificate);

(h) Consents.   NRT shall have received all permits, authorizations, consents and approvals set forth on Section 8.03(h) of the NRT Disclosure Schedule; and

(i) No Material Adverse Effect.   There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to NRT.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01.  Termination.

This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of NRT and the Company;

(b) by either the Company or NRT by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting the REIT Merger, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the REIT Merger;

(c) prior to the Closing, by written notice to the Company from NRT, if the conditions specified in Sections 8.02(a) or (b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to the earlier of ( x) the Drop Dead Date and ( y) sixty days, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to NRT if NRT’s action or failure to act has been a principal cause of or resulted in the failure of the REIT Merger to be consummated on or prior to such date.

(d) prior to the Closing, by written notice to NRT from the Company, if the conditions specified in Sections 8.03(a) or (b) would not be satisfied at the Closing (a “Terminating NRT Breach”), except that, if such Terminating NRT Breach is curable by NRT through the exercise of its commercially reasonable efforts, then, for a period of up to the earlier of (x) the Drop Dead Date and (y) sixty days, but only as long as NRT continues to exercise such commercially reasonable efforts to cure such Terminating NRT Breach (the “NRT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating NRT Breach is not cured within the NRT Cure Period; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to the Company if the Company’s action or failure to act has been a principal cause of or resulted in the failure of the REIT Merger to be consummated on or prior to such date.

(e) by either the Company or NRT, if either the Company Shareholder Approval or the NRT Stockholder Approval is not obtained at the Company Shareholder Meeting or the NRT Stockholder Meeting;

(f) by NRT if the Company Board shall have (i) publicly withdrawn or modified in a manner materially adverse to NRT its recommendation of the REIT Merger, or (ii) publicly recommended or approved any Company Acquisition Proposal other than that contemplated by this Agreement;

(g) by the Company if the NRT Board shall have (i) publicly withdrawn or modified in a manner materially adverse to the Company its recommendation of the REIT Merger, or (ii) publicly recommended or approved any NRT Acquisition Proposal other than that contemplated by this Agreement;

(h) by the Company if, prior to obtaining the Company Shareholder Approval at the Company Shareholder Meeting, the Company Board determines in good faith (i) to accept a Company Superior Proposal and (ii) that failure to terminate this Agreement would reasonably be likely to be inconsistent with its duties under applicable Law;

(i) by NRT if, prior to obtaining the NRT Stockholder Approval at the NRT Stockholder Meeting, the NRT Board determines in good faith (i) to accept a NRT Superior Proposal and (ii) that failure to terminate this Agreement would reasonably be likely to be inconsistent with its duties under applicable Law; or

(j) by the Company or NRT, if the REIT Merger shall not have been consummated on or prior to January 31, 2007 (the “Drop Dead Date”).

Section 9.02.  Effect of Termination.

In the event of termination of this Agreement and abandonment of the REIT Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, trustees, subsidiaries or partners, as applicable, to this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any material breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 7.05(c), Section 7.08, Section 9.03, Section 10.07, Section 10.08 and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

Section 9.03.  Fees and Expenses.

(a) Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated; provided, however, that each of NRT and the Company shall pay one-half of the expenses related to printing, filing and mailing the REIT Merger Proxy Statement (and any amendments or supplements thereto), the NRT OP Proxy Statement and all SEC and other regulatory filing fees (if any) incurred in connection with the REIT Merger Proxy Statement.

(b) If this Agreement is terminated pursuant to Section 9.01(e) because one of the parties failed to obtain approval of their shareholders, then the party that failed to get shareholder approval shall promptly pay to the other party the lesser of (i) such party’s actual transaction expenses of such party and (ii) $5,000,000 (such lesser amount the “Non-Approval Expense Fee”). If the party that failed to obtain shareholder approval enters into a definitive agreement with respect to a Company Acquisition Proposal or NRT Acquisition Proposal, as applicable, within six months following the termination of this Agreement pursuant to Section 9.01(e), then upon signing of such definitive agreement such party shall pay the other party an amount equal to the difference between $25,000,000 (the “Break-up Fee”) and the amount of the Non-Approval Expense Fee previously paid. If this Agreement is terminated by NRT pursuant to Section 9.01(c) or Section 9.01(f), then the Company shall promptly pay to NRT the lesser of (i) NRT’s actual transaction expenses and (ii) $5,000,000 (such lesser amount the “NRT Expense Fee”), and if within six months following such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, then, upon the signing of such definitive agreement, the Company shall pay to NRT an amount equal to the difference between the Break-Up Fee and the amount of the NRT Expense Fee previously paid. If this Agreement is terminated by the Company pursuant to Section 9.01(d) or Section 9.01(g), then NRT shall promptly pay to the Company the lesser of (i) the Company’s actual transaction expenses and (ii) $5,000,000 (such lesser amount the “Company Expense Fee”), and if within six months following such termination, NRT enters into a definitive agreement with respect to an NRT Acquisition Proposal, then upon the signing of such definitive agreement, NRT shall pay to the Company an amount equal to the difference between the Break-Up Fee and the amount of the Company Expense Fee previously paid. If this Agreement is terminated by the Company pursuant to Section 9.01(h), then, upon termination of this Agreement, the Company shall pay to NRT an amount equal to the Break-Up Fee. If this Agreement is terminated by NRT pursuant to Section 9.01(i), then, upon termination of this Agreement, NRT shall pay to the Company an amount equal to the Break-Up Fee. For purposes of this Section 9.03(b), if a Company Acquisition Proposal or NRT Acquisition Proposal is consummated without a definitive agreement having been executed, the “definitive agreement” shall be deemed to have been entered into upon consummation of the transaction resulting from such Company Acquisition Proposal or NRT Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, NRT and the Company expressly acknowledge and agree that, with respect to any termination that triggers the payment of the Non-Approval Expense Fee (together with any subsequent Break-Up Fee required to be paid, if any) or the Break-up Fee, such payments shall constitute liquidated damages with respect to any claim for damages or any other claim which NRT or Company, as applicable, would otherwise be entitled to assert against the party making such payment or any of its Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to NRT and the Company and the Subsidiaries of each. The parties hereto expressly acknowledge and agree that, with respect to any termination that triggers solely the payment of the NRT Expense Fee or the Company Expense Fee, the NRT Expense Fee or the Company Expense Fee alone shall not constitute liquidated damages with respect to any claim for damages or any other claim which NRT or the Company, as applicable, would be entitled to assert against the party paying such NRT Expense Fee or Company Expense Fee or any of its Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall not constitute the sole and exclusive remedy available to NRT and the Company.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.  Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.01.

Section 10.02.  Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to NRT:

Newkirk Realty Trust
7 Bulfinch Place
Suite 500
P.O. Box 9507
Boston, MA 02114
Fax No: (617) 742-4643
Attn: Carolyn Tiffany

with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Fax No: (212) 940-8776

Attention:	Mark I. Fisher, Esq. Elliot Press, Esq.

if to the Company:

Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Fax: (212) 594-6600

Attention:	T. Wilson Eglin Joseph S. Bonventre

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Fax No.: (212) 319-4090

Attention:	Mark Schonberger, Esq. William F. Schwitter, Esq.

Section 10.03.  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.04.  Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective boards of directors or trustees (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the REIT Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05.  Entire Agreement; Assignment.

This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 7.05(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity).

Section 10.06.  Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Sections 3.01 and 9.03(b) (subject to the limitations set forth in Section 9.03(c)) with respect to the holders of the NRT Common Stock, Section 9.03(b) with respect to the holders of Company Common Shares and Section 7.09 with respect to the NRT Indemnified Parties, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, the third-party beneficiary rights of the holders of the NRT Common Stock under Sections 3.01 and 9.03(b) and the holders of Company Common Shares with respect to Section 9.03(b), shall be conferred upon the execution and delivery of this Agreement.

Section 10.07.  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.08.  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that to the extent required by the Laws of the State of Maryland, the REIT Merger shall be governed by, and construed in accordance with, the Laws of the State of Maryland regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York or Maryland (as applicable) state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York or Maryland (as applicable) state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 10.09.  Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

Section 10.10.  Headings.

The descriptive headings contained in this Agreement are included For convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11.  Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12.  Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWKIRK REALTY TRUST, INC.

By:	/s/ Michael Ashner
Name: Michael Ashner
Title: Chief Executive Officer

LEXINGTON CORPORATE PROPERTIES TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: Chief Executive Officer

Exhibit B-1

Initial Officers of the Company

Name	Title

Michael L. Ashner	Executive Chairman and Director of Strategic Acquisitions
E. Robert Roskind	Co-Vice Chairman
Richard J. Rouse	Co-Vice Chairman and Chief Investment Officer
T. Wilson Eglin	Chief Executive Officer, President and Chief Operating Officer
Patrick Carroll	Executive Vice President, Chief Financial Officer and Treasurer
John B. Vander Zwaag	Executive Vice President
Lara Sweeney Johnson	Executive Vice President — Strategic Acquisitions Group
Brendan P. Mullinix	Senior Vice President
Natasha Roberts	Senior Vice President and Director of Acquisitions
Joseph S. Bonventre	Vice President, General Counsel and Assistant Secretary
Paul R. Wood	Vice President, Chief Accounting Officer and Secretary

Exhibit B-2

Initial Members of Committees of the Board of Trustees

Compensation Committee

Lynch (chair)
Borruso
Grosfeld

Audit Committee

Borruso (chair)
Lynch
Dorhmann

Nominating and Governance Committee

Frary (chair)
Dohrmann
Grosfeld

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of September 11, 2006 (“Amendment No. 1”), to the AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2006 (the “Merger Agreement”), by and among Lexington Corporate Properties Trust (the “Company”) and Newkirk Realty Trust, Inc. (“NRT”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

The Company and NRT wish to amend the Merger Agreement pursuant to the terms hereof.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

AMENDMENTS

1.1 Section 9.01.  Section 9.01(j) of the Merger Agreement is hereby amended by replacing the date “January 31, 2007” with the date “March 31, 2007.”

1.2 Section 7.22.  Section 7.22 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Section 7.22  Amended NRT OP Limited Partnership Agreement.

(a) Simultaneously with the Closing, the Company and NRT shall each execute and deliver the Amended NRT OP LP Agreement.

(b) The parties acknowledge that NRT has an obligation to file the registration statement referenced in Section 8.5.B. of the Amended NRT OP LP Agreement (the “NRT OP Registration Statement”). In order for the NRT OP Registration Statement to be timely filed (i.e. no later than November 21, 2006), the parties acknowledge that its preparation may need to commence prior to the Effective Time.

If the Effective Time of the Merger occurs on or before November 7, 2006, the Company shall prepare and file the NRT OP Registration Statement on or prior to November 21, 2006. If the Effective Time of the Merger has not occurred by October 25, 2006, NRT shall prepare and deliver to the Company on or before November 1, 2006 a draft of the NRT OP Registration Statement (together with all required exhibits) in form substantially ready to be filed with the SEC. If the Effective Time of the Merger occurs on or after November 7, 2006 but before November 21, 2006, the Company shall finalize the draft NRT OP Registration Statement and file same on or prior to November 21, 2006, unless previously filed by NRT, which NRT may do in its sole and absolute discretion. If the Effective Time occurs after November 21, 2006, the Company shall have no obligation to file the NRT OP Registration Statement. The parties agree to cooperate and use their reasonable judgment in determining which party shall be responsible for the filing of the NRT OP Registration Statement during the period between November 7 and November 21, 2006, if the Effective Time has not occurred by November 7, 2006.”

1.3 Exhibit C.  Exhibit C to the Merger Agreement is hereby amended as follows:

(a) Section 8.5.A. of the Amended NRT OP LP Agreement is hereby amended by adding a new sentence at the end thereof as follows:

“For purpose of this Section 8.5.A. only, the term “Majority-in-Interest of the Limited Partners” shall not include any Partnership Units held by LXP or LXP LP.”

(b) Section 8.5.B. of the Amended NRT OP LP Agreement is hereby amended and restated in its entirety as follows:

“B. In order to facilitate the sale of REIT Shares issued in exchange for Special Voting Partnership Units pursuant to the terms of Section 8.4 hereof, if not already filed prior to the date hereof, LXP agrees to cause a Registration Statement on Form S-3 to be filed with the SEC on or before November 21, 2006 registering for sale up to the number of REIT Shares issuable upon exchange of the Special Voting Partnership Units.”

(c) Section 13.1.A. of the Amended NRT OP LP Agreement is hereby amended and restated in its entirety as follows:

“A. an event of withdrawal of the General Partner, as defined in the Act, unless (i) at the time of such event there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (and each remaining general partner of the Partnership is hereby authorized to carry on the business of the Partnership in such an event) or (ii) within ninety (90) days after such event, a Majority-in-Interest of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of LXP as the General Partner of the Partnership (and LXP agrees to become a general partner of the Partnership);”

ARTICLE 2

MISCELLANEOUS PROVISIONS

2.1  Authorization.  Each of the Company and NRT is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to perform its obligations under the Merger Agreement, as amended hereby.

2.2  Ratification and Confirmation of the Merger Agreement; No Other Changes.  Except as modified by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Merger Agreement, other than as contemplated herein.

2.3  Effectiveness.  This Amendment shall be effective as of the date hereof.

2.4  Amendment and Modification.  This Amendment No. 1 may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

2.5  Counterparts.  This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

2.6  Facsimile Signature.  This Amendment No. 1 may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and NRT have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEXINGTON CORPORATE PROPERTIES TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin

Title:	Chief Executive Officer

NEWKIRK REALTY TRUST, INC.

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner

Title:	Chief Executive Officer

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of October 13, 2006 (“Amendment No. 2”) to the AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2006, as amended by AMENDMENT NO. 1, dated as of September 11, 2006 (collectively, the “Merger Agreement”), by and among Lexington Corporate Properties Trust (the “Company”) and Newkirk Realty Trust, Inc. (“NRT”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

The Company and NRT wish to amend the Merger Agreement pursuant to the terms hereof.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

AMENDMENTS

1.1 Section 6.01 (b)(iii).   Section 6.01(b(iii)(B)(2) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(2) a one-time distribution of $0.17 per Company Common Share and per common limited partnership interest of each of the Company Partnerships, and”.

1.2 Section 6.01 (b)(iv).  Section 6.01(b(iv)(B)(5) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(5) indebtedness for borrowed money incurred in order for the Company to pay the dividend of $0.17 per Company Common Share and per common limited partnership interest of each of the Company Partnerships set forth in Section 6.01(b)(iii)(B)(2) or”.

1.3 Section 2.05.  Section 2.05 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The closing of the REIT Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after the date (the “Satisfaction Date”) on which all of the conditions set forth in Article VIII (“the Closing Conditions”), other than those Closing Conditions which by their terms are required to be satisfied or waived at the Closing, shall have been satisfied or waived by the party entitled to the benefit of the same and, subject to the foregoing, the Closing shall take place at such time and on a date to be specified by the parties (the “Closing Date”).

Notwithstanding the foregoing, the parties hereby agree to delay the Closing Date to on or about December 29, 2006 (the “Delayed Closing Date”). The following provisions shall apply to such Delayed Closing Date:

(i) from the Satisfaction Date, all exceptions to the consent requirements set forth in Sections 6.01(b) and 6.02(b), other than the provisions set forth in Sections 6.01(b)(ii), 6.01(b)(iii), 6.02(b)(ii), 6.02(b)(iii) and the last paragraph of Sections 6.01(b) and 6.02(b), shall be null and void and all such formerly excepted actions shall thereafter require the consent of the other party (not to be unreasonably withheld or delayed) and

(ii) on the Satisfaction Date, the Company shall deliver to NRT a certificate dated as of the Satisfaction Date, signed by an authorized officer of the Company, certifying that the representations and warranties of the Company in this Agreement that (A) are not made as of a specific date are true and correct in all material respects (without giving effect to any limitation on “materiality” set forth therein) as of the Satisfaction Date and (B) are made as of a specific date that is on or prior to the Satisfaction Date are true and correct (without giving effect to any limitation as to “materiality” set forth therein), as of such date, in each case except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect.

(iii) on the Satisfaction Date, NRT shall deliver to the Company a certificate dated as of the Satisfaction Date, signed by an authorized officer of NRT, certifying that the representations and warranties of NRT in this Agreement that (A) are not made as of a specific date are true and correct in all material respects (without giving effect to any limitation on “materiality” set forth therein) as of the Satisfaction Date and (B) are made as of a specific date that is on or prior to the Satisfaction Date are true and correct (without giving effect to any limitation as to “materiality” set forth therein), as of such date, in each case except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect.

(iv) on the Satisfaction Date, both parties shall deliver all agreements and documents required under Article VIII into escrow for delivery on and as of the Closing Date.

(v) subject to the satisfaction on or prior to the Satisfaction Date of all of the Closing Conditions (other than final delivery of agreements and documents required under Article VIII, which agreements and documents shall be executed and held in escrow for delivery on and as of the Closing Date) as well as delivery of the certificates referred to in (ii) and (iii) above, the Closing Conditions, other than Section 8.01(c), 8.01(d), 8.02(b), 8.02(c) (only with respect to the conditions specified in Section 8.02(b)), 8.03(b) and 8.03(c) (only with respect to the conditions specified in Section 8.03(b)), shall be irrevocably waived with respect to the Delayed Closing Date.

The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, or at such other place as agreed to by the parties hereto. Notwithstanding anything herein to the contrary, the parties may at any time mutually agree in writing to accelerate the Closing Date.

ARTICLE 2

MISCELLANEOUS PROVISIONS

2.1 Authorization.  Each of the Company and NRT is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to perform its obligations under the Merger Agreement, as amended hereby.

2.2 Ratification and Confirmation of the Merger Agreement; No Other Changes.  Except as modified by this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Merger Agreement, other than as contemplated herein.

2.3 Effectiveness.  This Amendment shall be effective as of the date hereof.

2.4 Amendment and Modification.  This Amendment No. 2 may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

2.5 Counterparts.  This Amendment No. 2 may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

2.6 Facsimile Signature.  This Amendment No. 2 may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and NRT have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEXINGTON CORPORATE PROPERTIES TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin

Title:	Chief Executive Officer

NEWKIRK REALTY TRUST, INC.

By:	/s/ Michael L. Ashner
Name: Michael L. Ashner

Title:	Chief Executive Officer

Annex B

~~LEXINGTON CORPORATE PROPERTIES TRUST~~AMENDED AND RESTATED
DECLARATION OF TRUST

~~LEXINGTON CORPORATE PROPERTIES TRUST, a Maryland statutory real estate investment trust, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:~~

FIRST:  The Trust shall be a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”) . The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code); nor shall the Trustees or shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers. The relationship of the shareholders to the Trustees shall be solely that of beneficiaries of the Trust in accordance with the rights conferred upon them by this Declaration.

SECOND:  The name of the trust is “Lexington ~~Corporate Properties~~Realty Trust” and, so far as may be practicable, the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” where used in this Declaration of Trust), except where the context otherwise requires, shall refer to the Trustees collectively but not individually or personally nor to the officers, agents, employees or shareholders of the Trust or of such Trustees. Under circumstances in which the Trustees determine the use of such name is not practicable or under circumstances in which the Trustees are contractually bound to change that name, they may use such other designation or they may adopt another name under which the Trust may hold property or conduct its activities.

THIRD:  (a) The purposes for which the Trust is formed and the business and objects of the Trust are:

To engage in the real estate business (including, without limitation, the ownership, operation and management of properties), and any lawful activities incidental thereto. To engage in any lawful act or activity for which real estate investment trusts may be organized under the applicable laws of the State of Maryland.

(b) The foregoing purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Declaration, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Trust and shall be in addition to and not in limitation of the general powers of real estate investment trusts under the laws of the State of Maryland.

FOURTH:  The ~~present address of the principal office of the Trust in the State of Maryland is 300 Lombard Street, Baltimore, Maryland 21202.~~Trust may have offices, including a principal executive office, at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

FIFTH:  The name and address of the resident agent of the Trust in this State is ~~The Corporation Trust Incorporated, 300 Lombard~~ National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

SIXTH:  (a) The total number of shares of beneficial interest of all classes which the Trust has the authority to issue is ~~340,000,000~~1,000,000,000 shares of beneficial interest (par value $.0001 per share), of which ~~160,000,000~~400,000,000 shares are classified as “Common Stock,” ~~170,000,000~~500,000,000 shares are classified as “Excess Stock” and ~~10,000,000~~100,000,000 shares are classified as “Preferred Stock” (of which 3,160,000 shares are classified as “8.05% Series B Cumulative Redeemable Preferred Stock” (“Series B Preferred Stock ”) ~~and~~, 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock” (“Series C Preferred Shares”) and 1 share is classified as “Special Voting Preferred Stock” (the

“Special Voting Preferred Stock”)). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

(b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Trust:

(1) Each share of Common Stock shall have one vote; and, except as otherwise provided in respect of any other class of shares hereunder classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(2) Subject to the provisions of law and any preferences of any class of shares hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Trust’s shares, may be paid on the Common Stock of the Trust at such time and in such amounts as the Board of Trustees may deem advisable.

(3) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Trust and the amount to which the holders of any class of shares hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Trust shall be entitled, together with the holders of Excess Stock and any other class of shares hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Trust, to share ratably in the remaining net assets of the Trust.

(4) Each share of Common Stock is convertible into Excess Stock as provided in Article NINTH hereof.

(c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Trust:

(1) Number of Shares and Designation.   The Series B Preferred Stock shall be a series of ~~preferred shares of beneficial interest~~Preferred Stock designated as “8.05% Series 13 Cumulative Redeemable Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,160,000.

(2) Definitions.  For the purposes of this Section (c), the following terms shall have the following meanings:

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

~~“Common Stock” shall mean the Common Stock, par value $.0001 per share, of the Trust.~~

~~“Declaration” shall have the meaning set forth in Article FIRST hereof.~~

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on August 15, 2003.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003).

“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

“Equity Stock” shall have the meaning set forth in Article NINTH hereof.

“Event” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Market Price” on any date shall mean, with respect to the Series B Preferred Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Series B Preferred Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as responded by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bids and asked prices reported during the ten days prior to the date in question, the market price of the Series B Preferred Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Original Issue Date” shall mean June 19, 2003.

“Ownership Limit” shall have the meaning set forth in Article NINTH hereof.

“Parity Preferred” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Preferred Dividend Default” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Preferred Trustees” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

~~“Series B Preferred Stock” shall have the meaning set forth in Article FIRST hereof~~.

“Total Dividends” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.

~~“Trust” shall have the meaning set forth in the preamble to these Articles Supplementary~~.

(3) Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to dividends, the holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.05% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock (equivalent to the annual rate of $2.0125 per share of the Series B Preferred Stock). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing August 15, 2003; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial partial dividend payable on the Series B Preferred Stock will be $0.0671 per share. The amount of any dividend payable on the Series B Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series B Preferred Stock for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date.

(b) No dividends on the Series B Preferred Stock shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(d) Except as provided in Section (c)(3)(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than pro rata dividends paid in shares of Common Stock or in shares of any other class or series of Capital Stock ranking on parity with the Series B Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof), unless full cumulative dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(f) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series B Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.

(4) Liquidation Preference.   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock (and of the Excess Stock converted from Series B Preferred Stock, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.

(5) Redemption.

(a) Subject to Section (c)(9), shares of Series B Preferred Stock shall not be redeemable prior to June 19, 2008.

(b) Subject to Section (c)(9), on or after June 19, 2008, the Trust, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust that will not result in a violation of the Ownership Limit. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Trust in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Trust may determine, subject to the provisions of applicable law.

(c) Unless full cumulative dividends on all Series B Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Trust shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock (except by exchange for shares of Capital Stock of the Trust ranking, as to dividends and upon liquidation, junior to the Series B Preferred Stock); except that the Trust may purchase shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock or, subject to certain provisions of ~~the~~this Declaration, the Trust may, under certain circumstances, purchase shares of Series B Preferred Stock owned by a shareholder in excess of the Ownership Limit.

(d) Notice of redemption shall be mailed by the Trust, postage prepaid, as of a date set by the Trust not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series B Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series B Preferred Stock are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(e) Immediately prior to any redemption of the Series B Preferred Stock, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, whether or not declared, unless a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which event, notwithstanding the redemption of the Series B Preferred Stock prior to such Dividend Payment date, (i) each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date; and (ii) each holder of Series B Preferred Stock at the close of business on such redemption date shall be entitled to the dividend payable on such shares alter the end of the Dividend Period to which such Dividend Record Date relates through and including the Redemption Date on the corresponding Dividend Payment Date.

(f) The Series B Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.

(g) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section (c)(5) or otherwise shall be authorized but unissued shares of Series B Preferred Stock until reclassified into another class or series of Capital Stock.

(6) Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section (c)(6).

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series B Preferred Stock (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series B Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. If and when all accumulated dividends shall have been paid on such Series B Preferred Stock and all classes or series of Parity Preferred, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(c) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of’ the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of ~~the~~this Declaration ~~or these Articles Supplementary~~, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series B Preferred Stock), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

(d) The foregoing voting provisions of this Section (c)(6) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(e) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

(7) Conversion.   The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity except as provided in Article NINTH hereof.

(8) Ranking.  In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series B Preferred Stock shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.

(9) Restrictions on Transfer, Acquisition and Redemption of Shares.  The Series B Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of ~~the~~ this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH hereof shall be shares of Series B Preferred Stock, and (iv) the Market Price of the Series B Preferred Stock for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (c)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series B Preferred Stock the applicability of any other term or provision of ~~the~~ this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series B Preferred Stock shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.

(10) Exclusion of Other Rights.   The Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in~~the~~ this Declaration ~~or these Articles Supplementary~~.

(11) Headings of Subdivisions.   The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(12) Severability of Provisions.   If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series B Preferred Stock set forth in ~~the Declaration and these Articles Supplementary~~this Section (c) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth ~~in the Declaration~~herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(13) No Preemptive Rights.   No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.

(d) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series C Preferred Shares of the Trust:

(1) Number of Shares and Designation.   The Series C Preferred Shares shall be a series of ~~preferred shares of beneficial interest~~Preferred Stock designated as “6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,100,000.

(2) Definitions.  For the purposes of this Section (d), the following terms shall have the following meanings:

“105% Trading Price Exception” shall have the meaning set forth in Section (d)(12)(k) of this Article SIXTH.

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section (d)(3)(g) of this Article SIXTH.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Cash Amount” shall have the meaning set forth in Section (d)(6)(d)(5) of this Article SIXTH.

“Cash Settlement Average Period” shall have the meaning set forth in Section (6)(d) of this Article SIXTH.

“Closing Sale Price” shall mean with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the

Trust shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

~~“Common Stock” shall mean the common stock, par value $.0001 per share, of the Trust.~~

“Conversion Date” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Conversion Notice” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Conversion Price” shall mean, as of any day, a per share amount equal to the quotient of the liquidation preference amount of a share of Series C Preferred Shares on that day divided by the Conversion Rate on such day.

“Conversion Rate” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.

“Conversion Retraction Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

“Conversion Right” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.

“Conversion Value” shall mean an amount equal to the product of the applicable Conversion Rate (as adjusted) multiplied by the arithmetic average of the Closing Sale Prices of the Common Stock during the Cash Settlement Averaging Period.

“Current Market Price” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

~~“Declaration” shall have the meaning set forth in Article FIRST hereof.~~

“Distributed Assets” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on February 15, 2005.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2004).

“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

“Dividend Threshold Amounts” shall mean the amounts set forth in the table below; provided, however that the Dividend Threshold Amounts are subject to adjustment under the same circumstances and by the same mechanisms under which the Conversion Rate is subject to adjustment pursuant to Sections (d)(7)(a), (d)(7)(b), (d)(7)(c) and (d)(7)(d) of this Article SIXTH.

$0.36 per common share through and including November 15, 2005

$0.37 per common share from November 16, 2005 thru and including November 15, 2006

$0.38 per common share thereafter

“DTC” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Equity Stock” shall have the meaning set forth in Article ~~EIGHTH~~NINTH hereof.

“Event” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

~~“Excess Stock” shall have the meaning set forth in Article NINTH hereof.~~

“Expiration Time” shall have the meaning set forth in Section (d)(7)(f) of this Article SIXTH.

“Fair Market Value” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

“Fundamental Change” shall have the meaning set forth in Section (d)(12)(j) of this Article SIXTH.

“Fundamental Change Repurchase Date” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Fundamental Change Repurchase Price” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Liquidation Preference Conversion Settlement Election” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

“Nasdaq” shall mean National Association of Securities Dealers Automated Quotation System.

“Non-electing Share” shall have the meaning set forth in Section (d)(8)(c) of this Article SIXTH.

“Notice” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“OP Units” shall mean operating partnership units of Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. not owned by the Trust or any of its consolidated subsidiaries and which by their terms of issuance are exchangeable for shares of Common Stock on a one-to-one basis.

“Original Issue Date” shall mean December 8, 2004.

“Ownership Limit” shall have the meaning set forth in Article NINTH hereof.

“Parity Preferred” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Preferred Dividend Default” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Preferred Trustees” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Public Acquirer Change of Control” shall have the meaning set forth in Section (d)(11)(f) of this Article SIXTH.

“Public Acquirer Common Stock” shall have the meaning set forth in Section (d)(12)(g) of this Article SIXTH.

“Record Date” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

“Reference Period” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Repurchase Right” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Series B Preferred Shares” shall mean the ~~8.05%~~ Series B ~~Cumulative Redeemable~~ Preferred ~~Shares, par value $.0001 per share, of the Trust.~~Stock .

“Settlement Notice Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

~~“Series C Preferred Shares” shall have the meaning set forth in Article FIRST hereof.~~

“Spin-Off” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Total Dividends” shall have the meaning set forth in Section (d)(3) of this Article SIXTH.

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common

Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

~~“Trust” shall have the meaning set forth in the preamble to these Articles Supplementary.~~

“Trust Conversion Option” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“Trust Conversion Option Date” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“Undisrupted Trading Day” shall mean a Trading Day on which trading of shares of Common Stock does not experience any of the following during the one hour period ending at the conclusion of the regular Trading Day:

(a)  ~~(1)~~ any suspension of or limitation imposed on the trading of shares of Common Stock on any United States national or regional securities exchange or association or over-the-counter market;

(b)  ~~(2)~~ any event (other than an event listed in clause (3) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market; or

(c)  ~~(3)~~ any relevant United States national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

(3) Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to dividends, the holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $50.00 liquidation preference per share of the Series C Preferred Shares (equivalent to the annual rate of $3.25 per share of the Series C Preferred Shares). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing February 15, 2004 in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The dividend payable on the Series C Preferred Shares on February 15, 2005 shall be a pro rata dividend from the Original Issue Date to December 31, 2004 in the amount of $0.2167 per share. The amount of any dividend payable on the Series C Preferred Shares for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series C Preferred Shares for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date, which shall be a date determined by the

Board of Trustees that is not more than thirty (30) days nor less than ten (10) days before the Dividend Payment Date.

(b) No dividends on the Series C Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(d) Except as provided in Section (d)(3)(e) below, unless full cumulative dividends on the Series C Preferred Shares for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment, (i) no dividends, other than distributions in kind on the Common Stock or other capital shares ranking junior to the Series C Preferred Shares as to distributions and upon liquidation, shall be declared or paid or set apart for payment and no other dividend or distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock, Series B Preferred Shares or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than pro rata dividends on Series B Preferred Shares or other preferred shares ranking on parity as to distributions with the Series C Preferred Shares) for any period, nor (ii) shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Shares, including without limitation the Series B Preferred Shares, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares, including, without limitation the Series B Preferred Shares, all dividends declared upon the Series C Preferred Shares and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares including, without limitation the Series B Preferred Shares, shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Shares and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

(f) Holders of shares of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series C Preferred Shares as provided herein. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”)

of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Shares shall be in the same proportion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.

(4) Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series C Preferred Shares, the holders of shares of Series C Preferred Shares (and of the Excess Stock converted from Series C Preferred Shares, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, in the distribution of assets, then the holders of the Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.

(5) Voting Rights.

(a) Holders of the Series C Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this Section (d)(5).

(b) Whenever dividends on any shares of Series C Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series C Preferred Shares (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series C Preferred Shares and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner set forth herein, all accumulated dividends are paid on the Series C Preferred Shares, the Series B Preferred Shares and all other Parity Preferred, no such additional trustees shall be so elected. If and when all accumulated dividends shall have been paid on such Series C Preferred Shares and all classes or series of Parity Preferred, the right of the holders of Series C Preferred Shares and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall immediately terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares and Parity Preferred when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(c) So long as any shares of Series C Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Shares and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of ~~the~~ this Declaration ~~or these Articles Supplementary~~, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series C Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series C Preferred Shares), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

(d) The foregoing voting provisions of this Section (d)(5) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Shares are subject to the Company Conversion Option upon proper notice and sufficient Common Stock (or if the Trust has elected to make the settlement in cash, sufficient funds) shall have been deposited in trust to effect such Company Conversion Option.

(e) In any matter in which the Series C Preferred Shares may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference (or two (2) votes per $50.00 of liquidation preference).

(6) Conversion.

(a) Conversion Rights.

(1) Subject to and upon compliance with the provisions of this Section (d)(6), a holder of any share or shares of Series C Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Shares (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 1.8643 shares of Common Stock per $50.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $26.82 per common share (subject to adjustment in accordance with the provisions of Section (d)(7) of this Article SIXTH); provided, however, that the Trust shall have the right to elect to deliver cash or a combination of cash and shares of Common Stock in lieu of shares of Common Stock in accordance with the provisions of this Section (d)(6) ~~of this Article SIXTH~~. Such holder shall surrender to the Trust such Series C Preferred Shares to be converted in accordance with the provisions in ~~paragraph~~ subparagraphs (b) and (c) of this Section (d)(6), as applicable.

(2) In connection with the conversion of any Series C Preferred Shares, no fractional shares of Common Stock will be issued, but the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date. If more than one Series C Preferred Share will be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those Series C Preferred Shares will be computed on the basis of the total number of Series C Preferred Shares so surrendered.

(3) A holder of Series C Preferred Shares is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Shares, and only to the extent the Series C Preferred Shares are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section (d)(6).

(4) The Trust shall, prior to issuance of any Series C Preferred Shares hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all Series C Preferred Shares then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of Common Stock, all such Series C Preferred Shares would be held by a single holder). The Trust covenants that all Common Stock which may be issued upon conversion of Series C Preferred Shares shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section (d)(6)(c) of this Article SIXTH, taxes with respect to the issue thereof. The Trust further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any other automated quotation system, the Trust will, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Shares. Before the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series C Preferred Shares, the Trust shall comply with all applicable federal and state laws and regulations that require action to be taken by the Trust.

(b) Company Conversion Option.

(1) On or after November 16, 2009, the Trust shall have the option to cause all of the outstanding shares of Series C Preferred Shares to be automatically convened into that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted) (“Company Conversion Option”). The Trust may exercise the Company Conversion Option only if the Closing Sale Price equals or exceeds 125% of the Conversion Price of the Series C Preferred Shares for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Trust’s issuance of a press release announcing the Company Conversion Option in accordance with this Section (d).

(2) To exercise the Company Conversion Option right set forth in this Section (d)(6)(b), the Trust must issue a press release for publication on the Dow Jones & Company, Inc. Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section (d)(6)(b)(1) of this Article SIXTH shall have been satisfied, announcing such a Company Conversion Option. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares (“Notice”) (not more than four (4) Trading Days after the date of the press release) of the Company Conversion Option announcing the Trust’s intention to exercise the Company Conversion Option. The Trust shall select a conversion date (the “Company Conversion Option Date”), which date shall be no more than five (5) days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Company Conversion Option shall state, as appropriate: (i) the Company Conversion Option Date; (ii) the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Share; (iii) the number of Series C Preferred Shares to be converted; and (iv) that dividends on the Series C Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

(3) In addition to the Company Conversion Option Right set forth in this Section (d)(6)(b), if there are fewer than 25,000 shares of Series C Preferred Shares outstanding, the Trust shall have the option, at any time on or after November 16, 2009, to cause all of the outstanding shares of the Series C Preferred Shares to be automatically converted into that number of shares of Common Stock equal to $50.00 (the liquidation preference per share of Series C Preferred Shares) divided by the lesser of (i) the then prevailing Conversion Price and (ii) the Current Market Price for the five Trading Day period ending on the second Trading Day immediately prior to the Company Conversion Option Date. The provisions of Section (d)(6)(b) shall apply to the Company Conversion Option Right set forth in this ~~subparagraph~~ Section ( d)(6)(b)(3), provided, however, that (1) the Company Conversion Option Date shall not be less than 15 days nor more than 30 days after the date on which the Trust issues a press release announcing such Company Conversion Option and (2) the press release and notice of Company Conversion Option shall not state the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Shares.

(4) Subject to the terms of Section (d)(6)(b)(8) of this Article SIXTH, upon exercise of the Company Conversion Option and surrender of the Series C Preferred Shares by a holder thereof, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of the Series C Preferred Shares being converted, or a holder’s transferee, will be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2).

(5) Each conversion shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(6) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

(7) In case any Series C Preferred Shares are to be converted pursuant to this Section (d)(6)(b), such holder’s right to voluntarily convert its Series C Preferred Shares shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Company Conversion Option Date.

(8) Notwithstanding any other provision contained herein, in connection with the Trust’s election to exercise the Company Conversion Option under this Section (d)(6)(b), the Trust shall have the right to elect to deliver to holders of shares of Series C Preferred Shares in lieu of shares of Common Stock, an equivalent amount of’ cash or a combination of cash and shares of Common Stock generally in accordance with Section (d)(6)(d) of this Article SIXTH without reference to those provisions applicable solely to a Conversion Right, including, without limitation, Sections (d)(6)(d)(4)(ii) and (d)(6)(d)(4)(iii), which are only applicable to a Conversion Right.

(c) Conversion Right Procedures.

(1) In order to exercise a Conversion Right, a holder of the Series C Preferred Shares may convert any or all of such shares by surrendering to the Trust at its principal office or at the office of the transfer agent of the Trust, as may be designated by the Board of Trustees, the certificate or certificates for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares in accordance with this Section (d)(6)(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of

Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Shares, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series C Preferred Shares.

(2) As promptly as practicable after the surrender of the certificate or certificates for the Series C Preferred Shares as aforesaid, the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, subject to the terms of Section (d)(6)(d) of this Article SIXTH, the Trust shall issue and shall deliver or cause to he issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Shares being converted, or the holder’s transferee, will be entitled, (b) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2) of this Article SIXTH.

(3) Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Shares to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(4) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

(5) If a holder of Series C Preferred Shares has exercised its right to require the Trust to repurchase shares of Series C Preferred Shares in accordance with Section (d)(12) ~~hereof~~ of this Article SIXTH , such holder’s Conversion Rights with respect to the Series C Preferred Shares so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Trust defaults on the payment of the purchase price. If a holder of Series C Preferred Shares has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

(d) Settlement Upon Conversion.

(1) Pursuant to the procedures set forth in this Section (d)(6)(d), upon a conversion, the Trust shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock.

(2) The Trust can elect at any time to obligate itself to satisfy solely in cash the portion of the Conversion Value that is equal to 100% of the liquidation preference amount of shares of Series C Preferred Shares, with any remaining amount of the Conversion Value to be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Trust’s election. If the Trust elects to do so, the Trust shall notify holders of the Series C Preferred Shares at any time that the Trust intends to settle in cash the portion of the Conversion Value that is equal to the liquidation preference amount of shares of Series C Preferred Shares (the “Liquidation Preference Conversion Settlement Election”). This notification, once provided to holders of Series C Preferred Shares, shall be irrevocable and shall apply to future conversions of shares of Series C Preferred Shares even if such shares cease to be convertible but subsequently become convertible again.

(3) Except to the extent the Trust makes a Liquidation Preference Conversion Settlement Election, the Trust shall not be required to notify holders of shares of Series C Preferred Shares of the method for settling the Trust’s conversion obligation relating to the Conversion Value or, if the Trust shall have made a Liquidation Preference Conversion Settlement Election, the excess of the Trust’s conversion obligation relating to the portion of the Conversion Value above the liquidation preference amount, if any, until the shares of Series C Preferred Shares are submitted for conversion.

(4) If the Trust receives a Conversion Notice from a holder of Series C Preferred Shares, the following procedures shall apply:

(i) Settlement of the Trust’s conversion obligation that is equal to 100% of the liquidation preference amount of Series C Preferred Shares shall be according to the Liquidation Preference Conversion Settlement Election, if any, already made.

(ii) The Trust shall provide Notice to any holders of Series C Preferred Shares exercising a Conversion Right, at any time on the date that is three Trading Days following receipt of such holder’s Conversion Notice (the “Settlement Notice Period”), if the Trust elects to settle its conversion obligation in any method other than the issuance solely of shares of Common Stock, and such notice shall set forth the method the Trust chooses to settle its conversion obligation or, if the Trust has made a Liquidation Preference Conversion Settlement Election, the method the Trust chooses to settle the excess of its conversion obligation. In addition, the Trust shall indicate whether settlement of any excess conversion obligation will be solely in shares of Common Stock, solely in cash or a combination of cash and shares of Common Stock. If the Trust elects to settle the conversion obligation in a combination of cash and shares of Common Stock, the Trust shall specify the percentage of the conversion obligation relating to the shares of Series C Preferred Shares surrendered for conversion that the Trust shall pay in cash. Any portion of the Trust’s conversion obligation which the Trust has not decided to settle in cash shall be settled in shares of Common Stock (except that the Trust shall pay cash in lieu of issuing any fractional shares). The Trust shall treat all holders of Series C Preferred Shares converting on the same Trading Day in the same manner. The Trust shall not, however, have any obligation to settle its conversion obligation, except to the extent the Trust has made a Liquidation Preference Conversion Settlement Election, arising on different Trading Days in the same manner.

No Notice shall be required if the Trust is settling its conversion obligation solely in Common Stock (other than cash in lieu of issuing fractional shares).

(iii) If the Trust timely elects to pay cash for any portion of the conversion obligation, the holder of Series C Preferred Shares may retract its Conversion Notice at any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period (the “Conversion Retraction Period”); no such retraction can be made (and a Conversion Notice shall be irrevocable) if the Trust does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares) or if the Trust has previously made a Liquidation Preference Conversion Settlement Election.

(iv) Settlement that is solely in shares of Common Stock of the Trust’s conversion obligation shall occur as soon as practicable, but in any event not more than three Trading Days after the Conversion Date.

(v) Settlement of any portion of the Trust’s conversion obligation, including the portion of the Conversion Value that is equal to 100% of the liquidation preference amount or the excess conversion obligation, in cash or in a combination of cash and shares of Common Stock shall occur on the third Trading Day following the final day of the 20-Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”).

(5) Settlement amounts shall be computed as follows:

(i) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in shares of Common Stock (other than with respect to fractional shares), the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, a number of shares of Common Stock equal to the applicable Conversion Rate (as adjusted).

(ii) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, cash in an amount equal to the Conversion Value.

(iii) If the Trust elects to satisfy the conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and shares of Common Stock, the Trust shall deliver to the holder of Series C Preferred Shares, for Series C Preferred Share:

(A) a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the sum of: (I) the product of $50.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash, plus (II) if greater than zero, the product of (i) the amount of cash that would be paid pursuant to Section (d)(6)(d)(5)(ii) above minus $50.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash; and

(B) a number of shares of Common Stock equal to the difference between: (1) the number of shares that would be issued pursuant to Section (d)(6)(d)(5)(i) above, minus (II) the number of shares equal to the quotient of (i) the cash amount pursuant to Section (d)(6)(d)(5)(iii)(A) above divided by (ii) the arithmetic average of the Closing Sale Prices of shares of Common Stock during the Cash Settlement Averaging Period.

(6) If any Trading Day during a Cash Settlement Averaging Period is not an Undisrupted Trading Day, then determination of the Closing Sales Price for that day shall be delayed until the next Undisrupted Trading Day on which a pricing is not otherwise observed (that is, such day shall not count as one of the 20 Trading Days that constitute the Cash Settlement Averaging Period). If this would result in a price being observed later than the eighth Trading Day after the last of the original 20 Trading Days in the Cash Settlement Averaging Period, then the Board of Trustees shall determine all prices for all delayed and undetermined prices on that eighth Trading Day based on its good faith estimate of the Common Stock’s value on that date.

(e) Payment of Dividends.

(1) Optional Conversion

(i) If a holder of Series C Preferred Shares exercises a Conversion Right, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder will not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Shares, except in those limited circumstances discussed in this Section (d)(6)(e). Except as provided herein, the Trust shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Shares converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

(ii) If the Trust receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Shares on the corresponding Dividend Payment Date.

(iii) If the Trust receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Shares, notwithstanding the conversion of those

Series C Preferred Shares prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

(iv) A holder of Series C Preferred Shares on a Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Shares into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Shares on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Shares.

(v) If the Trust receives a Conversion Notice on or before the close of business on a Dividend Record Date or follow such Dividend Record Date but before the Dividend Payment Date therefore, and the settlement date for any shares of Common Stock to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such Common Stock, such holder shall be entitled to receive such Common Stock dividends upon the next payment date of dividends on the Common Stock as if it were the holder of such Common Stock on such record date.

(2) Company Conversion Option

(i) If the Trust exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the converted shares.

(ii) If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(iii) If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Shares called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(7) Adjustment of Conversion Rate.

(a) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue Common Stock as a dividend or distributions to all or substantially all holders of Common Stock, then the Conversion Rate in effect immediately prior to the close of business on the Record Date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:

(1) the numerator of which shall be the sum of the total number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

(2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section (d)(7)(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have received had such Series C Preferred Share been converted immediately prior to the happening of such event adjusted as a result of such event.

(c) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(1) the numerator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on the date of announcement, plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and

(2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding on the close of business on the date of announcement, plus the number of shares of Common Stock (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of shares of Common Stock (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Stock.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Trustees.

(d) (A) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Trust is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Trust) but excluding (i) dividends or distributions of Common Stock referred to in Section (d)(7)(a) of this Article SIXTH , (ii) any rights or warrants referred to in Section (d)(7)(c), (iii) dividends and distributions paid exclusively in cash referred to in Section (d)(7)(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section (d)(8) applies, (such capital stock, evidence of its indebtedness, other assets or securities being distributed hereinafter in this Section (d)(7)(d) called the “Distributed Assets”), then, in each such case, subject to ~~paragraphs~~subparagraphs (D) and (E) of this Section (d)(7)(d), the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(1) the numerator of which shall be the Current Market Price; and

(2) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Record Date) on such date.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(B) If the Board of Trustees determines the Fair Market Value of any distribution for purposes of this Section (d)(7)(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section (d)(7)(d) to the extent possible, unless the Board of Trustees determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Shares.

(C) In the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Trust’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive Trading Days commencing on and including the sixth Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Oft Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

(D) Rights or warrants distributed by the Trust to all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Trust (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of this Section (d)(7)(d) (and no adjustment to the Conversion Rate under this Section (d)(7)(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section (d)(7)(d):

(1) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such repurchase; and

(2) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(E) For purposes of this Section (d)(7)(d) and Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c), any dividend or distribution to which this Section (d)(7)(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section (d)(7)(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section (d)(7)(c) applies (or any combination thereof), shall be deemed instead to be:

(1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) apply, respectively (and any Conversion Rate adjustment required by this Section (d)(7)(d) with respect to such dividend or distribution. shall then be made), immediately followed by

(2) a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) with respect to such dividend or distribution shall then be made), except:

(i) the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section (d)(7)(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section (d)(7)(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section (d)(7)(c); and

(ii) any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section (d)(8) of this Article SIXTH applies or as part of a distribution referred to in Section (d)(7)(d)) in excess of the “Dividend Threshold Amounts”, then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:

(1) CR1 = CRo x (SP/(SP-DI)) where,

(i) CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;

(ii) CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;

(iii) SP = the average of the Closing Sale price per share of Common Stock over the ten (10) consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and

(iv) DI = the amount in cash per share the Trust distributes to holders of shares of Common Stock that exceeds the Dividend Threshold Amounts (with such Dividend Threshold Amounts appropriately adjusted from time to time as provided in this Section (d)(7)).

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

(f) In case the Trust or any of its subsidiaries purchase shares of Common Stock pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds 10%. of the aggregate market value of the Common Stock on the expiration of such tender offer or exchange offer (the “Expiration Time”), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

(1) the numerator of which shall be the sum of (x) the product of (i) the number of shares of Common Stock and OP Units outstanding (excluding any tendered or exchanged shares) at the Expiration Time and (ii) the Current Market Price of the Common Stock at the Expiration Time, and (y) the Fair Market Value of the aggregate consideration payable to stockholders based on acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered and not withdrawn as of the Expiration Time; and

(2) the denominator of which shall be the product of the number of shares of Common Stock and OP Units outstanding (including any tendered or exchanged shares) at the Expiration Time and the Current Market Price of the Common Stock at the Expiration Time.

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Trust is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Trust does not effect any such purchases or all or a portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such (or such portion of the) tender offer or exchange offer had not been made. If the application of this Section (d)(7)(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section (d)(7)(f).

(g) For purposes of Section (d)(7) of this Article SIXTH, the following terms shall have the meanings indicated:

“Current Market Price” on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date; provided, however, that if:

(1) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event;

(2) the “ex” date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and

(3) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Trustees in a manner consistent with any determination of such value for purposes of Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.

For purposes of any computation under Section (d)(7), if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, when used:

(i) with respect to any issuance or distribution, means the first date on which the Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;

(ii) with respect to any subdivision, split or combination of Common Stock, means the first date on which the Common Stock trade regular way on such exchange or in such market after the time at which such subdivision, split or combination becomes effective; and

(iii) with respect to any tender offer or exchange offer, means the first date on which the Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section (d)(7), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section (d)(7) and to avoid unjust or inequitable results as determined in good faith by the Board of Trustees.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Trustees, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Shares).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Trustees or by statute, contract or otherwise).

(h) The Trust shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f), if the Board of Trustees determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax.

(i) To the extent permitted by law, the Trust may, from time to time, increase the Conversion Rate for a period of at least twenty (20) Trading Days if the Board of Trustees determines that such an increase would be in the Trust’s best interests. Any such determination by Board of Trustees shall be conclusive. The Trust shall give holders of Series C Preferred Shares at least fifteen (15) Trading Days’ notice of any increase in the Conversion Rate.

(j) The Trust will not adjust the Conversion Rate pursuant to this Section (d)(7) to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Trust shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section (d)(7), the Trust shall not adjust the Conversion Rate for any issuance of our shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(k) In the event that at any time, as a result of an adjustment made pursuant to this Section (d)(7), the holder of any Series C Preferred Shares thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Trust other than Common Stock into which the Series C Preferred Shares originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (m) of this Section (d)(7), and any other applicable provisions of Section (d) this Article SIXTH with respect to the Common Stock shall apply on like or similar terms to any such other shares.

(l) To the extent the Trust has a rights plan in effect upon conversion of the Series C Preferred Shares into shares of Common Stock, the holder will receive (except to the extent the Trust settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if the Trust made a distribution referred to in Section (d)(7)(d) above (without regard to any of the exceptions there).

(8) Consolidation or Merger of the Trust.  If any of the following events occurs, namely:

(a) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(b) any merger, consolidation, statutory share exchange or combination of the Trust with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock; or

(c) any sale or conveyance of all or substantially all of the properties and assets of the Trust to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;

the Trust or the successor or purchasing person, as the case may be, shall execute Articles Supplementary, a Certificate of Designation and such other necessary documentation providing that such Series C Preferred Shares shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such holder of Series C Preferred Shares would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Series C Preferred Shares been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“Non Electing Share”), then for the purposes of this Section (d)(8), the kind and amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance for each Non Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non Electing Shares). Such Articles Supplementary, a Certificate of Designation or other necessary documentation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (d) of this Article SIXTH and, to the extent applicable, reflect the other types of adjustments provided for in Section (d)(7). If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a Person other than the successor or purchasing person, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such Articles Supplementary, Certificate of Designation or other necessary documentation shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Shares as the Board of Trustees shall reasonably consider necessary by reason of the foregoing. The Trust shall cause Notice of the execution of such Articles Supplementary, Certificate of Designation or other necessary documentation to be mailed to each holder, at the address of such holder as it appears on the register of the Series C Preferred Shares maintained by the transfer agent, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Articles Supplementary, Certificate of Designation or other necessary documentation. The above provisions of this Section (d)(8) shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. If this Section (d)(8) applies to any event or occurrence, Section (d)(7) shall not apply.

(9) Notice of Adjustment.  Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Shares is required:

(a) the Trust shall forthwith place on file with the transfer agent for the Series C Preferred Shares a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Trust, stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b) a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series C Preferred Shares. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

(10) Notice in Certain Events.  In case of:

(a) a consolidation or merger to which the Trust is a party and for which approval of any holders of Common Stock of the Trust is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) of all or substantially all of the property and assets of the Trust; or

(b) the voluntary or involuntary dissolution, liquidation or winding up of the Trust; or

(c) any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below;

then, in each case, the Trust shall cause to be given, to the holders of the Series C Preferred Shares, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

(x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section (d)(7) of this Article SIXTH, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section (d)(7) of this Article SIXTH is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section (d)(10)(a), Section (d)(10)(b) or Section (d)(10)(c).

(11) Adjustment to Conversion Rate Upon Certain Fundamental Changes.

(a) If and only to the extent a holder of Series C Preferred Shares elects to convert its Series C Preferred Shares in connection with a transaction described in clause (1) of the definition of Fundamental Change (or in connection with a transaction that would have been a fundamental change under such clause (1) but for the application of the 105% Trading Price Exception) that occurs on or prior to November 15, 2014 pursuant to which 10% or more of the consideration for shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash (or other property) or securities that are not traded or scheduled to be traded immediately following such transaction on a United States national or regional securities exchange or the Nasdaq National Market, the Trust shall increase the Conversion Rate for the Series C Preferred Share surrendered for conversion by a number of additional shares (the “Additional Shares”) as set forth in this Section (d)(~~12~~11 ); provided, however, in lieu of the foregoing, the Trust shall have the option to elect to adjust the Conversion Rate so that the shares of Series C Preferred Shares become convertible into shares of Public Acquirer Common Stock in accordance with the provisions of Section (d)(11)(e).

(b) The number of Additional Shares shall be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price paid per share for shares of Common Stock in such Fundamental Change transaction (the “Share Price”). If holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Share Price shall be the cash amount paid per share. If holders of shares of Common Stock receive consideration other than only cash in such Fundamental Change transaction, the Share Price shall be the average of the Closing Sale Prices of shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction.

(c) The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section (d)(7) of this Article SIXTH. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section (d)(7). The following table sets forth the hypothetical Share Price and number of Additional Shares to be issuable per $50.00 liquidation preference of Series C Preferred Shares:

Shares Price (in dollars)

Effective
Date	22.35	25.00	27.50	30.00	32.50	35.00	37.50	40.00	45.00	50.00	55.00	60.00	65.00	70.00	75.00

December 2, 2004	0.373	0.289	0.222	0.171	0.133	0.102	0.081	0.064	0.044	0.032	0.025	0.020	0.017	0.014	0.012
November 15, 2005	0.373	0.289	0.211	0.157	0.117	0.087	0.066	0.053	0.033	0.024	0.018	0.015	0.012	0.010	0.008
November 15, 2006	0.342	0.258	0.191	0.143	0.107	0.081	0.063	0.050	0.035	0.027	0.022	0.019	0.017	0.015	0.013
November 15, 2007	0.362	0.261	0.184	0.130	0.093	0.066	0.049	0.038	0.026	0.021	0.018	0.016	0.014	0.012	0.011
November 15, 2008	0.347	0.245	0.162	0.103	0.062	0.034	0.019	0.010	0.005	0.003	0.002	0.002	0.001	0.001	0.001
November 15, 2009	0.340	0.237	0.153	0.085	0.030	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2010	0.310	0.222	0.145	0.082	0.029	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2011	0.332	0.230	0.147	0.082	0.028	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2012	0.326	0.225	0.143	0.079	0.027	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2013	0.325	0.223	0.141	0.078	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2014	0.304	0.214	0.138	0.077	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

(d) The Share Prices and Additional Share amounts set forth above are based upon a per share Common Stock price of $22.35 on December 2, 2004 and an initial Conversion Price of $26.82. The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

(1) If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;

(2) If the Share Price is in excess of $75.00 per share (subject to adjustment), no Additional Shares will be issuable upon conversion; or

(3) If the Share Price is less than $22.35 per share (subject to adjustment), no Additional Shares will be issuable upon conversion.

(e) Notwithstanding anything contained in Section (d)(11)(d) of this Article SIXTH, in the event of a Public Acquirer Change of Control, in lieu of issuing Additional Shares, the Trust may elect to adjust the Conversion Rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of Series C Preferred Shares shall be entitled to convert their Series C Preferred Shares into a number of shares of Public Acquirer Common Stock by multiplying the Conversion Rate in effect immediately before effective time of the Public Acquirer Change of Control by a fraction:

(1) the numerator of which shall be (i) in the case of a consolidation, merger or statutory share exchange, pursuant to which shares of Common Stock are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by the Board of Trustees) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of shares of Common Stock for the five consecutive Trading Days prior to but excluding the effective date of such Public Acquirer Change of Control; and

(2) the denominator of which shall be the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control.

(f) A “Public Acquirer Change of Control” means any event constituting a Fundamental Change (or that would otherwise constitute a fundamental change but for the application of the 105% Trading Price Exception) that would otherwise obligate the Trust to increase the Conversion Rate and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a United States national or regional securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”).

(g) Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust so elects, holders may convert their Series C Preferred Shares at the adjusted Conversion Rate described in Section (d)(11)(e) of this Article SIXTH but will not be entitled to the increased Conversion Rate described in Sections (d)(11)(a), (d)(11)(b), (d)(11)(c) and (d)(11)(d) of this Article SIXTH. Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust elects to adjust the Conversion Rate and conversion obligation in accordance with the provisions set forth in Section (d)(11)(e), the Trust shall notify holders of Series C Preferred Shares of the Trust’s election in the notice to such holders of such transaction. As set forth in Section (d)(6), and subject to the Trust’s election right under the first paragraph of Section (d)(11)(e), holders may convert their Series C Preferred Shares upon a Public Acquirer Change of Control during the period specified therein. In addition, a holder can also, subject to certain conditions, require the Trust to repurchase all or a portion of our Series C Preferred Shares in accordance with the provisions set forth in Section (d)(12) of this Article SIXTH.

(12) Purchase of Series C Preferred Shares Upon a Fundamental Change.

(a) In the event of a Fundamental Change, a holder of Series C Preferred Shares shall have the right to require the Trust to purchase (the “Repurchase Right”) for cash all or any part of such holder’s Series C Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Series C Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”). Series C Preferred Shares submitted for purchase must be $50.00 liquidation preference or an integral multiple thereof.

(b) On or before the tenth Trading Day after the occurrence of a Fundamental Change, the Trust shall provide to all holders of Series C Preferred Shares and the transfer agent a Notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such Notice shall state:

(i) the events constituting the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a holder may exercise the Repurchase Right;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the transfer agent;

(vii) the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change, as applicable, pursuant to either (A) Sections (d)(11)(a), (b), (c) and (c) or (B) Section (d)(11)(e);

(viii) that Series C Preferred Shares with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(ix) the procedures that a holder must follow to exercise the Repurchase Right.

(c) Simultaneously with providing such Notice, the Trust shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Trust may use at that time and publish such information on its corporate website.

(d) To exercise the Repurchase Right, subject to Section (d)(12)(e) of this Article SIXTH, a holder of the Series C Preferred Shares must deliver, on or before the twentieth Trading Day after the date of the Trust’s delivery of Notice of a Fundamental Change (subject to extension to comply with applicable law), the Series C Preferred Shares to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:

(i) the applicable Fundamental Change Repurchase Date;

(ii) the portion of the liquidation preference of Series C Preferred Shares to be purchased, in integral multiples of $50.00; and

(iii) that the Series C Preferred Shares are to be purchased by the Trust pursuant to this Section (d)(12).

(e) If the Series C Preferred Shares are not in certificated form, a holder’s repurchase notice must comply with applicable Depository Trust Company procedures.

(f) A holder of Series C Preferred Shares may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Trust prior to the close of business on the Trading Day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

(i) the liquidation preference of the withdrawn Series C Preferred Shares, in integral multiples of $50.00;

(ii) if certificated Series C Preferred Shares have been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and

(iii) the liquidation preference, if any, which remains subject to the repurchase notice.

(g) If the Series C Preferred Shares are not in certificated form, a holder’s notice of withdrawal must comply with applicable Depository Trust Company procedures.

(h) The Trust shall be required to purchase the Series C Preferred Shares no later than 35 Trading Days after the date of the Trust’s delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of Fundamental Change, the “Fundamental Change Repurchase Date”). A holder of Series C Preferred Shares shall receive payment of the Fundamental Change Purchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Shares.

(i) If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Shares on the Trading Day following the Fundamental Change Repurchase Date, then:

(1) the Series C Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Share certificate, if applicable, is delivered to the transfer agent); and

(2) all other rights of the holder will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Shares).

(j) A “Fundamental Change” will be deemed to have occurred if any of the following occurs:

(1) The Trust consolidates with or merges with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Trust, in any such event pursuant to a transaction in which the Trust’s outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where the Trust’s outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in the Trust’s jurisdiction of formation), or (b) where (i) the Trust’s outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) the Trust’s shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or

(2) The Trust is liquidated or dissolved or adopt a plan of liquidation or dissolution.

(k) However, notwithstanding the foregoing, a Fundamental Change will not be deemed to have occurred if either:

(1) the Closing Sale Price of the Common Stock for each of at least five (5) Trading Days within (A) the period of ten (10) consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change described in 1 above; or (B) the period of ten (10) consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change described in 2 above, in either case, is at least equal to 105% of the quotient of the liquidation preference of the Series C Preferred Shares divided by the Conversion Rate in effect on each of those five (5) Trading Days (the “105% Trading Price Exception”); or

(2) in the case of a merger or consolidation described in 1 above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the Fundamental Change consists of voting shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Series C Preferred Shares become convertible solely into such shares of common stock, excluding cash payments for fractional shares. For purposes of the foregoing, “voting shares” means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of trustees of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(l) In connection with a Fundamental Change repurchase, the Trust shall comply with all U.S. federal and state securities laws in connection with any offer by the Trust to purchase the Series C Preferred Shares upon a Fundamental Change.

(m) The Trust shall not be required to repurchase the Series C Preferred Shares upon a Fundamental Change if a third party (1) makes an offer to purchase the Series C Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to the Trust to repurchase Series C Preferred Shares upon a Fundamental Change and (2) purchases all of the Series C- Preferred Shares validly delivered and not withdrawn under such offer to purchase Series C Preferred Shares.

(13) Ranking.   In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series C Preferred Shares shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, including without limitation the Series B Preferred Shares, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.

(14) Restrictions on Transfer, Acquisition and Redemption of Shares.   The Series C Preferred Shares, being Equity Stock, ~~is~~are governed by and issued subject to all of the limitations, terms and conditions of ~~the~~this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH ~~of the Declaration~~hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH ~~of the Declaration~~hereof applicable to Equity Stock shall also be applied to the Series C Preferred Shares separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH ~~of the Declaration~~hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of

Article NINTH hereof shall be shares of Series C Preferred Shares, and (iv) the Current Market Price of the Series C Preferred Shares for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (d)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series C Preferred Shares the applicability of any other term or provision of this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series C Preferred Shares shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OP THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.

(15) Exclusion of Other Rights.   The Series C Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in ~~the~~this Declaration ~~and these Articles Supplementary~~.

(16) Headings of Subdivisions.   The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(17) Severability of Provisions.   If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series C Preferred Shares set forth in ~~the~~this Declaration ~~and these Articles Supplementary arc~~are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares set forth in ~~the~~this Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(18) No Preemptive Rights.   No holder of Series C Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.

(e) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Special Voting Preferred Stock of the Trust:

(1) Designation and Number.  A class of Preferred Stock designated as “Special Voting Preferred Stock” is hereby established. The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Trustees which is approved by the affirmative vote of all of the Independent Trustees.

(2) Definitions:  For purposes of this Section (e), the following terms shall have the following meanings:

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees, subject to applicable law, to perform any of its responsibilities with respect to the Special Voting Preferred Stock.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Effective Date” shall mean the date the merger between Newkirk Realty Trust, Inc., a Maryland corporation, and the Trust becomes effective.

“Independent Trustees” shall mean those trustees of the Trust who meet the requirement of “independent” under the rules of the New York Stock Exchange, NASDAQ or other exchange on which the shares of Common Stock (as defined herein) are then listed.

“Operating Partnership” shall mean the Newkirk Master Limited Partnership, a Delaware limited partnership of which a subsidiary of the Trust is the sole general partner, and any successor thereof.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated the Effective Date as the same may be amended from time to time.

“Redemption Date” shall mean the date upon which a Redemption Event occurs.

“Redemption Event” shall mean either of the following: (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which the outstanding Special Voting Partnership Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.

“Special Voting Partnership Units” shall have the meaning set forth in the Partnership Agreement.

“Voting Amount” shall mean 36,000,000, subject to automatic reduction (but not increase) from time to time to the extent Special Voting Partnership Units are redeemed by the Operating Partnership pursuant to Section 8.4A or 8.4B of the Partnership Agreement or are acquired by the Trust pursuant to Section 8.4C of the Partnership Agreement, and subject to further appropriate adjustment as set forth in Section (e)(4)(ii) of this Article SIXTH. As permitted by Article FOURTH hereof and the Maryland REIT Law, the Voting Amount, and therefore the voting power of the Special Voting Preferred Stock, as described in Section (e)(4), are dependent upon the number of outstanding Special Voting Partnership Units from time to time which constitute “facts ascertainable outside of the declaration of trust” of the Trust.

(3) Dividends and Distributions.  Except as set forth in Section (e)(7) of this Article SIXTH, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.

(4) Voting Rights.

(i) With respect to all matters submitted to a vote of the holders of Common Stock, each share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of beneficial interest of the Trust entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of shareholders of the Trust, and, except as expressly set forth in this Section (e)(4), the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary trust action such as a merger, consolidation, dissolution, liquidation or the like.

(ii) If the Trust or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Special Voting Partnership Units, as the case may be, declare a dividend payable in Common Stock or Special Voting Partnership Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately to allow the holders of the Special Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Trust that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.

(iii) Anything herein to the contrary notwithstanding, if the number of shares of Special Voting Preferred Stock is increased and additional shares of Special Voting Preferred Stock are issued, then at any time during which more than one share of Special Voting Preferred Stock is issued and outstanding, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote on any matter, divided by the number of shares of Special Voting Preferred Stock which are issued and outstanding on such date.

(5) Restrictions on Transfer.

(i) No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the share transfer books of the Trust, without the prior approval of the Trust. A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein.

(ii) Notwithstanding any terms or provisions to the contrary contained herein, the Special Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article NINTH hereof.

(6) Reacquired Shares.  Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Trust in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Trustees, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

(7) Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, before any assets of the Trust shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Trust, the Trust shall pay to the holders of shares of Special Voting Preferred Stock, out of assets of the Trust legally available for distribution to its shareholders, the sum of $25.00 per share for each share of Special Voting Preferred Stock held by each such holder. After payment in full to the holders of the Special Voting Preferred Stock of the above-described $25.00 per share liquidation amount, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust.

If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or the proceeds thereof, distributable among the holders of Special Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Special Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Special Voting Preferred Stock and the Common Stock in equal amounts per share.

For the purposes of this Section (e)(7), (i) a consolidation or merger of the Trust with one or more entities, (ii) a sale or transfer of all or substantially all of the Trust’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(8) Redemption.  Upon the occurrence of a Redemption Event, then, concurrent with the Redemption Event, the outstanding shares of Special Voting Preferred Stock shall be redeemed by the Trust out of assets legally available therefor, at a redemption price, payable in cash, equal to $25.00 per share of Special Voting Preferred Stock. From and after the Redemption Date, the outstanding shares of Special Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates evidencing the shares of Special Voting Preferred Stock, if so required).

(9) Rank.

(i) The Special Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank junior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust; (b) junior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank senior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust, including but not limited to the 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Trust and the 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share of the Trust; and (c) on a parity with the Common Stock of the Trust and with all other equity securities issued by the Trust, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Special Voting Preferred Stock of the $25.00 per share liquidation amount described in Section (e)(7) of this Article SIXTH, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust, and such remaining assets of the Trust shall be distributed among the holders of Common Stock and any other classes or series of shares of beneficial interest ranking on a parity with or junior to the Special Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Trust, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Special Voting Preferred Stock shall not be entitled to share therein.

(ii) The Special Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Trust.

(iii) The term “equity securities” does not include convertible debt securities or other debt securities of the Trust which will rank senior to the Special Voting Preferred Stock prior to conversion.

(10) Maturity.  The Special Voting Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section (e)(8) of this Article SIXTH.

(11) Conversion.  The Special Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Trust.

(12) No Preemptive Rights.  No holder of shares of Special Voting Preferred Stock shall have any pre-emptive or preferential right to subscribe for, or to purchase, any additional shares of Capital Stock of the Trust of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

(f) ~~The Board of Trustees hereby classifies 2,000,000 shares of Preferred Stock of the Trust into a single series of Preferred Stock to be designated as “Class A Senior Cumulative Convertible Preferred Stock, par value $.0001 per share,” and classifies 2,000,000 shares of Excess Stock of the Trust into a single series of Excess Preferred Stock to be designated as “Excess Class A Preferred Stock, par value $.0001 per share.” The preferences, conversion or other rights, voting powers~~A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of ~~each such series shall be as~~ the Excess Stock of the Trust is set forth in~~Annex A attached hereto.~~Article NINTH hereof.

(g) Subject to the foregoing, the power of the Board of Trustees to classify and reclassify any of the shares of beneficial interest shall include, without limitation, subject to the provisions of this Declaration, the authority to classify or reclassify any unissued shares of such shares of beneficial interest into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one of more of the following:

(1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Trustees in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Trustees in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized beneficial interest and be subject to classification and reclassification as provided in this subparagraph.

(2) Whether or not shares of such class or series shall have dividend rights and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of shares, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Trustees shall determine.

(5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Trust, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of shares.

(7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any shares of the Trust, or upon any other action of the Trust, including action under this subparagraph, and, if so, the terms and conditions thereof.

(8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Declaration.

(h) For the purposes hereof and of any amendment hereto providing for the classification or reclassification of any shares of beneficial interest or of any other charter document of the Trust (unless otherwise provided in any such articles or document), any class or series of shares of the Trust shall be deemed to rank:

(1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of shares shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

(i)  The legal ownership of the Trust estate and the right to conduct the business of the Trust are vested exclusively in the Trustees and the shareholders shall have no interest therein (other than beneficial interests in the Trust conferred by their shares issued hereunder) and they shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust estate.

(j)  The shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth or provided for in this Declaration. The death, insolvency or incapacity of a shareholder shall not dissolve or terminate the Trust or affect its continuity nor give such shareholder’s legal representative any rights whatsoever, whether against or in respect of other shareholders, the Trustees or the trust estate or otherwise, except the sole right to demand and, subject to the provisions of this Declaration, the By-Laws and any requirements of law, to receive a new certificate for shares registered in the name of such legal representative, in exchange for the certificate held by such shareholder.

SEVENTH:  (a) The business and affairs of the Trust shall be managed under the direction of the Board of Trustees. The number of trustees of the Trust shall be ~~seven~~eleven , which number may be increased or decreased by vote of at least a majority of the entire Board of Trustees pursuant to the By-Laws of the Trust, but shall never be fewer than the minimum number permitted by the ~~General Corporation Laws of the State of~~ Maryland REIT Law now or hereafter in force.

(b) Subject to the rights of the holders of any class of Preferred Stock, if any, then outstanding, vacancies on the Board of Trustees resulting from any increase in the authorized number of trustees, or death, resignation, retirement or other cause shall be filed by a vote of the shareholders or a majority of the trustees then in office. A vacancy on the Board of Trustees resulting from removal of a trustee by the shareholders in accordance with subparagraph (d) of Article SEVENTH shall be filled by a vote of the shareholders. A trustee so chosen by the shareholders shall hold office for the balance of the term then remaining. A trustee so chosen by the remaining trustees shall hold office until the next annual meeting of shareholders, at which time the shareholders shall elect a trustee to hold office for the balance of the term then remaining. No decrease in the number of trustees constituting the Board of Trustees shall affect the tenure of office of any trustee.

(c) Whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the Board of Trustees shall consist of said trustees so elected in addition to the number of trustees of fixed as provided above in this Article. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the terms of the trustee or trustees elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(d) Subject to the rights of the holders of any class separately entitled to elect one or more trustees, any trustee, or the entire Board of Trustees, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election for trustees.

(e) The names of the Trustees who will serve until ~~the first annual meeting of the Trust and until~~their successors are elected and qualify are as follows:

Michael L. Ashner
Clifford Broser
William J. Borruso
Geoffrey Dohrmann
T. Wilson Eglin
Richard Frary
Carl D. Glickman

James Grosfeld
Kevin W. Lynch
E. Robert Roskind

Richard J. Rouse
~~T. Wilson Eglin~~
~~Kevin W. Lynch~~
~~Carl D. Glickman~~
~~John D. McGurk~~
~~Seth M. Zachary~~

EIGHTH:  (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Trust and of the trustees and the shareholders:

(1) The Board of Trustees is hereby empowered to authorize the issuance from time to time ~~of shares~~ of its shares of any class, whether now or hereafter authorized, or securities convertible into shares of its shares of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Trustees and without any action by the shareholders.

(2) No holder of any shares or any other securities of the Trust, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares or any other securities of the Trust other than such, if any, as the Board of Trustees, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Trustees, in its sole discretion, may fix; and any shares or other securities which the Board of Trustees may determine to offer for subscription may, as the Board of Trustees in its sole discretion shall determine, be offered to the holders of any class, series or type of shares or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of shares or other securities at the time outstanding.

(3) The Board of Trustees of the Trust shall, consistent with applicable law, have the power, in its sole discretion, to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Trust; to set apart out of any funds of the Trust such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in shares, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the shareholders of record on such dates as it may from time to time determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Trust, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no shareholder shall have any right to inspect any book, account or document of the Trust unless authorized so to do by resolution of the Board of Trustees.

(4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of beneficial interest or of the total number of shares of any class of beneficial interest, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Declaration.

(5) The Trust shall provide any indemnification permitted by the laws of Maryland and shall indemnify trustees, officers, agents and employees as follows: (A) the Trust shall indemnify its trustees and officers, whether serving the Trust or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Trust shall indemnify other employees and agents, whether serving the Trust or at its request any other entity, to such extent as shall be authorized by the Board of Trustees or the Trust’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Trustees may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Declaration shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no trustee or officer of the Trust shall be personally liable to the Trust or its shareholders for money damages. No amendment of this Declaration or repeal of any of its provisions shall limit or eliminate the benefits provided to trustees and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(7) Any written instrument creating an obligation of the Trust shall, to the extent practicable, include a reference to this Declaration and provide that neither the shareholders nor the Trustees nor any officers, employees or agents of the Trust shall be liable thereunder and that all persons shall look solely to the Trust estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the shareholders, any Trustee, or any officer, employee or agent of the Trust liable nor shall the shareholders, any Trustee or any officer, employee or agent of the Trust be liable to any one for such omission.

(8) Any Trustee or officer, employee or agent of the Trust may acquire, own, hold, and dispose of shares in the Trust, for such individual’s account, and may exercise all rights of a shareholder to the same extent and in the same manner as if such individual were not a Trustee or officer, employee or agent of the Trust. Any Trustee or officer, employee or agent of the Trust may, in such individual’s personal capacity or in the capacity of trustee, officer, director, shareholder, partner, member, advisor or employee of any person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the acquisition, syndication, holding, management, development, operation or disposition, for such individual’s own account, or for the account of such person or others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to such person in any capacity other than solely as Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Subject to the provisions of Section (a)(10) below, any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to the Trust, and may receive compensation from such person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder. None of these activities shall be deemed to conflict with such person’s duties and powers as Trustee or officer, employee or agent of the Trust.

(9) Except as otherwise provided by this Declaration, and in the absence of fraud, a contract, act or other transaction between the Trust and any other person in which the Trust is interested, shall be valid, and no Trustee or officer, employee or agent of the Trust shall have any liability as a result of entering into any such contract, act or transaction, even though (a) one or more of the Trustees, or officers, employee or agents of the Trust are directly or indirectly interested in or connected with, or are trustees, partners, directors, employees, officers or agents of, such other person, or (b) one or more of the Trustees or officers, employees or agents of the Trust, individually or jointly with others, is a party or are parties to, or are directly or indirectly interested in or connected with, such contract, act or transaction; provided that in each such case (i) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not so interested or (ii) such interest or connection is disclosed or known to the shareholders, and thereafter such contract, act or transaction is approved by shareholders holding a majority of the shares then outstanding and entitled to vote thereon.

Notwithstanding any other provision of this Declaration, the Trust may engage in a transaction with (a) any Trustee, officer, employee or agent of the Trust (acting in such person’s individual capacity), (b) any director, trustee, partner, officer, employee or agent (acting in such person’s individual capacity) of any investment advisor of the Trust, (c) any investment advisor of the Trust or (d) an Affiliate of any of the foregoing, provided that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees not having any interest in such transaction after a determination by them that such transaction is fair to the Trust and the shareholders.

(10) Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Trust and within the powers of such Trustees or officers, employees or agents. No person dealing with the Trustees or any of them or with the officers, employees or agents of the Trust shall be bound to see to the application of any funds or property passing into their hands or control.

(11) The Trustees and the officers, employees and agents of the Trust may consult with counsel (which may be a firm in which one or more of the Trustees or the officers, employees or agents of the Trust is or are members) and the advice or opinion of such counsel shall be full and complete personal protection to all the Trustees and the officers, employees and agents of the Trust in respect of any action taken or suffered by them in good faith and in reliance on or in accordance with such advice or opinion. In discharging their duties, Trustees or officers, employees or agents of the Trust, when acting in good faith, may rely upon financial statements of the Trust represented to them to fairly present the financial position or results of operations of the Trust by the chief financial officer of the Trust or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position or results of operations of the Trust. The Trustees and the officers, employees and agents of the Trust may rely, and shall be personally protected in acting, upon any instrument or other document believed by them to be genuine.

(12) For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Trust, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Trust, the shareholders must have given timely notice thereof in writing to the Secretary of the Trust in the manner, and containing the information, required by the By-Laws. Shareholder proposals to be presented in connection with a special meeting of shareholders will be presented by the Trust only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.

(b) The Trust reserves the right to amend, alter, change or repeal any provision contained in this Declaration, including any amendments changing the terms or contract rights, as expressly set forth herein, of any of its outstanding shares by classification, reclassification or otherwise, by a majority of the trustees adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual shareholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH or subparagraph (a)(7), this subparagraph (b) or subparagraph (c) of Article EIGHTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).

(c) In furtherance and not in limitation of the powers conferred by statute, the Board of Trustees is expressly authorized to make, alter or repeal the By-Laws of the Trust; provided that any such alteration or repeal by the Board of Trustees shall require the vote of a majority of the Board of Trustees at a meeting held in accordance with the provisions of the By-Laws.

(d) The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Board of Trustees may determine from time to time. The Trustees and Trust officers shall be entitled to receive remuneration for services rendered to the Trust in any other capacity. Subject to Sections (a)(8) and (a)(9) of Article EIGHTH, such services may include, without limitation, services as an officer of the Trust, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee.

~~(e) The right, title and interest of the Trustees and to the trust estate shall also vest in successor and additional Trustees upon their qualification, and they shall thereupon have all the rights and obligations of Trustees whether or not conveyancing documents having been executed and delivered pursuant to this Declaration or otherwise. Appropriate written evidence of the election and qualification of successor and additional Trustees shall be filed with the records of the Trust and in such other offices or places as the Trustees may deem necessary, appropriate or desirable.~~

(f) The Trustees, subject only to the specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the shareholders, full, absolute and exclusive power, control and authority over the Trust estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for carrying out or conducting the business of the Trust. Any construction of this Declaration or any determination made in good faith by the Trustees as to the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of the grant of powers and authority to the Trustees.

(g) The enumeration and definition of particular powers of the Board of Trustees included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Declaration, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Trustees under the ~~General Corporation Laws~~laws of the State of Maryland now or hereafter in force.

NINTH:  (a) (1) For the purposes of this Article NINTH, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Charitable Trust as determined pursuant to subparagraph (b)(5) of this Article NINTH.

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the By-Laws of the Trust.

“Capital Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock, Excess Stock or Preferred Stock, if any.

“Charitable Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Article NINTH.

“Charitable Trustee” shall mean the Trust, acting as trustee for the Charitable Trust, or any successor trustee appointed by the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of

Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock or Preferred Stock.

“Market Price” on any date shall mean, with respect to the Common Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Common Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Ownership Limit” shall mean 9.8% of the value of the outstanding Equity Stock of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such transfer had been valid under subparagraph (a)(2) of this Article NINTH.

“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(2) (A) Except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) from the date hereof and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(3) (A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.

(4) If the Board of Trustees or its designees at any time determine in good faith that a transfer has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Article NINTH shall be void ab initio and automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(5) Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer on the Trust’s status as a REIT.

(6) From the date hereof and prior to the Restriction Termination Date: (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is fewer than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit; and (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(7) Nothing contained in this Article NINTH shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(8) In the case of an ambiguity in the application of any of the provisions of paragraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Trustees shall have the power to determine the application of the provisions of this paragraph (a) with respect to any situation based on the facts known to it.

(9) The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, in each case provided that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit.

(10) Legend.   Each certificate for Equity Stock shall bear the following legend:

The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain exceptions, no Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the value of the outstanding Equity Stock of the Trust; or (2) Beneficially Own Equity Stock that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in ~~this~~the Declaration, as the same may be further amended from time to time, a copy of which including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted for shares of Excess Stock which will be held in trust by the Trust.

(b) (1) Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trust, as Charitable Trustee of a Charitable Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (b)(5) of this Article NINTH. Shares of Excess Stock so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (b)(5) of this Article NINTH. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5) of this Article NINTH.

(2) Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that the shares of Equity Stock have been converted for Excess Stock shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.

(3) Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees of the Trust pursuant to Article SIXTH of this Declaration, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Trust available for distribution to its shareholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and

Excess Stock then outstanding. The Trust, as holder of the Excess Stock in trust or, if the Trust has been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Charitable Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.

(4) The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by the General Corporation Laws of the State of Maryland).

(5) (A) Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Charitable Trust (representing the number of shares of Excess Stock held by the Charitable Trust attributable to a purported transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Charitable Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Charitable Trust, the corresponding shares of Excess Stock in the Charitable Trust shall be automatically converted for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Charitable Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Charitable Trust, the Purported Record Transferee must give advance notice to the Trust of the intended transfer, and the Trust must have waived in writing its purchase rights under subparagraph (b)(6) of this Article NINTH; (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Charitable Trust that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Article NINTH, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Charitable Trust to pay, such excess to the Trust.

(6) Shares of Excess Stock shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the ~~General Trust Laws of the State of~~ Maryland REIT Law , the Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Stock and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Trust does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Article NINTH.

(c) Nothing contained in this Article NINTH or in any other provision of this Declaration shall limit the authority of the Board of Trustees to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(d) If any of the foregoing restrictions on transfer of Excess Stock is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Trustees, to have acted as an agent of the Trust in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Trust.

(e) Nothing in this Article NINTH precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.

TENTH:  (a) The duration of the Trust shall be perpetual. The Trust shall be subject to termination at any time by the vote of the holders of two-thirds of the outstanding shares of Common Stock.

(b) Upon the termination of the Trust:

~~1.~~(1)  the Trust shall carry on no business except for the purpose of winding up its affairs;

~~2.~~(2)  the Trustees shall proceed to wind up the affairs of the Trust and all the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining trust estate to one or more persons at public or private sale (for consideration which may consist in whole or in part of cash, securities or other property of any kind), discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and

~~3.~~(3)  after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining trust estate (in case or in kind or partly each) among the shareholders according to their respective rights.

ELEVENTH:  (a) There shall be an annual meeting of the shareholders, to be held on proper notice at such time ~~and place~~(after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the ~~By-Laws, at which the trustees shall be elected and any other proper business may be conducted. The annual meeting of shareholders shall be held no fewer than 15 days after delivery to the shareholders of the Annual Report (as defined below) and within six (6) months after the end of each fiscal year, commencing with the fiscal year ending December 31, 1997.~~Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Special meetings of the shareholders may only be called by a majority of the trustees. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there shall be no trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

No business shall be transacted by the shareholders at a special meeting other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the trustees (or any duly authorized committee thereof) or (ii) otherwise properly brought before the shareholders by or at the direction of the trustees.

~~(b) Not later than ninety (90) days after the close of each fiscal year of the Trust following the end of fiscal year 1997, the trustees shall mail or deliver a report of the business and operations of the Trust during such fiscal year to the shareholders, which report shall constitute the accounting of the trustees for such fiscal year. Subject to Section 8-401 of the Annotated Code of Maryland, the report (the “Annual Report”) shall be in such form and have such content as the trustees deem proper. The Annual Report shall include a balance sheet, an income statement and a surplus statement, each prepared in accordance with generally accepted accounting principles. Such financial statements shall be certified by an independent public accountant based on a full examination of the books and records of the Trust conducted in accordance with generally accepted auditing procedure. Manually signed copies of the Annual Report and of the auditor’s certificate will be filed with the Maryland Department of Assessments and Taxation. A manually signed copy of the accountant’s report shall be filed with the trustees.~~

(b)  ~~(c)~~ Any notice of meeting or other notice, communication or report to any shareholder shall be deemed duly delivered to such shareholder when such notice, communication or report is deposited, with postage thereon prepaid, in the United States mail, addressed to such shareholder at his address as it appears on the records of the Trust or is delivered in person to such shareholder.

(c)  ~~(d)~~ After termination of the Trust and distribution of the trust estate to the shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and such distribution, a copy of which instrument shall be filed with the ~~Maryland~~State Department of Assessments and Taxation of Maryland , and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder and the rights and interests of all shareholders shall thereupon cease.

(d) ~~(e)~~ This Declaration may be amended (except that the provisions governing the personal liability of the shareholders, Trustees and of the officers, employees and agents of the Trust and the prohibition of assessments upon shareholders may not be amended in any respect that could increase the personal liability of such shareholders, Trustees or officers, employees and agents of the Trust) at a meeting of shareholders by holders of shares representing a majority of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon; provided that any amendment of Article TENTH shall require the approval of holders of shares representing two-thirds (~~23~~2/3 ) of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon. A two-thirds (2/3) majority of the Trustees may, after fifteen (15) days’ written notice to the shareholders, also amend this Declaration without the vote or consent of shareholders if in good faith they deem it necessary to conform this Declaration to the requirements of the REIT Provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing to do so.

(e)  ~~(f)~~ This Declaration is executed and acknowledged by the Trustees with reference to the statutes and laws of the State of Maryland, and the rights of all parties and the construction and effect of every provision hereof shall be subject and construed according to the statutes and laws of such State. ~~To the extent not otherwise provided in this Declaration, the provisions of Titles 1, 2, 3 and 8 of the Corporations and Associations Articles of the Annotated Code of Maryland shall be deemed to apply to the Trust~~In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with this Declaration, the Bylaws or the Maryland REIT Law, to the provisions of the Maryland General Corporation Law.

TWELFTH:  In the event any term, provision, sentence or paragraph of this Declaration of Trust is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Declaration, and the balance of the Declaration shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Declaration. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of this Declaration in any other jurisdiction.

Annex C

LEXINGTON CORPORATE PROPERTIES TRUST

AMENDED AND RESTATED BY-LAWS

ARTICLE I.

SHAREHOLDERS

Section 1.01.  Annual Meeting.   The Company shall hold an annual meeting of its shareholders to elect trustees and transact any other business within its powers, either at 10:00 a.m. on the first day of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Trustees. Except as the Declaration of Trust or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Company’s existence or affect any otherwise valid corporate acts.

Section 1.02.  Special Meeting.   At any time in the interval between annual meetings, a special meeting of the shareholders may be called by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing (addressed to the Secretary of the Company) with or without a meeting. Special meetings of the shareholders shall be called as may be required by law.

Section 1.03.  Place of Meetings.   Meetings of shareholders shall be held at such place in the United States as is set from time to time by the Board of Trustees.

Section 1.04.  Notice of Meetings; Waiver of Notice.   Not less than ten nor more than 90 days before each shareholders’ meeting, the Secretary shall give written notice of the meeting to each shareholder entitled to vote at the meeting and each other shareholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a shareholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Company. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of shareholders’ meetings, or is present at the meeting in person or by proxy.

Section 1.05.  Quorum Voting.   Unless statute or the Declaration of Trust provides otherwise, at a meeting of shareholders the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee.

Section 1.06.  Adjournments.   Whether or not a quorum is present, a meeting of shareholders convened on the date for which it was called may be adjourned from time to time without further notice ~~by a majority vote of the shareholders present in person or by proxy~~ to a date not more than 120 days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

Section 1.07.  General Right to Vote; Proxies.   Unless the Declaration of Trust provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of beneficial interest, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. In all elections for trustees, each share of beneficial interest may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. A shareholder may vote the beneficial interest he owns of record either in person or by written proxy signed by the shareholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

Section 1.08.  List of Shareholders.   At each meeting of shareholders, a full, true and complete list of all shareholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

Section 1.09.  Conduct of Business and Voting.   At all meetings of shareholders, unless the voting is conducted by an inspector, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Declaration of Trust or law, shall be decided or determined by the chairman of the meeting. If demanded by shareholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman of the meeting, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by an inspector, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspector. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by an inspector. The shareholders at any meeting may choose an inspector to act at such meeting, and in default of such election, the chairman of the meeting may appoint an inspector. No candidate for election as trustee at a meeting shall serve as an inspector thereat.

Section 1.10.  Informal Action by Shareholders.   Except as provided below, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholder’s meetings a unanimous written consent which sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at it. Unless the Declaration of Trust provides otherwise, the holders of any class of shares, other than the common stock of the Company entitled to vote generally in the election of trustees, may take action or consent to any action by delivering a written consent of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take any such action at a shareholders meeting, provided that the Company gives notice of the action to each shareholder not later than 10 days after the effective time of the action.

Section 1.11.  Shareholder Proposals.   For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Company, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Company, the shareholders must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s proposal shall be delivered to the Secretary at the principal executive offices of the Company not less than 120 days in advance of the release date of the Company’s proxy statement to shareholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholders’ notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of beneficial interest of the Company which are owned beneficially and of record by such shareholders and such beneficial owner. For the 1995 annual meeting the previous year’s meeting shall be deemed to have taken place on May 12, 1994; provided that this sentence shall cease to be a part of these By-Laws after the holding of the 1995 annual meeting and any adjournments thereof.

Section 1.12.  Control Share Acquisition Act.  Notwithstanding any other provision of the Declaration of Trust of the Trust or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE II.

BOARD OF TRUSTEES

Section 2.01.  Function of Trustees.   The business and affairs of the Company shall be managed under the direction of its Board of Trustees. All powers of the Company may be exercised by or under authority of the Board of Trustees, except as conferred on or reserved to the shareholders by statute or by the Declaration of Trust or By-Laws.

Section 2.02.  Number of Trustees.  ~~The Company shall have at least three trustees; provided that, if there are no shares of beneficial interest outstanding, the number of Trustees may be less than three but not less than one, and, if there are shares of beneficial interest outstanding and so long as there are less than three shareholders, the number of Trustees may be less than three but not less than the number of shareholders. The Company shall have the number of Trustees provided in the Declaration of Trust until changed as herein provided. Except as the Declaration of Trust provides otherwise~~At any regular meeting or at any special meeting called for that purpose , a majority of the entire Board of Trustees may ~~alter the number of trustees set by the Declaration of Trust to not exceeding nine nor~~establish, increase or decrease the number of Trustees, provided that the number thereof shall never be less than the minimum number ~~then permitted herein, but the action may not affect~~required by the Maryland REIT Law and further provided that the tenure of office of ~~any trustee.~~a Trustee shall not be affected by any decrease in the number of Trustees.

Section 2.03.  Election and Tenure of Trustees.   At each annual meeting the shareholders shall elect trustees to hold office until the next annual meeting and until their successors are elected and qualify.

Section 2.04.  Removal of Trustee.   Any trustee or the entire Board of Trustees may be removed only in accordance with the provisions of the Declaration of Trust.

Section 2.05  Vacancy on Board of Trustees.   The shareholders shall elect a successor to fill a vacancy on the Board of Trustees which results from the removal of a trustee. A trustee elected by the shareholders to fill a vacancy which results from the removal of a trustee serves for the balance of the term of the removed trustee. A majority of the remaining Trustees, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Trustees which results from any increase in the authorized number of Trustees, or death, resignation, retirement or other cause. A trustee elected by the Board of Trustees to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualifies.

Section 2.06.  Regular Meetings.   After each meeting of shareholders at which trustees shall have been elected, the Board of Trustees shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board of Trustees, the President or the Chairman of the Board of Trustees, with notice in accordance with Section 2.08, the Board of Trustees shall meet immediately following the close of, and at the place of, such shareholders’ meeting. Any other regular meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees.

Section 2.07.  Special Meetings.   Special meetings of the Board of Trustees may be called at any time by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing with or without a meeting. A special meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees. In the absence of designation such meeting shall be held at such place as may be designated in the call.

Section 2.08.  Notice of Meeting.   Except as provided in Section 2.06, the Secretary shall give notice to each trustee of each regular and special meeting of the Board of Trustees. The notice shall state the time and place of the meeting. Notice is given to a trustee when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Unless these By-Laws or a resolution of the Board of Trustees provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Trustees. No notice of any meeting of the Board of Trustees need be given to any trustee who attends except where a trustee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any trustee who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Trustees, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

Section 2.09.  Action by Trustees.   Unless statute, the Declaration of Trust or these By-Laws requires a greater proportion, the action of a majority of the trustees present at a meeting at which a quorum is present is action of the Board of Trustees. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business. In the absence of a quorum, the trustees present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Trustees may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the Board of Trustees and filed with the minutes of proceeding of the Board of Trustees. Notwithstanding the foregoing, in the event any of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P. or any other similar “UPREIT” partnership in which the Company or its affiliates is the general partner (each, an “Operating Partnership”), determines to distribute, on a per unit basis, to its limited partners an amount which is in excess of the largest corresponding distribution to be made by any other Operating Partnership, on a per unit basis (an “Excess Distribution”), such Excess Distribution shall require the approval of a majority of the Independent Trustees. For purposes of this Section 2.09, “Independent Trustees” means those members of the Board of Trustees who (i) have been designated by the Board of Trustees as “independent” under the applicable rules of the New York Stock Exchange (or other exchange on which the Company is then listed) and (ii) are not a limited partner of the Operating Partnership which is making the Excess Distribution. The prior two sentences of this Section 2.09 and any provision relating to the making of distributions in the organizational documents of the general partner of an Operating Partnership may only be amended by the vote of a majority of the Independent Trustees.

Section 2.10.  Meeting by Conference Telephone.   Members of the Board of Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 2.11.  Compensation.   By resolution of the Board of Trustees a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Trustees or of committees thereof, and other compensation for their services as such or on committees of the Board of Trustees, may be paid to trustees. Trustees who are full-time employees of the Company need not be paid for attendance at meetings of the Board of Trustees or committees thereof for which fees are paid to other trustees. A trustee who serves the Company in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Board of Trustees.

Section 2.12.  Advisory Trustees.   The Board of Trustees may by resolution appoint advisory trustees to the Board of Trustees, who may also serve as trustees emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Trustees shall provide. Advisory trustees or trustees emeriti shall not have the authority to participate by vote in the transaction of business.

ARTICLE III.

COMMITTEES

Section 3.01.  Committees.   The Board of Trustees may appoint from among its members an Audit Committee, a Compensation Committee , a Nominating and Corporate Governance Committee and other committees composed of one or more trustees and delegate to these committees any of the powers of the Board of Trustees, except (i) the power to authorize dividends on stock (other than as provided below), (ii) elect directors, (iii) issue stock (other than as provided below), (iv) recommend to the shareholders any action which requires shareholder approval, (v) amend these By-Laws, or (vi) approve any merger or share exchange which does not require shareholder approval. The entire Audit Committee and the entire Nominating and Corporate Governance Committee shall be trustees who are independent of management. The entire Compensation Committee shall be trustees who are “disinterested persons” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If the Board of Trustees has given general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, a committee of the Board of Trustees or an officer of the Company, in accordance with that general authorization, may fix the amount and other terms of the distribution. If the Board of Trustees has given general authorization for the issuance of beneficial interest, a committee of the Board of Trustees, in accordance with a general formula or method specified by the Board of Trustees by resolution or adoption of a beneficial interest option or other plan, may fix the terms of beneficial interest subject to classification or reclassification and the terms on which any beneficial interest may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Trustees.

Section 3.02.  Committee Procedure.   Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a trustee to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.

Section 3.03.  Emergency.   In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company by its trustees and officers as contemplated by the Declaration of Trust and these By-Laws, the available trustees shall elect a Special Executive Committee consisting of any two members of the Board of Trustees, whether or not they be officers of the Company, which two members shall constitute the Special Executive Committee for the full conduct and management of the affairs of the Company in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Trustees passed from time to time for that purpose, and any provisions of these By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any Special Executive Committee acting under this Section that it shall be to the advantage of the Company to resume the conduct and management of its affairs and business under all the other provisions of these By-Laws.

ARTICLE IV.

OFFICERS

Section 4.01.  Executive and Other Officers.   The Company shall have a President, a Secretary, and a Treasurer. It may also have a Chairman of the Board of Trustees. ~~The Board of Trustees shall designate who shall serve as chief executive officer, who shall have general supervision of the business and affairs of the Company, and may designate a chief operating officer, who shall have supervision of the operations of the Company. In the absence of any designation, the Chairman of the Board of Trustees, if there be one, shall serve as chief executive officer and the President shall serve as chief operating officer. In the absence of the Chairman of the Board of Trustees, or if there be none, the President shall be the chief executive officer. The same person may hold both offices~~, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Information Officer, a Chief Financial Officer, and a Chief Accounting Officer. In addition, the Board of Trustees may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable. The Company may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Trustees. A person may hold more than one office in the Company except that no person may serve concurrently as both President and a Vice-President of the Company. The Chairman of the Board of Trustees shall be a trustee; the other officers may be trustees.

Section 4.02.  Chief Executive Officer.  The Chief Executive Officer, if one be designated by the Board of Trustees, shall have general supervision of the business and affairs of the Company. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Trustees from time to time. In the absence of any designation by the Board of Trustees, the Chairman of the Board of Trustees, if there be one, shall serve as Chief Executive Officer. In the absence of the Chairman of the Board of Trustees, or if there be none, the President shall be the Chief Executive Officer. The same person may hold both offices of President and Chief Executive Officer.

Section 4.03.  Chief Operating Officer.  The Chief Operating Officer, if one be designated by the Board of Trustees, shall have supervision of the operations of the Company and the responsibilities and duties set forth by the Board of Trustees or the Chief Executive Officer. In the absence of any designation by the Board of Trustees, the President shall serve as Chief Operating Officer.

Section 4.04.  Chief Financial Officer.  The Board of Trustees may designate a Chief Financial Officer. The Chief Financial Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

Section 4.05.  Chief Information Officer.  The Board of Trustees may designate a Chief Information Officer. The Chief Information Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

Section 4.06.  Chief Accounting Officer.  The Board of Trustees may designate a Chief Accounting Officer. The Chief Accounting Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

Section 4.07.   Chairman of the Board of Trustees.  The Chairman of the Board of Trustees, if one be elected, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, he shall be the chief executive officer of the Company and perform the duties customarily performed by chief executive officers, and may perform any duties of the President. In general, he shall perform all such duties as are from time to time assigned to him by the Board of Trustees.

Section ~~4.03.~~4.08.   President.   Unless otherwise provided by resolution of the Board of Trustees, the President, in the absence of the Chairman of the Board of Trustees, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, the President shall be the chief operating officer of the Company and perform the duties customarily performed by chief operating officers. He may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company. In general, he shall perform such other duties usually performed by a president of a Company and such other duties as are from time to time assigned to him by the Board of Trustees or the chief executive officer of the Company.

Section ~~4.04.~~4.09.   Vice-Presidents.   The Vice-President or Vice-Presidents, at the request of the chief executive officer or the President, or in the President’s absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Trustees may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Trustees, the chief executive officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.

Section ~~4.05.~~4.10.   Secretary.   The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Trustees and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; he shall be custodian of the records of the Company; he may witness any document on behalf of the Company, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a Company, and such other duties as are from time to time assigned to him by the Board of Trustees, the chief executive officer or the President.

Section ~~4.06.~~4.11.   Treasurer.   The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Trustees; he shall render to the President and to the Board of Trustees, whenever requested, an account of the financial condition of the Company; and, in general, he shall perform all the duties incident to the office of a treasurer of a Company, and such other duties as are from time to time assigned to him by the Board of Trustees, the chief executive officer, or the President. The Treasurer shall also be the Chief Financial Officer of the Company.

Section ~~4.07.~~4.12.   Assistant and Subordinate Officers.   The assistant and subordinate officers of the Company are all officer below the office of Vice-President, Secretary or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.

Section ~~4.08.~~4.13.   Election; Tenure and Removal of Officers.   The Board of Trustees shall elect the officers. The Board of Trustees may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, at the pleasure of the Board of Trustees. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may remove an officer at any time. The removal of an officer does not prejudice any of his contract rights. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may fill a vacancy which occurs in any office for the unexpired portion of the term.

Section ~~4.09.~~4.14.    Compensation.   The Board of Trustees shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Company. No officer shall be prevented from receiving such salary by reason of the fact that he is also a trustee of the Company. The Board of Trustees may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

ARTICLE V.

DIVISIONAL TITLES

Section 5.01.  Conferring Divisional Titles.   The Board of Trustees may from time to time confer upon any employee of a division of the Company the title of President, Vice President, Treasurer or Secretary of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board of Trustees or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Trustees, or by the Chairman of the Board of Trustees or the President if so authorized by the Board of Trustees. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Trustees, the Chairman of the Board of Trustees or the President.

Section 5.02.  Effect of Divisional Titles.   The conferring of divisional titles shall not create an office of the Company under Article IV unless specifically designated as such by the Board of Trustees; but any person who is an officer of the Company may also have a divisional title.

ARTICLE VI.

BENEFICIAL INTEREST

Section 6.01.  Certificates for Beneficial Interest.   The Board of Trustees may determine to issue certificated or uncertificated shares of beneficial interest and other securities of the Company. For certificated shares of beneficial interest, each shareholder is entitled to certificates which represent and certify the shares of beneficial interest the shareholder holds in the Company. Each certificate (a) shall be in such form, not inconsistent with law or with the Declaration of Trust, as shall be approved by the Board of Trustees or any officer or officers designated for such purpose by resolution of the Board of Trustees, (b) shall include on its face the name of the Company, the name of the shareholder or other person to whom it is issued, and the class of shares of beneficial interest and number of shares of beneficial interest it represents, (c) shall be signed by the Chairman of the Board of Trustees, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, (d) may be sealed with the actual seal of the Company or a facsimile of it or in any other form and signatures may be either manual or facsimile signatures. Each certificate shall also include on its face or back (a) a statement of any restrictions on transferability and a statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of beneficial interest of each class which the Company is authorized to issue, of the differences in the relative rights and preferences between the shares of beneficial interest of each series of a preferred or special class in a series which the Company is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of shares of beneficial interest or (b) a statement which provides in substance that the Company will furnish a full statement of such information to any shareholder on request and without charge.

Such request may be made to the Secretary or to the transfer agent for the shares of beneficial interest. Except as provided in the Maryland Uniform Commercial Code — Investment Securities, the fact that a certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance does not mean that the restriction is invalid or unenforceable. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the shares of beneficial interest represented by it are fully paid. Upon the issuance of uncertificated shares of beneficial interest, the Company shall send the shareholder a written statement of the same information required above on the certificate and by the Maryland Uniform Commercial Code — Investment Securities.

Section 6.02.  Transfers.   The Board of Trustees shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of beneficial interest; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

Section 6.03.  Record Dates and Closing of Transfer Books.   The Board of Trustees may set a record date or direct that the beneficial interest transfer books be closed for a stated period for the purpose of making any proper determination with respect to shareholders, including which shareholders are entitled to notice of a meeting, vote at a meeting, receive a dividend or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06, more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of shareholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

Section 6.04.  Beneficial Interest Ledger.   The Company shall maintain a beneficial interest ledger which contains the name and address of each shareholder and the number of shares of beneficial interest of each class which the shareholder holds. The beneficial interest ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the beneficial interest ledger shall be kept at the offices of a transfer agent for the particular class of beneficial interest, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Company.

Section 6.05.  Certification of Beneficial Owners.   The Board of Trustees may adopt by resolution a procedure by which a shareholder of the Company may certify in writing to the Company that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the beneficial interest transfer books, the time after the record date or closing of the beneficial interest transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board of Trustees in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified beneficial interest in place of the shareholder who makes the certification.

Section 6.06.  Lost Beneficial Interest Certificates.   The Board of Trustees of the Company may determine the conditions for issuing a new beneficial interest certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Trustees may delegate such power to any officer or officers of the Company. In their discretion, the Board of Trustees or such officer or officers may refuse to issue such new certificate save upon order of some court having jurisdiction in the premises.

ARTICLE VII.

FINANCE

Section 7.01.  Checks, Drafts, Etc.   All checks, drafts ~~and~~or other orders for the payment of money, notes ~~and~~or other evidences of indebtedness, issued in the name of the Company~~, shall, unless otherwise provided by resolution of the Board of Trustees, be signed by the President, a Vice-President or an Assistant Vice-President and countersigned by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary~~shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Trustees.

Section 7.02.  Annual Statement of Affairs.   The President or chief accounting officer shall prepare annually a full and correct statement of the affairs of the Company, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the shareholders and, within 20 days after the meeting, placed on file at the Company’s principal.

Section 7.03.  Fiscal Year.   The fiscal year of the Company shall be the twelve calendar months ending December 31 in each year, unless otherwise provided by the Board of Trustees.

Section 7.04.  Dividends.   If declared by the Board of Trustees at any meeting thereof, the Company may pay dividends on its shares in cash, property, or in shares of the capital beneficial interest of the Company, unless such dividend is contrary to law or to a restriction contained in the Declaration of Trust.

Section 7.05.  Contracts.   To the extent permitted by applicable law, and except as otherwise prescribed by the Declaration of Trust or these By-Laws with respect to certificates for shares, the Board of Trustees may authorize any officer, employee, or agent of the Company to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company. Such authority may be general or confined to specific instances.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01.  Procedure.   Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the trustee or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Company denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Company. It shall be a defense to any action for advance of expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Company has not received either (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met or (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

Section 8.02.  Exclusivity; Etc.   The indemnification and advance of expenses provided by the Declaration of Trust and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested trustees or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, shall continue in respect of all events occurring while a person was a trustee or officer after such person has ceased to be a trustee or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Declaration of Trust of the Company and hereunder shall be deemed to be a contract between the Company and each trustee or officer of the Company who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights’ of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such trustee or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

Section 8.03.  Severability: Definitions.   The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase “this By-Law” in this Article VIII means this Article VIII in its entirety.

ARTICLE IX.

SUNDRY PROVISIONS

Section 9.01.  Books and Records.   The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its shareholders and Board of Trustees and of any committee when exercising any of the powers of the Board of Trustees. The books and records of a Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of these By-Laws shall be kept at the principal office of the Company.

Section 9.02.  Corporate Seal.   The Board of Trustees shall provide a suitable seal, bearing the name of the Company, which shall be in the charge of the Secretary. The Board of Trustees may authorize one or more duplicate seals and provide for the custody thereof. If the Company is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Company.

Section 9.03.  Bonds.   The Board of Trustees may require any officer, agent or employee of the Company to give a bond to the Company, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Trustees.

Section 9.04.  Voting Upon Shares in Other Companies.   Beneficial interest of other Companies or associations, registered in the name of the Company, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Trustees, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 9.05.  Mail.   Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

Section 9.06.  Execution of Documents.   A person who holds more than one office in the Company may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 9.07.  Amendments.   Subject to the special provisions of Section 2.02, in accordance with the Declaration of Trust, these By-Laws may be repealed, altered, amended or rescinded (a) by the shareholders of the Company only by vote of not less than 80% of the outstanding shares of beneficial interest of the Company entitled to vote generally in the election of trustees (considered for this purpose as one class) cast at any meeting of the shareholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting) or (b) by vote of two-thirds of the Board of Trustees at a meeting held in accordance with the provisions of these By-Laws.

Annex D

Board of Trustees
Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, NY 10119-4015

July 23, 2006

Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to Lexington Corporate Properties Trust (the “Company”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of July 23, 2006 (the “Agreement”), by and among the Company, a Maryland real estate investment trust, and Newkirk Realty Trust, a Maryland corporation (“NRT”). Capitalized terms in this letter shall have the meaning ascribed to them in the Agreement unless the context clearly requires otherwise.

The Agreement provides for the acquisition of NRT by the Company pursuant to a merger in which NRT is merged with and into the Company (the “REIT Merger”). At the Effective Time (as defined in the Agreement), each issued and outstanding share of common stock, par value $.01 per share, of NRT (“NRT Common Stock”), shall be converted into the right to receive the 0.80 common shares of beneficial interest, par value $0.0001 per share, of the Company (“Company Common Shares”) (the “Exchange Ratio”). In addition, the Agreement provides that the Company may, prior to the Effective Time, make a one time distribution of $0.17 per Company Common Share, as more fully described in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

•	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the five years ended December 31, 2005.

•	Reviewed the Annual Report to Shareholders and Annual Report on Form 10-K for NRT for the year ended December 31, 2005.

•	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company and NRT.

•	Reviewed certain business, financial, and other information regarding each of the Company and NRT that was publicly available.

•	Reviewed certain business, financial, and other information regarding the Company (and the combined company following the REIT Merger) and its prospects, including financial forecasts, which were furnished to us by the management of the Company, and discussed the business and prospects of the Company (and the combined company following the REIT Merger) with the Company’s management.

•	Reviewed certain business, financial, and other information regarding NRT and its prospects, including financial forecasts, which were furnished to us by the managements of the Company and NRT, and discussed the business and prospects of NRT and the combined company following the REIT Merger with managements of the Company and NRT.

•	Participated in discussions and negotiations among representatives of the Company and NRT and their financial and legal advisors.

•	Reviewed the reported prices and trading activity of each of the Company Common Shares and NRT Common Stock.

•	Compared certain publicly available business, financial, and other information regarding each of the Company and NRT with similar information regarding certain other publicly traded companies that we deemed relevant.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Reviewed the potential pro forma impact of the REIT Merger on the Company’s financial statements.

•	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. We have also assumed the accuracy and completeness of the financial forecasts provided by the Company and NRT for purposes of this opinion. With respect to the financial forecasts, we have assumed that the estimates and judgments expressed by management of each of NRT and the Company in such forecasts have been reasonably formulated and that they are the best currently available estimates and judgments of the respective managements of each of the Company and NRT, respectively, regarding the anticipated future financial performance, in the case of the Company, the Company, in the case of NRT, the Company and NRT and, in the case of the combined company following the REIT Merger, the Company, and that such combined company forecasts will be realized in the amount and timeframes contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of either the Company or NRT or been provided with any such evaluations or appraisals.

In rendering our opinion, we have assumed that the REIT Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed that will have an adverse effect on the REIT Merger, the Company or other actions contemplated by the Agreement in any respect meaningful to our opinion. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Our opinion does not address any of the provisions of the Second Amended and Restated NRT Partnership Agreement.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Trustees of the Company in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon consummation of the REIT Merger. We will also receive a fee on delivery of this opinion, and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company. In addition, Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) have, in the past, had, or currently have, certain other relationships with each of NRT and the Company. Wachovia Securities acted as placement agent for the Company for secured mortgage indebtedness of $10.1 million in aggregate principal amount in 2005, $51.5 million in aggregate principal amount in 2004, and $13.4 million in aggregate principal amount in 2003. Additionally, Wachovia Securities acted as lender to the Company for $7.7 million of secured mortgage indebtedness in 2004. In addition, Wachovia Securities acted as sole book-running manager in public offerings of Company Common Shares for $61.7 million in July 2005, $127.2 million in February 2004, $102.6 million in October 2003, $77.0 million in April 2003 and $42.6 million in September 2002. Furthermore, Wachovia Securities acted as lead arranger for the Company’s $200.0 million credit facility in June 2005, pursuant to which Wachovia Securities committed $45.0 million. Wachovia

Securities also acted as placement agent for the Company in a private placement of Company Common Shares of $35.0 million in June 2004.

Wachovia Securities also maintains active equity research on the Company. In addition, we currently, and in the future may, provide similar or other banking and financial services to, and maintain our relationship with, the Company and NRT. Additionally, in the ordinary course of our business, we may trade in the securities of the Company and NRT and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Wachovia Securities currently holds approximately 616,000 Company Common Shares.

It is understood that this opinion is for the information and use of the Board of Trustees of the Company in connection with its consideration of the REIT Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holders of Company Common Shares as to how they should vote in connection with the REIT Merger. In addition, we are not expressing any opinion herein with respect to the prices at which Company Common Shares will trade at any time. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

Annex E

The Board of Directors
Newkirk Realty Trust, Inc.
Two Jericho Plaza
Wing A
Jericho, NY 11753

July 23, 2006

Ladies and Gentlemen:

We understand that Newkirk Realty Trust, Inc. (“Newkirk”) and Lexington Corporate Properties Trust (“Lexington”) propose to enter into an Agreement and Plan of Merger, to be dated as of July 23, 2006 (the “Agreement”), pursuant to which, among other things, (i) Newkirk will merge with and into Lexington (the “Merger”) and (ii) holders of the common stock, par value $.01 per share, of Newkirk (the “Newkirk Common Stock”) will receive generally 0.80 common shares of beneficial interest, par value $0.0001 per share, of Lexington (the “Lexington Common Shares”) for each share of Newkirk Common Stock held by them (the “Exchange Ratio”). We understand that, in connection with the Merger, certain major shareholders of Newkirk will enter into voting agreements pursuant to which such holders will agree, among other things, to vote their Newkirk Common Stock in favor of the Merger and the other transactions contemplated by the Agreement. We further understand that, in connection with the Merger, Newkirk will terminate its advisory agreement with Newkirk Advisors LLC. You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the public shareholders of Newkirk who are not entering into voting or other types of agreements in connection with the Merger.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed a draft dated July 23, 2006 of the Agreement;

•	reviewed Newkirk’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the period ended March 31, 2006, its preliminary results for the quarter ended June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to Newkirk’s business and prospects, including projections and projected acquisitions for the five years ended December 31, 2011, all as prepared and provided to us by Newkirk’s management (the “Newkirk Projections”);

•	reviewed certain estimates of potential revenue enhancements, cost savings and other combination benefits expected to result from the Merger, all as prepared and provided to us by Newkirk’s and Lexington’s managements (collectively, the “Synergies”);

•	met with certain members of Newkirk’s senior management to discuss Newkirk’s and Lexington’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed Lexington’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004, and 2005, its Quarterly Report on Form 10-Q for the period ended March 31, 2006, its preliminary results for the quarter ended June 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating and financial information relating to Lexington’s business and prospects, including projections and projected acquisitions for the ten years ended December 31, 2016, (i) as prepared and provided to us by Lexington’s management in a Confidential Information Memorandum dated March 24, 2006 and adjusted by Newkirk’s management and (ii) as prepared by Lexington’s management and provided to us on July 13, 2006 and as adjusted by Newkirk’s management (collectively, the “Lexington Projections” and, together with the Newkirk Projections, the “Projections”);

•	met with certain members of Lexington’s senior management to discuss Lexington’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the Newkirk Common Stock and the Lexington Common Shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Newkirk and Lexington;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Newkirk;

•	performed discounted cash flow analyses based on various of the Newkirk Projections and Lexington Projections;

•	reviewed the relative contributions of Newkirk and Lexington to the combined company on a pro forma basis;

•	reviewed the pro forma financial results, financial condition and capitalization of Newkirk and the combined company giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Newkirk and Lexington, including, without limitation, the Projections and the Synergies, or obtained by us from public sources. With respect to the Projections and the Synergies, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each of Newkirk and Lexington, respectively, as to the expected future performance of Newkirk, Lexington and the combined company following the Merger. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections and the Synergies, and we have further relied upon the assurances of the senior management of each of Newkirk and Lexington that they are unaware of any facts that would make the information and the Projections and the Synergies incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Newkirk and Lexington, nor have we been furnished with any such appraisals. In rendering our opinion, we have analyzed the Merger as a strategic business combination, and we have not solicited, nor were we asked to solicit, third party acquisition interest in Newkirk. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Newkirk, Lexington or the combined company.

We do not express any opinion as to the price or range of prices at which the Newkirk Common Stock or the Lexington Common Shares may trade subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Newkirk in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Newkirk to provide certain investment banking and other services for which we received customary fees. Mr. Carl Glickman is a Trustee of Lexington and also serves on the Board of Directors of The Bear Stearns Companies Inc. In addition, Bear Stearns in the past has been engaged, by Lexington or its affiliates to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received customary fees. Furthermore, Bear Stearns in the past has been engaged by Winthrop Realty Partners, Winthrop Realty Trust, Vornado Realty Trust and Apollo Management LP or its affiliates, each of whom is a stockholder or unit holder or affiliate of Newkirk or an affiliate of a Newkirk stockholder or unit holder, to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Newkirk and/or Lexington and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Newkirk and does not constitute a recommendation to the Board of Directors of Newkirk or any holders of Newkirk Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address Newkirk’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Newkirk or the effects of any other transaction in which Newkirk might engage. This opinion does not address the business decision or the terms of relating to termination of any arrangements between Newkirk and its external advisor, Newkirk Advisors LLC. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Newkirk Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the public shareholders of Newkirk who are not entering into voting or other types of agreements in connection with the Merger.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Senior Managing Director

ANNEX F

ADDITIONAL INFORMATION ABOUT NEWKIRK AND

FINANCIAL STATEMENTS FOR NEWKIRK

INDEX

Page

BUSINESS	Annex F-2
PROPERTIES	Annex F-13
LEGAL PROCEEDINGS	Annex F-27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	Annex F-28
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	Annex F-43

Annex F-1

BUSINESS

The IPO

On November 7, 2005, Newkirk completed its initial public offering which is referred to herein as the IPO. In connection with the IPO:

Newkirk issued 15,000,000 shares of Newkirk’s common stock.

•	Newkirk issued 3,125,000 shares of common stock in a private transaction to Winthrop in exchange for $50,000,000 and issued an additional 1,250,000 shares of common stock ($20,000,000 value) in a private transaction to Winthrop in consideration for its assignment to Newkirk of certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael L. Ashner, Newkirk’s and Winthrop’s Chairman and Chief Executive Officer, 625,000 shares (reducing by 17,361 per month) issued in exchange for the assignment of the exclusivity right are subject to forfeiture upon the occurrence of certain events. All shares of Newkirk’s common stock issued to Winthrop are subject to a lock-up period expiring November 7, 2008, subject to certain exceptions. Upon the consummation of the merger, the lock-up and forfeiture restrictions will expire.

•	Both Newkirk and the MLP retained NKT Advisors to manage Newkirk’s assets and the day-to-day operations of Newkirk and the MLP, subject to the supervision of Newkirk’s board of directors;

•	Newkirk acquired 15,625,000 newly-issued units of limited partnership interest in the MLP in exchange for $235,800,000 and an additional 1,250,000 units in exchange for the contribution of the exclusivity rights described above. Newkirk also purchased 2,375,000 outstanding MLP units from Apollo and 125,000 units of limited partnership interest from an entity primarily owned by Newkirk’s executive officers for an aggregate purchase price of $37,700,000, resulting in an aggregate ownership of 19,375,000 units of limited partnership in the MLP or 30.1% of the total outstanding units;

•	Newkirk was admitted as the general partner of the MLP;

•	NKT Advisors was issued Newkirk’s special voting preferred stock entitling it to vote on all matters for which Newkirk’s common stockholders are entitled to vote. The number of votes that NKT Advisors will be entitled to cast in respect of the special voting preferred stock was initially 45,000,000 votes or approximately 69.9% of the 64,375,000 votes entitled to be cast. The 45,000,000 votes represent the total number of units outstanding immediately following consummation of the IPO (excluding units held by Newkirk). As units are redeemed at the option of a limited partner, the number of votes attaching to NKT Advisors’ special voting preferred stock will decrease by an equivalent amount. The advisory agreement provides that on all matters for which NKT Advisors is entitled to cast votes in respect of its special voting preferred stock, it will cast its votes in direct proportion to the votes that are cast by limited partners of the MLP, other than Newkirk, on such matters, except that NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent that the voting rights of affiliates of Vornado are limited under certain circumstances; and

•	Newkirk granted registration rights to Apollo and Vornado in connection with shares issuable upon conversion of their units in the MLP and to Winthrop in connection with their shares of common stock.

Newkirk’s Objectives and Strategies

Newkirk operates in a structure commonly referred to as an umbrella partnership real estate investment trust or “UPREIT.” In this structure, all of Newkirk’s investments are made through Newkirk’s ownership interest in, and control of, the MLP. The MLP’s investments are primarily limited to “net lease assets” although, as leases expire with respect to net-lease assets the MLP may hold non-net lease assets. Further, subject to the approval of Newkirk’s board of directors, Newkirk or the MLP may hold interests subject to certain contractual restrictions, in non-net lease assets. “Net lease assets” include a property that is either triple-net leased or the tenant leases at least 85.0% of the rentable square footage of the property, and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property and, in either case, the lease has a remaining term, exclusive of all unexercised renewal terms, of more than

Annex F-2

18 months. The term net lease assets also includes management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of a property and pays the owner a fixed return. The term net lease assets also includes all re-tenanting and redevelopment associated with net leased properties as well as all agreements, leases and activities incidental thereto. In addition, interests in net lease properties include, without limitation, securities of companies, whether or not publicly traded, that are primarily invested in net lease assets.

Since its initial public offering, Newkirk’s primary long-term business objectives have been to increase funds from operations, cash flow available for distribution to its stockholders and net asset value per share. At the time of its initial public offering, most of Newkirk’s properties had contractual primary term rental rates that were significantly above market and renewal rates significantly below the primary term rental rates. In addition, leases on approximately 14,000,000 square feet were scheduled to expire over the period extending through 2009. As a result, Newkirk anticipated that over this period its funds from operations and cash flow attributable to existing properties would decline. For the short-term, Newkirk has sought to actively manage its lease rollover and replace the built in step down in cash flow and funds from operations with new rents derived from portfolio growth through acquisitions.

From the closing of Newkirk’s initial public offering in November 2005 through July 31, 2006, Newkirk renewed and/or leased an aggregate of 2,480,000 square feet of space. Although it is not actively seeking to sell properties, during this period Newkirk sold or agreed to sell approximately 3,436,000 square feet of space. Accordingly, a total of 5,916,000 square feet of space with leases scheduled to expire by the end of 2009 was relet or sold during this period. In the same period, Newkirk acquired 879,000 square feet of industrial space for approximately $31,000,000, office properties containing 994,000 square feet for approximately $108,000,000 and acquired or committed to acquire in its 111 Debt Holdings LLC joint venture $150,600,000 of debt assets. Together these investments represent portfolio acquisitions of over $289,000,000 since its initial public offering.

Prior to the consummation of the Merger, Newkirk will continue to:

•	acquire individual net leased properties and portfolios of net leased properties;

•	complete sale/leaseback transactions, through which Newkirk acquires properties and leases the properties back to the seller or operator under a net lease;

•	acquire controlling and non-controlling interests in private and public companies primarily engaged in the business of making net lease investments;

•	acquire equity and debt interests in entities that own, develop, manage or advise third parties with regard to net leased investments;

•	acquire senior and subordinated loans secured by mortgages on net leased properties, mezzanine loans secured by ownership interests in entities that own net leased properties as well as commercial mortgage backed securities, B Notes and bridge loans, relating to net leased properties;

•	participate in development projects relating to net lease properties;

•	explore investment opportunities in non-domestic markets;

•	where opportunity arises, enter into strategic alliances with entities that historically have been leading sellers of net-lease assets; and

•	refinance Newkirk’s existing indebtedness to the extent strategically viable at lower average interest rates or on more attractive terms and increase Newkirk’s access to capital to finance property acquisitions and expansions.

At July 15, 2006, the MLP’s primary assets were interests in 166 real properties. See “Properties” below for information relating to the MLP’s properties. Almost all of the properties are leased to one or more tenants pursuant to net leases. The MLP also holds:(i) a 50% interest in a joint venture formed to acquire and originate loans secured, directly and indirectly, by real estate assets; (ii) subordinated interests in a securitized

Annex F-3

pool of notes evidencing first mortgage indebtedness secured by certain of the MLP’s properties as well as other properties; (iii) limited partnership interests in various partnerships that own commercial net-leased properties; (iv) an interest in a management company that provides services to other real estate partnerships; (v) ground leases, remainder interests or the right to acquire remainder interests in various properties; and (vi) miscellaneous other assets.

Loan Receivables

1. T-Two Loans

On November 7, 2005, the MLP exercised its option to acquire a 100% ownership interest in T-Two Partners, L.P., including $44,400,000 of reserves, and assumed $269,700,000 of debt for which T-Two Partners was the obligor and for which the MLP had been the guarantor. See “Loan Obligations — KeyBank Loan” below. In connection with this exercise, the MLP effectively purchased first and second mortgages with a contractual balance of $271,000,000 for which the MLP is the obligor and acquired $18,200,000 in additional first and second mortgages, the obligors for which are affiliated entities. The additional first and second mortgages had a balance at December 31, 2005, including accrued interest and deficiencies, of $18,500,000, have interest rates ranging from 9% to 13% and mature on dates from 2014 to 2022.

2. El Segundo Mortgage Loan

The MLP also owns a second mortgage loan on a property in El Segundo, California in which the MLP holds a 53% interest. The mortgage loan was acquired for $6,250,000 which represented its principal balance and accrued interest. The mortgage loan bears interest at 8.0% per annum and matures in December 2023.

3. Chicago Athletic Loan

On December 29, 2005, a joint venture in which the MLP holds a 50% interest made a $6,500,000 first mortgage loan to the Chicago Athletic Association. The loan is secured by a property solely occupied by the Chicago Athletic Association and located at 12 S. Michigan, Chicago, Illinois, bears interest at 8.5% per annum, requires monthly payments of approximately $52,000 and matures on December 15, 2010, at which time the outstanding principal balance of the loan is expected to be approximately $6,089,000.

4. FINCO Note

The MLP owns a note receivable from Administrator LLC (see “The Management Company” below).

Debt Securities

The MLP owns the three most junior classes of interests in a securitized pool of first mortgages which previously included first mortgage loans encumbering a number of the MLP’s properties and other properties owned by a partnership controlled by Newkirk’s affiliate. In connection with the KeyBank loan obtained in 2005 (see “Loan Obligations — KeyBank Loan” below), the risk of loss on account of these classes of interest have effectively been eliminated as the MLP was required to “defease” the securitized pool of first mortgages. By defeasing the pool of mortgages, the MLP was required to acquire United States government securities with maturities sufficient to make the required payments on the various mortgage loans constituting the pool. Accordingly, the MLP is ensured that it will receive all payments on account of these classes of interest. As a result, the securitized pool is collateralized by the United States government securities, three of the MLP’s properties and one other property owned by a partnership controlled by Newkirk’s affiliate. In general, the classes of interests in the pool represent priorities of payments. When a payment is made by the MLP on one of these loans, the first amounts are used to make the required payments to the holders of senior interests.

The interests the MLP holds are summarized as follows:

	Class E	Class F	Class G
	Certificate	Certificate	Certificate

Contractual Principal Amount at June 30, 2006	$4,824,000	$3,859,000	$5,793,625
Interest Rate	8.29%	8.29%	8.29%

Annex F-4

The Management Company

The MLP owns a 50.01% interest in Newkirk Capital LLC. Newkirk Capital’s wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management services to most of the MLP’s property owning subsidiaries and nine other limited partnerships, the general partners of which are controlled by the MLP. In 2005 and 2004, approximately $6,269,000 and $6,738,000, respectively, of asset management fees were paid, or accrued for payment, to Newkirk Asset Management. For financial statement purposes, management fees of approximately $5,982,000 and $6,406,000 were eliminated in consolidation as such fees were paid by entities in which the MLP owns all or a portion of the equity interests. All of the fees paid to Newkirk Asset Management inure to the MLP’s benefit through the MLP’s ownership interest in Newkirk Capital and through the MLP’s ownership of Newkirk Finco LLC which is discussed below.

The 49.99% minority interest in Newkirk Capital LLC is owned by Administrator LLC, an unaffiliated third party. Administrator LLC is entitled to receive 100% of the distributions paid by Newkirk Capital until Administrator LLC receives $2,568,000 annually and thereafter the balance of the distributions are paid to us. Income is allocated to Administrator LLC based on the distributions it receives. The allocation of income and payments to Administrator LLC are treated as minority interest expense and distributions to minority interest partners, respectively, in the financial statements. Administrator LLC acquired its minority interest in 1997 in connection with the sale by the principals of Administrator LLC of various assets that were eventually acquired by the MLP in 2001. As part of the 1997 transaction a $40,000,000 loan was made to Administrator LLC. This loan is now held by Newkirk Finco LLC, the MLP’s wholly-owned subsidiary. The note bears interest at a rate of 6.42% per annum and matures on November 20, 2009. Prior to maturity, the note requires payments of interest only. The priority distribution to Administrator LLC enables Administrator LLC to pay interest on the note and therefore the MLP effectively receives 100% of the fees paid to Newkirk Capital. The note is secured solely by Administrator LLC’s 49.99% membership interest in Newkirk Capital and is otherwise non-recourse. Accordingly, if Administrator LLC were to default on the note, Newkirk Finco LLC would have the ability to foreclose on Administrator LLC’s interest in Newkirk Capital resulting in the MLP owning a 100% interest in Newkirk Asset Management. If Administrator LLC repays the loan, then the first $10,000,000 of subsequent distributions made by Newkirk Capital will be paid to Newkirk Finco LLC and thereafter 50.01% of distributions will be paid to Newkirk Finco LLC and 49.99% will be paid to Administrator LLC.

Real Estate Securities

At June 30, 2006, the MLP owned securities in publicly traded net lease REITs and partnerships for an aggregate cost of approximately $9,977,000.

Developments since the IPO

The following summarizes transactions entered into by the MLP from November 7, 2005 through September 1, 2006:

Property Matters

Sales

In November 2005, the MLP sold its 430,000 square foot facility located in New Kingston, Pennsylvania to Hershey Foods Corporation, the tenant at the property pursuant to the purchase option contained in its lease for $11,350,000. The MLP also received $3,838,000 of accrued and deferred rent.

On March 14, 2006, the MLP entered into an agreement to sell its Toledo, Ohio property currently leased to Owens-Illinois for a purchase price of $33,000,000, $1,000,000 in cash plus assumption of the $32,000,000 of outstanding debt encumbering the property at September 29, 2006, the closing date. The purchaser, RVI Group, is the residual value insurer with respect to the property. Owens-Illinois had advised the MLP that it would be vacating the property at the expiration of its lease term, September 30, 2006.

Annex F-5

On July 13, 2006, the MLP sold 50 of its retail properties to an unaffiliated third party for a gross purchase price of $160,000,000. The sold properties were originally leased to Albertson’s, Inc., contained an aggregate of 2,300,000 square feet and had current lease terms expiring over the next 4.5 years. After closing costs, the MLP received net proceeds of approximately $159,000,000, $22,000,000 of which were used to pay down the MLP’s note payable. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges including $49,000,000 which were used for reverse 1031 exchanges in connection with the previously acquired property located in Rochester, New York leased to The Frontier Corporation and the Glenwillow, Ohio property leased to Royal Appliance.

In June 2006, the MLP received notice from The Kroger Company exercising its purchase option under its leases at three properties. Two properties are located in Louisville, Kentucky and one property is located in Columbus, Ohio. The properties will be purchased at the end of the primary term in December 2006 for a negotiated fair market value or appraised value.

Property Acquisitions and other Investments

On January 18, 2006, the MLP acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.

On January 26, 2006, the MLP acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007 is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2019 with annual base rent during the primary term commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by approximately $43,000 on each January 1 thereafter.

On March 7, 2006, the MLP acquired two warehouse/distribution centers comprising 240,000 square feet for a purchase price of approximately $10,550,000. The properties are currently leased on a long-term basis to subsidiaries of Jacobson Companies, a leading third party warehousing company. One lease has a primary term expiring December 31, 2015 with annual base rent during the primary term of $450,000. The other lease has a primary term expiring December 31, 2014 with an annual base rent of approximately $331,000 through December 31, 2008 increasing to approximately $404,000 through December 31, 2014.

On March 29, 2006, the MLP acquired a 639,000 square foot property located in Statesville, North Carolina for a purchase price of approximately $20,500,000. The property, which serves as a distribution facility, is currently leased to La-Z-Boy Greensboro Inc. and guaranteed by La-Z-Boy Incorporated. The lease has a primary term expiring April 30, 2010 with annual base rent during the primary term of approximately $1,649,000.

On April 26, 2006, the MLP acquired a 226,000 square foot office building located in Rochester, New York for a purchase price of $26,400,000. The property is currently leased through 2014 to The Frontier Corporation, a communications company. The annual net rent payable at the property is $2,567,000 through December 31, 2007, increasing to $2,624,000 per annum through 2014. Upon expiration of the current lease term, the tenant has two, five-year renewal options each at an annual rental rate equal to the greater of market value or the current rent amount.

On May 5, 2006, the MLP acquired an approximately 96,000 square foot office building in Rockaway, New Jersey for a purchase price of approximately $22,000,000. The MLP partially satisfied the purchase price by assuming the existing mortgage loan of $14,900,000. The property is leased to BASF Corporation, the North American affiliate of BASF AG. The lease agreement has a current term scheduled to expire

Annex F-6

September 30, 2014 with the tenant’s option to enter into either two, five-year renewal terms or one, ten-year renewal term, in all cases at fair market rent. Net rent during the current term is $1,489,000.

On May 26, 2006, the MLP concluded tender offers, pursuant to which it acquired additional limited partnership units in five partially-owned partnerships, two of which were consolidated. The purchase price of these interests aggregated $1,681,000, $986,000 of which was paid in cash, and the remainder of which was paid through the issuance of 40,239.58 MLP units. The MLP’s ownership in these partnerships ranges between 24.50% and 85.38%. As a result of the tender offer, an additional partnership’s results of operations are now consolidated.

On June 30, 2006, the MLP acquired a 458,000 square foot office building and distribution center in Glenwillow, Ohio for a purchase price of $23,300,000. The property is currently leased to Royal Appliance, a home cleaning products company. The lease agreement has a current term scheduled to expire July 31, 2015 with two, five-year renewal terms. Net rent during the current term is $1,738,000 through July 31, 2007, $1,944,000 through July 31, 2012, and $2,040,000 through the end of the current term. Renewal term option rents are 95% of fair market value. Pursuant to the terms of the lease agreement, if requested by the tenant, the MLP has the obligation to build up to a 160,000 square foot expansion property. The costs that would be incurred in connection with such expansion would be recouped through rent increases.

The MLP has entered into a contract to acquire a parcel of land in Baltimore, Maryland, which is adjacent to its existing property leased to Legg Mason, for $1,800,000 on which it expects to construct a parking garage. It is expected that the transaction will be consummated by year end.

Debt Placements and Acquisitions

On February 13, 2006, the MLP acquired a 10 year, BBB rated bond secured by net leased properties owned by Kindercare Real Estate LLC with a face value of $11,700,000 and a projected unleveraged yield to maturity of 7%.

On March 13, 2006, the MLP acquired a $3,309,000 participation interest in an $18,750,000 mezzanine loan and an $11,691,000 participation interest in a $66,500,000 mezzanine loan. The loans underlying both participation interests are secured by the ownership interests in entities owning fee title to retail stores net leased to Toys “R” Us, bear interest at a rate of LIBOR plus 175 basis points and mature on August 9, 2007, subject to three one year extensions.

On March 20, 2006, the MLP acquired for $27,732,000 a $30,750,000 B Note secured by a 757,000 square foot office building in Dallas, Texas presently net leased to JP Morgan Chase. The loan has an effective interest rate of 8.67%.

On March 30, 2006, the MLP entered into a $300,000,000 repurchase agreement with Column Financial Inc. and effectively leveraged $32,025,000 of Toys “R” Us loans and JP Morgan B Note at that time. At June 30, 2006, $36,979,000 was outstanding under the repurchase agreement.

On March 31, 2006, the MLP entered into a joint venture with a subsidiary of Winthrop to originate and acquire loans secured directly or indirectly by real estate. The foregoing debt assets and repurchase agreement were contributed to the joint venture. In addition, the joint venture made the following investments during the quarter ended June 30, 2006:

•	a $1,500,000 mezzanine loan secured by the ownership interests in entities owning fee title to a 130,000 square foot industrial facility that is triple net leased to Rockwell Automation. The loan bears an interest rate of 12% and matures in 10 years.

•	a $10,000,000 participation in a mezzanine loan secured by the ownership interests in entities owning fee title to One Madison Avenue, a 1,100,000 square foot office building located in New York City and 95% leased to Credit Suisse. The loan was purchased for $8,469,030 and has an expected unleveraged yield to maturity of 7.58%.

Annex F-7

•	a $20,000,000 mezzanine loan secured by the ownership interests in entities owning fee title to One Pepsi Way, a 540,000 square foot Class A office building situated on 206 acres in Westchester County, New York. The two-year loan bears an interest rate of LIBOR plus 4.25% and is subject to three, one-year extensions.

•	a junior participation in a $13,000,000 B Note secured by a 638,000 square foot Class A office building in downtown Atlanta for a purchase price of $10,473,000. The B Note has an interest rate of 6.09%, resulting in a yield of 12.43%.

•	a $4,500,000 participation in a B note secured by an office portfolio known as Boston Wharf Properties containing a total of 439,000 square feet located in Boston, Massachusetts. The two-year loan bears an interest rate of LIBOR plus 2.25% and is subject to three, one-year extensions.

•	a $3,000,000 BB rated bond, BALL 2003-BBA2 Class L for a price of $2,984,063.

•	a $13,000,000 BB rated bond, BSCMS 2004-BA5A Class K for a price of $12,870,000.

•	three BBB-rated CMBS bonds: (i) BALL 2004-BBA4 $7,000,000 Class K for a price of $7,061,250; (ii) COMM 20005 FL11 $15,700,000 Class L for a price of $15,431,612; and (iii) and BSCMS 2006-BBA7 $4,785,000 Class K for a price of $$4,783,610.

Financings

On February 10, 2006, the MLP obtained a first mortgage loan from an unaffiliated third party, in the principal amount of $14,800,000 secured by the MLP’s property located in Bridgewater, New Jersey. See “Property Acquisitions and Other Investments” above. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of approximately $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is expected to be approximately $13,730,000. The MLP received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.

On March 6, 2006, NK-Marc CAA LLC, a consolidated joint venture, obtained a $3,500,000 loan from an unaffiliated third party. The loan bears interest at 6.5%, requires monthly payments of principal and interest of approximately $24,000 for 60 months and is scheduled to mature on March 1, 2011. The loan is secured by a first mortgage loan receivable owned by NK-Marc CAA LLC.

On April 7, 2006, the MLP entered into an unsecured revolving credit agreement with KeyBank National Association providing for borrowings of up to $50,000,000, subject to increase up to $100,000,000. The revolving credit facility matures April 7, 2009 with the option to extend the term for an additional year. Amounts borrowed under the revolving credit line bear interest at rates based on the MLP’s leverage ratio ranging from LIBOR plus 1.35% to LIBOR plus 2.00%.

On May 5, 2006, the MLP obtained a $10,450,000 loan from an unaffiliated third party lender, which is secured by the MLP’s property located at 850-950 Warrenville Road, Lisle, Illinois. The loan bears interest at 6.26%, requires monthly payments of interest only during the first two years of the loan term and thereafter principal (based on a 30-year amortization schedule) and interest for the balance of the term. The loan is scheduled to mature on June 1, 2016, at which time the outstanding principal balance is expected to be approximately $9,463,000.

On July 20, 2006, the MLP obtained first mortgage loans from an unaffiliated third party with respect to its Rochester, New York; Statesville, North Carolina; and Rockford, Illinois properties. The loans, which had an initial aggregate principal amount of $39,800,000, are cross-collateralized and cross-defaulted. The loans bear interest at 6.21%, require monthly payments of interest only for 24 months and then require monthly payments of principal and interest in the aggregate of approximately $244,000. The loans are scheduled to mature on August 1, 2016 at which time the outstanding principal balance is expected to be $35,438,000. Newkirk received net proceeds from these loans, after satisfying closing costs, of approximately $39,260,000.

Annex F-8

Leasing

As of July 15, 2006, the MLP’s properties were 97% leased.

During the first quarter of 2006 the MLP executed a ten-year lease extension with Raytheon Company commencing on January 1, 2009 for approximately 345,000 square feet of office space and 63% of the parking structure relating thereto located in El Segundo, California. In connection with the lease extension, the tenant is obligated to pay annual rent of $4,921,000 from January 2009 through December 2013, increasing to $5,267,000 for the period from January 2014 to December 2018. The property owner, which is 53% owned by the MLP, is required to provide the tenant with $21,500,000 in tenant improvement allowances and rent concessions over the next 40 months. Raytheon Company retained its renewal option for the remaining 37% of the space pursuant to its original lease.

During the first half of 2006

•	excluding the transaction with Raytheon Company described above, four tenants representing leases at four properties containing approximately 933,000 square feet exercised their renewal option.

•	excluding the property located in Toledo, Ohio discussed under Property Sales above, one tenant representing a lease at one property containing approximately 42,000 square feet notified the MLP that they would not exercise their renewal options. The MLP is currently marketing this property for lease.

•	two properties containing approximately 89,000 square feet have been fully leased, and one property has been partially leased to an 8,000 square foot tenant.

•	one property containing approximately 28,000 square feet was fully leased, and one property was partially leased to an approximately 4,000 square foot tenant.

On July 25, 2006, the MLP entered into a modification of the lease with respect to a 390,000 square foot office building leased to Cummins Inc., located in Columbus, Indiana. The modification extends the lease term for an additional ten years beyond the current three years remaining. Annual rental income from the property increased by 9.5% effective August 2006, with further increases of 5% every three years. In connection with this, the MLP provided the tenant with an $11,500,000 tenant improvement allowance.

Miscellaneous

Entities which the MLP holds a 47.51% ownership interest owns two office buildings in New Orleans, Louisiana, containing an aggregate of 403,027 square feet of space that are leased to Hibernia Bank. Both buildings are located in the area affected by Hurricane Katrina. The tenant has remained current in its rent obligations and is responsible for all repairs, maintenance and capital expenditures associated with these properties.

On January 15, 2006, Newkirk entered into a strategic alliance with U.S. Realty Advisors, LLC (“US Realty”), a leading net-lease property advisor, pursuant to which Newkirk will acquire single-tenant assets. Pursuant to the agreement with US Realty, Newkirk is obligated to pay to US Realty a fee of 1.5% of the gross purchase price for properties acquired that were offered to Newkirk by US Realty upon the consummation of such purchase and a further contingent fee for additional services to be provided by US Realty equal to 25% of all cash flow and net capital proceeds after Newkirk receives a return of all or invested capital plus a 12% internal rate of return.

Loan Obligations

KeyBank Loan

The MLP is the primary obligor under a $750,000,000 loan from KeyBank National Association and Bank of America, N.A. In connection with the IPO, $150,000,000 of the proceeds Newkirk contributed to the MLP was used to make a partial prepayment on the loan. At June 30, 2006, the outstanding principal balance on the KeyBank/Bank of America Loan was $557,065,000,after deducting approximately $21,000,000 which was paid on July 13, 2006 in connection with the sale of properties leased to Albertson’s, Inc.

Annex F-9

The loan bears interest at the MLP’s election at a rate equal to either (i) the LIBOR Rate (as defined) plus 175 basis points (200 basis points prior to the consummation of the IPO) or (ii) the prime rate then charged by KeyBank National Association plus 50 basis points. The loan is scheduled to mature on August 11, 2008, subject to two one year extensions and requires monthly payments of interest only. The loan requires quarterly principal payments of $1,875,000, increasing to $2,500,000 per quarter during the extension periods. The MLP is also required to make principal payments from the proceeds of property sales, refinancings and other asset sales if proceeds are not reinvested in net leased properties. The required principal payments will be based on a minimum release price set forth in the loan agreement for property sales and 100% of proceeds from refinancings, economic discontinuance, insurance settlements and condemnations. The loan is secured by a lien on all of the MLP’s assets.

The MLP can currently prepay the loan in whole or in part at any time with no premium. The loan requires that the MLP maintain a (i) minimum consolidated debt service coverage ratio (i.e., the ratio of net cash revenue from investments to required consolidated debt service payments), (ii) leverage ratio (i.e., the ratio of (x) the MLP’s allocable share of all indebtedness with respect to investments plus the outstanding balance under the loan, to (y) the MLP’s allocable share of all investments, and (iii) the MLP’s liquid assets of at least $5,000,000, and (iv) the MLP’s consolidated net worth. The loan also limits the MLP’s, and consequently Newkirk’s, ability to incur any direct debt or contingent liabilities but permits the MLP to borrow up to $50,000,000 of non-recourse debt on its properties. There are also limitations on the MLP’s use of reinvestment proceeds, which are defined as proceeds generated by the sale of Newkirk’s real estate, such that the MLP may invest $30,000,000 of reinvestment proceeds in new net lease business opportunities and must apply any additional reinvestment proceeds to the prepayment of principal under the facility.

As a result of the acquisition of interest rate swap and cap agreements, (i) LIBOR on the loan is effectively fixed at 4.642% for $250,000,000 of this loan for five years and (ii) the LIBOR rate on $295,000,000 of the loan (decreasing to $290,000,000 as of December 1, 2006) will be capped at 5.0% through November 2006 and 6.0% from December 2006 until August 2008.

The following is a summary of scheduled principal maturities as of June 30, 2006, excluding principal payments resulting from anticipated property sales, by year, of the MLP’s total debt on the KeyBank/Bank of America loan:

Year	Amount

2006	$3,750,000
2007	7,500,000
2008	545,815,000

(1)
$557,065,000

(1)	Unless extended in which event a $10,000,000 per annum principal payment is required during the extension period.

Revolving Credit Agreement

On April 7, 2006, the MLP entered into an unsecured revolving credit agreement with KeyBank National Association providing for borrowings of up to $50,000,000, subject to increase up to $100,000,000. The revolving credit facility matures April 7, 2009 with the MLP’s option to extend the term for an additional year. Amounts borrowed under the revolving credit line bear interest at rates based on the MLP’s leverage ratio ranging from LIBOR plus 1.35% to LIBOR plus 2.00%.In addition, the MLP is required to pay a 12.5 or 25 basis point fee on the unused portion of the line, depending on the amount borrowed.

The revolving credit line requires monthly payments of interest only. To the extent that the amounts outstanding under the revolving credit line are in excess of the borrowing base (as calculated), the MLP would be required to make a principal payment to the extent of such excess. The MLP may prepay and re-borrow

Annex F-10

amounts prepaid under the credit line. There were no amounts outstanding under the revolving credit line on June 30, 2006.

The revolving credit line is fully recourse to the MLP, and Newkirk has guaranteed the MLP’s obligations under the revolving credit line.

First Mortgage Debt

Excluding discontinued operations, the MLP had outstanding mortgage notes payable with an aggregate principal balance of $232,868,000 and $166,195,000 at June 30, 2006 and December 31, 2005, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly or semi-annually. All the mortgage notes are collateralized by Newkirk’s real estate; some of the mortgage notes are cross-collateralized.

The mortgage notes mature at various dates from 2006 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 3.89% to 10.25%, with a weighted average interest rate of 6.06% at June 30, 2006. Interest rates on the mortgages ranged from 5.0% to 9.9% with a weighted average interest rate of 6.1% at December 31, 2005.

Contract Right Mortgage Note Payable

The MLP has one contract right mortgage note payable with a principal balance of $11,667,000 and $11,128,000 at June 30, 2006 and December 31, 2005, respectively. The contract right mortgage note has a fixed interest rate of 9.68% and matures in January 2009.

Employees

At June 30, 2006, neither Newkirk nor the MLP had any employees. However, NKT Advisors has retained two employees to perform acquisition, disposition and investment services for us. The costs of these employees will be reimbursed by the MLP.

Pursuant to the terms of the Advisory Agreement, NKT Advisors has been retained to administer Newkirk’s and the MLP’s affairs including performing accounting, asset management and investor relation services for Newkirk and the MLP and seeking, servicing and managing Newkirk’s and the MLP’s investments. The Advisory Agreement has an initial term scheduled to expire December 31, 2008, with annual automatic renewals unless either party elects not to renew. NKT Advisors, in turn, has entered into a sub-Advisory Agreement with Winthrop Realty Partners, L.P., an entity which is the direct employer of Newkirk’s executive officers and the entity that had previously provided such services to the MLP. Accordingly, employees of Winthrop Realty Partners continue to indirectly provide the same services to the MLP that they directly provided prior to the IPO. the Advisory Agreement will be terminated upon consummation of the merger.

Pursuant to the Advisory Agreement, Newkirk is required to pay a base management fee to NKT Advisors, which fee is payable quarterly in arrears, equal to the greater of (A) $4,800,000 or (B) 1.5% per annum of (1) $273,560,625 (which represents the gross purchase price paid for shares Newkirk’s common stock in connection with the IPO and the sale of common stock to Winthrop (excluding shares issued to Winthrop in respect of the assignment of its exclusivity right) net of underwriting discounts plus (2) the sum of the net proceeds from any additional primary issuances of Newkirk’s common or preferred equity or from the issuance by the MLP of units, each after deducting any underwriting discounts and commissions and other expenses and costs relating to such issuances, plus (3) as and when, if at all, Apollo sells or converts for shares, in whole or from time to time, up to 5,000,000 units, utilizing a deemed value per unit equal to the lesser of (x) $19.00 and (y) the per share price at which such units are sold or, if converted, the closing price of the Newkirk’s common stock on the day on which such units are converted less (4) any amount that Newkirk or the MLP pay to repurchase shares of Newkirk’s common stock or any units (other than amounts paid with proceeds of the IPO to purchase interests units from existing limited partners).

Annex F-11

In addition to the base management fee, NKT Advisors will be entitled to an incentive management fee at such time, if at all, as Newkirk’s adjusted funds from operations exceed certain thresholds.

Competition

Newkirk expects to face significant competition for Newkirk’s targeted investments. Newkirk intends to capitalize on the acquisition and investment opportunities that Newkirk’s senior management may bring to Newkirk as a result of its acquisition experience. Through its broad experience, Newkirk’s senior management team has established a network of contacts and relationships in the net leased property industry, including relationships with operators, financiers, commercial real estate brokers, potential tenants and other key industry participants. In addition, Newkirk believes that NKT Advisor’s significant real estate management infrastructure will provide Newkirk with the economies of scale associated with its current business operations and thus will provide Newkirk with a competitive advantage when bidding on investment opportunities.

Newkirk also competes with a large number of real estate property owners and developers for tenants. Principal factors of competition are rent charged, attractiveness of location and property condition. Newkirk’s success will depend upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

Environmental Regulations

Under various federal, state and local laws and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner knows of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner’s liability as to any property is generally not limited under such laws and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect the owner’s ability to sell or lease the property or to borrow using the property as collateral. Under such laws and regulations, an owner or entity who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may also be liable for the costs of removal or remediation of all such substances at such facility, whether or not such facility is owned or operated by such person. Some laws and regulations impose liability for the release of certain materials into the air or water from a property, including asbestos, and such release can form the basis for liability to third parties for personal injury or other damages. Other laws and regulations can limit the development of and impose liability for the disturbance of wetlands or the habitats of threatened or endangered species.

Almost all of the MLP’s properties are triple-net leased, and tenants are therefore generally required to pay all of the expenses relating to the leased property. Accordingly, Newkirk believes that compliance with federal, state and local provisions otherwise relating to the properties or the environment will not have a material effect on Newkirk’s capital expenditures, earnings or competitive position. However, no assurance can be given that material environmental liabilities do not exist, that despite the leases in place the MLP will not be held liable for environmental liabilities, that any prior owner or operator of a property or land held for development did not create any material environmental condition not known to us, that a material environmental condition does not otherwise exist as to any one or more of the MLP’s properties or land held for development, or that future uses and conditions (including changes in applicable environmental laws and regulations and the uses and conditions of properties in the vicinity, such as leaking underground storage tanks and the activities of the tenants) will not result in the imposition of environmental liability. No material expenditures have been made by Newkirk to date relating to environmental matters.

Segment Data

Newkirk operates in only one business segment — net lease assets.

Annex F-12

PROPERTIES

As of August 1, 2006, the MLP owned 166 properties. Of these properties, 133 properties were wholly-owned, and 33 properties were owned by entities controlled by Newkirk or Newkirk’s affiliates and whose operations are consolidated for financial statement purposes with Newkirk’s.

Substantially all of the MLP’s properties and the consolidated properties are net leased to investment grade corporate tenants. At August 1, 2006, Newkirk had 11 properties that were not fully leased. These properties contained an aggregate of approximately 760,437 square feet or approximately 4.5% of the total space of all properties. The MLP’s remaining properties are net leased to various tenants. The leases are similar in many respects and generally: (i) provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; (ii) obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; (iii) require the tenant to maintain insurance against casualty and liability losses; (iv) permit the tenant to sublet the property; and (v) afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that continued use and occupancy of the property would be uneconomic or unsuitable. Many of the leases grant the tenant an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a purchase price equal to the fair market value of such property. Newkirk maintains insurance on properties that are not leased and believes that the properties are adequately covered by insurance.

The table below summarizes, as of August 1, 2006, information on the MLP’s 166 properties.

			In-Place Annualized
Property Type	Number	Square Footage	Rental Revenues

Office	45	8,318,242	$169,794,234
Retail	99	3,026,862	26,767,507
Industrial	14	4,442,563	26,427,165
Other	8	1,029,000	16,588,569

TOTAL	166	16,816,667	$239,577,475

Annex F-13

The following table sets forth certain information on the MLP’s properties and the consolidated properties as of August 1, 2006, including discontinued operations.

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Long Beach(2)	CA	LE	Raytheon Company	Industrial	200,541	12/31/08	Six 5yr Terms	14.88	8.34
Palo Alto	CA	GL	Xerox Corporation	Industrial	123,000	01/31/08	One 5yr Term	32.37	28.45
Orlando	FL	GL	Walgreen Company	Industrial	205,016	03/31/11	Four 5yr Terms	2.48	2.48
Owensboro(3)	KY	GL	Ragu Foods, Inc.	Industrial	443,380	12/19/08	Five 5yr Terms	11.93	2.68
Rockford(4)	IL	Fee	Jacobsen Companies	Industrial	240,000	12/31/14	One 5yr	3.68	4.04
North Berwick	ME	Fee	United Technologies Corp.	Industrial	820,868	04/30/10	Five 5yr Terms	2.86	2.21
Statesville	NC	Fee	La-Z-Boy	Industrial	639,600	04/30/10	One 5yr	2.58	2.84
Saugerties(14)	NY	Fee	Rotron Inc/EG&G/URS	Industrial	52,000	12/31/09	Four 5yr Terms	2.35	2.35
N. Myrtle Beach	SC	GL	Food Lion, LLC (Delhaize America Inc.)	Industrial	36,828	10/31/08	Four 5yr Terms	3.88	3.88
Franklin	TN	GL	Essex Group, Inc.	Industrial	289,330	12/31/08	Four 5yr Terms	5.10	2.54
Memphis	TN	GL	Sears, Roebuck & Company	Industrial	780,000	02/28/17	Two 10yr Terms	3.67	2.04
Lewisville	TX	Fee	Xerox Corporation	Industrial	256,000	06/30/08	Six 5yr Terms	5.89	4.18
Windsor	WI	GL	Walgreen Company	Industrial	356,000	02/28/12	Four 5yr Terms	7.52	3.12
Little Rock	AR	Fee	Entergy Arkansas	Office	36,361	10/31/10	Four 5yr Terms	6.53	6.53
Pine Bluff	AR	Fee	Entergy Arkansas	Office	27,189	10/31/10	Four 5yr Terms	7.08	7.08
El Segundo(5)	CA	Fee	Raytheon Company	Office	184,636	(5)	(5)	16.10	(5)
El Segundo(5)	CA	Fee	Raytheon Company	Office	184,636	(5)	(5)	16.10	(5)
Irvine(6)	CA	Fee	Associates First Financial Corp./Citigroup	Office	200,000	09/08/08	Six 5yr Terms	28.52	12.00
Long Beach(2)	CA	LE	Raytheon Company	Office	478,437	12/31/08	Six 5yr Terms	35.51	19.89
Pleasanton(7)	CA	LE	Multi-tenant	Office	41,760	11/30/09	none	19.79	NA
San Francisco(8)	CA	LE	Multi-tenant	Office	172,543	various	various	15.21	various
Walnut Creek	CA	LE	Hercules Credit, Inc.	Office	54,528	08/31/07	Six 5yr Terms	37.52	18.17
Colorado Springs	CO	Fee	Federal Express Corporation	Office	71,000	04/30/08	Six 5yr Terms	31.13	13.26
Clinton(3)	CT	GL	Chesebrough Ponds/Unilever	Office	41,188	12/19/08	Five 5yr Terms	19.71	8.50
Orlando	FL	GL	Martin Marietta (Lockheed Martin)	Office	184,000	04/30/08	Six 5yr Terms	5.22	5.22
Orlando	FL	Fee	Harcourt Brace & Company (Reed Elsevier)	Office	357,280	03/31/09	Six 5yr Terms	13.00	10.45

Annex F-14

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Lisle(4)	IL	Fee	National Louis University/Primms/James Benes & Assoc.	Office	99,414	01/19 - 08/09 - 01/14	One 5yr	12.31	FMV

Columbus	IN	GL	Cummins Engine Company Inc.	Office	390,100	07/31/09	Six 5yr Terms	8.00	9.26
New Orleans(9)	LA	LE	Hibernia Corporation	Office	222,432	09/08/08	Five 5yr Terms	20.86	9.69
New Orleans(9)	LA	LE	Hibernia Corporation	Office	180,595	09/08/08	Five 5yr Terms	20.19	6.46
Baltimore	MD	GL	St Paul Fire and Marine Insurance Co.	Office	530,000	09/30/09	Six 5yr Terms	48.74	25.18
Bridgeton	MO	GL	BCG Healthcare	Office	54,205	03/31/13	Two 5yr Terms @ FMV	6.84	FMV
Bridgewater	NJ	Fee	Biovail	Office	115,508	10/31/14	Two 5 yr	17.50	95% FMV
Carteret	NJ	Fee	Pathmark Stores, Inc.	Office	96,400	12/31/11	Five 5yr Terms	18.25	10.37
Elizabeth	NJ	Fee	Bank of America	Office	30,000	08/31/08	Six 5yr Terms	25.73	12.26
Morris Township	NJ	GL	Allied Signal Corp./Honeywell	Office	225,121	05/31/08	Six 5yr Terms	26.20	12.59
Morris Township	NJ	GL	Allied Signal Corp./Honeywell	Office	49,791	05/31/08	Six 5yr Terms	29.41	14.13
Morris Township	NJ	GL	Allied Signal Corp./Honeywell	Office	136,516	05/31/08	Six 5yr Terms	25.99	12.49
Morristown	NJ	GL	Allied Signal Corp./Honeywell	Office	316,129	03/31/08	Six 5yr Terms	27.87	12.18
Plainsboro	NJ	Fee	Bank of America	Office	2,000	08/31/08	Six 5yr Terms	77.97	34.98
Rockaway	NJ	Fee	BASF	Office	95,500	09/30/14	Two 5 yr	23.50	FMV
Las Vegas	NV	Fee	Nevada Power Company	Office	282,000	01/31/14	Five 5yr Terms	27.43	9.77
Rochester	NY	Fee	Frontier Corporation	Office	226,000	12/31/14	Two 5 yr	11.36	FMV
Miamisburg	OH	GL	Reed Elsevier, Inc.	Office	61,229	01/31/08	Six 5yr Terms	11.62	11.62
Miamisburg	OH	GL	Reed Elsevier, Inc.	Office	85,873	01/31/08	Six 5yr Terms	6.01	6.01
Toledo(16)	OH	GL	Owens-Illinois	Office	707,482	09/30/06	Tenant did not renew	18.89	10.33
Allentown	PA	Fee	Wachovia	Office	71,230	10/31/10	Three 5yr Terms	3.49	3.49
Johnson City	TN	Fee	Sun Trust Bank	Office	63,800	11/30/11	Four 5yr Terms	10.58	10.58
Kingport	TN	Fee	American Electric Power	Office	42,770	06/30/08	Six 5yr Terms	10.98	7.25

Annex F-15

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Memphis	TN	LE	The Kroger Co.	Office	75,000	07/01/08	Six 5yr Terms	16.57	5.62
Memphis(17)	TN	Fee	Federal Express Corporation	Office	521,286	06/19/09	Six 5yr Terms	27.56	10.31
Beaumont	TX	Fee	Wells Fargo & Co.	Office	49,689	11/29/07	Six 5yr Terms	29.10	17.68
Beaumont	TX	GL	Entergy Gulf States	Office	426,000	07/31/07	Three 10yr Terms	26.46	14.57
Bedford	TX	Fee	Vacant	Office	206,905	Vacant	Vacant	NA	NA
Dallas	TX	Fee	Wells Fargo & Co.	Office	185,000	12/31/07	Six 5yr Terms	16.39	9.40
Garland	TX	Fee	E Systems Inc.	Office	278,759	05/31/11	Five 5yr Terms	5.40	5.40
Glenwillow	OH	Fee	Royal Appliance	Office/Distribution	458,000	07/31/15	Two 5 yr Terms	3.74	95% FMV
El Segundo(5)	CA	Fee	Raytheon Company	Office/Parking	959,000	(5)	(5)	16.10	(5)
Sun City	AZ	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	25.00
Ft. Collins	CO	Fee	Lithia Motors	Other	10,000	05/31/12	One 5yr Term	24.96	21.25
Carlsbad	NM	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	6.50
Corpus Christi	TX	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	10.00
El Paso	TX	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	8.50
McAllen	TX	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	15.00
Victoria	TX	Fee	Furrs Cafeterias	Other	10,000	04/30/12	No Renewal Terms	15.00	7.00
Florence	AL	LE	The Kroger Co.	Retail	42,130	07/01/08	Six 5yr Terms	15.65	5.31
Montgomery	AL	GL	Vacant	Retail	53,820	Vacant	Vacant	NA	NA
Bisbee	AZ	LE	Safeway, Inc.	Retail	30,181	03/31/09	Six 5yr Terms	9.06	5.03
Mesa(10)	AZ	Fee	Albertson’s/CSK Auto	Retail	3,080	01/31/09	Six 5yr Terms	5.70	5.70
Tucson	AZ	LE	Safeway, Inc.	Retail	37,268	03/31/09	Six 5yr Terms	9.77	5.42
Atascadero(10)	CA	Fee	Albertson’s/CSK Auto	Retail	4,000	01/31/09	Six 5yr Terms	8.02	8.02
Beaumont(10)	CA	Fee	Albertson’s/CSK Auto	Retail	4,000	01/31/09	Six 5yr Terms	7.61	7.61
Corona	CA	LE	Mark C. Bloome (Goodyear)	Retail	9,400	09/30/12	Five 5yr Terms	26.43	9.02
Indio	CA	LE	Mark C. Bloome (Goodyear)	Retail	9,600	09/30/12	Five 5yr Terms	22.70	7.75
Lake Forest(11)	CA	Fee	Mark C. Bloome (Goodyear)	Retail	10,250	05/31/09	Six 5yr Terms	11.75	11.75
Mammoth Lakes	CA	LE	Safeway, Inc.	Retail	44,425	05/31/07	Six 5yr Terms	18.33	9.23

Annex F-16

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Morgan Hill(11)	CA	Fee	Mark C. Bloome (Goodyear)	Retail	10,250	05/31/09	Six 5yr Terms	6.91	6.91
Paso Robles(10)	CA	Fee	Albertson’s/CSK Auto	Retail	7,000	01/31/09	Six 5yr Terms	4.70	4.70
Pleasanton	CA	Fee	Federated Western Properties Inc.	Retail	175,000	08/31/12	One 8yr & Four 5yr Terms	6.73	5.20
Redlands(11)	CA	Fee	Mark C. Bloome (Goodyear)	Retail	11,200	05/31/09	Six 5yr Terms	5.53	5.53
San Diego	CA	GL	Nordstrom, Inc.	Retail	225,919	12/31/16	One 15 yr Term and one 5 yr. Term	7.08	6.41
Santa Monica	CA	Fee	Federated Department Stores	Retail	150,000	09/30/12	One 8yr & Four 5yr Terms	5.74	4.38
Tustin(12)	CA	Fee	Target	Retail	72,000	12/31/07	Four 5yr Terms	1.99	1.40
Union City(11)	CA	Fee	Mark C. Bloome (Goodyear)	Retail	10,800	05/31/09	Six 5yr Terms	7.32	7.32
Ventura	CA	GL	City of Buenaventura	Retail	39,600	11/30/13	No Renewal Terms	19.92	1.30
Yorba Linda(11)	CA	Fee	Mark C. Bloome (Goodyear)	Retail	10,800	05/31/09	Six 5yr Terms	7.62	7.62
Aurora	CO	LE	Safeway, Inc.	Retail	24,000	05/31/12	Five 5yr Terms	21.26	10.71
Aurora	CO	Fee	Vacant	Retail	41,384	Vacant	Vacant	NA	NA
Littleton	CO	Fee	Vacant	Retail	29,360	Vacant	Vacant	NA	NA
Port Richey	FL	GL	Vacant	Retail	53,820	Vacant	Vacant	NA	NA
Tallahassee	FL	GL	Vacant	Retail	53,820	Vacant	Vacant	NA	NA
Atlanta	GA	LE	Bank of America	Retail	6,260	12/31/09	Six 5yr Terms	25.29	17.89
Atlanta	GA	LE	Bank of America	Retail	3,900	12/31/09	Six 5yr Terms	28.46	20.13
Chamblee	GA	LE	Bank of America	Retail	4,565	12/31/09	Six 5yr Terms	27.36	19.35
Cumming	GA	LE	Bank of America	Retail	14,208	12/31/09	Six 5yr Terms	19.73	13.96
Duluth	GA	LE	Bank of America	Retail	9,300	12/31/09	Six 5yr Terms	20.26	14.33
Forest Park	GA	LE	Bank of America	Retail	14,859	12/31/09	Six 5yr Terms	18.98	13.42
Jonesboro	GA	LE	Bank of America	Retail	4,894	12/31/09	Six 5yr Terms	22.30	15.77
Stone Mountain	GA	LE	Bank of America	Retail	5,704	12/31/09	Six 5yr Terms	23.56	16.66
Rock Falls	IL	Fee	Albertson’s/Lucky Stores	Retail	27,650	9/30/11	Two 5yr Terms	2.28	5.06
Carmel	IN	Fee	Marsh Supermarkets, Inc.	Retail	38,567	10/31/08	Six 5yr Terms	4.11	4.11
Lawrence	IN	Fee	Marsh Supermarkets, Inc.	Retail	28,721	10/31/08	Six 5yr Terms	6.72	6.72
Louisville	KY	LE	The Kroger Co.	Retail	40,019	12/29/11	Five 5yr Terms	16.45	6.11
Louisville	KY	GL	The Kroger Co.	Retail	9,600	12/28/11	None	11.57	4.34

Annex F-17

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Minden	LA	Fee	Safeway, Inc.	Retail	35,000	11/30/07	Six 5yr Terms	11.55	5.51
Columbia(13)	MD	Fee	Giant Foods/Royal Ahold	Retail	57,209	12/31/08	12/31/33	5.23	2.56
Billings	MT	GL	Safeway, Inc.	Retail	40,800	05/31/10	One 5yr Term	9.05	4.56
Charlotte	NC	Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	33,640	10/31/08	Six 5yr Terms	2.90	2.90
Concord	NC	Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	32,259	10/31/08	Six 5yr Terms	6.09	6.09
Jacksonville	NC	Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	23,000	02/28/08	Six 5yr Terms	3.63	3.63
Jefferson	NC	GL	Food Lion, LLC (Delhaize America Inc.)	Retail	23,000	02/28/08	Two 5yr Terms	3.17	3.17
Lexington	NC	GL/Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	23,000	02/28/08	Six 5yr Terms	6.02	6.02
Thomasville	NC	Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	21,000	10/31/08	Six 5yr Terms	5.07	5.07
Garwood	NJ	Fee	Pathmark Stores, Inc.	Retail	52,000	05/31/11	Two 5yr Terms	5.33	5.33
Albuquerque	NM	Fee	Safeway, Inc.	Retail	35,000	11/30/07	Six 5yr Terms	18.70	8.92
Farmington(10)	NM	Fee	Albertson’s/CSK Auto	Retail	3,030	01/31/09	Six 5yr Terms	5.20	5.20
Las Vegas(10)	NV	Fee	Albertson’s/CSK Auto	Retail	2,800	01/31/09	Six 5yr Terms	8.85	8.85
Port Chester	NY	GL	Pathmark Stores, Inc.	Retail	59,000	10/31/08	Three 5yr Terms	18.89	7.77
Cincinnati	OH	GL	The Kroger Co.	Retail	25,628	12/28/06	Tenant did not renew	14.39	5.37
Columbus	OH	LE	The Kroger Co.	Retail	34,019	12/29/11	Five 5yr Terms	23.44	8.65
Franklin	OH	Fee	Marsh Supermarkets, Inc.	Retail	29,119	10/31/08	Six 5yr Terms	3.83	3.83
Lawton	OK	LE	Safeway, Inc.	Retail	30,757	03/31/09	Six 5yr Terms	10.84	6.02
Grants Pass	OR	LE	Safeway, Inc.	Retail	33,770	03/31/09	Six 5yr Terms	8.65	4.80
Doylestown	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	38.81	18.69
Lansdale	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	41.04	19.77
Lima	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	44.66	21.52
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	36.58	17.62

Annex F-18

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	52.19	25.15
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	11.77	5.65
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	42.99	20.71
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	49.12	23.67
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	38.81	18.69
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	39.09	18.83
Philadelphia	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	55.26	26.63
Philadelphia	PA	Fee	Pathmark Stores, Inc.	Retail	50,000	11/30/10	Five 5yr Terms	8.08	8.08
Richboro	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	36.02	17.35
Wayne	PA	Fee	Meritor Savings Bank (Mellon Bank/Citizens Bank)	Retail	3,800	08/31/08	Six 5yr Terms	52.75	25.42
Moncks Corner	SC	GL	Food Lion, LLC (Delhaize America Inc.)	Retail	23,000	02/28/08	Two 5yr Terms	2.69	2.69
Chattanooga	TN	LE	The Kroger Co.	Retail	42,130	07/01/08	Six 5yr Terms	16.81	5.71
Paris	TN	LE	The Kroger Co.	Retail	31,170	07/01/08	Six 5yr Terms	15.04	5.10
Carrolton	TX	GL	Hongs Family Grocery	Retail	61,000	01/31/21	None	3.95	NA
Dallas	TX	GL	The Kroger Co.	Retail	68,024	12/28/06	Kroger did not renew (15)	7.89	5.26(15)
El Paso(10)	TX	Fee	Albertson’s/CSK Auto	Retail	2,625	01/31/09	Six 5yr Terms	7.79	7.79
El Paso(10)	TX	Fee	Albertson’s/CSK Auto	Retail	2,800	01/31/09	Six 5yr Terms	6.44	6.44
Fort Worth	TX	LE	Safeway, Inc.	Retail	44,000	05/31/07	Six 5yr Terms	13.72	6.91
Garland	TX	LE	Safeway, Inc.	Retail	40,000	11/30/07	Six 5yr Terms	17.05	8.14
Granbury	TX	LE	Safeway, Inc.	Retail	35,000	11/30/07	Six 5yr Terms	12.15	5.80
Grand Prairie	TX	LE	Safeway, Inc.	Retail	49,349	03/31/09	Six 5yr Terms	10.02	5.56
Greenville	TX	GL	Safeway, Inc.	Retail	48,427	05/31/11	Five 5yr Terms	4.20	3.53
Hillsboro	TX	LE	Safeway, Inc.	Retail	35,000	11/30/07	Six 5yr Terms	9.62	4.59

Annex F-19

						Lease Term
						Maturity		Current
						(Including		Term	Contractual
		Ground		Type		Exercised	Remaining	Rent	Renewal
City	State	Ownership(1)	Tenant	of Property	Sq. Ft.	Options)	Renewal Terms	PSF ($)	Rent PSF ($)

Houston	TX	LE	The Kroger Co.	Retail	52,200	12/29/11	Five 5yr Terms	14.45	5.39
Lubbock(10)	TX	Fee	Albertson’s/CSK Auto	Retail	2,550	01/31/09	Six 5yr Terms	6.82	6.82
Lubbock	TX	GL	Vacant	Retail	53,820	Vacant	Vacant	NA	NA
Sandy	UT	GL	Albertson’s Inc.	Retail	41,612	12/31/06	Tenant did not renew	4.78	3.69
Staunton	VA	Fee	Food Lion, LLC (Delhaize America Inc.)	Retail	23,000	02/28/08	Six 5yr Terms	7.20	7.20
Edmonds	WA	GL	Vacant	Retail	35,459	Vacant	Vacant	NA	NA
Graham	WA	LE	Safeway, Inc.	Retail	44,718	03/31/09	Six 5yr Terms	9.22	5.12
Milton	WA	LE	Safeway, Inc.	Retail	44,718	03/31/09	Six 5yr Terms	10.63	5.90
Port Orchard	WA	GL	Jubilee Fun	Retail	27,968	Month to Month	None	3.00	NA
Redmond	WA	LE	Safeway, Inc.	Retail	44,718	03/31/09	Six 5yr Terms	11.26	6.25
Spokane	WA	LE	Safeway, Inc.	Retail	38,905	03/31/09	Six 5yr Terms	9.63	5.34
Cheyenne	WY	Fee	Albertson’s Inc.	Retail	31,420	Vacant	Vacant	NA	NA
Evanston	WY	Fee	Community First Bank (Bank of the West)	Retail	10,378	03/31/09	One 5yr Term	3.91	—
Evanston	WY	Fee	Various	Retail	28,086	Multi-Tenant	Multi-Tenant	NA	—

Annex F-20

(1)	GL means a ground lease and LE means land estate.

(2)	The MLP holds a 55% ownership interest in the entity that owns this property.

(3)	The MLP holds a 63.2% ownership interest in the entity that owns this property.

(4)	Two properties. Information is for both properties in the aggregate.

(5)	The MLP holds a 53% ownership interest in the entity that owns these properties. Property consists of two 184,636 square foot office towers and a parking garage with approximately 150,000 square feet of office space above the garage. Tenant recently entered into lease extension for a term expiring January 1, 2019 for all of the space at 2200 E. Imperial Highway and approximately 160,741 square feet of office space at 2222 E. Imperial Highway and 63% of the parking structure. In connection with the lease extension, the tenant is obligated to pay annual rent of $4,921,000 from January 2009 through December 2013, increasing to $5,267,000 for the period from January 2014 to December 2018. Tenant has (i) three five 5 year renewal terms at fair market rent with respect to 2200 E. Imperial Highway, and (ii) five 5 year renewal terms at fair market rent with respect to one of the office towers (2230 E. Imperial Highway) and the remaining space at 2222 E. Imperial Highway.

(6)	The MLP holds a 59.9% ownership interest in the entity that owns this property.

(7)	The MLP holds the general partner interest in the entity that owns this property.

(8)	The MLP holds a second mortgage on this property that effectively gives the MLP all of the economic rights with respect to the property.

(9)	The MLP holds a 47.5% ownership interest in the entity that owns this property.

(10)	The MLP holds a 49.9% ownership interest in the entity that owns this property.

(11)	The MLP holds a 32.1% ownership interest in the entity that owns this property.

(12)	The MLP holds a 85.4% ownership interest in the entity that owns this property.

(13)	The MLP holds a 45% ownership interest in the entity that owns this property.

(14)	The MLP holds a 57.8% ownership interest in the entity that owns this property.

(15)	The Kroger Co. has elected not to renew. Malone’s has entered into an agreement to lease the property from 1/1/07 through 3/31/17 at a rent of $5.26 per square foot.

(16)	This property was sold on September 29, 2006. See “BUSINESS — Developments since the IPO — Property Matters — Sales.”

(17)	The MLP entered into a lease amendment on October 11, 2006, pursuant to which the term was extended to June 19, 2019 and the per square footage rental rate was modified to range between $13.00 and $14.11. The tenant retained the right to renew the lease at the end of the extended term for four five-year terms as provided in the original lease.

Annex F-21

Below is a listing of tenants which accounted for 3% or more of aggregate in-place annualized rental revenues from the MLP’s properties as of December 31, 2005:

				Percentage of
				2005 Aggregate
	Number of	Square	2005 Rental	Annual Rental
Tenant(1)	Properties	Footage	Revenues	Revenue

Raytheon Company(2)	6	2,286,009	$42,863,692	17.9
St. Paul Fire and Marine Insurance Co.	1	530,000	25,832,664	10.8
Albertson’s Inc.(3)	71	2,842,909	22,590,094	9.4
Honeywell, Inc.(4)	4	727,557	19,833,669	8.3
Federal Express Corporation	2	592,286	16,575,578	6.9
Owens-Illinois, Inc.(5)	1	707,482	13,364,335	5.6
Entergy Corporation	3	489,500	11,849,734	4.9
Safeway Inc.	19	736,036	8,494,155	3.5
Hibernia National Bank	2	403,027	8,286,145	3.5
Nevada Power Company	1	282,000	7,735,260	3.2

(1)	The listed company is either the tenant, the obligor or guarantor with respect to the lease or the successor-in-interest to the initial tenant.

(2)	Properties leased to Raytheon represented approximately 12.9% of the MLP’s total assets for financial reporting purposes as of December 31, 2005. Raytheon is a public company subject to the reporting requirements of the Securities Exchange Act of 1934. As of December 31, 2005, no other lessee leased property from the MLP representing more than 10% of Newkirk’s total assets. (3) 50 properties were sold in July 2006.

(4)	In June 2005, the MLP entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the MLP in Morris Township, New Jersey to restructure the lease on the properties.

(5)	This property was sold on September 29, 2006.

The following charts set forth certain information as of December 31, 2005 concerning expirations of the current lease terms for Newkirk’s properties (assuming no renewals other than those which have already been exercised) from 2006 to 2016:

		Approximate
	Number of	Sq. Ft.	Aggregate	Cumulative
	Properties at	Covered by	in Place	Percentage of
	Which Lease	Expiring	Rental	Aggregate
Lease Expiration Date	Expires(1)	Leases(1)	Income(1)(2)	Revenues(1)

2006	13	1,283,375	$17,230,920	7.2%
2007	32	3,005,442	37,284,017	22.7%
2008	63	5,755,504	99,190,024	64.1%
2009	45	2,746,105	58,627,451	88.6%
2010	12	1,295,191	4,118,356	90.3%
2011	16	1,158,446	9,992,346	94.4%
2012	9	395,000	3,187,134	95.8%
2013	1	39,600	788,722	96.1%
2014	1	282,000	7,735,260	99.3%
2015	—	—	—	99.3%
2016	1	225,919	1,600,000	100.0%
Vacant	10	584,442	—

TOTAL PORTFOLIO	203	16,771,024	$239,754,230	100.0%

(1)	Covers current term lease expirations only.

(2)	Based on rent from continuing operations for the year ended December 31, 2005.

Annex F-22

Ground Leases

The following table sets forth certain information with respect to the ground leases to which the MLP properties were subject as of August 1, 2006.

Current Term
City	State	Expiration	Renewal Options	Ground Rent

Russellville	AK	5/9/2026	n/a	$2,200 per year
Montgomery	AL	1/1/2011	3-5 year renewal options.	$78,960 per year increasing by 7/5% each renewal term.
Palo Alto	CA	2/1/2008	1 term expiring 12/14/2013, then 2-5 year renewal options.	$61,000 per year current term, fair market value all renewal terms.
San Diego	CA	1/1/2017	10-5 year renewal options.	$60,000 per year thru 7th renewal then fair market value.
Tustin(1)	CA	12/31/2007	12-5 year renewal options.	$45,990 per year during current term; $30,660 per year during 2nd through 5th renewal term; then fair market value.
Ventura	CA	12/1/2018	4-5 year renewal options.	Current term is $45,000 per year, fair market value for all renewal terms.
Clinton	CT	12/19/2018	8-5 year renewal options.	$7,200 per year for all terms.
Port Richey	FL	12/31/2010	8-5 year renewal options.	$64,420 per year thru 1st renewal term, increases by 10% each renewal term.
Orlando	FL	5/2/2008	10-5 year renewal options.	Fair Market Value. Current rent is $326,066.25 per year.
Orlando	FL	3/31/2011	8-5 year renewal options.	$76,000 per year all terms.
Tallahassee	FL	1/2/2007	9-5 year renewal options.	$64,102 per year through current term, then fair market value all renewal terms with no renewal rent less than the preceding term. Percentage rents are also payable to the extent of 1/2% gross sales in excess of $13,000,000.
Columbus	IN	2/1/2009	9-5 year renewal options.	Fair Market Value.
Owensboro	KY	12/19/2018	8-5 year renewal options.	$30,000 per year for all terms.
Louisville	KY	1/30/2011	3-5 year renewal options.	Current rent is $67,100 and increases by $5,000 each renewal term.
Baltimore	MD	11/2/2014	8-5 year renewal options.	$550,000 per year all terms.
Bridgeton	MO	4/1/2011	9- 5 year renewal options.	$10,000 per year.
Billings	MT	7/7/2010	4-5 year renewal options.	$40,000 per year plus percentage rent for all terms.
Jefferson	NC	10/19/2007	4-5 year renewal options.	$35,000 per year current term, $37,500 thru 1st renewal then increase by $2,500 each renewal term plus percentage rent equal to .5% of gross sales in excess of $11,550,00 to max of $15,000,000.
Lexington	NC	3/1/2008	14-5 year renewal options.	$3,333 per year through 6th renewal term, fair market value all remaining terms.
Morris Township	NJ	11/30/2010	1-2.5 year & 9-5 year renewal options.	$11,727 per year all terms.

Annex F-23

Current Term
City	State	Expiration	Renewal Options	Ground Rent

Morris Township	NJ	11/30/2010	1-2.5 year & 9-5 year renewal options.	$5,729 per year all terms.
Morris Township	NJ	11/30/2010	1-2.5 year & 9-5 year renewal options.	$6,060 per year all terms.
Morristown	NJ	9/30/2010	1-2.5 year & 9-5 year renewal options.	$14,766 per year all terms.
Port Chester	NY	10/31/2008	6-5 year renewal options.	$276,367 per year increasing by 13% each renewal term.
Cincinnati	OH	12/30/2006	4-5 year renewal options.	Current rent is $120,000 per year and $220,000 per year for all renewal terms.
Miamisburg	OH	2/1/2008	10-5 year renewal options.	$10,000 per year thru 6th renewal term then fair market value.
Toledo(2)	OH	9/30/2006	10-5 year renewal options.	$113,320 per year, 9% of FMV of the land as encumbered by the improvements.
Miamisburg	OH	2/1/2008	10-5 year renewal options.	$10,000 thru 6th renewal then fair market value.
N. Myrtle Beach	SC	8/16/2008	7-5 year renewal options.	$42,125 through first renewal term then increasing by 12% for each term up to $88,703 during the last renewal term.
Moncks Corner	SC	1/4/2013	2-10 year renewal options.	$36,380 per year current term, increasing $2,500 per renewal term.
Memphis	TN	3/1/2007	5-10 year renewal options	$22,500 for current term and thru 3rd renewal then 9% of fair market value.
Franklin	TN	1/2/2011	1-3 year & 8- 5 year renewal options.	$36,564 all terms.
Carrolton	TX	2/1/2011	9-5 year renewal options.	$2,500 through 5th renewal term and fair market value thereafter.
Dallas	TX	12/30/2006	1-3 year & 5-5 year renewal options.	$5,800 thru 1st renewal term then increase by $600 each renewal term.
Greenville	TX	6/6/2006	10-5 year renewal options.	$2,000 per year all terms.
Beaumont	TX	8/1/2007	3-10 year & 4-5 year renewal options.	$123,001 per year during current term, fair market value all renewal terms.
Lubbock	TX	1/2/2011	8-5 year renewal options.	$50,000 per year all terms. Percentage rents also payable to the extent of 1/2% of gross sales in excess of $20,000,000.
Bountiful	UT	1/31/2011	4-5 year renewal options.	$70,000 + percentage rent for all terms.
Sandy	UT	1/1/2007	5-5 year renewal options	$40,000 per year current term, $40,000 per year all renewal terms plus percentage equal to .5% of gross sales in excess of $20,000,000.
Port Orchard	WA	1/1/2011	6-5 year renewal options.	$31,000 thru 2nd renewal, $35,000 thru 4th renewal, $38,000 for the remaining terms.

Annex F-24

Current Term
City	State	Expiration	Renewal Options	Ground Rent

Edmonds	WA	1/2/2007	7-5 year renewal options.	$43,420 per year, then fair market value plus $13,000.
Windsor	WI	3/1/2009	1-3 year &8-5 year renewal options.	$22,266 per year all terms.

(1)	The MLP owns the land and an 86% ownership interest in the owning entity.

(2)	This property was sold on September 29, 2006. See “BUSINESS — Developments since the IPO — Property Matters — Sales.”

Estate for Years

The following table sets forth certain information with respect to the estates for years held by the MLP as of August 1, 2006. Upon expiration of an estate for years, the MLP has the right to enter into a ground lease with the remainderman on the terms indicated:

Land Estate
City	State	Expiration	Ground Lease Terms	Ground Lease Rent

Florence	AL	7/3/2010	Option to enter into a ground lease expiring 7/3/13 with 9-5 year renewal options.	Commencing 7/4/2010, $2,500 per year for all terms.
Bisbee	AZ	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Tucson	AZ	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Corona	CA	1/1/2008	Option to enter into ground lease expiring 1/1/2013 with 13-5 year renewal options.	Commencing 1/2/2008, $40,000 per year thru 7th renewal term then fair market value thereafter.
Indio	CA	1/1/2008	Option to enter into ground lease expiring 1/1/2013 with 13-5 year renewal options.	Commencing 1/2/2008, $40,000 per year thru 7th renewal term then fair market value thereafter.
Long Beach	CA	1/3/2011	Option to enter ground lease expiring 1/2/2014 with 9-5 year renewal options.	Commencing 1/3/2011, $3,076 per year for all terms.
Long Beach	CA	1/3/2011	Option to enter ground lease expiring 1/2/2014 with 9-5 year renewal options.	Commencing 1/3/2011, $6,924 per year for all terms.
Mammoth Lakes	CA	6/1/2009	Option to enter ground lease expiring 6/1/2012 with 9-5 year renewal options.	Commencing 6/2/2012, $2,500 per year for all terms.
Pleasanton	CA	12/1/2009	Option to enter ground lease expiring 12/1/2014 with 5-5 year renewal options.	$12,999 per year all terms.
San Francisco	CA	12/1/2009	Option to enter ground lease expiring 12/1/2014 with 5-5 year renewal options.	$12,999 per year all terms.
Walnut Creek	CA	9/2/2009	Option to enter into ground lease expiring 9/2/2012 with 9-5 year renewal options.	Commencing 9/3/2009, $10,000 per year all renewal terms.

Annex F-25

Land Estate
City	State	Expiration	Ground Lease Terms	Ground Lease Rent

Aurora	CO	6/1/2009	Option to enter ground lease expiring 6/1/2012 with 9-5 year renewal options.	Commencing 6/2/2012, $2,500 per year for all terms.
Atlanta	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Atlanta	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Chamblee	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options	Commencing 1/2/2010, $1,000 per year for all terms.
Cumming	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Duluth	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Forest Park	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Jonesboro	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Stone Mountain	GA	1/1/2010	Option to enter into a ground lease expiring 1/1/15 with 9-5 year renewal options.	Commencing 1/2/2010, $1,000 per year for all terms.
Louisville	KY	12/31/2008	Option to enter into ground lease expiring 12/31/2011 with 9-5 year renewal options.	Commencing 1/1/2008, $3,500 per year for all terms.
New Orleans	LA	9/8/2008	Option to enter ground lease expiring 9/8/2013 with 9-5 year renewal options.	Annual rent equal to 8% of the fair market value of the land as unencumbered by the improvements.
New Orleans	LA	9/8/2008	Option to enter ground lease expiring 9/8/2013 with 9-5 year renewal options.	Annual rent equal to 8% of the fair market value of the land as unencumbered by the improvements.
Columbus	OH	12/31/2008	Option to enter into ground lease expiring 12/31/2011 with 9-5 year renewal options.	Commencing 1/1/2008, $3,500 per year for all terms.
Lawton	OK	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Grants Pass	OR	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Chattanooga	TN	7/3/2010	Option to enter into a ground lease expiring 7/3/13 with 9-5 year renewal options.	Commencing 7/4/2010, $2,500 per year for all terms.

Annex F-26

Land Estate
City	State	Expiration	Ground Lease Terms	Ground Lease Rent

Paris	TN	7/3/2010	Option to enter into a ground lease expiring 7/3/13 with 9-5 year renewal options.	Commencing 7/4/2010, $2,500 per year for all terms.
Memphis	TN	7/3/2010	Option to enter into a ground lease expiring 7/3/13 with 9-5 year renewal options.	Commencing 7/4/2010, $2,500 per year for all terms.
Houston	TX	12/31/2008	Option to enter into ground lease expiring 12/31/2011 with 9-5 year renewal options.	Commencing 1/1/2008, $3,500 per year for all terms.
Fort Worth	TX	6/1/2009	Option to enter ground lease expiring 6/1/2012 with 9-5 year renewal options.	Commencing 6/2/2012, $2,500 per year for all terms.
Grand Prairie	TX	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Garland	TX	12/1/2009	Option to enter into ground lease expiring 12/1/2012 with 9-5 year renewal options.	Commencing 12/2/2009, $14,280.60 per year all terms.
Granbury	TX	12/1/2009	Option to enter into ground lease expiring 12/1/2012 with 9-5 year renewal options.	Commencing 12/2/2009, $14,280.60 per year all terms.
Hillsboro	TX	12/1/2009	Option to enter into ground lease expiring 12/1/2012 with 9-5 year renewal options.	Commencing 12/2/2009, $14,280.60 per year all terms.
Graham	WA	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Milton	WA	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Redmond	WA	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.
Spokane	WA	4/2/2011	Option to enter ground lease expiring 4/2/2014 with 9-5 year renewal options.	$1,000 per year all terms.

(1)	The MLP subsidiary is the owner of the remainder interest.

LEGAL PROCEEDINGS

Newkirk is not party to any legal proceedings other than personal injury matters covered by insurance at its properties.

Annex F-27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Liquidity and Capital Resources

General

Liquidity is a measurement of the ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business needs. Historically, the MLP’s principal sources of funds have been operating cash flows, property sales and borrowings. Operating cash flows have been, and are expected to continue to be, derived primarily from rental income received by the MLP from its properties. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. Accordingly, Newkirk does not anticipate significant needs for cash for these costs. To the extent there is a vacancy in a property, the MLP would be obligated for all operating expenses, including real estate taxes and insurance. As of December 31, 2005, ten properties were not subject to leases, representing approximately 3.5% of the MLP’s square footage. Newkirk believes that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, Newkirk anticipates that cash on hand, borrowings under its credit facility and issuance of equity and debt, as well as other alternatives; will provide the necessary capital required for its investment activities.

Newkirk received net proceeds of approximately $273,000,000 in connection with the IPO and sale of shares to Winthrop, the proceeds of which were used in connection with the November 7, 2005 transaction to purchase 2,500,000 units from existing limited partners in the MLP for a net cost of approximately $37,700,000, and the balance of the proceeds were contributed to the MLP in exchange for newly-issued units. The MLP used these proceeds to repay $150,000,000 of existing debt, and the balance was added to cash reserves to be utilized to fund future acquisitions and fund working capital requirements. Newkirk will conduct all of its operations through the MLP. As a public company, Newkirk has access to public and private equity and debt markets and selective secured indebtedness.

The UPREIT structure enables Newkirk to acquire properties for cash and/or by issuing to sellers, as a form of consideration, units in the MLP. Newkirk intends to utilize this structure to facilitate its ability to acquire individual properties and portfolios of properties by structuring transactions which will defer tax payable by a seller while preserving Newkirk’s available cash for other purposes, including the payment of dividends and distributions.

Future Cash Requirements:

The following table sets forth the timing of the MLP’s payment obligations related to off-balance sheet and contractual obligations from continuing operations, including all fixed and variable rate debt obligations, as of December 31, 2005, (in thousands):

	Due by Period
			Less than
Contractual Obligations	Total		1 Year	2-3 Years	4-5 Years	After 5 Years

Mortgage Loan Payable	$166,195		$36,700	$80,469	$16,625	$32,401
Note Payable	593,463		7,500	585,963	—	—
Contract Right Mortgage Loan(4)	11,128		—		720	10,408
Ground Lease Obligations(1)	1,291		269	522	497	3
Advisors’ Fee(2)	14,400	(3)	4,800	9,600	—	—	(3)

	$786,477		$49,269	$676,554	$17,842	$42,812

Commitments(5)	—		—	—	—	—

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(1)	Does not include ground lease obligations where the lease agreements require the tenant to pay the ground rent expense.

(2)	Based upon equity in place at December 31, 2005. No effect given to the incentive fee as it is a product of future performance.

(3)	No amounts have been included due to the automatic annual renewal provisions of the Advisory Agreement.

(4)	No payments until 2009.

(5)	Excludes pending acquisitions from January 1, 2006 to January 26, 2006 of $36,400,000 that were subject to due diligence at December 31, 2005.

The MLP carries comprehensive liability and all risk property insurance: (i) fire; (ii) flood; (iii) extended coverage; (iv) “acts of terrorism,” as defined in the Terrorism Risk Insurance Act of 2002, and (v) rental loss insurance with respect to its assets. In addition, under the terms of the triple-net tenant leases, the tenant is obligated to maintain adequate insurance coverage.

The MLP’s debt instruments, consisting of mortgage loans secured by its properties (which are generally non-recourse to the MLP and Newkirk) and the MLP’s secured debt facility contain customary covenants requiring the MLP to maintain insurance. Although Newkirk believes that the coverage is adequate under these agreements, neither Newkirk nor the MLP may be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than Newkirk or the MLP are able to obtain, it could adversely affect the MLP’s ability to finance and/or refinance its properties and expand its portfolio.

Cash Flows

Year ended December 31, 2005

For purposes of the following discussion of cash flow for the year ended December 31, 2005 and December 31, 2004, Newkirk has combined the cash flow from its operations for the period from November 7, 2005 through December 31, 2005, and the MLP for the period from January 1, 2005 through November 6, 2005. Internally, Newkirk uses combined reporting to evaluate its operating performance and believes that this presentation will provide investors with additional insight into its financial results.

Newkirk had cash and cash equivalents of $174,816,000 at December 31, 2005, which consisted of $94,816,000 in cash and $80,000,000 in US Treasury Bill cash equivalents with maturities of less than 90 days. U.S. Treasury Bills are classified as cash equivalents. The average annual yields on the U.S. Treasury Bills were 3.0% for the years ended December 31, 2005.

Newkirk’s level of liquidity based upon cash and cash equivalents increased by approximately $153,499,000 during the year ended December 31, 2005. The increase resulted from $142,463,000 of cash provided by its operating activities, $20,722,000 of cash provided by its investing activities and $9,686,000 of cash used by its financing activities.

Cash provided by operating activities of $142,463,000 was comprised of: (i) net income of $44,521,000; (ii) adjustments for non-cash items of $129,923,000, and (iii) a net negative change in operating assets and liabilities of $31,981,000. The adjustments for non-cash items were primarily comprised of (i) depreciation and amortization of $53,974,000; (ii) impairment loss of $29,715,000; (iii) loss on early extinguishment of debt of $30,460,000; (iv) minority interest of $20,211,000; (v) compensation expense related to the exclusivity rights of $10,500,000, (vi) the effect of straight-lining of rental income of $5,741,000. These amounts were partially offset by (i) net gains on disposal of real estate of $17,707,000, (ii) equity in net income of partially-owned entities of $2,729,000, and (iii) interest earned on restricted cash of $239,000. See Results of Operations below for additional details on Newkirk’s operations.

Cash provided by investing activities consisted of $44,911,000 in proceeds from the sale of real estate, $44,405,000 from the acquisition of all the partnership interests in T-Two Partners and $143,000 in proceeds

Annex F-29

from the sale of real estate securities, partially offset by (i) purchases of various real estate securities for $5,171,000, (ii) deposits on future real estate acquisitions of $2,126,000, (iii) the issuance of loans receivable of $6,500,000, (iv) increases in restricted cash of $16,777,000, (v) investments in limited partnership interests of $80,000, (vi) costs to obtain new leases of $65,000, (vii) $286,000 of building acquisitions and capital improvements to the MLP’s existing properties, and (viii) $37,732,000 to acquire outside minority interests.

During 2005 financing activities used cash primarily for (i) principal payment on mortgage notes of $277,685,000, (ii) principal payments on notes payable of $319,035,000, (iii) principal payments on contract right mortgage notes of $85,481,000, (iv) $37,692,000 of distributions made to unitholders, and financing costs of $6,997,000. Cash provided by financing activities consisted primarily of (i) $268,871,000 of net proceeds from the sale of shares of Newkirk common stock in connection with the IPO, (ii) $477,759,000 of net proceeds from the refinancing of the secured debt facility, and (iii) $1,666,000 received in contributions form minority partners.

Six Months Ended June 30, 2006

Newkirk had cash and cash equivalents of $48,605,000 at June 30, 2006.

Newkirk’s level of liquidity based upon cash and cash equivalents decreased by approximately $126,211,000 during the six months ended June 30, 2006. The decrease resulted from $180,145,000 of cash used in investing activities and $27,810,000 of cash used in financing activities, which was partially offset by $81,744,000 of cash provided by operating activities.

Cash provided by operating activities of $81,744,000 was comprised of: (i) net income of $14,626,000; (ii) adjustments for non-cash items of $67,681,000, and (iii) a net negative change in operating assets and liabilities of $563,000. The adjustments for non-cash items were primarily comprised of (i) depreciation and amortization of $27,264,000; (ii) minority interest of $37,643,000; (iii) compensation expense related to the exclusivity rights of $1,667,000; and (iv) the effect of straight-lining of rental income of $3,031,000, partially offset by: (i) interest earned on restricted cash of $335,000; (ii) gain from disposal of real estate securities available for sale of $88,000 and (iii) equity in net income of partially-owned entities of $1,500,000. See Results of Operations below for additional details on Newkirk’s operations.

Cash used in investing activities consisted of: (i) $127,268,000 of new land and building acquisitions and improvements to existing properties; (ii) purchases of various real estate securities of $5,980,000; (iii) costs to obtain new leases of $871,000; (iv) investment in joint venture of $22,116,000; (v) costs incurred to originate a loan of $21,000; (vi) deposits for future real estate acquisitions of $2,630,000; (vii) investments in limited partnerships of $1,061,000; and (viii) investments in debt securities of $53,616,000 which were subsequently contributed to a joint venture on March 31, 2006. Cash provided by investing activities consisted of: (i) a change in restricted cash of $10,124,000; (ii) $1,379,000 in proceeds from the disposal of real estate securities available for sale; (iii) deposits used in the acquisition of land and buildings of $4,699,000; (iv) $32,000 in collections of loans receivable; (v) $419,000 of cash related to previously unconsolidated entities; (vi) proceeds from real estate available for sale of $5,891,000; and (vii) a return of capital from an investment in joint venture of $10,874,000.

During the six months ended June 30, 2006 financing activities used cash primarily for: (i) principal payment on mortgage notes of $25,355,000, (ii) principal payments on notes payable of $15,044,000, (iii) $12,981,000 of dividends made to Newkirk stockholders; (iv) distributions to minority interest of $33,517,000; and (v) financing costs of $1,693,000. Cash provided by financing activities consisted primarily of: (i) $28,755,000 of proceeds from mortgage notes and (ii) $32,025,000 of proceeds from a line of credit. The line of credit was contributed to a joint venture on March 31, 2006.

Dividends

In connection with Newkirk’s intention to qualify as a REIT for Federal income tax purposes, Newkirk expects to pay regular dividends to stockholders. These dividends are expected to be paid from operating cash flows and/or other sources.

Annex F-30

In December 2005, Newkirk declared a dividend of $0.27 per share which was paid on January 17, 2006 to the stockholders of record as of December 31, 2005.

During the six months ended June 30, 2006, Newkirk paid dividends of $12,981,000 ($0.67 per share).

In June 2006, Newkirk declared a dividend of $7,750,000 ($0.40 per share) which was paid on July 14, 2006 to the stockholders of record as of June 30, 2006.

Off-Balance Sheet Arrangements

Newkirk did not have any off-balance sheet arrangements as of December 31, 2005 or June 30, 2006.

Capital Expenditures

Due to the net lease nature of the MLP’s leases, the MLP does not incur significant expenditures in the ordinary course of business to maintain its properties. However, as leases expire, Newkirk expects that the MLP will incur costs in extending the existing tenant lease or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows or borrowings.

Results of Operations

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004.

For purposes of the following comparison of operating results for the years ended December 31, 2005 and December 31, 2004, Newkirk has combined its results of operations for the period from November 7, 2005 through December 31, 2005 with the MLP’s for the period from January 1, 2005 through November 6, 2005. Internally, Newkirk uses combined reporting to evaluate its operating performance and believes that this presentation will provide investors with additional insight into Newkirk’s financial results.

Income from Continuing Operations

Income from continuing operations decreased by $43,013,000 to $24,959,000 for the year ended December 31, 2005 from $67,972,000 for the year ended December 31, 2004. As more fully described below, this decrease is primarily attributable to loss on early extinguishment of debt and impairment charges incurred during 2005 and a 1.6% decline in rental revenues.

Rental Income

Rental income decreased by $3,224,000 or 1.6% to $204,704,000 for the year ended December 31, 2005 from $207,928,000 for the year ended December 31, 2004. Approximately $2,437,000 of the decrease was due to the vacancy of a property located in Bedford, Texas. The decrease was also due to lower rental income resulting from lease renewals at rates that are lower than the primary term rates which, in a number of instances, are above market rate. Leased square footage declined from approximately 99% at December 31, 2004 to approximately 96.5% at December 31, 2005.

Interest Income

Interest income increased by $779,000 or approximately 22.8% to $4,198,000 for the year ended December 31, 2005 from $3,419,000 for the year ended December 31, 2004. The increase was due to higher invested cash balances and an increase in yields earned cash balances.

Management Fee Income

Management fee income decreased by $45,000 or approximately 13.5% to $287,000 for the year ended December 31, 2005 from $332,000 for the year ended December 31, 2004. The decrease is attributable to fewer properties under management resulting from the sale of four properties owned by unconsolidated partnerships.

Annex F-31

Interest Expense

Interest expense decreased by $13,972,000 or approximately 18.0% to $63,684,000 for the year ended December 31, 2005 compared to $77,656,000 for the year ended December 31, 2004. The decrease was primarily due to loan prepayments during the period and scheduled principal payments along with a reduced interest rate incurred in connection with Newkirk’s August 11, 2005 refinancing. In addition there was a reduction to amortization of deferred financing costs of $3,239,000.

Loss from early Extinguishment of Debt

The loss from early extinguishment of debt increased by $27,453,000 to $27,521,000 for the year ended December 31, 2005 from $68,000 for the year ended December 31, 2004. The increase was primarily due to the refinancing of MLP debt which occurred on August 11, 2005. The MLP incurred approximately $22,919,000 of prepayment penalties and approximately $6,725,000 of deferred mortgage costs were written off as a result of the refinancing. The MLP also recorded a net gain from the early extinguishment of the debt refinanced of approximately $1,748,000 as the carrying value for financial reporting purposes was higher than the amount paid off.

Depreciation

Depreciation expense increased by $5,511,000 or approximately 18.2% to $35,819,000 for the year ended December 31, 2005 compared to $30,308,000 for the year ended December 31, 2004. The increase is primarily attributable to the shortening of the useful life of four of the MLP’s properties. In June 2005, the MLP entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the MLP in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option (the ability to terminate its lease and make an offer to purchase the property for a fixed price) and the MLP granted the tenant an option to purchase the properties in 2007. In light of these circumstances, the carrying value of these properties was reduced through an impairment charge and the properties’ useful lives were shortened.

Impairment Loss

Newkirk recorded in continuing operations a $16,954,000 impairment loss for the year ended December 31, 2005. Of this amount, $14,754,000 is the result of the restructuring of the lease with Honeywell International, Inc. for its four office buildings owned in Morris Township, New Jersey as described above. The balance of this amount is an impairment loss of $2,200,000 was recorded on a property located in Evanston, Wyoming due to an offer to purchase the property which was lower than the property’s carrying value. In 2004 an impairment charge of $9,600,000 was recorded on a property located in Bedford, Texas.

Amortization Expense

Amortization expense increased by $188,000 or 7.0% to $2,882,000 for the year ended December 31, 2005 compared to $2,694,000 for the year ended December 31, 2004. The increase relates to the amortization of in-place lease intangibles acquired in connection with the November 7, 2005 purchase of MLP units.

Ground Rent

Ground rent expense increased by $174,000 or approximately 8.3% to $2,270,000 for the year ended December 31, 2005 compared to $2,096,000 for the year ended December 31, 2004. The increase in ground rent expense is primarily the result of an increase in the ground rental rate for a property located in Orlando, Florida.

Annex F-32

State and Local Taxes

State and local tax expense increased by $234,000 or approximately 17.2% to $1,597,000 for the year ended December 31, 2005 compared to $1,363,000 for the year ended December 31, 2004. The increase is primarily the result of an audit by the State of Tennessee.

Equity in Income from Investments in Limited Partnerships

Equity in income from investments in limited partnerships increased by $466,000 or approximately 17.5% to $3,128,000 for the year ended December 31, 2005 compared to $2,662,000 for the year ended December 31, 2004. The increase is primarily the result of lower interest expense at the limited partnerships due to scheduled debt amortization and additional purchases of equity positions in limited partnerships.

Other Expense

Other expense for the year ended December 31, 2005 of $2,855,000 represents the minority interest expense of the MLP.

Minority Interest Expense

Minority interest expense decreased by $1,064,000 or approximately 5.8% to $17,420,000 for the year ended December 31, 2005 compared to $18,484,000 for the year ended December 31, 2004. The decrease was the result of the MLP’s minority interest expense classification as Other Expense for the period November 7, 2005 through December 31, 2005.

Discontinued Operations

During the year ended December 31, 2005, seven properties were sold for a combined net sales price of approximately $44,900,000. Newkirk recognized a net gain on disposal of one of these properties of $1,733,000, and the MLP recognized a net gain on disposal of these properties of $15,974,000. The sale and operations of these properties for all periods presented has been recorded as discontinued operations in compliance with the provisions of SFAS No. 144. Also included in discontinued operations are the operations attributed to the office property located in Toledo, Ohio, 50 retail properties leased to Albertson’s and three retail properties leased to Kroger, all of which were or are expected to be sold in 2006.

During the year ended December 31, 2004, the MLP sold 58 properties for a combined net sale price of $127,231,000. The MLP recognized a net gain on disposal of these properties of $49,808,000.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003.

Income from Continuing Operations

Income from continuing operations decreased by $4,785,000 to $67,972,000 for the year ended December 31, 2004 from $72,757,000 for the year ended December 31, 2003. As more fully described below, this decrease is attributable to a decrease in total revenue of $14,634,000 and an increase in minority interest expense of $187,000 which was partially offset by a decrease in total expenses of $10,309,000 and an increase in equity in income from investments in limited partnerships of $608,000.

Rental Income

Rental income decreased by $14,626,000 or approximately 6.6% to $207,928,000 for the year ended December 31, 2004 from $222,554,000 for the year ended December 31, 2003. The decrease was primarily due to lower rental income resulting lease renewals at rates that are lower than the primary term rates. Leased square footage at December 31, 2004 and 2003 was approximately 99%.

Annex F-33

Interest Income

Interest income increased by $449,000 or approximately 15.1% to $3,419,000 for the year ended December 31, 2004 from $2,970,000 for the year ended December 31, 2003. The increase was primarily due to interest income of $456,000 on a loan to T-Two Partners, which was partially offset by a decrease in interest income of $107,000 on a note held by Newkirk Finco LLC.

Management Fee Income

Management fee income decreased by $86,000 or approximately 21% to $332,000 for the year ended December 31, 2004 from $418,000 for the year ended December 31, 2003. The decrease is attributable to fewer properties under management.

Interest Expense and Loss from the Early Extinguishment of Debt

Interest expense and loss from the early extinguishment of debt decreased by $12,229,000 or approximately 13.6% to $77,724,000 for the year ended December 31, 2004 compared to $89,953,000 for the year ended December 31, 2003. The decrease was primarily due to mortgage loan payoffs, scheduled mortgage principal payments and payments on the note payable to Bank of America.

Depreciation

Depreciation expense remained relatively consistent at $30,308,000 decreasing 1.8% for the year ended December 31, 2004 compared to $30,852,000 for the year ended December 31, 2003.

General and Administrative

General and administrative expenses decreased by $5,056,000 or approximately 57.9% to $3,670,000 for the year ended December 31, 2004 compared to $8,726,000 for the year ended December 31, 2003. The decrease is primarily the result of a $4,437,000 decrease in legal costs due to a $3,600,000 legal settlement in 2003.

Amortization Expense

Amortization expense decreased by $1,888,000 or approximately 41.2% to $2,694,000 for the year ended December 31, 2004 as compared to $4,582,000 for the year ended December 31, 2003. The decrease in amortization expense is primarily the result of the refinancing of the debt in 2003.

Ground Rent

Ground rent expense increased by $16,000 to $2,096,000 for the year ended December 31, 2004 as compared to $2,080,000 for the year ended December 31, 2003. The increase in ground rent expense is primarily the result of increases in ground rent rates for two partnerships.

State and Local Taxes

State and local tax expense increased by $624,000 or approximately 84.4% to $1,363,000 for the year ended December 31, 2004 compared to $739,000 for the year ended December 31, 2003. The increase is the result of higher taxable income in several states with partnership income tax requirements.

Equity in Income from Investments in Limited Partnerships

Equity in income from investments in limited partnerships increased by $608,000 or approximately 30% to $2,662,000 for the year ended December 31, 2004 compared to $2,054,000 for the year ended December 31, 2003. This increase was due to additional purchases of equity positions in limited partnerships.

Annex F-34

Minority Interest Expense

Minority interest expense increased by $187,000 or approximately 1.0% to $18,484,000 for the year ended December 31, 2004 compared to $18,297,000 for the year ended December 31, 2003. The increase was the result of increased profitability at the non-wholly owned partnerships.

Discontinued Operations

During the year ended December 31, 2004, the MLP sold 58 properties for a combined net sales price of $127,231,000. The MLP recognized a net gain on disposal of these properties of $49,808,000. During the year ended December 31, 2003, the MLP sold 14 properties for a combined net sales price of $156,409,000. The MLP recognized a net gain on disposal of these properties of $33,844,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in compliance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets.” Also included in discontinued operations are operations of seven properties sold during 2005 and the operations of 54 properties that have been or are scheduled to be sold in 2006.

Comparison of the six months ended June 30, 2006 to the six months ended June 30, 2005

For purposes of the following comparison of operating results for the six months ended June 30, 2006 and 2005, the results of operations for the six months ended June 30, 2005 reflect the results of operations of 100% of the MLP. Net income for the six months ended June 30, 2006 reflects only Newkirk’s 30.1% interest in the MLP.

Rental Income

Rental income increased by $5,966,000 or 5.8% to $108,926,000 for the six months ended June 30, 2006 from $102,960,000 for the six months ended June 30, 2005. The increase was primarily due to rental income of approximately $4,023,000 from new acquisitions, approximately $5,080,000 of rental income from previously unconsolidated entities, and a lease termination fee of $399,000 recognized in the current period. The foregoing increases were partially offset by: (i) a decrease in the amount received for rent relating to a settlement with Kmart of approximately $697,000; (ii) $823,000 relating to new vacancies; (iii) a decrease of approximately $886,000 due to lower rental income resulting from lease renewals at rates that are lower than the primary term rates; and (iv) a $605,000 charge against rental income related to the net amortization on above and below market leases and a $491,000 charge relating to tenant improvement allowances. Leased square footage at June 30, 2005 was 98.3%. Leased square footage increased from approximately 96.5% at December 31, 2005 to approximately 97.1% at June 30, 2006.

Interest and Other Income

Interest income increased by $5,520,000 or approximately 355.9% to $7,071,000 for the six months ended June 30, 2006 from $1,551,000 for the six months ended June 30, 2005. The increase was primarily the result of higher cash balances due to the IPO. In addition, Newkirk recognized an increase of approximately $2,390,000 of interest from loans receivable.

Management Fee Income

Management fee income decreased by $35,000 or approximately 22% to $124,000 for the six months ended June 30, 2006 from $159,000 for the six months ended June 30, 2005. The decrease is attributable to fewer properties under management resulting from the sale of properties owned by unconsolidated partnerships.

Interest Expense

Interest expense decreased by $8,748,000 or approximately 25.2% to $26,019,000 for the six months ended June 30, 2006 compared to $34,767,000 for the six months ended June 30, 2005. The decrease was

Annex F-35

primarily due to loan paydowns during the period and scheduled principal payments along with a reduced interest rate incurred in connection with the August 11, 2005 refinancing with KeyBank National Association.

Depreciation

Depreciation expense increased by $7,723,000 or approximately 52% to $22,572,000 for the six months ended June 30, 2006 compared to $14,849,000 for the six months ended June 30, 2005. The increase is primarily attributable to an increase of $5,659,000 resulting from the shortening of the useful life of the four properties leased to Honeywell International, Inc. located in Morris Township, New Jersey as described above. The increase was also due to the inclusion of depreciation from previously unconsolidated entities of $913,000 and depreciation on new acquisitions of $746,000.

Compensation Expense for Exclusivity Rights

The compensation expense for exclusivity rights of $1,667,000 for the six months ended June 30, 2006, represents the portion of shares of Newkirk common stock issued in exchange for certain exclusivity rights relating to net leased business opportunities offered to or generated by Michael L. Ashner for which the forfeiture rights lapsed during the six months ended June 30, 2006.

General and Administrative Expense

General and administrative expense increased by $3,188,000 to $5,018,000 for the six months ended June 30, 2006 from $1,830,000 for the six months ended June 30, 2005. This increase was primarily due to an increase in management fee expense of $1,436,000 and expenses incurred in 2006 associated with being a publicly traded company.

Operating Expenses

Operating expenses increased to $2,984,000 for the six months ended June 30, 2006 from $223,000 for the six months ended June 30, 2005. This increase was primarily the result of the consolidation of non-net leased property and acquisition of new leased properties under which the MLP is required to bear certain operating costs, as well as operating costs related to vacant properties.

Impairment Loss

An impairment loss of $16,954,000 was recorded during the six months ended June 30, 2005, $2,200,000 of which related to a property located in Evanston, Wyoming. The remaining $14,754,000 was a result of a restructuring of a tenant’s lease at four properties in Morris Township, New Jersey.

Amortization Expense

Amortization expense increased by $1,491,000 or 113.6% to $2,804,000 for the six months ended June 30, 2006 compared to $1,313,000 for the six months ended June 30, 2005. The consolidation of previously unconsolidated entities increased amortization expense by approximately $500,000. The increase was also due to amortization of approximately $900,000 of lease intangibles during the six months ended June 30, 2006.

Ground Rent

Ground rent expense increased by $123,000 or approximately 11.8% to $1,166,000 for the six months ended June 30, 2006 compared to $1,043,000 for the six months ended June 30, 2005. The increase in ground rent expense is primarily the result of an increase in the ground rental rate for a property located in Orlando, Florida.

State and Local Taxes

State and local tax expense increased by $104,000 or approximately 10% to $1,181,000 for the six months ended June 30, 2006 compared to $1,077,000 for the six months ended June 30, 2005. The increase is

Annex F-36

primarily due to a new entity level tax in the state of Kentucky. Also, additional state tax obligations have been incurred due to the UPREIT structure.

Minority Interest Expense of Partially-Owned Entities

Minority Interest Expense of Partially-Owned Entities for the six months ended June 30, 2006 of $10,692,000 represents the minority interest expense of the MLP. The minority interest expense related to these interests is classified as minority interest expense in the Consolidated Statement of Operations and Comprehensive Income for the six months ended June 30, 2005.

Equity in Income from Investments in Limited Partnerships and Joint Ventures

Equity in income from investments in limited partnerships and joint ventures increased by $188,000 or approximately 12.4% to $1,709,000 for the six months ended June 30, 2006 compared to $1,521,000 for the six months ended June 30, 2005. The increase was due to $749,000 from the new investment in 111 Debt Holdings LLC and higher ownership percentage in limited partnerships due to the MLP’s tender offer in the second quarter of 2006. The increase was offset as a result of the consolidation of Sunset Park West L.P. and Browen Associates.

Minority Interest Expense

Minority interest expense increased by $22,327,000 to $31,639,000 for the six months ended June 30, 2006 compared to $9,312,000 for the six months ended June 30, 2005. The minority interest expense for the six months ended June 30, 2006 represents the 69.9% minority interest partner’s share of the MLP. The minority interest expense for the six months ended June 30, 2005 of $9,312,000 represents the MLP’s minority interest expense relating to partnerships which are not wholly-owned by the MLP. The MLP’s minority interest expense for the six months ended June 30, 2006 is classified as Minority Interest Expense of Partially-Owned Entities in the June 30, 2006 statement of operations.

Discontinued Operations

Income from discontinued operations amounted to $2,450,000 and $1,035,000 for the six months ended June 30, 2006 and 2005, respectively. At June 30, 2006, there were 54 properties in discontinued operations.

The office property in Toledo, Ohio continues to be in discontinued operations as it is to be sold in September 2006. Loss from discontinued operations relating to this property amounted to $914,000 and $8,533,000 for the six months ended June 30, 2006 and 2005, respectively. Included in the six months ended June 30, 2005 is an impairment loss of $11,328,000.

On April 3, 2006, the MLP entered into a letter of intent to sell 50 of its retail properties leased to Albertson’s Inc. for a gross purchase price of $160,000,000. These properties were sold on July 13, 2006. Income from discontinued operations relating to this transaction amounted to $8,670,000 and $6,810,000 for the six months ended June 30, 2006 and 2005, respectively.

In June 2006, three retail properties in Columbus, Ohio and Louisville, Kentucky were identified as held for sale as Newkirk was notified by The Kroger Company that they were exercising their purchase option under their leases. The transaction will take place in December 2006. Income relating to these properties amounted to $583,000 and $534,000 for the six months ended June 30, 2006 and 2005, respectively, and is included in discontinued operations.

During the six months ended June 30, 2005, the MLP sold four properties for a combined net sales price of approximately $3,100,000. Newkirk recognized a net gain on disposal of these properties of $601,000. The loss from discontinued operations includes an $883,000 impairment loss on two properties located in Texas which were sold during the six months ended June 30, 2005. The six months ended June 30, 2005 income from discontinued operations also includes the operations of three properties sold subsequent to June 30, 2005.

Annex F-37

Minority interest (expense) income from discontinued operations was ($6,004,000) and $8,000 for the six months ended June 30, 2006 and 2005, respectively.

Comparison of the three months ended June 30, 2006 to the three months ended June 30, 2005

For purposes of the following comparison of operating results for the three months ended June 30, 2006 and 2005, the results of operations for the three months ended June 30, 2005 reflect the results of operations of 100% of the MLP. Net income for the three months ended June 30, 2006 reflects only Newkirk’s 30.1% interest in the MLP.

Rental Income

Rental income increased by $4,403,000 or 7.9% to $55,458,000 for the three months ended June 30, 2006 from $51,055,000 for the three months ended June 30, 2005. The increase was due primarily to rental income of approximately $3,112,000 from new acquisitions, approximately $2,646,000 of rental income from previously unconsolidated entities, and a lease termination fee of $399,000 recognized in the current period. The foregoing increases were partially offset by: (i) approximately $426,000 relating to new vacancies; (ii) a decrease of approximately $665,000 due to lower rental income resulting from lease renewals at rates that are lower than the primary term rates; and (iii) a $303,000 charge against rental income related to the net amortization on above and below market leases and $421,000 relating to tenant improvement allowances. Leased square footage at June 30, 2005 was 98.3%. Leased square footage increased from approximately 96.5% at December 31, 2005 to approximately 97.1% at June 30, 2006.

Interest and Other Income

Interest income increased by $2,101,000 or approximately 273.9% to $2,868,000 for the three months ended June 30, 2006 from $767,000 for the three months ended June 30, 2005. The increase was primarily the result of higher cash balances due to the IPO. In addition, Newkirk recognized an increase of approximately $1,020,000 of interest from loans receivable.

Management Fee Income

Management fee income decreased by $18,000 or approximately 23.1% to $60,000 for the three months ended June 30, 2006 from $78,000 for the three months ended June 30, 2005. The decrease is attributable to fewer properties under management resulting from the sale of properties owned by unconsolidated partnerships.

Interest Expense

Interest expense decreased by $4,241,000 or approximately 24.1% to $13,330,000 for the three months ended June 30, 2006 compared to $17,571,000 for the three months ended June 30, 2005. The decrease was primarily due to loan prepayments during the period and scheduled principal payments along with a reduced interest rate incurred in connection with Newkirk’s August 11, 2005 refinancing with KeyBank National Association.

Depreciation

Depreciation expense increased by $4,041,000 or approximately 54.6% to $11,445,000 for the three months ended June 30, 2006 compared to $7,404,000 for the three months ended June 30, 2005. The increase is primarily attributable to an increase of $2,829,000 resulting from the shortening of the useful life of the four properties leased to Honeywell International, Inc. located in Morris Township, New Jersey as described above. The increase was also due to the inclusion of depreciation from previously unconsolidated entities of $486,000 and depreciation on new acquisitions of $567,000.

Annex F-38

Compensation Expense for Exclusivity Rights

The compensation expense for exclusivity rights of $833,000 for the three months ended June 30, 2006, represents the portion of shares issued by us in exchange for certain exclusivity rights relating to net leased business opportunities offered to or generated by Michael L. Ashner or which the forfeiture rights lapsed during the three months ended June 30, 2006.

General and Administrative Expense

General and administrative expense increased by $1,503,000 or 152.4% to $2,489,000 for the three months ended June 30, 2006 from $986,000 for the three months ended June 30, 2005. This increase was primarily due to an increase in management fee expense of $718,000 and expenses incurred in 2006 associated with being a publicly traded company.

Operating Expenses

Operating expenses increased by $1,416,000 to $1,652,000 for the three months ended June 30, 2006 from $236,000 for the three months ended June 30, 2005. This increase was primarily the result of the consolidation of a non-net leased property and acquisition of new leased properties under which the MLP is required to bear certain operating costs, as well as operating costs related to vacant properties.

Impairment Loss

A $14,754,000 impairment loss was recorded during the three months ended June 30, 2005 as a result of a restructuring of a tenant’s lease of four properties in Morris Township, New Jersey.

Amortization Expense

Amortization expense increased by $890,000 or 135.9% to $1,545,000 for the three months ended June 30, 2006 compared to $655,000 for the three months ended June 30, 2005. The consolidation of previously unconsolidated entities increased amortization expense by approximately $240,000. The increase was also due to amortization of approximately $630,000 of lease intangibles during the three months ended June 30, 2006.

Ground Rent

Ground rent expense increased by $49,000 or approximately 9.3% to $577,000 for the three months ended June 30, 2006 compared to $528,000 for the three months ended June 30, 2005. The increase in ground rent expense is primarily the result of an increase in the ground rental rate for a property located in Orlando, Florida.

State and Local Taxes

State and local tax expense decreased by $468,000 or approximately 58% to $339,000 for the three months ended June 30, 2006 compared to $807,000 for the three months ended June 30, 2005. The decrease was primarily due to a credit from the State of Tennessee.

Minority Interest Expense of Partially-Owned Entities

Minority Interest Expense of Partially-Owned Entities for the three months ended June 30, 2006 of $5,346,000 represents the minority interest expense of the MLP. The minority interest expense related to these interests is classified as minority interest expense in the Consolidated Statement of Operations and Comprehensive Income for the three months ended June 30, 2005.

Annex F-39

Equity in Income from Investments in Limited Partnerships

Equity in income from investments in limited partnerships increased by $479,000 or approximately 62.5% to $1,245,000 for the three months ended June 30, 2006 compared to $766,000 for the three months ended June 30, 2005. The increase was due to $749,000 from the investment in 111 Debt Holdings LLC and higher ownership percentage in limited partnerships due to the MLP’s tender offer in the second quarter of 2006. The increase was partially offset as a result of the consolidation of Sunset Park West L.P. and Browen Associates.

Minority Interest Expense

Minority interest expense increased by $11,347,000 to $16,007,000 for the three months ended June 30, 2006 compared to $4,660,000 for the three months ended June 30, 2005. The minority interest expense for the three months ended June 30, 2006 represents the 69.9% minority interest partner’s share of the MLP. The minority interest expense for the three months ended June 30, 2005 of $4,660,000 represents the MLP’s minority interest expense relating to partnerships which are not wholly-owned by the MLP. The MLP’s minority interest expense for the three months ended June 30, 2006 is classified as Minority Interest Expense of Partially-Owned Entities in the June 30, 2006 statement of operations.

Discontinued Operations

Income (loss) from discontinued operations amounted to $1,309,000 and ($6,337,000) for the three months ended June 30, 2006 and June 30, 2005, respectively. At June 30, 2006, there were 54 properties in discontinued operations.

The office property in Toledo, Ohio continues to be in discontinued operations as it is to be sold in September 2006. Loss from discontinued operations relating to this property amounted to $436,000 and $9,992,000 for the three months ended June 30, 2006 and 2005, respectively. Included in the three months ended June 30, 2005 is an impairment loss of $11,328,000.

On April 3, 2006, the MLP entered into a letter of intent to sell 50 of its retail properties leased to Albertson’s Inc. for a gross purchase price of $160,000,000. Income from discontinued operations relating to this transaction amounted to $4,644,000 and $3,387,000 for the three months ended June 30, 2006 and 2005, respectively.

In June 2006, three retail properties in Columbus, Ohio and Louisville, Kentucky were identified as held for sale as the MLP was notified by The Kroger Company that they were exercising their purchase option under their leases. The transaction will take place in December 2006. Income relating to these properties amounted to $258,000 and $269,000 for the three months ended June 30, 2006 and 2005, respectively, and is included in discontinued operations.

During the three months ended June 30, 2005, the MLP sold three properties for a combined net sales price of approximately $900,000. Newkirk recognized a net gain on sale of these properties of approximately $1,000. The loss from discontinued operations includes an $883,000 impairment loss on two properties located in Texas which were sold during the three months ended June 30, 2005. The three months ended June 30, 2005 income from discontinued operations also includes the operations of three properties sold subsequent to June 30, 2005.

Minority interest (expense) income from discontinued operations was ($3,159,000) and $7,000 for the three months ended June 30, 2006 and 2005, respectively.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and

Annex F-40

judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. Management does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

Impairment of long-lived assets.

At December 31, 2005, the MLP had $943,992,000 of real estate (net) and $41,685,000 of real estate held for sale (net), which combined, account for approximately 73% of Newkirk’s total assets. Buildings, improvements and real estate intangibles are carried at cost net of adjustments for depreciation and amortization. The fair values of Newkirk’s buildings, improvements and real estate intangibles are dependent on the performance of the properties.

Newkirk evaluates recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, Newkirk prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, Newkirk takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, Newkirk recognizes an impairment loss and reduces the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Newkirk estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted. During the years ended December 31, 2005 and December 31, 2004, Newkirk recorded $29,715,000 and $13,065,000, respectively, in impairment losses.

Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.

Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. Newkirk may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.

As discussed above, the MLP owns a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois Inc. for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six five-year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. Newkirk recognized an $11,328,000 impairment loss during the second quarter of 2005 in connection with this property.

In the second quarter of 2005, the MLP entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and the MLP granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, $14,754,000 impairment loss in the second quarter of 2005 was recognized.

Annex F-41

Useful lives of long-lived assets.

Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties plus acquisition and closing costs less impairment adjustments.

Recently Issued Accounting Standards.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. Newkirk adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties.

In May 2005, the FASB issued SFAS No. 154, “Accounting changes and Error corrections — A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Newkirk does not believe that the adoption of SFAS No. 154 will have a material effect on its consolidated financial statements.

In June 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 04-05, “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. EITF 04-05 became effective on June 29, 2005, for all newly formed or modified limited partnership arrangements and January 1, 2006 for all existing limited partnership arrangements. The adoption of this standard resulted in the consolidation of one previously unconsolidated partnership.

The impact of the adoption on the January 1, 2006 balance sheet was as follows (in thousands):

	Pre-Consolidation		Consolidated

Assets:
Cash	$		$177
Land		—	1,028
Building, net		—	18,663

Equity investment in limited partnership		$6,538	$20,202

Deferred costs, net		—	334
Liabilities:		—	1,028
Mortgage loan		$6,538	$20,202

		$—	$13,664

There have been no other new accounting standards or interpretations that have been issued that Newkirk has not yet adopted and that it believes will have a material impact on its consolidated financial statements upon adoption.

Annex F-42

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS FINANCIAL STATEMENTS	Annex F-44 and
Annex F-45

Consolidated Balance Sheet for Newkirk Realty Trust, Inc. (the “Company”) as of December 31, 2005 and the Consolidated Balance Sheet for The Newkirk Master Limited Partnership (the “Predecessor”) as of December 31, 2004
Annex F-46
Consolidated Statement of Operations and Comprehensive Income for the Company for the period from November 7, 2005 through December 31, 2005 and the Consolidated Statements of Operations and Comprehensive Income for the Predecessor for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003
Annex F-47
Consolidated Statement of Stockholders’ Equity for the Company for the period from November 7, 2005 through December 31, 2005 and the Consolidated Statement of Partners’ Equity for the Predecessor for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003
Annex F-48
Consolidated Statement of Cash Flows for the Company for the period November 7, 2005 through December 31, 2005 and the Consolidated Statements of Cash Flows for the Predecessor for the period from January 1, 2005 through November 6, 2005 and for the years ended December 31, 2004 and 2003
Annex F-49
Supplemental Information	Annex F-50
Notes to Consolidated Financial Statements	Annex F-51 —
Annex F-71

Unaudited Consolidated Balance Sheet for the Company at June 30, 2006 and Consolidated Balance Sheet for the Company at December 31, 2005	Annex F-72
Unaudited Consolidated Statements of Operations and Comprehensive Income for the Company for the Three and Six Months Ended June 30, 2006 and Unaudited Consolidated Statements of Operations and Comprehensive Income for the Predecessor for the Three and Six Months Ended June 30, 2005
Annex F-73
Unaudited Consolidated Statement of Stockholders’ Equity for the Company for the Six Months Ended June 30, 2006	Annex F-74
Unaudited Consolidated Statements of Cash Flows for the Company for the Six Months Ended June 30, 2006 and Unaudited Consolidated Statements of Cash Flows for the Predecessor for the Six Months Ended June 30, 2005
Annex F-75 —
Annex F-77
Notes to Unaudited Consolidated Financial Statements	Annex F-78 —
Annex F-91

Annex F-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors of the Newkirk Realty Trust, Inc.

We have audited the accompanying consolidated balance sheet of Newkirk Realty Trust, Inc. (the “Company”) as of December 31, 2005 and the consolidated balance sheet of The Newkirk Master Limited Partnership (the “Predecessor”), as defined in Note 1, as of December 31, 2004, respectively, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the Company for the period from November 7, 2005 (commencement of operations) to December 31, 2005 and the related consolidated statements of operations and comprehensive income, partners’ equity and cash flows of the Predecessor for the period from January 1, 2005 through November 6, 2005 and for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the financial position of the Predecessor as of December 31, 2004, the results of the Company’s operations and its cash flows for the period from November 7, 2005 to December 31, 2005, and for the Predecessor’s operations and its cash flows from January 1, 2005 through November 6, 2005 and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2006 (September 12, 2006
as to the effect of the discontinued
operations described in Note 9 and the
subsequent events described in Note 11)

Annex F-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Newkirk Realty Trust, Inc.

We have audited the accompanying consolidated statements of operations, partners’ equity and cash flows of The Newkirk Master Limited Partnership (the “Predecessor”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/  Imowitz Koenig & Co., LLP

New York, New York
March 10, 2006

Annex F-45

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED BALANCE SHEETS

	The Company	The Predecessor
	December 31,	December 31,
	2005	2004
	(In thousands, except
	per-share data)

ASSETS
Real estate investments:
Land	$36,593	$32,172
Land estates	43,997	43,997
Buildings and improvements	1,407,602	1,502,013

Total real estate investments	1,488,192	1,578,182
Less accumulated depreciation and amortization	(544,200)	(545,385)

Real estate investments, net	943,992	1,032,797
Real estate held for sale, net of accumulated depreciation of $44,522 and $9,713	41,685	27,536
Cash and cash equivalents	174,816	21,317
Restricted cash	25,233	8,216
Real estate securities held for sale	5,194	—
Receivables (including $6,078 and $10,119 from related parties)	58,727	68,661
Deferred rental income receivable	21,246	27,052
Loans receivable	16,058	11,440
Equity investments in limited partnerships	13,846	11,107
Deferred costs, net of accumulated amortization of $17,677 and $34,991	8,771	15,072
Lease intangibles, net of accumulated amortization of $415	7,657	—
Other assets (including $1,304 and $10,111 from related parties)	27,314	13,687
Other assets of discontinued operations	545	244

Total Assets	$1,345,084	$1,237,129

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’/PARTNERS’ EQUITY
Liabilities:
Mortgage notes payable (including $15,536 and $14,871 to a related party)	$166,195	$478,939
Note payable	593,463	165,328
Contract right mortgage notes payable (including 0 and $178,529 to a related party)	11,128	263,072
Accrued interest payable (including $378 and $71,279 to related parties)	7,514	102,141
Accounts payable and accrued expenses	5,656	3,758
Dividend payable	5,231	—
Other liabilities	4,834	—
Liabilities of discontinued operations	40,491	17,497

Total Liabilities	834,512	1,030,735
Contingencies
Minority interests	334,531	2,609
Stockholders’ equity/partners’ equity
Preferred stock; $.01 par value; 100,000,000 shares authorized; 1 issued and outstanding	—	—
Common stock; $.01 par value; 400,000,000 shares authorized; 19,375,000 issued and outstanding	194	—
Additional paid-in capital	179,871	—
Accumulated dividends in excess of net income	(3,882)	—
Accumulated other comprehensive loss	(142)	—
Partners’ Equity (47,864,193 limited partnership units outstanding at December 31, 2004)	—	203,785

Total Stockholders’ Equity/Partners’ Equity	176,041	203,785

Total Liabilities, Minority Interests and Stockholders’ Equity	$1,345,084	$1,237,129

Annex F-46

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	The Company	The Predecessor
	For the Period	For the Period
	November 7, 2005	January 1, 2005
	to December 31,	to November 6,	Year Ended December 31,
	2005	2005	2004	2003
	(In thousands, except per-share data)

Revenue:
Rental income	$30,333	$174,371	$207,928	$222,554
Interest income	1,366	2,832	3,419	2,970
Management fees	38	249	332	418
Gain from disposal of real estate securities for sale	2	—	—	—

Total revenue	31,739	177,452	211,679	225,942

Expenses:
Interest (including $118, $15,501, $19,869 and $7,546 to related parties, respectively)	8,466	55,218	77,656	86,685
Loss from early extinguishment of debt	—	27,521	68	3,268
Depreciation	6,203	29,616	30,308	30,852
Compensation expense for exclusivity rights	10,500	—	—	—
General and administrative (including $720, $1,638, $1,882 and $1,843 to related parties, respectively)	1,268	3,812	3,670	8,726
Operating	244	534	430	10
Impairment loss	—	16,954	9,600	—
Amortization	512	2,370	2,694	4,582
Ground rent	379	1,891	2,096	2,080
State and local taxes	182	1,415	1,363	739
Other expense	2,855	—	—	—

Total expenses	30,609	139,331	127,885	136,942

Income from continuing operations before equity in income from investments in limited partnerships and minority interest	1,130	38,121	83,794	89,000
Equity in income from investments in limited partnerships	496	2,632	2,662	2,054
Minority interest	(1,482)	(15,938)	(18,484)	(18,297)

Income from continuing operations	144	24,815	67,972	72,757

Discontinued operations:
(Loss) income before minority interest	2,270	15,136	23,929	45,014
Impairment loss	—	(12,761)	(3,465)	(1,560)
Gain from disposal of real estate	1,733	15,974	49,808	33,844
Minority interest	(2,798)	7	(436)	(4,891)

Income from discontinued operations	1,205	18,356	69,836	72,407

Net income	$1,349	$43,171	$137,808	$145,164

Comprehensive income:
Net income	$1,349	$43,171	$137,808	$145,164
Unrealized gain on real estate securities available for sale	164	—	—	—
Unrealized (loss) gain on interest rate derivative	(636)	1,636	—	—
Minority interest in other comprehensive loss	330	—	—	—

Comprehensive income	$1,207	$44,807	$137,808	$145,164

Per share data:
Income from continuing operations	$0.01
Income from discontinued operations	$0.06

Net income applicable to Common Stock	$0.07

Weighted average Common Stock	19,375

Annex F-47

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND PARTNERS’ EQUITY

						Accumulated	Accumulated
						Dividends in	Other
	Preferred Stock		Common Stock		Additional	Excess of Net	Comprehensive	Partners’
	Shares	Amount	Shares	Amount	Paid-in Capital	Income	Income (Loss)	Equity	Total
	(In thousands)

THE PREDECESSOR
Balance at January 1, 2003	—	$—	$—	$—	$—	$—	$—	$(6,104)	$(6,104)
Acquisition of entities under common control	—	—	—	—	—	—	—	(13,637)	(13,637)
Minority interest charge	—	—	—	—	—	—	—	12,109	12,109
Distributions	—	—	—	—	—	—	—	(34,731)	(34,731)
Limited partner buyouts	—	—	—	—	—	—	—	(3,937)	(3,937)
Net income	—	—	—	—	—	—	—	145,164	145,164

Balance as of December 31, 2003	—	—	—	—	—	—	—	98,864	98,864
Equity contributions	—	—	—	—	—	—	—	836	836
Minority interest charge	—	—	—	—	—	—	—	13,101	13,101
Distributions	—	—	—	—	—	—	—	(46,106)	(46,106)
Limited partner buyouts	—	—	—	—	—	—	—	(718)	(718)
Net income	—	—	—	—	—	—	—	137,808	137,808

Balance as of December 31, 2004	—	—	—	—	—	—	—	203,785	203,785
Minority interest charge	—	—	—	—	—	—	—	11,233	11,233
Distributions	—	—	—	—	—	—	—	(37,692)	(37,692)
Limited partner buyouts	—	—	—	—	—	—	—	(2,042)	(2,042)
Net income	—	—	—	—	—	—	—	43,171	43,171
Other comprehensive income	—	—	—	—	—	—	1,636	—	1,636

Balance as of November 6, 2005	—	—	—	—	—	—	1,636	218,455	220,091
THE COMPANY
Reclassify Predecessor Partners’ Equity	—	—	—	—	220,091	—	(1,636)	(218,455)	—
Net proceeds from sale of Common Stock	—	—	18,250	181	271,968	—	—	—	272,149
Issuance of Common Stock for Exclusivity Agreement	—	—	1,125	13	19,987	—	—	—	20,000
Issuance of Preferred Stock	—	—	—	—	—	—	—	—	—
Record minority interests for former owners’ continuing interests	—	—	—	—	(332,175)	—	—	—	(332,175)
Net income	—	—	—	—	—	1,349	—	—	1,349
Dividends accrued on Common Stock	—	—	—	—	—	(5,231)	—	—	(5,231)
Other comprehensive loss	—	—	—	—	—	—	(142)	—	(142)

Balance December 31, 2005	—	$—	$19,375	$194	$179,871	$(3,882)	$(142)	$—	$176,041

Annex F-48

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”) AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	The Company	The Predecessor
	For the Period	For the Period
	November 7, 2005 to	January 1, 2005 to	Year Ended	Year Ended
	December 31,	November 6,	December 31,	December 31,
	2005	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,349	$43,171	$137,808	$145,164
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred costs and land estates	1,949	5,063	9,914	9,892
Depreciation expense	8,445	38,516	36,823	40,339
Gain from disposal of real estate securities held for sale	(2)	—	—	—
Gain from disposal of real estate	(1,733)	(15,974)	(49,808)	(33,844)
Net loss (gain) from early extinguishment of debt	121	30,339	6,575	(4,708)
Compensation expense for exclusivity agreement	10,500	—	—	—
Impairment loss	—	29,715	13,065	1,560
Minority interest expense	4,280	15,931	18,920	23,188
Straight-lining of rental income	1,064	4,677	5,139	(3,248)
Interest earned on restricted cash	(79)	(160)	(68)	(115)
Equity in undisturbed earnings of limited partnerships	(473)	(2,256)	(2,273)	(1,562)
Changes in operating assets and liabilities:
Receivables	(6,185)	3,294	(7,126)	(7,466)
Loans receivable	325	1,556	1,768	1,851
Accounts payable and accrued expenses	2,055	(448)	(5,238)	3,344
Accrued interest-mortgages and contract rights	4,402	(38,560)	(10,819)	(13,613)
Other assets	572	(1,846)	(308)	20
Other liabilities	2,855	—	—	—

Net cash provided by operating activities	29,445	113,018	154,372	160,802

CASH FLOWS FROM INVESTING ACTIVITIES:
Building improvements and land additions	(127)	(159)	(2,557)	(2,518)
Change in restricted cash	(2,110)	(14,667)	(3,000)	3,076
Proceeds from disposal of real estate securities held for sale	143	—	—	—
Deposits for future real estate acquisitions	(2,075)	(51)	—	—
Purchase of real estate securities held for sale	(5,171)	—	—	—
Issuance of loan receivable	(6,500)	—	—	—
Net proceeds from disposal of real estate	13,570	31,341	98,771	61,491
Leasing costs incurred	(64)	(1)	—	—
Cash related to previously unconsolidated limited partnerships	—	44,405	—	650
Acquisition of units from existing unitholders	(37,732)	—	—	—
Investments in limited partnership interests	—	(80)	(1,111)	(1,307)

Net cash (used in) provided by investing activities	(40,066)	60,788	92,103	61,392

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of mortgage notes	(5,645)	(272,040)	(121,956)	(126,806)
Principal payments of notes payable	(138,470)	(180,565)	(43,028)	(287,391)
Principal payments of contract right mortgage notes	—	(85,481)	(36,179)	(6,623)
Proceeds from note payable	—	477,759	—	262,338
Proceeds from termination of rate cap	120	—	—	—
Mortgage prepayment penalties	—	(23,548)	(326)	(400)
Net proceeds from sale of common stock	268,871	—	—	—
Distributions to partner	—	(37,692)	(46,106)	(34,731)
Limited partner buyouts	—	(2,042)	(718)	(3,937)
Distributions to minority interests	(461)	(5,161)	(9,715)	(8,734)
Contributions from minority interests	1,500	166	—	—
Deferred financing costs	(43)	(6,954)	167	(8,550)

Net cash provided by (used in) financing activities	125,872	(135,558)	(257,861)	(214,834)

Net increase (decrease) in cash and cash equivalents	115,251	38,248	(11,386)	7,360
Cash and Cash Equivalents at Beginning of Year	59,565	21,317	32,703	25,343

Cash and Cash Equivalents at End of Year	$174,816	$59,565	$21,317	$32,703

Supplemental Disclosure of Cash Flow Information:
Cash paid for state and local taxes	$—	$1,562	$1,353	$1,072

Cash paid for interest	$3,466	$122,460	$104,021	$124,342

Accrued distributions	$17,381	$—	$—	$—

Annex F-49

Supplemental Information

In March 2003, in connection with the disposal of real estate, the purchaser of a property assumed $94,918,000 of the Operating Partnership’s debt.

In January 2004, in connection with the sale of a property, the purchaser of the property assumed $28,460,000 of associated Operating Partnership debt.

In April 2004, the Operating Partnership issued 15,539 units in the Operating Partnership to holders of minority interests in two partially owned consolidated partnerships.

On November 7, 2005, in connection with the Operating Partnership’s purchase of all the interests in T-Two Partners LP (“T-Two Partners”), the Operating Partnership assumed $269,400,000 of T-Two Partners’ debt as well as accounts payable of $12,800,000 and accrued interest payable of $300,000. Additionally, the Operating Partnership received contract right mortgage receivables of $239,700,000.

Also on November 7, 2005, the Company issued $20,000,000 or 1,250,000 shares to Winthrop Realty Trust in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Winthrop Realty Trust and the Company.

Annex F-50

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS

Newkirk Realty Trust, Inc. (the “Company”) is a recently-formed Maryland corporation that intends to qualify as a real estate investment trust or “REIT” under Sections 856 and 860 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company was formed in July 2005 and completed its initial public offering (the “IPO”) on November 7, 2005. The Company was formed to acquire an ownership interest in, and become the general partner of, The Newkirk Master Limited Partnership (the “Predecessor” or the “Operating Partnership”), a Delaware limited partnership. The Operating Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants, as well as other real estate assets.

The Operating Partnership was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Operating Partnership’s term is perpetual unless it is otherwise dissolved in accordance with the terms of its partnership agreement. The Operating Partnership commenced operations on January 1, 2002 following the completion of a transaction (the “Exchange”) involving the merger into wholly-owned subsidiaries of the Operating Partnership of 90 limited partnerships, each of which owned commercial properties (the “Newkirk Partnerships”), and the acquisition by the Operating Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. In connection with the Exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in exchange received units in consideration of the merger and contributions. From January 1, 2002 to November 6, 2005, the Operating Partnership’s general partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Investment Fund III, LP (“Apollo”), executive officers (“WEM”) of Winthrop Realty Partners L.P. formerly known as Winthrop Financial Associates, and affiliates of Vornado Realty Trust (“Vornado”).

As indicated below, the Company holds a controlling 30.1% ownership interest in the Operating Partnership. All of the Company’s assets are held through the Operating Partnership and its subsidiaries. The Company expects that as limited partners in the Operating Partnership begin exercising their right to have their limited partnership interests in the Operating Partnership redeemed, which cannot occur until November 7, 2006, for cash or, at the Company’s election, shares of the Company’s common stock, the Company’s interest in the Operating Partnership will increase.

The common stock of the Company is traded on the New York Stock Exchange under the symbol “NKT”. In connection with the IPO on November 7, 2005:

•	The Company issued 15,000,000 shares of its common stock;

•	The Company issued 3,125,000 common shares in a private transaction to Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) in exchange for $50,000,000 and issued an additional 1,250,000 common shares ($20,000,000 value) in a private transaction to Winthrop Realty Trust in consideration for its assignment to the Company of certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Company and Winthrop Realty Trust’s Chairman and Chief Executive Officer. 625,000 shares (reducing by 17,361 per month) issued in exchange for the assignment of the exclusivity right are subject to forfeiture upon the occurrence of certain events. All shares of our common stock issued to Winthrop Realty Trust are subject to a lock-up period expiring November 7, 2008, subject to certain exceptions.

•	Both the Company and the Operating Partnership retained NKT Advisors LLC (“NKT Advisors”), an entity partially owned by the Company’s executive officers, pursuant to an advisory agreement (the “Advisory Agreement”) to manage the Company’s assets and the day-to-day operations of the Company and the Operating Partnership, subject to the supervision of the Company’s Board of Directors;

Annex F-51

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The Company acquired 15,625,000 newly-issued units of limited partnership interest in the Operating Partnership in exchange for $235,800,000 and an additional 1,250,000 units in exchange for the exclusivity rights described above. The Company also purchased 2,375,000 outstanding units from Apollo and 125,000 units of limited partnership interest from WEM, for an aggregate purchase price of $37,700,000, resulting in an aggregate ownership of 19,375,000 units of limited partnership in the Operating Partnership or 30.1% of the total outstanding units;

•	The Company was admitted as the general partner of the Operating Partnership;

•	NKT Advisors was issued the Company’s special voting preferred stock entitling it to vote on all matters for which the Company’s common stockholders are entitled to vote. The number of votes that NKT Advisors will be entitled to cast in respect of the special voting preferred stock will initially be 45,000,00 votes or approximately 69.9% of the 64,375,000 votes entitled to be cast. The 45,000,000 votes represent the total number of units outstanding immediately following consummation of IPO (excluding units held by the Company). As units are redeemed at the option of a limited partner, the number of votes attaching to NKT Advisors’ special voting preferred stock will decrease by an equivalent amount. The Advisory Agreement provides that on all matters for which NKT Advisors is entitled to cash votes in respect of its special voting preferred stock, it will cast its votes in direct proportion to the votes that are cast by limited partners of the Operating Partnership, other than the Company, on such matters, except that NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent that the voting rights of affiliates of Vornado are limited under certain circumstances; and

•	The Company granted registration rights to Apollo and Vornado in connection with shares issuable upon conversion of their units in the Operating Partnership and to Winthrop in connection with their shares of common stock.

In 2005, 2004 and 2003, the Operating Partnership acquired from its limited partners 364,193, 155,180 and 871,711, respectively, of its units of limited partnership interest.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Company and its controlled subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. Minority interests relate to the interest in the Operating Partnership not owned by the Company. The Company accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Company’s share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

The assets and liabilities of the Company at November 7, 2005 reflect the carryover historical basis of the Predecessor and the $37,700,000 acquisition of the units from limited partners is accounted for in accordance with SFAS No. 141 “Business Combinations.”

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect

Annex F-52

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate

Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from fourteen to forty years. Amortization of the land estates is computed on a straight-line basis over their estimated useful lives, which range from twenty-two to thirty years.

During 2003, the Operating Partnership made a change to its accounting estimates with respect to the depreciable lives of its real estate assets. The change in accounting estimates resulted in a decrease in net income of approximately $6,800,000 and a decrease in net income of approximately $0.14 per limited partnership unit for the year ended December 31, 2003.

The Company’s real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of such real estate on an undiscounted basis to the carrying amount of such real estate. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Company has committed to a plan to dispose of the assets, whether by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell. Preparation of projected cash flows is inherently subjective and is based on the Company’s best estimate of assumptions concerning expected future conditions.

The fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt realized to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, fixtures and equipment and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on management’s determination of their fair values.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements and fixtures and equipment based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. This aggregate value is allocated between in-place leases and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases and customer relationships are amortized to expense over the remaining non-cancelable periods of the respective leases.

Annex F-53

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company accounts for properties as held for sale under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), when all criteria of SFAS No. 144 have been met.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with original purchase maturity dates of three months or less.

Restricted Cash

Restricted cash includes reserves for tenant improvements, leasing commissions and related costs established pursuant to the Operating Partnership’s note payable agreement.

Concentration of Credit Risk

Substantially all of the Company’s cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.

The Company maintains cash with two banking institutions, which amounts at times exceed federally insured limits. The Company has not experienced any losses on its invested cash.

Real Estate Securities Available for Sale

The Company classifies investments in real estate equity securities with readily determinable fair market values on the balance sheet as available-for-sale, based on the Company’s intent with respect to those securities. Specifically, the Company’s investments in equity securities with readily determinable fair market values are accounted for as available-for-sale because these securities are held principally for investment purposes and not for sale in the short term. Accordingly, the Company records these investments at fair market value, and unrealized gains and losses are recognized through stockholders’ equity, as a component of other comprehensive income. Realized gains and losses and charges for other than-temporary impairments are included in net income. Sales of securities are recorded on the trade date and gains and losses are determined by the specific identification method.

Receivables

Receivables consist of rent from tenants and other receivables which are deemed collectable by the Company. No provision for doubtful accounts was considered necessary based upon the Company’s evaluation of the collectability of these amounts.

Loans Receivable

Loans receivable include the note receivable from Administrator LLC and a secured note receivable from an unaffiliated party.

The Company evaluates the collectability of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the

Annex F-54

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected future cash flows at the loan’s effective interest rate. Interest on impaired loans is recognized on a cash basis.

Investments in Debt Securities

Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with “other assets” in the accompanying consolidated balance sheets.

Lease Intangibles

Upon acquisition of real estate, the Company records intangible assets and liabilities acquired at their fair market value. The Company amortizes identified intangible assets and liabilities over the period which the assets are expected to contribute to future cash flows of the property acquired over the terms of the applicable leases.

Deferred Financing Costs

Deferred financing costs consist primarily of fees paid in connection with the financing of the Operating Partnership’s properties and are deferred and amortized over the terms of the related agreements as a component of interest expense.

Investments in Partnerships

The Company evaluated its investments in partially-owned entities in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and the Company is the “primary beneficiary” as defined in FIN 46R, the Company would account for such investment as if it were a consolidated subsidiary.

For a partnership investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, the Company accounts for its investments in partnerships and joint ventures in which it does not have a controlling interest using the equity method of accounting. Factors that are considered in determining whether or not the Company exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing, operations and capital budgets, other contractual rights, and ultimate removal of the general partner in situations where the Company is the general partner. To the extent that the Company is deemed to control these entities, these entities would be consolidated. Determination is made on a case-by-case basis.

The Company accounts for the purchase of minority interests at fair value utilizing the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”.

Revenue Recognition

The Company’s lease agreements are operating leases and generally provide for varying rents over the lease terms. The Company records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Deferred rent receivable amounted to $21,200,000 and $27,100,000 at December 31, 2005 and 2004, respectively.

Annex F-55

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

The Company operates in a manner intended to enable it to continue to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Code. In order to qualify as a REIT, the Company is generally required each year to distribute to is stockholders at least 90% of its taxable income (excluding any net capital gain). The Company intends to comply with the foregoing minimum distribution requirement.

Taxable income or loss of the Operating Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Operating Partnership. However, the Operating Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.

Unit Split

On November 7, 2005, the Operating Partnership affected a 7.5801 to 1 unit split of the outstanding units. Partners’ equity activity for all periods presented has been restated to give retroactive recognition to the unit split. In addition, all references in the financial statements and notes to the consolidated financial statements, to weighted average limited partnership units and per limited partner unit amounts have been adjusted to give retroactive recognition to the unit split.

Earnings Per Share

The Company has calculated earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. SFAS No. 128 requires that common share equivalents be excluded from the weighted-average shares outstanding for the calculation of basic earnings per share. The Company does not have any common share equivalents.

Segment Reporting

The Company has one reportable segment, net leased commercial real estate. The Company evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.

Fair Value of Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions due to yield maintenance requirements and prepayment penalties. The fair value of the Company’s interest rate swap and interest rate caps is approximately $1,700,000 at December 31, 2005. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Company’s financial instruments.

Derivative Financial Instruments

The Company accounts for its interest rate swap agreement and interest rate cap agreements in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. In accordance with FAS No. 133, the interest rate swap and cap agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. Certain of these transactions are designated as “cash flow hedges” and one of the Company’s interest

Annex F-56

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate cap agreements is not designated as a hedge instrument and is measured at fair value with the resulting gain or less being recognized in interest expense in the period of change. Since the Company’s interest rate swap and one of the Company’s interest rate cap agreements are designated as “cash flow hedges,” comprehensive income or loss for hedges that qualify as effective and the change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged liability affects earnings. The ineffective amount of the interest rate swap and cap agreement, if any, is recognized in earnings each quarter. To date, the Company has not recognized any change in the value of its interest rate swap or cap agreement in earnings as a result of the hedge or a portion thereof being ineffective. Accordingly, changes in value are recorded through other comprehensive income.

During the year ending December 31, 2006, the Company estimates that it will reclassify approximately $192,000 from other comprehensive income to earnings as an increase to interest expense.

Upon entering into hedging transactions, the Company documents the relationship between the interest rate swap and cap agreements and the hedged liability. The Company also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Company assesses, both at inception of a hedge and on and on-going basis, whether or not the hedge is highly “effective”, as defined by FAS No. 133. The Company discontinues hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as an interest rate swap or cap agreements is no longer appropriate. To date, the Company has not discontinued hedge accounting for its interest rate swap or cap agreement. The Company utilizes interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative or trading purposes.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2005 presentation, due to the reporting of discontinued operations for those assets that have been disposed of or classified as held for sale in accordance with SFAS No. 144.

Recently Issued Accounting Standards and Pronouncements

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143,” which specifies the accounting treatment for obligations associated with the sale or disposal of an asset when there are legal requirements attendant to such a disposition. The Company adopted this pronouncement in 2005, as required, but there was no impact as there are no legal obligations associated with the planned sale of any properties in our Real Estate Owned portfolio.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior period financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation and amortization for long-lived, non financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS No. 154 will have a material effect on the Company’s consolidated financial statements.

Annex F-57

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2005, the FASB ratified the EITF’s consensus on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It became effective for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after June 29, 2005. General partners of all other limited partnerships will apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005.

The Company has not completed the process of evaluating the impact that will result from the adoption of the consensus in EITF 04-5 on the Company’s consolidated financial statements.

Note 3 — REAL ESTATE INVESTMENTS

Most of the Company’s properties are net leased to a single commercial tenant. The properties are located throughout the United States. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.

The Company’s ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Company. Under certain conditions (including the destruction of the property), many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.

The future minimum lease payments that are scheduled to be received under non-cancelable operating leases are as follows (in thousands):

2006	$238,365
2007	208,847
2008	156,645
2009	57,680
2010	25,832
Thereafter	43,817

$731,186

Three tenants accounted for approximately 37% and 36% of the aggregate rental revenues including discontinued operations of the Company and the Operating Partnership in 2005 and 2004, respectively. Two tenants accounted for approximately 24% of the aggregate rental revenues including discontinued operations of the Operating Partnership in 2003.

The Company owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years.

The Company’s properties are encumbered by mortgage notes payable.

Annex F-58

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The rent payable under the ground leases is as follows (in thousands):

2006	$3,122
2007	2,496
2008	1,673
2009	982
2010	569
Thereafter	192

9,034

Note 4 — NOTES AND CONTRACT RIGHTS PAYABLE

The Company and the Operating Partnership, excluding discontinued operations, had outstanding mortgage notes payable and contract right mortgage notes payable with an aggregate principal balance of $177,300,000 and $742,000,000 at December 31, 2005 and 2004, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly or semi-annually. All the mortgage notes are collateralized by the Company’s real estate; some of the mortgage notes are cross-collateralized.

An aggregate of $166,200,000 in indebtedness under the mortgage notes mature at various dates from 2006 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 5% to 9.89%, with a weighted average interest rate of 6.1% at December 31, 2005. Interest rates on the mortgages ranged from 5.0% to 10.4% with a weighted average interest rate of 8.1% at December 31, 2004.

The remaining contract right mortgage note at December 31, 2005 of $11,100,000 has a fixed interest rate of 9.68% and matures in January 2009. The outstanding contract rights of $263,100,000, excluding discontinued operations at December 31, 2004 had interest rates ranging from 8.11% to 13.9%, with a weighted average interest rate of 10.7%.

Mortgage notes payable and contract right mortgage notes payable aggregating approximately $1.1 billion and accrued interest thereon were assumed as part of the Exchange. These notes were recorded at their fair value as of the various dates of acquisition. This accounting method resulted in recorded interest expense that was $3,100,000, $5,500,000 and $3,800,000 greater than the contractual interest expense for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $35,400,000 at November 6, 2005.

Most of these mortgage notes payable and some of the contract right mortgage notes payable were refinanced during 2005 as discussed below. Also, during 2005, the Operating Partnership acquired the entity which owns most of the remaining contract right mortgage notes payable (See Note 6 — Related Party Transactions).

During November 2003, the Operating Partnership obtained a $208,500,000 loan from Bank of America, N.A., which had an outstanding balance of $165,300,000 at December 31, 2004. The note payable bore interest at a rate elected by the Operating Partnership equal to either (1) LIBOR plus 450 basis points or (2) the prime rate charged by the bank plus 250 basis points. The note payable was scheduled to mature on November 24, 2006, subject to two one-year extensions.

Annex F-59

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 11, 2005, the Operating Partnership obtained a $477,759,000 loan from KeyBank National Association and Bank of America, N.A. (the “Lenders”) which bears interest at the election of the Company at a rate equal to either (i) the LIBOR Rate plus 200 basis points (reduced to 175 basis points after consummation of the IPO) or (ii) the prime rate then charged by KeyBank National Association plus 50 basis points. The loan was obtained to (i) replace the existing loan from Bank of America, N.A. which had an outstanding balance including accrued interest of $163,379,000 and bore interest at the LIBOR Rate plus 450 basis points or prime plus 250 basis points, (ii) satisfy $186,566,000 of first mortgage debt encumbering the Operating Partnership’s real properties, which constituted substantially all of the Operating Partnership’s first mortgage debt and (iii) satisfy $86,801,000 of second mortgage debt encumbering the Operating Partnership’s real properties. The Operating Partnership incurred $6,945,000 of closing costs and $23,548,000 of prepayment penalties on the transaction. Concurrently with the loan, T-Two Partners also obtained a loan from the Lenders in the principal amount of $272,241,000 (the “T-Two Loan”), the proceeds of which were used to satisfy the outstanding balance including accrued interest on a loan made by Bank of America, N.A. to T-Two Partners of $271,989,000. The interest rate, maturity date and principal terms of the T-Two Loan are the same as the Operating Partnership’s loan. The Operating Partnership agreed to guarantee the obligations of T-Two Partners under the T-Two Loan. On November 7, 2005, the Operating Partnership assumed this debt as part of an exercise of an option to acquire the interests of T-Two Partners, (See Note 6 — Related Party Transactions). The loan with the Lenders had an outstanding principal balance of $593,500,000 at December 31, 2005. The Operating Partnership also advanced closing costs of $3,903,000 for T-Two Partners. Excess proceeds from the loan of $6,537,000 were used to make a principal payment on September 1, 2005.

The loan is scheduled to mature on August 11, 2008, subject to two one year extensions and will require monthly payments of interest only. In addition, the loan required (i) initial principal payments of 50% of excess cash flow after debt service during the period between August 11, 2005 and the consummation of the IPO (November 7, 2005) offering, less any amounts paid on account of the T-Two Loan (as described below), (ii) a principal payment equal to $150,000,000 less the amount of the initial principal payments on the closing of the IPO made pursuant to (i) above, and (iii) quarterly principal payments of $1,875,000 during the term of the loan, increasing to $2,500,000 per quarter during the extension periods. The Company is also required to make principal payments from the proceeds of property sales, refinancings and other asset sales if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the loan agreement for property sales and 100% of proceeds from refinancings, economic discontinuance, insurance settlements and condemnations.

The loan is secured by a lien on the Company’s assets and the assets of the Company’s subsidiaries, with certain exceptions such as direct liens on most of the real estate owned by the Operating Partnership or the Company’s subsidiaries. The Company can prepay the loan in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before August 11, 2006 and thereafter with no premium. The loan contains customary financial and other covenants consistent with the prior loan.

The Operating Partnership entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR rate at 4.642% for $250,000,000 of the loan balance; (ii) a LIBOR rate cap agreement at 5% with Bank of America, N.A. for $295,000,000 through November 2006; and (iii) a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000,000.

In connection with the Operating Partnership’s refinancings, real estate sales and repayments of mortgage debt during 2005, the Company has recognized a net loss from debt extinguishment of $100,000, which is included in discontinued operations for the period November 7, 2005 to December 31, 2005, and the Operating Partnership has recognized a net loss from early extinguishment of debt of $30,400,000, of which

Annex F-60

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2,800,000 is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $7,000,000, plus mortgage prepayment penalties of $23,500,000. During 2004, the Operating Partnership recognized a net loss from early extinguishment of debt of $6,600,000, $6,500,000 of which is included in discontinued operations. The net loss from early extinguishment of debt consisted of loss from debt extinguishment of $6,300,000, plus mortgage prepayment penalties of $300,000.

Scheduled payments of principal at December 31, 2005, for the next five years and thereafter through maturity, are as follows (in thousands):

	Mortgage		Contract
	Notes		Mortgage Notes		Accrued
Year	Payable	Note Payable	Payable	Principal Total	Interest	Total

2006	$36,700	$7,500	$—	$44,200	$7,514	$51,714
2007	38,946	7,500	—	46,446	—	46,446
2008	41,523	578,463	—	619,986	—	619,986
2009	16,245	—	229	16,474	—	16,474
2010	380	—	491	871	—	871
Thereafter	32,401	—	10,408	42,809	—	42,809
	$166,195	$593,463	$11,128	$770,786	$7,514	$778,300

Note 5 — EQUITY INVESTMENTS IN LIMITED PARTNERSHIPS

The equity investments in limited partnerships consists of the following (in thousands):

	2005	2004

Balance, beginning of year	$11,107	$8,492
Investments in limited partnership	10	342
Equity in income of limited partnerships	3,128	2,662
Distributions from limited partnerships	(399)	(389)

Balance, end of year	$13,846	$11,107

The Company and Operating Partnership have paid a premium for its allocable share of the underlying limited partnerships which resulted in an excess of the carrying amounts of the Company and Operating Partnership’s investments over the underlying net assets of these limited partnerships of $5,100,000 and $5,000,000 as of December 31, 2005 and 2004, substantially all of which relates to the difference between the fair values at the date of acquisition of the Company’s underlying properties and historical carrying amounts. Such premium is being amortized as an adjustment to the Company’s equity in earnings of the limited partnerships over the useful lives of the underlying properties. The amortization expense amounted to $19,000; $109,000; $126,000; and $42,000 for the period from November 7, 2005 to December 31, 2005, the period January 1, 2005 to November 6, 2005 and the years ended December 31, 2004 and 2003, respectively.

Annex F-61

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The limited partnerships condensed combined statements of operations and condensed combined balance sheets are as follows (in thousands):

Condensed Statements of Operations:

	The Company	The Predecessor
		For the Period
	For the Period	January 1, 2005	For the Year
	November 7, 2005	to	Ended	For the Year Ended
	to December 31,	November 6,	December 31,	December 31,
	2005	2005	2004	2003
	(Unaudited)

Rental revenue and interest income	$3,977	$22,613	$26,571	$26,528
Interest expense	1,423	8,491	$11,051	12,052
Administrative expense	15	56	77	54
Depreciation expense	522	2,967	3,051	3,400
Amortization expense	78	447	525	525

Net income	$1,939	$10,652	$11,417	$10,497

Condensed Balance Sheets:

	December 31,	December 31,
	2005	2004
	(Unaudited)

Cash	$1,744	$1,690
Real estate, net	81,043	84,598
Other assets	2,928	3,318

Total assets	$85,715	$89,606

Accounts payable and other liabilities	$1,436	$1,920
Mortgages payable	96,238	110,399
Partners’ deficit	(11,959)	(22,713)

Total liabilities and partners’ deficit	$85,715	$89,606

Note 6 — RELATED PARTY TRANSACTIONS

Winthrop Realty Partners L.P. performed asset management services for the Operating Partnership and received a fee of $1,600,000, $1,900,000 and $1,800,000 for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.

As of November 7, 2005, NKT Advisors performs the asset management services for the Company, previously provided by Winthrop Realty Partners L.P.

NKT Advisors receives an annual base management fee which is payable quarterly in arrears in cash. The base management fee is equal to the greater of (A) $4,800,000 or (B) 1.5% per annum of (1) the gross purchase price paid for shares of the Company’s common stock in connection with the IPO and the sale of common stock to Winthrop Realty Trust (excluding in respect of shares of its common stock issued to Winthrop Realty Trust in consideration for its assignment of certain exclusivity rights) net of underwriting discounts ($273,560,625) plus (2) the sum of the net proceeds from any additional primary issuances of the

Annex F-62

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s common or preferred equity or from the issuance of the Operating Partnership’s units, each after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus (3) as and when, if at all, Apollo sells or coverts for shares, in whole or from time to time, up to 5,000,000 Operating Partnership units, utilizing a deemed value per Operating Partnership unit equal to the lesser of (x) $19.00 and (y) the per share price at which such Operating Partnership units are sold or, if converted, the closing price of the Company’s shares on the day on which such Operating Partnership units are converted, less (4) any amount that the Company or the Operating Partnership pays to repurchase shares of the Company’s common stock or any Operating Partnership units.

The first $4,200,000 (subject to an annual consumer price index increase) in base management fees per annum will be paid by NKT Advisors to Winthrop Realty Partners L.P. for services to the Company that NKT Advisors subcontracts to Winthrop Realty Partners L.P.

In addition, NKT Advisors is entitled to receive incentive management fees each fiscal quarter, payable quarterly in arrears, in an annual amount equal to:

20% of the amount by which adjusted funds from operations for the Operating Partnership, before incentive management fees exceeds, for the quarter then ended, the amount of adjusted funds from operations but after providing for dividends on any of the preferred equity issued in the future required to produce an annualized return on the greater of:

A) $650,000,000, or

B) (i) the gross equity proceeds of the IPO and the sale of shares to Winthrop Realty Trust ($290,000,000), plus (ii) the book value of partners’ equity in the Operating Partnership as of June 30, 2005 (approximately $209,100,000), plus (iii) the gross proceeds of any subsequent issuance of common equity or any subsequent issuance of Operating Partnership units, minus (iv) amounts paid by the Company or the Operating Partnership in any tender for or repurchase of the Company’s equity or the Operating Partnership’s equity.

Equal to the greater of the yield on 10-year Treasuries as of the last business day of such quarter plus 250 basis points or the returns set forth below:

Year	Return

2005 and 2006	25%
2007	22%
2008	20%
2009	15%
2010	12%
Thereafter	10%

Adjusted funds from operations represent “funds from operations” as determined in accordance with standards prescribed by NAREIT, adjusted to add back any asset impairment charges and non-cash restricted stock issuances. NAREIT defines funds from operations as net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets and after adjustments for unconsolidated partnerships and joint ventures. Adjusted funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company’s performance or to cash flows as a measure of liquidity or ability to make distributions.

NKT Advisors received a base management fee of $720,000 for the period from November 7, 2005 to December 31, 2005. No incentive management fee was earned during the period.

Annex F-63

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company provides certain asset management, investor and administrative services to some unconsolidated partnerships in which it owns an equity interest and to other affiliated partnerships. Asset management fees of $38,000, $249,000, $332,000 and $418,000 were earned for the period November 7, 2005 to December 31, 2005 and the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. The Company and Operating Partnership had receivables for management fees of $800,000 and $900,000 due from these partnerships at December 31, 2005 and 2004, respectively.

The Company has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes three first mortgage loans encumbering three Company properties and one other property controlled by an affiliate. The Company and the Operating Partnership’s ownership interest, net of discount, amounted to $10,500,000 and $10,100,000 at December 31, 2005 and 2004, respectively, and the Company and the Operating Partnership earned interest income of $200,000, $1,000,000, $1,200,000 and $1,200,000 for the period from November 7, 2005 to December 31, 2005 and the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003 respectively, related to this ownership interest.

WEM owned $17,300,000 of a $145,200,000 Real Estate Mortgage Investment Conduit (“REMIC”) which was secured by the contract rights payable of the Operating Partnership. WEM earned $2,200,000 of interest income during 2003. The affiliates and executives were repaid in 2003 when T-Two Partners purchased the T-1 Certificate as discussed in the following paragraph.

T-Two Partners is the 100% beneficial owner of certain of the contract rights. T-Two Partners owned the portion of the contract rights referred to as the T-2 Certificate and during 2003 purchased the portion of the contract rights referred to as the T-1 Certificate. The Operating Partnership, prior to its acquisition of T-Two Partners, as discussed below, incurred $18,600,000, $25,000,000 and $13,800,000 ($3,800,000, $5,900,000 and $7,000,000 of which is included in discontinued operations, respectively) of interest expense on these contract rights during the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively. Contract right mortgage notes and accrued interest payable amounted to $249,500,000 due to T-Two Partners at December 31, 2004. The Operating Partnership had the right to acquire T-Two Partners’ interest in the contract rights in January 2008 by acquiring T-Two Partners in exchange for units. T-Two Partners had the right to require the Operating Partnership to purchase this interest in December 2007 in exchange for units. During 2003, as described below, the Operating Partnership and the owners of T-Two Partners modified these rights.

During November 2003, T-Two Partners obtained a $316,500,000 loan. This loan is referred to as the Original T-Two Loan. The owners of T-Two Partners agreed to eliminate their put option which could require the Operating Partnership to purchase T-Two Partners in December 2007 and the Operating Partnership agreed to guarantee repayment of the Original T-Two Loan. The Original T-Two Loan was secured by all of the assets of T-Two Partners, including the contract right mortgage notes receivable from the Operating Partnership. T-Two Partners also agreed to provide a credit line to the Operating Partnership bearing interest at LIBOR plus 450 basis points.

In connection with the November 2003 financing transactions described above, the Operating Partnership and the owners of T-Two Partners modified the Operating Partnership option in certain respects. Initially, the Operating Partnership was given the right to exercise the option at any time between November 24, 2006 and November 24, 2009. As part of the November 7, 2005 transactions, the option was modified to permit its immediate exercise. Second, the purchase price was payable in cash rather than units of the Operating Partnership. Finally, the formula for determining the purchase price payable by the Operating Partnership if it exercised the option was revised in a manner that the Operating Partnership’s general partner believed to be significantly more favorable to the Operating Partnership than the formula previously in effect. Specifically,

Annex F-64

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the purchase price would be calculated as follows: the sum of $316,526,573 plus T-Two Partners’ costs of obtaining the Original T-Two Loan (approximately $7,346,000), the cost of any refinancing ($3,903,000, representing amounts allocated in connection with the August 11, 2005 refinancing discussed in Note 4) and the cost of administering the trust that holds the second mortgage loans, together with interest on the foregoing sum at the effective rate of interest paid by T-Two Partners on the Original T-Two Loan, less all payments made from and after November 24, 2003 on the second mortgage loans. The purchase price was to be reduced to the extent of any mortgages assumed by the Operating Partnership but not below zero.

The Operating Partnership had determined that T-Two Partners is a VIE, but that the Operating Partnership was not the primary beneficiary of the VIE and therefore T-Two Partners was not consolidated.

T-Two Partners was to reimburse the Operating Partnership for approximately $7,300,000 of closing costs incurred in connection with the Original T-Two Loan and $3,903,000 of closing costs incurred in connection with the refinancing, together with interest thereon at a rate equal to LIBOR plus 450 basis points. The Operating Partnership earned interest income of $400,000 and $500,000 on this obligation during the period from January 1, 2005 to November 6, 2005 and the year ended December 31, 2004, respectively.

On November 7, 2005, the Operating Partnership exercised the option. The purchase price was determined to be $238,100,000 in accordance with the formula described above. However, the purchase price was satisfied by the Operating Partnership’s assumption of the T-Two Partners Loan and accrued interest of $269,700,000. The Operating Partnership recorded the purchase of the interest in T-Two Partners in accordance with FAS 141 and recorded the acquired assets and liabilities at fair market value at the date of purchase. The Operating Partnership recorded the following assets, liabilities and gain: (in millions)

Cash	$44.4
Contract right mortgage notes receivable	239.7
Accounts payable	(12.8)
Notes payable	(269.4)
Accrued interest payable	(0.3)
Gain	(1.6)

The gain recognized in the transaction is recorded in the Company’s (gain) loss from early extinguishment of debt. The contract right mortgage notes receivable and accounts payable are eliminated in the Company’s consolidated financial statements.

An affiliate of the general partner owns a portion of the second mortgage indebtedness of a property in which the Company has an interest. The second mortgage payable and accrued interest owned by the affiliate aggregated $15,500,000 and $15,200,000 at December 31, 2005 and December 31, 2004, respectively. Included in interest expense is $100,000, $600,000, $700,000 and $700,000 related to this second mortgage payable for the period November 7, 2005 to December 31, 2005, the period January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.

On July 29, 2004, the Operating Partnership sold 25 properties for a combined net sales price of $63,800,000 to Vornado, which is a limited partner in the Operating Partnership and, at such time, an affiliate of the Operating Partnership’s then general partner. After satisfying existing mortgage debt of $31,500,000, the net sales proceeds were approximately $32,300,000 of which $23,700,000 was applied to a principal payment on the note payable. The Operating Partnership recognized a net gain on the sale of these properties of $38,700,000.

In August 2005, Winthrop Realty Partners L.P. loaned $200,000 to a partnership in which the Operating Partnership has an interest. The loan accrues interest at a rate of prime plus 2%. The loan was repaid in the first quarter of 2006.

Annex F-65

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Also see Note 8 for related party acquisitions.

Note 7 — CONTINGENCIES AND IMPAIRMENTS

The Company owns a 707,482 square foot office building in Toledo, Ohio that is leased to Owens-Illinois for an initial term that expires on September 30, 2006. The property is encumbered by a non-recourse mortgage which matures in October 2006 at which time a $32,000,000 balloon payment will be due. The tenant has six, five-year renewal options. This tenant is presently not using a substantial portion of the building and elected not to renew its lease. While the Company will attempt to sell or re-lease the property there is substantial risk that the Company will not be able to satisfy the balloon payment due on the mortgage and that the mortgage holder will foreclose on this property. The Operating Partnership recognized an $11,328,000 impairment loss during the second quarter of 2005. The operations of the property were placed into discontinued operations effective December 31, 2005.

In June 2005, the Operating Partnership entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the Operating Partnership in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and the Operating Partnership granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, the Operating Partnership recognized a $14,754,000 impairment loss in the second quarter of 2005.

The Operating Partnership received a notice dated August 30, 2005 from Albertson’s, Inc. indicating that it intends to exercise its right to terminate the lease for the property located in Rock Falls, Illinois as of May 8, 2006. In accordance with the terms of the lease, Albertson’s, Inc. has made an offer to purchase the property for an amount stipulated in the lease of approximately $861,000. The Operating Partnership can reject this offer by notifying Albertson’s, Inc. by April 18, 2006. The Company is currently evaluating whether the offer should be rejected. The Company recorded an impairment loss of $550,000 on this property during the third quarter of 2005. The operations of the property were placed into discontinued operations effective August 30, 2005.

The Company owns two office buildings in New Orleans, Louisiana, containing an aggregate of 403,027 square feet of space that are leased to Hibernia Bank. Both buildings are located in the area affected by Hurricane Katrina. The tenant has remained current in its rent obligations and is responsible for all repairs, maintenance and capital expenditures associated with these properties.

Note 8 — ACQUISITIONS

On January 1, 2003, the Operating Partnership acquired from an affiliate of the general partner, limited partnership interests in nine limited partnerships that own net leased commercial properties. The limited partnership interests acquired by the Operating Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of the Operating Partnership valued at $22,700,000. In August 2003, the Operating Partnership acquired approximately an additional 10.05% interest in one of these limited partnerships for a cash purchase price of $525,000, increasing the partnership interest to 23.55% from 13.5%. These interests were acquired from unaffiliated limited partners. In April 2004, the Operating Partnership exercised an option to purchase additional limited partnership interests in two of the partnerships in exchange for 15,539 units. The values of the net leased real estate partnerships and the Operating Partnership units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships. The Operating Partnership has accounted for the acquisition on a historical cost basis. Four of the limited partnerships have been consolidated into the Operating Partnership’s financial statements and five of the limited partnerships are being accounted for under the equity method of accounting.

Annex F-66

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2004, the Operating Partnership acquired for $297,500, pursuant to a tender offer, approximately 9.85% of the total limited partnership units outstanding in one partially owned consolidated partnership. The Operating Partnership then owned approximately 45.2% of the limited partnership.

In June 2004, the Operating Partnership acquired the land underlying one of its properties in Bedford, Texas. The land was acquired from an unaffiliated party for approximately $2,600,000.

In July 2004, the Operating Partnership acquired for $472,500 and $325,000, pursuant to two separate tender offers, approximately 7% and 4.5% of the total limited partnership units outstanding in two partially owned partnerships. The Operating Partnership currently owns approximately 62.2% in one of the partnerships whose operations are consolidated and 45.3% in the other partnership.

In February 2005, the Operating Partnership acquired for $10,000 approximately 0.29% of the total limited partnership units outstanding in a partially owned non-consolidated partnership. The Operating Partnership currently owns approximately 23.84% in the partnership.

In June 2005, the Operating Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Operating Partnership owned approximately 46.35% of the limited partnership following the acquisition.

In September 2005, the Operating Partnership acquired for $35,000 an additional limited partnership unit in one partially owned consolidated partnership. The Operating Partnership currently owns approximately 47.51% of the limited partnership.

On November 7, 2005, the Operating Partnership acquired 100% of the interests in T-Two Partners. (See Note 6 — Related Party Transactions).

Note 9 — DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

During the period from November 7, 2005 to December 31, 2005, the Company sold one property for a net sales price of $11,300,000. The Company also received $3,800,000 of accrued and deferred rent in connection with the sale of this property. The Company recognized a net gain on sale of this property of $1,700,000.

During the period from January 1, 2005 to November 6, 2005, the Operating Partnership sold six properties for a combined net sales price of $31,300,000. The Operating Partnership recognized a net gain on sale of these properties of $16,000,000. During the year ended December 31, 2004, the Operating Partnership sold 58 properties for a combined net sales price of $127,200,000. The Operating Partnership recognized a net gain on sale of these properties of $49,800,000. During the year ended December 31, 2003, the Operating Partnership sold 14 properties for a combined net sales price of $156,400,000. The Operating Partnership recognized a net gain on sale of these properties of $33,800,000. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS No. 144. In addition, the Operating Partnership has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of the properties and the sold properties as discontinued operations in the accompanying consolidated statements of operations. In June 2006, the Company committed to sell 53 properties. See Note 11 — Subsequent Events.

Annex F-67

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Discontinued operations for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

	The Company	The Predecessor
	For the Period	For the Period
	November 7, 2005 to	January 1, 2005 to	For the Year Ended	For the Year Ended
	December 31, 2005	November 6, 2005	December 31, 2004	December 31, 2003

Revenue	$5,618	$37,148	$53,170	$69,181
Expenses	(3,227)	(19,194)	(22,783)	(32,900)
Impairment loss on real estate	—	(12,761)	(3,465)	(1,560)
Net (loss) gain from early extinguishment of debt	(121)	(2,818)	(6,458)	8,733
Gain from disposal of real estate	1,733	15,974	49,808	33,844
Minority interest	(2,798)	7	(436)	(4,891)

Income from discontinued operations	$1,205	$18,356	$69,836	$72,407

Expenses include interest expense to related parties of $3,800,000, $5,900,000 and $7,000,000 for the period from January 1, 2005 to November 6, 2005 and for the years ended December 31, 2004 and 2003, respectively.

Other assets of discontinued operations at December 31, 2005 and 2004 are summarized as follows (in thousands):

	2005	2004

Receivables	$213	$81
Other assets	332	163

	545	244

Liabilities of discontinued operations at December 31, 2005 and 2004 are summarized as follows:

	2005	2004

Mortgage notes and accrued interest payable	$40,491	$5,672
Contract right mortgage notes and accrued interest payable (including $0 and $11,825 to related parties)	—	11,825

	$40,491	$17,497

Note 10 — INCOME TAXES

The Company has made no provision for current or deferred federal and state income taxes on the basis that it operates in a manner intended to enable it to continue to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Code. In order to qualify as a REIT, the Company is generally required each year to distribute to its stockholders at least 90% of its taxable income (excluding any net capital gain). The Company intends to comply with the foregoing minimum distributions requirements.

Annex F-68

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Operating Partnership’s taxable income for 2005, 2004 and 2003 differs from net income for financial reporting purposes as follows (in thousands):

	2005	2004	2003

Net income for financial reporting purposes	$49,295	$137,808	$145,164
Depreciation and amortization	40,729	30,472	37,364
Compensation expense	10,500	—	—
Interest expense	3,112	4,650	10,219
Gain on sale of real estate	15,084	42,290	80,517
Impairment loss	29,715	13,065	1,560
Other	3,581	(8,538)	85
Net loss (gain) from early extinguishment of debt	48,311	6,269	(4,266)
Straight-line rent adjustment	5,741	5,139	(3,248)

Taxable income	$206,068	$231,155	$267,395

The net basis of the Operating Partnership’s assets and liabilities for tax reporting purposes is approximately $869,000,000 and $818,000,000 lower than the amount reported for financial statement purposes at December 31, 2005 and 2004, respectively.

Note 11 — SUBSEQUENT EVENTS

On January 15, 2006, the Company entered into a strategic alliance with U.S. Realty Advisors, LLC (“US Realty”), a leading net-lease property advisor, pursuant to which the Company will acquire single-tenant assets. Pursuant to our agreement with US Realty, the Company is obligated to pay to US Realty a fee of 1.5% of the gross purchase price for properties acquired that were offered to us by US Realty upon the consummation of such purchase and an economic interest for additional services to be provided by US Realty equal to 25% of all cash flow and net capital proceeds after the Company receives a return of all its invested capital plus a 12% internal rate of return.

On January 18, 2006, the Company acquired an approximately 115,500 square foot office building in Bridgewater, New Jersey for a purchase price of $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net adjusted rent during the current term is $1,397,000 per year through October 31, 2009 and then $1,686,000 thereafter.

On January 26, 2006, the Operating Partnership acquired a 99,500 square foot 100% leased office building in Lisle, Illinois for a purchase price of $15,250,000. Adjusted net rent for the property, commencing January 1, 2007, is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance of the space being leased to two tenants. The National Louis University lease has a primary term expiring December 31, 2018, with annual base rent during the primary term commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by $43,000 on each January 1 thereafter.

On February 10, 2006, the Company obtained a first mortgage loan from Greenwich Capital Financial Products, Inc., an unaffiliated third party, in the original principal amount of $14,800,000 secured by the Company’s property located in Bridgewater, New Jersey. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is

Annex F-69

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected to be approximately $13,730,000. The Company received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.

On February 13, 2006, the Company purchased a 10 year, BBB rated bond secured by net leased properties owned by Kindercare Real Estate LLC with a face value of $11,700,000 and a projected unleveraged yield to maturity of 7%. The Company intends to finance this purchase through a securitized financing or other nonrecourse facility.

In June 2006, the Company committed to sell 50 retail properties (the “Albertson’s Properties”) to an unaffiliated third party for a gross purchase price of $160,000,000. The sale was consummated on July 13, 2006. The Albertson’s Properties were originally leased to Albertson’s Inc., contain an aggregate of approximately 2,300,000 square feet and had lease terms expiring over the next 4.5 years. After closing costs, the Company received net proceeds of approximately $159,000,000, approximately $21,000,000 of which were used to pay down the note payable. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges.

It is anticipated that the Company will recognize a gain for financial reporting purposes during the third quarter of 2006 as a result of this transaction of approximately $62,000,000. The results of operations of the Albertson’s Properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.

In June 2006 The Kroger Company notified the Company it is exercising its option to purchase three properties pursuant to the terms of its lease. The properties will be sold at the end of the lease’s primary term, December 2006, for a negotiated fair market value or appraised value. The results of operations of these properties have been included in discontinued operations for all periods presented in accordance with SFAS 144.

On July 23, 2006, the Company entered into a definitive Agreement and Plan of Merger with Lexington Corporate Properties Trust (“LXP”), a Maryland real estate investment trust, pursuant to which the Company will merge with and into LXP. If the merger (the “Merger”) is consummated, each holder of common stock will be entitled to receive 0.80 common shares of LXP in exchange for each share of common stock. Upon effectiveness of the Merger, the name of the surviving entity will be changed to Lexington Realty Trust (the “Surviving Entity”).

Note 12 — SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following summary represents the consolidated quarterly financial data for the years ended 2005 and 2004:

	The Predecessor								The Company
							Period		Period
	Quarter Ended		Quarter Ended		Quarter Ended		October 1, 2005 to		November 7, 2005
	March 31, 2005		June 30, 2005		September 30, 2005		November 6, 2005		to December 31, 2005
	(In thousands, except per share amounts)

Revenues	$52,682		$51,814		$52,072		$20,884		$31,739

Net income (loss)	$27,131	(1)	$(1,272	)(2)	$7,160	(3)	$10,152	(4)	$1,349	(5)
Net income per Common Share	N/A		N/A		N/A		N/A		$.07

Annex F-70

NEWKIRK REALTY TRUST, INC. AND
THE NEWKIRK MASTER LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	The Predecessor
	Quarter Ended		Quarter Ended		Quarter Ended		Quarter Ended
	March 31, 2004		June 30, 2004		September 30, 2004		December 31, 2004

Revenues	$53,667		$53,093		$52,592		$52,327

Net income (loss)	$37,844	(6)	$19,355	(7)	$53,886	(8)	$26,723	(9)
Net income per Common Share	N/A		N/A		N/A		N/A

(1)	Includes gain from disposal of real estate of $600,000.

(2)	Includes loss from early extinguishment of debt of $100,000.

(3)	Includes gain from disposal of real estate of $15,500,000 and a loss from early extinguishment of debt of $29,100,000.

(4)	Includes loss from disposal of real estate of $100,000 and a gain from early extinguishment of debt of $400,000.

(5)	Includes gain from disposal of real estate of $500,000.

(6)	Includes gain from disposal of real estate of $7,700,000.

(7)	Includes gain from disposal of real estate of $1,800,000 and an impairment loss of $9,700,000.

(8)	Includes gain from disposal of real estate of $38,900,000, an impairment loss of $3,400,000 and a net loss from early extinguishment of debt of $6,700,000.

(9)	Includes gain from disposal of real estate of $1,000,000.

Annex F-71

NEWKIRK REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands, except share and per-share data)

ASSETS
Real estate investments:
Land	$52,194	$36,593
Land estates	45,902	43,997
Buildings and improvements	1,435,406	1,407,602

Total real estate investments	1,533,502	1,488,192
Less accumulated depreciation and amortization	(520,585)	(544,200)

Real estate investments, net	1,012,917	943,992
Real estate held for sale, net of accumulated depreciation of $99,018 and $44,522	135,329	41,685
Cash and cash equivalents	48,605	174,816
Restricted cash	15,444	25,233
Real estate securities available for sale	10,045	5,194
Receivables (including $1,024 and $6,078 from related parties)	51,577	58,727
Deferred rental income receivable	22,463	21,246
Loans receivable	14,974	16,058
Equity investments in limited partnerships	8,636	13,846
Equity investment in joint venture	33,952	—
Deferred costs, net of accumulated amortization of $21,471 and $17,677	11,826	8,771
Lease intangibles, net	19,895	7,657
Other assets (including $1,418 and $1,304 from related parties)	31,612	27,314
Other assets of discontinued operations	10,779	545

Total Assets	$1,428,054	$1,345,084

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable (including $15,880 and $15,536 to a related party)	$232,868	$166,195
Note payable	557,065	593,463
Contract right mortgage notes payable	11,667	11,128
Accrued interest payable (including $386 and $378 to a related party)	5,518	7,514
Accounts payable and accrued expenses	4,922	4,763
Below market lease intangibles, net	13,434	893
Dividend payable	7,750	5,231
Other liabilities	7,298	4,834
Liabilities of discontinued operations	58,424	40,491

Total Liabilities	898,946	834,512

Commitments and contingencies
Minority interests	351,954	334,531

Stockholders’ equity:
Preferred stock; $.01 par value; 100,000,000 shares authorized; 1 issued and outstanding	—	—
Common stock; $.01 par value; 400,000,000 shares authorized; 19,375,000 issued and outstanding	194	194
Additional paid-in capital	179,871	179,871
Accumulated dividends in excess of net income	(4,756)	(3,882)
Accumulated other comprehensive income (loss)	1,845	(142)

Total Stockholders’ Equity	177,154	176,041

Total Liabilities, Minority Interests and Stockholders’ Equity	$1,428,054	$1,345,084

See Notes to Consolidated Financial Statements

Annex F-72

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	The Company	The Predecessor	The Company	The Predecessor
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2005	June 30, 2005
	(Unaudited)
	(In thousands, except per share data)

Revenue:
Rental income	$55,458	$51,055	$108,926	$102,960
Interest income	2,868	767	7,071	1,551
Management fees	60	78	124	159

Total revenue	58,386	51,900	116,121	104,670

Expenses:
Interest	13,330	17,571	26,019	34,767
Depreciation	11,445	7,404	22,572	14,849
Compensation expense for exclusivity rights	833	—	1,667	—
General and administrative	2,489	986	5,018	1,830
Operating	1,652	236	2,984	223
Impairment loss	—	14,754	—	16,954
Amortization	1,545	655	2,804	1,313
Ground rent	577	528	1,166	1,043
State and local taxes	339	807	1,181	1,077
Minority interest expense of partially-owned entities	5,346	—	10,692	—

Total expenses	37,556	42,941	74,103	72,056

Income from continuing operations before other income (expense)	20,830	8,959	42,018	32,615
Other income (expense):
Equity in income from investments in limited partnerships and joint ventures	1,245	766	1,709	1,521
Gain on sale of securities	109	—	88	—
Minority interest	(16,007)	(4,660)	(31,639)	(9,312)

Income from continuing operations	6,177	5,065	12,176	24,824

Discontinued operations:
Income before minority interest	4,468	5,866	8,454	12,637
Gain from disposal of real estate	—		—	601
Impairment loss	—	(12,211)	—	(12,211)
Minority interest	(3,159)	7	(6,004)	8

Income (loss) from discontinued operations	1,309	(6,337)	2,450	1,035

Net income (loss)	$7,486	$(1,272)	$14,626	$25,859

Comprehensive income:
Net income (loss)	$7,486	$(1,272)	$14,626	$25,859
Unrealized loss on real estate securities available for sale	(455)	—	(96)	—
Unrealized gain on interest rate derivative	2,917	—	6,700	—
Minority interest in other comprehensive income	(1,696)	—	(4,617)	—

Comprehensive income (loss)	$8,252	$(1,272)	$16,613	$25,859

Per share data:
Income from continuing operations	$0.32		$0.63
Income from discontinued operations	0.07		0.13

Net income applicable to Common Stock	$0.39		$0.76

Weighted average Common Stock	19,375		19,375

Annex F-73

NEWKIRK REALTY TRUST, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2006

						Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Dividends of Excess	Other Comprehensive
	Shares	Amount	Shares	Amount	Paid-in Capital	of Net Income	Income (Loss)	Total
	(Unaudited)
	(In thousands)

Balance December 31, 2005	—	$—	$19,375	$194	$179,871	$(3,882)	$(142)	$176,041
Net Income	—	—	—	—	—	14,626	—	14,626
Dividends paid or accrued on Common Stock	—	—	—	—	—	(15,500)	—	(15,500)
Other comprehensive income	—	—	—	—	—	—	1,987	1,987

Balance as of June 30, 2006	—	$—	$19,375	$194	$179,871	$(4,756)	$1,845	$177,154

Annex F-74

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	The Company	The Predecessor
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2006	2005
	(Unaudited)
	(In thousands, except supplemental data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,626	$25,859
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred costs, land estates and in-place lease intangibles	3,879	3,829
Amortization of loan discounts	(10)	—
Depreciation expense	23,395	18,100
Gain from disposal of real estate securities available for sale	(88)	—
Gain from disposal of real estate	—	(601)
Net loss from early extinguishment of debt	—	101
Compensation expense for exclusivity rights	1,667	—
Impairment loss	—	29,165
Minority interest expense	37,643	9,304
Straight-lining of rental income	3,030	2,619
Interest earned on restricted cash	(335)	(39)
Equity in undistributed earnings of limited partnerships and joint venture	(1,500)	(1,314)
Changes in operating assets and liabilities:
Receivables	(7,427)	(1,042)
Loans receivable	1,071	941
Accounts payable and accrued expenses	217	(797)
Accrued interest-mortgages and contract rights	(946)	(11,482)
Other assets	(4,170)	324
Other liabilities	10,692	—

Net cash provided by operating activities	81,744	74,967

Annex F-75

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	The Company	The Predecessor
	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2006	2005
	(Unaudited)
	(In thousands, except supplemental data)

CASH FLOWS FROM INVESTING ACTIVITIES:
Land and building additions and improvements	(127,268)	(144)
Change in restricted cash	10,124	(3,000)
Deposits for future real estate acquisitions	(2,630)	—
Refund of deposits for real estate acquisitions	4,699	—
Investments in debt securities	(53,616)	—
Proceeds from disposal of real restate securities available for sale	1,379
Proceeds from real estate available for sale	5,891	—
Purchase of real estate securities available for sale	(5,980)	—
Collection of loan receivable	32	—
Loan origination costs	(21)	—
Net proceeds from disposal of real estate	—	3,120
Leasing costs incurred	(871)	—
Cash related to previously unconsolidated limited partnerships	419	—
Investments in limited partnerships	(1,061)	(45)
Investment in joint venture	(22,116)	—
Return of capital from investment in joint venture	10,874	—

Net cash used in investing activities	(180,145)	(69)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of mortgage notes	(25,355)	(49,709)
Principal payments of notes payable	(15,044)	(1,879)
Principal payments of contract right mortgage notes	—	(469)
Proceeds from mortgage notes	28,755	—
Proceeds from line of credit	32,025	—
Dividends paid to common stockholders	(12,981)	(24,846)
Limited partner buyouts	—	(2,042)
Distributions to minority interests	(33,517)	(3,191)
Deferred financing costs	(1,693)	(8)

Net cash used in financing activities	(27,810)	(82,144)

Net decrease in cash and cash equivalents	(126,211)	(7,246)
Cash and Cash Equivalents at Beginning of Period	174,816	21,317

Cash and Cash Equivalents at End of Period	$48,605	$14,071

Supplemental Disclosure of Cash Flow Information:
Cash paid for state and local taxes	$1,454	$1,298

Cash paid for interest	$28,555	$45,343

Accrued dividends	$7,750	—

Annex F-76

Supplemental Information — Non Cash Activities

On March 31, 2006, the Company contributed net assets with a carrying value of approximately $22,000,000 to a joint venture. (See Note 4)

On May 5, 2006, the Company assumed a mortgage of $14,900,000 in connection with the purchase of property located in Rockaway, New Jersey. On June 1, 2006, the Operating Partnership issued approximately 40,240 units as consideration for the acquisition of limited partnership interests.

See Notes to Consolidated Financial Statements.

Annex F-77

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1	ORGANIZATION AND BUSINESS

Newkirk Realty Trust, Inc. (“NKT”) is a Maryland corporation that has elected to be taxed as a real estate investment trust or “REIT”. NKT was formed in July 2005 and completed its initial public offering (the “IPO”) on November 7, 2005. NKT was formed to acquire an ownership interest in, and become the general partner of, The Newkirk Master Limited Partnership (the “Predecessor” or the “Operating Partnership”). The Operating Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants and owns other real estate assets as well.

NKT holds a controlling 30.1% ownership interest in the Operating Partnership. All of NKT’s assets are held through the Operating Partnership and its subsidiaries. All references to the “Company” refer to NKT and its consolidated subsidiaries, including the Operating Partnership.

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements, although management believes that the disclosures presented herein are adequate to make the accompanying unaudited consolidated interim financial statements presented not misleading. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated annual financial statements and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the operating results for the full year.

The accompanying unaudited consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Company, its wholly-owned subsidiaries and certain partially-owned entities, in which the Company either (i) has a controlling interest, or (ii) is the primary beneficiary of a variable interest entity. All significant intercompany transactions such as receivables and payables have been eliminated in consolidation. Minority interests relate to the 69.9% interest in the Operating Partnership. The Company accounts for its investments in partnerships and joint ventures in which it does not have a controlling interest using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Company’s share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated interim financial statements and the reported amounts of revenue and expenses during the reporting period. Some of the critical estimates made by the Company include, but are not limited to, estimates of useful lives for long-lived assets, reserves for collection on accounts and loans receivable and provisions for impairment of real estate. As a result of the nature of estimates made by the Company, actual results could differ.

Annex F-78

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2006 presentation due to the reporting of discontinued operations for those assets that have been disposed of or classified as held for sale in accordance with SFAS No. 144.

Recently Issued Accounting Standards and Pronouncements

In June 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 04-05, “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. EITF 04-05 became effective on June 29, 2005, for all newly formed or modified limited partnership arrangements and January 1, 2006 for all existing limited partnership arrangements. The adoption of this standard resulted in the consolidation of one previously unconsolidated partnership.

The impact of the adoption on the January 1, 2006 balance sheet was as follows (in thousands):

	Pre-Consolidation	Consolidated

Assets:
Cash	$—	$177
Land	—	1,028
Building, net	—	18,663
Equity investment in limited partnership	6,538	—
Deferred costs, net	—	334

	$6,538	$20,202

Liabilities:	$—	$13,664

Mortgage loan	$—	$13,664

There have been no new accounting standards or interpretations that have been issued that the Company has not yet adopted and that the Company believes will have a material impact on the consolidated financial statements upon adoption.

Note 3	REAL ESTATE ACQUISITIONS, DISPOSITIONS, FINANCINGS AND SIGNIFICANT LEASING ACTIVITIES

Acquisitions

On January 18, 2006, the Company acquired an approximately 116,000 square foot office building in Bridgewater, New Jersey for a purchase price of approximately $21,150,000. The property is net leased to Biovail Pharmaceuticals, Inc., a company primarily engaged in the manufacture and sale of generic pharmaceutical products. The lease agreement has a current term scheduled to expire October 31, 2014 with two, five-year renewal terms. Net rent during the current term is $1,397,000 per year through October 31, 2009 and $1,686,000 thereafter.

On January 26, 2006, the Company acquired an approximately 99,000 square foot 100% leased office building in Lisle, Illinois for a purchase price of approximately $15,250,000. Net rent for the property, commencing January 1, 2007 is projected to be approximately $1,225,000 per year. The property is 86% leased to National Louis University with the balance being leased to two tenants. The National Louis

Annex F-79

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

University lease has a primary term expiring December 31, 2019 with annual base rent during the primary term commencing at $943,000 through December 31, 2006 (with a 50% rent concession through August 31, 2006), increasing by approximately $43,000 on each January 1 thereafter.

On March 7, 2006, the Company acquired two warehouse/distribution centers comprising 240,000 square feet for a purchase price of approximately $10,550,000. The properties are currently leased on a long-term basis to subsidiaries of Jacobson Companies, a leading third party warehousing company. One lease has a primary term expiring December 31, 2015 with annual base rent during the primary term of $450,000. The other lease has a primary term expiring December 31, 2014 with an annual base rent of approximately $331,000 through December 31, 2008 increasing to approximately $404,000 through December 31, 2014.

On March 29, 2006, the Company acquired a 639,000 square foot property located in Statesville, North Carolina for a purchase price of $20,500,000. The property, which serves as a distribution facility, is currently leased to La-Z-Boy Greensboro Inc. and guaranteed by La-Z-Boy Incorporated. The lease has a primary term expiring April 30, 2010 with annual base rent during the primary term of approximately $1,649,000.

On April 26, 2006, the Company acquired a 226,000 square foot office building located in Rochester, New York for a purchase price of $26,400,000. The property is currently leased through 2014 to The Frontier Corporation, a communications company. The annual net rent payable at the property is $2,567,000 through December 31, 2007, increasing to $2,624,000 per annum through 2014. Upon expiration of the current lease term, the tenant has two, five-year renewal options each at an annual rental rate equal to the greater of market value or the then current rent amount.

On May 5, 2006, the Company acquired an approximately 96,000 square foot office building in Rockaway, New Jersey for a purchase price of approximately $22,000,000. The Company partially satisfied the purchase price by assuming the existing mortgage loan of $14,900,000. The property is leased to BASF Corporation, the North American affiliate of BASF AG. The lease agreement has a current term scheduled to expire September 30, 2014 with the tenant’s option to enter into either two, five-year renewal terms or one, ten-year renewal term, in all cases at fair market rent. Net rent during the current term is $1,489,000.

On May 26, 2006, the Operating Partnership concluded tender offers, pursuant to which additional limited partnership units in five partially-owned partnerships were acquired, two of which were consolidated entities. The purchase price of these interests aggregated $1,681,000, $986,000 of which was paid in cash, and the remainder of which was paid through the issuance of 40,239.58 Operating Partnership units. The Operating Partnership’s ownership in these partnerships ranges between 24.50% and 85.38%. As a result of the tender offer, an additional partnership’s results of operations are now consolidated with the Company.

On June 1, 2006, the Operating Partnership also acquired an additional minority interest in a consolidated entity for $68,000 and an additional limited partner interest in an unconsolidated entity for $8,000. The Operating Partnership’s ownership in these partnerships is 63.19% and 23.98%, respectively.

On June 30, 2006, the Company acquired a 458,000 square foot office building and distribution center in Glenwillow, Ohio for a purchase price of $23,300,000. The property is currently leased to Royal Appliance, a home cleaning products company. The lease agreement has a current term scheduled to expire.

July 31, 2015 with two, five-year renewal terms. Net rent during the current term is $1,738,000 through July 31, 2007, $1,944,000 through July 31, 2012, and $2,040,000 through the end of the current term. Renewal term option rents are 95% of fair market value. Pursuant to the terms of the lease agreement, if requested by the tenant, the Company has an obligation to build up to a 160,000 square foot expansion property. The costs that would be incurred in connection with such expansion would be recouped through rent increases.

Annex F-80

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has entered into a contract to acquire a parcel of land in Baltimore, Maryland adjacent to its existing property leased to Legg Mason, for $1,800,000 on which it expects to construct a parking garage. The Company’s inspection period currently expires on August 17, 2006.

Dispositions

On March 14, 2006, the Company entered into an agreement to sell its Toledo, Ohio property currently leased to Owens-Illinois for a purchase price of $33,000,000, $1,000,000 in cash plus assumption of the $32,000,000 of outstanding debt encumbering the property at September 29, 2006, the closing date. The purchaser, RVI Group, is the residual value insurer with respect to the property. Owens-Illinois had advised the Company that it would be vacating the property at the expiration of its lease term, September 30, 2006.

On April 3, 2006, the Company entered into a letter of intent to sell 50 of its retail properties that are leased to Albertson’s Inc. to an unaffiliated third party for a gross purchase price of $160,000,000. The sale was subject to a number of conditions including buyer’s due diligence review of the properties and the consummation by buyers of their acquisition of certain assets of Albertson’s Inc. The transaction was consummated on July 13, 2006 — See Note 11 — Subsequent Events.

In June 2006, the Company received notice from The Kroger Company exercising their option to purchase three properties. Two properties are located in Louisville, Kentucky and one property is located in Columbus, Ohio. The properties will be purchased at the end of the primary term of the leases in December 2006 for a negotiated fair market value or appraised value.

Financings

On February 10, 2006, the Company obtained a first mortgage loan from an unaffiliated third party, in the principal amount of $14,800,000 secured by the Company’s property located in Bridgewater, New Jersey. The loan bears interest at 5.732%, requires monthly payments of interest only for the first 60 months and then requires monthly payments of principal and interest of $86,000 and is scheduled to mature on March 6, 2016, at which time the outstanding principal balance is expected to be approximately $13,730,000. The Company received net proceeds from this loan, after satisfying closing costs, of approximately $14,600,000.

On March 6, 2006, NK-Marc CAA LLC, a joint venture which is consolidated by the Company, obtained a $3,500,000 loan from an unaffiliated third party. The loan bears interest at 6.5%, requires monthly payments of principal and interest of approximately $24,000 for 60 months and is scheduled to mature on March 1, 2011. The loan is secured by a first mortgage loan receivable owned by NK-Marc CAA LLC.

On May 5, 2006, the Company obtained a $10,450,000 loan from an unaffiliated third party lender, which is secured by the Company’s property located at 850-950 Warrenville Road, Lisle, Illinois. The loan bears interest at 6.5%, requires monthly payments of interest only during the first two years of the loan term and thereafter principal (based on a 30-year amortization schedule) and interest for the balance of the term. The loan is scheduled to mature on June 1, 2016, at which time the outstanding principal balance is expected to be approximately $9,463,000.

Significant Leasing Activities

During the first quarter, the Operating Partnership executed a ten-year lease extension with Raytheon Company commencing on January 1, 2009 for approximately 345,000 square feet of office space and 63% of the parking structure relating thereto located in El Segundo, California. In connection with the lease extension, the tenant is obligated to pay annual rent of $4,921,000 from January 2009 through December 2013, increasing to $5,267,000 for the period from January 2014 to December 2018. The property owner, which is 53% owned by the Operating Partnership, is required to provide the tenant with $21,500,000 in tenant

Annex F-81

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

improvement allowances and rent concessions over the next 40 months. The tenant improvement allowance is a lease incentive and is being amortized into rental income over the life of the lease. Raytheon Company retained its renewal option for the remaining 37% of the space pursuant to its original lease.

Note 4	INVESTMENT IN JOINT VENTURE

On March 31, 2006, the Company and WRT Realty L.P. (“Winthrop”), entered into a joint venture agreement to acquire and originate loans secured, directly and indirectly, by real estate assets through 111 Debt Holdings, LLC (“111 Debt Holdings”). Winthrop is a wholly-owned subsidiary of Winthrop Realty Trust (NYSE: FUR) which owns a 6.8% interest in the Company and is managed by an affiliate of NKT Advisors, LLC (“NKT Advisors”), the Company’s external advisor. The Company and Winthrop each own 50% of the joint venture and have committed to invest up to $50,000,000 each in the joint venture. Prior to the admission of Winthrop, 111 Debt Holdings was a wholly owned subsidiary of the Company, which, through its wholly owned subsidiary, 111 Debt Acquisition, LLC, owned loan assets which had been acquired in anticipation of the formation of the joint venture.

Upon Winthrop’s admission to 111 Debt Holdings, Winthrop paid the Company approximately $10,900,000, which represented 50% of the cost of the acquired assets plus the interest accrued thereon, less the debt encumbering such assets.

On March 30, 2006, 111 Debt Acquisition LLC and its wholly-owned subsidiary, 111 Debt Acquisition Mezz LLC, entered into a $300,000,000 repurchase agreement with Column Financial Inc. pursuant to which they expect to leverage up to 75% of the assets held. 111 Debt Acquisition LLC had a balance outstanding under the Column Financial, Inc. repurchase agreement of $36,979,000 at June 30, 2006. On May 24, 2006, 111 Debt Acquisition — Two, LLC, a wholly owned subsidiary of 111 Debt Holdings, entered into a second repurchase agreement with Bear Stearns International Limited (“Bear Stearns”) enabling the joint venture to obtain an additional $200,000,000 in leverage. 111 Debt Acquisition — Two, LLC had a balance outstanding under the Bear Stearns repurchase agreement of $42,588,000 at June 30, 2006. Accordingly, it is presently contemplated that the joint venture will acquire and originate up to an aggregate of approximately $600,000,000 in loan obligations secured directly or indirectly by real estate assets. Upon acquisition and origination of a sufficient level of loan obligations, the joint venture may form one or more collateral debt obligation pools.

The joint venture is governed by an investment committee which consists of two members appointed by each of the Company and Winthrop with one additional member being appointed by the common management of the Company and Winthrop. All decisions requiring the consent of the investment committee require the affirmative vote by three of the four members appointed by the Company and Winthrop. Pursuant to the terms of the joint venture agreement of 111 Debt Holdings, all material actions to be taken by 111 Debt Holdings, including investments in excess of $20,000,000, requires the consent of the investment committee of 111 Debt Holdings, provided, however, the consent of both the Company and Winthrop is required for the merger or consolidation of 111 Debt Holdings, the admission of additional members, the taking of any action that, if taken directly by the Company or Winthrop, would require consent of Winthrop’s Conflicts Committee or the Company’s independent directors, the entering into of any agreement with FUR Advisors LLC or the amendment of the joint venture agreement.

The Company accounts for this investment using the equity method.

Annex F-82

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The investment in joint venture consists of the following (in thousands):

Balance, beginning of year	$—
Investment in joint venture	44,077
Return of capital from joint venture	(10,874)
Equity in income of joint venture	749

Balance, June 30, 2006	$33,952

The condensed balance sheet of the joint venture was as follows (in thousands):

June 30, 2006

Cash and restricted cash	$4,027
Investment in debt securities and interest receivable	142,279
Other assets	1,475

Total assets	$147,781

Accounts payable and other liabilities	$505
Line of credit payable	79,567
Members’ equity	67,709

Total liabilities and members’ equity	$147,781

On the Company’s Consolidated Balance Sheet:
Equity investment in joint venture	$33,952

The condensed statement of operations of the joint venture from inception to June 30, 2006 was as follows (in thousands):

Revenue	$2,441
Interest expense	(624)
General and administrative	(318)

Net income	$1,499

On the Company’s Consolidated Statement of Operations and Comprehensive Income:
Equity in income from investments in limited partnerships and joint ventures	$749

The joint venture commenced operations on March 31, 2006.

Note 5	EQUITY INVESTMENTS IN LIMITED PARTNERSHIPS

The equity investments in limited partnerships consist of the following (in thousands):

Balance, beginning of year	$13,846
Equity in income of limited partnerships	959
Distributions from limited partnerships	(209)
Investment in limited partnerships	724
Consolidation of previously unconsolidated limited partnership	(6,684)

Balance, June 30, 2006	$8,636

Annex F-83

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has paid a premium for its allocable share of the underlying limited partnerships which resulted in an excess of the carrying amounts of the Company’s investment over the underlying net assets of these limited partnerships of approximately $4,900,000 and $5,100,000 as of June 30, 2006 and December 31, 2005, substantially all of which relates to the difference between the fair values at the date of acquisition of the Company’s underlying properties and historical carrying amounts. Such premium is being amortized as an adjustment to the Company’s equity in earnings of the limited partnerships over the useful lives of the underlying properties. The amortization expense amounted to $52,000 and $64,000 for the six months ended June 30, 2006 and 2005 and $29,000 and $32,000 for the three months ended June 30, 2006 and 2005, respectively.

The limited partnerships’ condensed combined statements of operations for the three and six months ended June 30, 2006 and 2005 and condensed combined balance sheets as of June 30, 2006 and December 31, 2005 are as follows (in thousands):

Condensed Combined Statements of Operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Rental revenue and interest income	$5,533	$6,995	$10,743	$13,640
Interest expense	(1,930)	(2,530)	(3,894)	(5,106)
Administrative expenses	(362)	(371)	(374)	(380)
Depreciation expense	(725)	(872)	(1,448)	(1,744)
Amortization expense	(66)	(131)	(132)	(263)

Net income	$2,450	$3,091	$4,895	$6,147

On the Company’s Consolidated Statements of Operations and Comprehensive Income:
Equity in income from investments in limited partnerships and joint venture	$496	$766	$960	$1,521

Condensed Combined Balance Sheets:

	June 30, 2006	December 31, 2005

Cash	$1,290	$1,744
Real estate, net	64,749	81,043
Other assets	2,386	2,928

Total assets	$68,425	$85,715

Accounts payable and other liabilities	$1,097	$1,436
Mortgages payable	76,055	96,238
Partners’ deficit	(8,727)	(11,959)

Total liabilities and partners’ deficit	$68,425	$85,715

On the Company’s Consolidated Balance Sheet:
Equity investments in limited partnerships	$8,636	$13,846

Annex F-84

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6	VARIABLE INTEREST ENTITIES

FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires a variable interest entity (“VIE”) to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns. The Company evaluates its loans and investments to determine whether they are variable interests in a VIE. This evaluation resulted in the Company determining that its loans and joint venture interests were potential variable interests. For each of these investments, the Company has evaluated (1) the sufficiency of the fair value of the entities’ equity investments at risk to absorb losses, (2) that as a group the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities’ significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly and, (c) the right to receive the expected residual return of the entity and their rights are not capped and, (3) the voting rights of these investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected returns of the entity, or both, and that substantially all of the entities’ activities do not involve or are not conducted on behalf of an investor that has disproportionately few voting rights.

During the quarter ended March 31, 2006, the Company identified one loan which was made to a VIE, Camfex Associates Limited Partnership (“Camfex”). The Operating Partnership has loaned approximately $5,900,000 to Camfex as of June 30, 2006. The Company did not consider Camfex to be a VIE prior to 2006 as the projected amount at risk was expected to be covered by a priority provision under the loan agreement. Due to Camfex undertaking additional activities that will require additional subordinate investment by the Company, the Company has reconsidered whether Camfex is a VIE and has determined Camfex to be a VIE. The Company further determined that it is the primary beneficiary of the VIE and, as such, the VIE is consolidated in the Company’s consolidated financial statements. Camfex owns two multi-tenanted office buildings in California, with a carrying value of approximately $31,000,000 at June 30, 2006. Camfex has additional mortgage debt of approximately $28,500,000 as of June 30, 2006. The lenders of the additional mortgage debt hold no recourse to other Company assets. The Company has determined that its other loans and investments are not VIEs. As such, the Company has continued to account for these loans and investments as a loan or equity investment, as appropriate.

Note 7	MORTGAGE NOTES PAYABLE, NOTE PAYABLE AND CONTRACT RIGHT MORTGAGE NOTE PAYABLE

Mortgage Notes Payable

The Company, excluding discontinued operations, had outstanding mortgage notes payable with an aggregate principal balance of $232,868,000 and $166,195,000 at June 30, 2006 and December 31, 2005, respectively. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly or semi-annually. All the mortgage notes are collateralized by the Company’s real estate; some of the mortgage notes are cross-collateralized.

The mortgage notes mature at various dates from 2006 to 2024. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 3.89% to 10.25%, with a weighted average interest rate of 6.06% at June 30, 2006. Interest rates on the mortgages ranged from 5.0% to 9.9% with a weighted average interest rate of 6.1% at December 31, 2005.

Annex F-85

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Payable

In August 2005, the Operating Partnership refinanced its then existing loan with Bank of America with a loan from KeyBank National Association and Bank of America, N.A. The loan had an outstanding principal balance from continuing operations of $557,065,000 and $593,463,000 at June 30, 2006 and December 31, 2005, respectively, and bears interest at the election of the Company at a rate equal to either (i) the LIBOR Rate plus 175 basis points or (ii) the prime rate then charged by KeyBank National Association plus 50 basis points. The loan is scheduled to mature on August 11, 2008, subject to two, one-year extensions and will require monthly payments of interest only. In addition, the loan requires quarterly principal payments of $1,875,000 during the term of the loan, increasing to $2,500,000 per quarter during the extension periods. The Company is also required to make principal payments from the proceeds of property sales, refinancings and other asset sales if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the loan agreement for property sales and 100% of proceeds from refinancings, economic discontinuance, insurance settlements and condemnations. The loan is secured by a lien on the Company’s assets and the assets of the Company’s subsidiaries, with certain exceptions such as direct liens on most of the real estate owned by the Company or the Company’s subsidiaries. The Company can prepay the loan in whole or in part at any time together with a premium of 1% if such prepayment occurs on or before August 11, 2006 and thereafter with no premium. The loan contains customary financial and other covenants.

The Company entered into the following agreements in order to limit the exposure to interest rate volatility: (i) a five year interest rate swap agreement with KeyBank National Association effectively setting the LIBOR rate at 4.642% for $250,000,000 of the loan balance; (ii) a LIBOR rate cap agreement at 5% with Bank of America, N.A. for $295,000,000 through November 2006; and (iii) a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000,000.

Revolving Credit Line

On April 7, 2006, the Company entered into an unsecured revolving credit agreement with KeyBank National Association providing for borrowings of up to $50,000,000, subject to increase up to $100,000,000. The revolving credit facility matures April 7, 2009 with the option on the part of the Company to extend the term for an additional year. Amounts borrowed under the revolving credit line bear interest at rates based on the Company’s leverage ratio ranging from LIBOR plus 1.35% to LIBOR plus 2.00%. In addition, the Company is required to pay a 12.5 or 25 basis point fee on the unused portion of the line, depending on the amount borrowed.

The revolving credit line requires monthly payments of interest only. The Company may prepay and re-borrow amounts prepaid under the credit line. There were no amounts outstanding under the revolving credit line on June 30, 2006.

The revolving credit line is fully recourse to the Operating Partnership, and the Company has guaranteed the Operating Partnership’s obligations under the revolving credit line.

Contract Right Mortgage Note Payable

The Company has one contract right mortgage note payable with a principal balance of $11,667,000 and $11,128,000 at June 30, 2006 and December 31, 2005, respectively. The contract right mortgage note has a fixed interest rate of 9.68% and matures in January 2009.

Annex F-86

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8	RELATED PARTY TRANSACTIONS

Winthrop Realty Partners L.P. (“WRP”) performed asset management, investor relations and administrative services for the Operating Partnership and its subsidiaries and received a fee of $482,000 and $964,000 for the three and six months ended June 30, 2005, respectively. Effective November 7, 2005, NKT Advisors LLC performs the asset management, investor relations and administrative services for the Company previously provided by WRP.

For providing such services, NKT Advisors receives an annual base management fee which is payable quarterly in arrears in cash. The annual base management fee is equal to the greater of (A) $4,800,000 or (B) 1.5% per annum of equity as defined.

In addition, NKT Advisors is entitled to receive incentive management fees each fiscal quarter, payable quarterly in arrears, in an annual amount equal to:20% of the amount by which adjusted funds from operations for the Company, before incentive management fees exceeds certain hurdle amounts as defined in the agreement.

NKT Advisors received a base management fee of $1,200,000 and $2,400,000 for the three and six months ended June 30, 2006, respectively. No incentive management fee was earned during the period.

The first $4,200,000 (subject to an annual consumer price index increase) in base management fees per annum will be paid by NKT Advisors to WRP for services to the Company that NKT Advisors subcontracts to WRP.

The Company provides certain asset management, investor and administrative services to certain unconsolidated partnerships in which it owns an equity interest and to other affiliated partnerships. The Company earned $124,000 and $159,000 of management fees for these services for the six months ended June 30, 2006 and 2005, respectively and $60,000 and $78,000 for the three months ended June 30, 2006 and 2005, respectively. The Company had receivables for management fees of $870,000 and $894,000 due from these partnerships at June 30, 2006 and December 31, 2005, respectively.

The Company has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes among other assets, three first mortgage loans encumbering three Company properties and one other property controlled by an affiliate. The Company’s ownership interest, net of discount, amounted to $10,716,000 and $10,493,000 at June 30, 2006 and December 31, 2005, respectively, and the Company earned interest income of $600,000 and $601,000 for the six months ended June 30, 2006 and 2005, respectively, and $300,000 and $301,000 for the three months ended June 30, 2006 and 2005, respectively, related to this ownership interest.

An affiliate owns a portion of the second mortgage indebtedness of a property in which the Company has an interest. The second mortgage payable and accrued interest owned by the affiliate aggregated $16,266,000 and $15,914,000 at June 30, 2006 and December 31, 2005, respectively. Included in interest expense is interest related to this second mortgage payable of $193,000 and $185,000 for the three months ended June 30, 2006 and June 30, 2005, respectively and $386,000 and $369,000 for the six months ended June 30, 2006 and 2005, respectively.

T-Two Partners LP is the beneficial owner of certain contract right mortgage loans. On November 7, 2005, the Operating Partnership acquired ownership of T-Two Partners LP. Interest expense for the three and six months ended June 30, 2005 includes interest expense of $4,388,000 and $8,777,000, respectively, relating to these contract right mortgage loans.

Annex F-87

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In August 2005, WRP loaned $200,000 to a partnership in which the Operating Partnership has an interest. The loan accrues interest at a rate of prime plus 2%. The loan was repaid in the first quarter of 2006. Interest paid on this loan during the first quarter of 2006 was approximately $9,000.

Note 9	COMMITMENTS AND CONTINGENCIES

In June 2005, the Operating Partnership entered into an agreement with Honeywell International, Inc., the tenant of four office buildings owned by the Operating Partnership in Morris Township, New Jersey to restructure the lease on the properties. Under the restructuring, the tenant waived its right to exercise its economic discontinuance option and the Operating Partnership granted the tenant an option to purchase the properties in 2007 for $41,900,000. As a result of this restructuring, the Operating Partnership recognized a $14,754,000 impairment loss in the second quarter of 2005.

The Company has entered into an agreement with U.S. Realty Advisors, LLC (“USRA”), whereby the Company agreed to pay to USRA the following amounts with respect to any properties acquired by the Company or a subsidiary in which USRA served as the identifying party:

1.	1.5% of the gross purchase price

2.	25% of net proceeds and net cash flow (as defined) after the Company receives a return of all its invested capital plus a 12% IRR.

The property owned by the Company located in Bridgewater, New Jersey is subject to the USRA agreement. Approximately $275,000 was paid to USRA during the six months ended June 30, 2006 as 1.5% due to the purchase of the Bridgewater, New Jersey property. No other amounts have been paid or accrued as of June 30, 2006.

Note 10	DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

The Company has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of the properties and the sold properties as discontinued operations in the accompanying consolidated statements of operations. At June 30, 2006, the Company determined that 54 properties should be classified as discontinued operations.

The office property located in Toledo, Ohio is in discontinued operations as the Company has an agreement to sell the property in September 2006. See Note 3 — Real Estate, Acquisitions, Dispositions, Financings and Significant Leasing Activities — Dispositions.

Fifty retail properties that are leased to Albertson’s Inc. are in discontinued operations as the Company has an agreement to sell the properties. The transaction was consummated on July 13, 2006 — See Note 11 — Subsequent Events.

Three properties are in discontinued operations, two of which are located in Louisville, Kentucky and one located in Columbus, Ohio. These properties are in discontinued operations as The Kroger Company, the tenant at such properties, has notified the Company that it is exercising its option to purchase the properties under its lease. The properties will be purchased at the end of the primary term in December 2006 for a negotiated fair market value or appraised value.

Annex F-88

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Discontinued operations for the three and six months ended June 30, 2006 and 2005 are summarized as follows (in thousands):

	The Company	The Predecessor	The Company	The Predecessor
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Revenue	$6,112	$10,743	$12,451	$22,402
Expenses	(1,644)	(4,877)	(3,997)	(9,765)
Impairment loss	—	(12,211)	—	(12,211)
Gain from disposal of real estate	—	1	—	601
Minority interest	(3,159)	7	(6,004)	8

Income (loss) from discontinued operations	$1,309	$(6,337)	$2,450	$1,035

Expenses include interest expense to related parties of $0 and $1,176,000 for the three months ended June 30, 2006 and 2005, respectively and $0 and $2,358,000 for the six months ended June 30, 2006 and 2005, respectively.

Other assets of discontinued operations at June 30, 2006 and December 31, 2005 are summarized as follows (in thousands):

	June 30, 2006	December 31, 2005

Receivables	$10,105	$213
Other assets	674	332

	$10,779	$545

Liabilities of discontinued operations at June 30, 2006 and December 31, 2005 are summarized as follows (in thousands):

	June 30, 2006	December 31, 2005

Mortgage notes and accrued interest payable	$58,054	$40,491
Other liabilities	370	—

	$58,424	40,491

Note 11	SUBSEQUENT EVENTS

On July 13, 2006, the Company sold 50 retail properties to an unaffiliated third party for a gross purchase price of $160,000,000. The sold properties were originally leased to Albertson’s, Inc., contain an aggregate of approximately 2,300,000 square feet and had current lease terms expiring over the next 4.5 years. After closing costs, the Company received net proceeds of approximately $159,000,000, $22,000,000 of which were used to pay down the note payable. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges including approximately $49,000,000 which were used for reverse 1031 exchanges in connection with the previously acquired property located in Rochester, New York leased to The Frontier Corporation and the Glenwillow, Ohio property leased to Royal Appliance. The Company is in the process of identifying properties to complete the 1031 tax free exchange. It is anticipated that the Company will recognize a gain for financial reporting purposes during the third quarter of 2006 as a result of this transaction of approximately $62,000,000. The results of operations of the properties sold have

Annex F-89

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

been included in discontinued operations for all periods presented in accordance with SFAS 144 as real estate held for sale.

On July 20, 2006, the Company obtained first mortgage loans from an unaffiliated third party with respect to its Rochester, New York; Statesville, North Carolina; and Rockford, Illinois properties. The loans, which had an initial aggregate principal amount of $39,800,000, are cross-collateralized and cross-defaulted. The loans bear interest at 6.21%, require monthly payments of interest only for 24 months and then require monthly payments of principal and interest in the aggregate of approximately $244,000. The loans are scheduled to mature on August 1, 2016 at which time the outstanding principal balance is expected to be $35,438,000. The Company received net proceeds from these loans, after satisfying closing costs, of approximately $39,260,000.

On July 23, 2006, the Company entered into a definitive Agreement and Plan of Merger with Lexington Corporate Properties Trust (“LXP”), a Maryland real estate investment trust, pursuant to which the Company will merge with and into LXP. If the merger (the “Merger”) is consummated, each holder of common stock will be entitled to receive 0.80 common shares of LXP in exchange for each share of common stock. Upon effectiveness of the Merger, the name of the surviving entity will be changed to Lexington Realty Trust (the “Surviving Entity”).

The Merger Agreement has been approved by the Board of Directors and a Special Committee of the Board of Directors of the Company and by the Board of Trustees and a Special Committee of the Board of Trustees of LXP. The Merger is subject to the approval of the shareholders of the Company and LXP, as well as the effectiveness of a Registration Statement on Form S-4 to be filed by LXP. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The parties have each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their businesses in the usual, regular and ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger and not to engage in various kinds of transactions during such period. In addition, Lexington intends, at the sole discretion of Lexington’s board of trustees, to make a one-time special dividend/distribution of $0.17 per Lexington common share/operating partnership unit to the holders thereof on a record date on or prior to the completion of the merger.

The Merger Agreement contains certain termination rights for both the Company and LXP and provides that in certain specified circumstances, a terminating party must pay the other party’s expenses up to $5,000,000 in connection with the proposed transaction. In addition, the Merger Agreement provides that in certain specified circumstances (generally in the event a terminating party enters into an alternative transaction within six months of termination), a terminating party must also pay the other party a break-up fee of up to $25,000,000 (less expenses, if any, previously paid by the terminating party to the non-terminating party).

Following the closing of the transactions contemplated by the Merger Agreement, Michael L. Ashner, Chairman of the Board of Directors and Chief Executive Officer of the Company, will enter into a new three-year employment agreement with LXP and Lara S. Johnson, Executive Vice President of the Company, will serve as Executive Vice President of Strategic Transactions. The Surviving Entity’s Board of Trustees will consist of eleven members, three of whom will be appointed by the Company and eight of whom will be appointed by LXP.

In connection with the Merger, the Company will terminate its advisory agreement with Newkirk Advisors LLC for an aggregate payment by the Company of $12,500,000. In addition, the Surviving Entity will obtain the benefit of the Company’s exclusivity arrangement with Mr. Ashner with respect to all business opportunities related to net-leased properties that are offered to or generated by Mr. Ashner. Simultaneously with the execution of the Merger Agreement, beneficial owners of approximately 46% of the Company’s

Annex F-90

NEWKIRK REALTY TRUST, INC. (THE “COMPANY”)
AND THE NEWKIRK MASTER LIMITED PARTNERSHIP (THE “PREDECESSOR”)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

voting securities, entered into voting agreements pursuant to which they agreed, among other things, to vote to approve the Merger.

On July 25, 2006, the Company entered into a modification of the lease with respect to a 390,000 square foot office building leased to Cummins Inc., located in Columbus, Indiana. The modification extends the lease term for an additional ten years beyond the current three years remaining. Annual rental income from the property will be increased by 9.5% effective August 2006, with further increases of 5% in base rental income every three years. In connection with this, the Company agreed to provide the tenant with an $11,500,000 tenant improvement allowance payable on August 1, 2006. The tenant improvement allowance will be treated as a lease incentive and as such will be amortized into rental income over the life of the lease.

Annex F-91